As filed with the Securities and Exchange Commission on June 2, 2017 Registration No. 333-217092

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

MYND ANALYTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	8090 (Primary Standard Industrial Classification Code Number)	87-0419387 (I.R.S. Employer Identification No.)

26522 La Alameda, Suite 290

Mission Viejo, CA 92691

(949) 420-4400
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

George Carpenter, Chief Executive Officer
MYnd Analytics, Inc.
26522 La Alameda, Suite 290

Mission Viejo, CA 92691

(949) 420-4400
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copy to:

Jeffrey A. Baumel, Esq.	Richard A. Friedman, Esq.
Asim Grabowski-Shaikh, Esq.	Stephen A. Cohen, Esq.
Dentons US LLP	Sheppard, Mullin, Richter & Hampton LLP
1221 Avenue of the Americas	30 Rockefeller Plaza
New York, New York 10020	New York, NY 10112
(212) 768-6700	(212) 653-8700

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a
		smaller reporting company)	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Common Stock, $0.001 par value(3)	$10,350,000	$1,199.57
Warrants to Purchase Common Stock(4)	$—	$—
Common Stock Underlying Warrants(3)(5)	$6,468,750	$749.73
Total	$16,818,750	$1,949.30	(6)

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Includes shares of common stock and warrants to purchase shares of common stock that may be sold pursuant to the exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3)	Pursuant to Rule 416 under the Securities Act, the common stock being registered hereunder includes such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(4)	No separate registration fee is required pursuant to Rule 457(g) under the Securities Act.

(5)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act. Each warrant is exercisable for one-half of one share of our common stock at a price equal to 125% of the public offering price of one-half of one share of common stock. The proposed maximum aggregate public offering price of the warrants was calculated to be $6,468,750, which is equal to 125% of $5,175,000 (50% of $10,350,000).

(6)	The Registrant previously paid $1,159 with the prior filing of this registration statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities in any state where the offer or sale of these securities is not permitted.

Subject to completion, dated June 2, 2017

PRELIMINARY PROSPECTUS

MYnd Analytics, Inc.

$9,000,000 OF SHARES OF COMMON STOCK AND

WARRANTS TO PURCHASE SHARES OF COMMON STOCK

We are offering $9,000,000 of shares of common stock and warrants to purchase shares of common stock in a firm commitment underwritten public offering. One share of common stock is being sold together with a warrant, with each warrant being immediately exercisable for one-half of one share of common stock at an exercise price of $         per half share ($          per whole share) (125% of the price for each share sold in this offering), subject to adjustments as described herein, and expiring five years after the issuance date. Warrants may be exercised only for a whole number of shares of common stock.

Our shares of common stock are currently quoted on the OTCQB marketplace, operated by OTC Markets Group. The symbol for our common stock is “MYAN”. There is currently no public market for our warrants. We have applied to have our common stock and warrants offered hereby listed on The NASDAQ Capital Market under the symbols “MYND” and “____W,” respectively. No assurance can be given that our application will be approved. On June 1, 2017, the last reported sale price of our common stock on the OTCQB was $6.00 per share.

Our business and an investment in our common stock involve significant risks. See “Risk Factors” beginning on page 5 of this prospectus to read about factors that you should consider before making an investment decision. You should also consider the risk factors described or referred to in any documents incorporated by reference in this prospectus, before investing in these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share		Per Warrant	Total
Public offering price	$	$		$
Underwriting discount(1)	$	$		$
Proceeds, before expenses, to us	$	$		$

(1)	We have agreed to issue warrants to Maxim Group LLC, as representative of the underwriters; and to reimburse the underwriters for expenses incurred by them in an amount not to exceed $100,000. See “Underwriting” beginning on page 88 of this prospectus for a description of compensation payable to the underwriters.

The underwriters expect to deliver the securities against payment in New York, New York on or about           , 2017. We have granted the underwriters the option for a period of 45 days to purchase up to an additional $1,350,000 of shares of common stock and warrants to purchase shares of common stock at the public offering price, less underwriting discounts and commissions, solely to cover overallotments, if any.

Sole Book Running Manager

Maxim Group LLC

Co-Manager

R.F. Lafferty & Co.

The date of this prospectus is                      , 2017.

You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with any information other than that contained in this prospectus. We are offering to sell, and seeking offers to buy, the securities covered hereby only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities covered hereby. Our business, financial condition, results of operations and prospects may have changed since that date. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted.

For investors outside the United States: We have not, and the underwriters have not, taken any action that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities covered hereby or the distribution of this prospectus outside the United States.

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. We believe that the data obtained from these industry publications and third-party research, surveys and studies are reliable. We are ultimately responsible for all disclosure included in this prospectus.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to the registration statement of which this prospectus is a part were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless the context indicates otherwise, references in this prospectus to "MYnd Analytics," the "Company," "we," "our" and "us" refer to MYnd Analytics, Inc. and our consolidated subsidiaries. The MYnd Analytics logo is a trademark of MYnd Analytics, Inc. All rights reserved.

Information contained in, and that can be accessed through, our web site www.myndanalytics.com shall not be deemed to be part of this prospectus or incorporated herein by reference and should not be relied upon by any prospective investors for the purposes of determining whether to purchase the securities offered hereunder.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain, in addition to historical information, certain "forward-looking statements" within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, that include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation and availability of resources. These forward-looking statements include, without limitation, statements regarding: proposed new products or services; our statements concerning litigation or other matters; statements concerning projections, predictions, expectations, estimates or forecasts for our business, financial and operating results and future economic performance; statements of management’s goals and objectives; trends affecting our financial condition, results of operations or future prospects; our financing plans or growth strategies; and other similar expressions concerning matters that are not historical facts. Words such as "may," "will," "should," "could," "would," "predicts," "potential," "continue," "expects," "anticipates," "future," "intends," "plans," "believes" and "estimates," and similar expressions, as well as statements in future tense, identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times, or by which, that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to:

•	our need for immediate additional funding to support our operations and capital expenditures;
•	our ability to successfully list our shares of common stock on the Nasdaq Capital Market, and if listed, to maintain such listing;
•	our working capital deficit;
•	our history of operating losses;
•	our inability to gain widespread acceptance of our PEER Reports;
•	our inability to prevail in convincing the United States Food and Drug Administration (the “FDA”), that our rEEG or PEER Online service does not constitute a medical device and should, therefore, not be subject to regulations;
•	the possible imposition of fines or penalties by the FDA for alleged violations of its rules and regulations;
•	our revenue and prospects for profitability may be harmed;
•	our business may be subject to additional regulations in the future that could increase our compliance costs;
•	our operating results may fluctuate significantly and our stock price could decline or fluctuate if our results do not meet the expectation of analysts or investors;
•	our intellectual property position;
•	our inability to achieve greater and broader market acceptance of our products and services in existing and new market segments;
•	any negative or unfavorable media coverage;
•	our inability to generate and commercialize additional products and services;
•	our inability to comply with the substantial and evolving regulation by state and federal authorities, which could hinder, delay or prevent us from commercializing our products and services;
•	our inability to successfully compete against existing and future competitors;
•	delays or failure in clinical trials;
•	any losses we may incur as a result of litigation;
•	our inability to manage and maintain the growth of our business;
•	our inability to protect our intellectual property rights;
•	employee relations;
•	possible security breaches;
•	our ability to sell common stock to Aspire Capital Fund LLC under our current common stock purchase agreement;
•	possible personal injury claims in the future; and
•	our limited trading volume.

1

Additional risks, uncertainties and other factors that may cause our actual results, performance or achievements to be different from those expressed or implied in our written or oral forward-looking statements may be found in this prospectus under the heading "Risk Factors" and in our Annual Report on Form 10-K for the year ended September 30, 2016 under the headings "Risk Factors" and "Business," as updated in our Quarterly Report(s) on Form 10-Q.

Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

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Prospectus Summary

The following summary highlights certain of the information contained elsewhere in or incorporated by reference into this prospectus. Because this is only a summary, however, it does not contain all the information you should consider before investing in our common stock and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere in or incorporated by reference into this prospectus. Before you make an investment decision, you should read this entire prospectus carefully, including the risks of investing in our securities discussed under the section of this prospectus entitled "Risk Factors" and similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

References in this prospectus to "MYnd Analytics," the "Company," "we," "our" and "us" refer to MYnd Analytics, Inc. and our consolidated subsidiaries.

MYnd Analytics, Inc.

Overview

We are a predictive analytics company that has developed a decision support tool to help physicians reduce trial and error treatment in mental health and provide more personalized care to patients. We provide objective clinical decision support to physicians for the personalized treatment of behavioral disorders, including depression, anxiety, bipolar disorder, post-traumatic stress disorder (“PTSD”) and other non-psychotic disorders. While treatment for mental disorders has doubled in the last 20 years, it is estimated that 17 million Americans have failed two or more medication therapies for their mental disorders. Our Psychiatric EEG Evaluation Registry (“PEER”) has more than 38,000 outcomes for over 10,400 unique patients in the PEER registry.

The latest clinical results showed patients of physicians that utilized the PEER recommendations (report) to make treatment decisions had a 144% improvement in depression scores and a 75% greater reduction in suicidality. Finally, treatments which followed PEER recommendations resulted in 2.5 times greater adherence to therapy.

We are planning to commercialize our PEER Report by focusing on the following four areas: (i) payer managed care market; (ii) provider group direct market; (iii) patient direct; and (iv) military and veterans in the U.S. and the Canadian Armed Forces, the Canadian Armed Forces experience with our PEER technology. We have been desigated an Emerging Technology by United Healthcare, permitting limited reimbursement, and recently received CMS certification in California to bill Medicare as a jump start to commercializing our product in California. The EEG test is non-invasive, and PEER Reports are available on the same-day.

Corporate Information

Our principal executive offices are located at 26522 La Alameda, Suite 290, Mission Viejo, CA 92691, our telephone number is (949) 420-4400 and we maintain a website at www.myndanalytics.com. We do not incorporate the information on, or accessible through, our website into this prospectus, and you should not consider any information on, or accessible through, our website as part of this prospectus.

3

THE OFFERING

Securities being offered

$9,000,000 of shares of our common stock, together with warrants to purchase one-half of one share of our common stock at the exercise price of $         per half share ($         per whole share) (125% of the price for each share sold in this offering), subject to adjustments as described herein, and expiring five years after the issuance date. Warrants may be exercised only for a whole number of shares of common stock.

Offering Price	$[●] per share

Common Stock outstanding before this offering(1)	2,539,061 shares

Common Stock outstanding after this offering(1)(2)	[●] shares (or [●] if the underwriters exercise their over-allotment option in full).

Underwriter’s Over-Allotment Option:

The Underwriting Agreement provides that we will grant to the underwriters an option, exercisable within 45 days after the closing of this offering, to purchase up to an additional 15% of the total number of common stock and warrants to be offered by us pursuant to this offering, solely for the purpose of covering over-allotments, if any.

Underwriter’s Warrant:

The Underwriting Agreement provides that we will issue to Maxim Group LLC, as representative of the underwriters, Common stock purchase warrants covering a number of shares of common stock equal to 8% of the total number of shares of Common stock being sold in the offering, including the over-allotments, if any.

Use of Proceeds	We will retain broad discretion over the use of the net proceeds of this offering. We currently intend to use the net proceeds of this offering for working capital and general corporate purposes, which may include advancement and commercialization of our PEER product, financing pilot programs, clinical trials and strategic growth including acquisitions. Proceeds received by us may be used for other purposes that our Board or management deem to be in our best interest.

Current Symbol	OCTQB.MYAN

Listing and Proposed NASDAQ Symbol	We have applied for the listing of our common stock and warrants on the NASDAQ Capital Market under the symbol “MYND” and “____W,” respectively.

Risk Factors	Investing in our securities involves a high degree of risk. For a discussion of factors to consider before deciding to invest in shares of our common stock, you should carefully review and consider the "Risk Factors" section of this prospectus, as well as the risk factors described or referred to in any documents incorporated by reference in this prospectus, and in any applicable prospectus supplement.

(1)	The number of shares of our common stock outstanding excludes:

•	options representing the right to purchase 345,896 shares of common stock at a weighted average exercise price of $8.94;

•	60,354 shares of stock reserved for future equity awards that may be granted under our omnibus incentive plan;

•	warrants representing the right to purchase a total of 6,895 shares of common stock at a weighted exercise price of $48.17 per share;

•	any shares of common stock we may issue from time to time in connection with purchase notices pursuant to our Purchase Agreement with Aspire Capital.

•

shares issuable upon exercise of common stock purchase warrants that the Board intends to make subject to a pro-rata distribution to all holders of record of common stock immediately prior to the closing of this offering (the "Distribution Warrants").

(2)	The total number of shares of our common stock outstanding after this offering is based on 2,539,061 shares outstanding as of May 30, 2017. Except as otherwise indicated herein, all information in this prospectus assumes the underwriters do not exercise the over-allotment option, and that no shares are issued upon the exercise of outstanding warrants or any warrants that may be distributed pursuant to a dividend.

4

Risk Factors

Investing in MYnd Analytics involves a high degree of risk. You should consider carefully the risks and uncertainties described below, as well as the risks and uncertainties described in the section entitled "Risk Factors" contained in our Annual Report on Form 10-K for the year ended September 30, 2016, as updated in our Quarterly Report(s) on Form 10-Q, which descriptions are incorporated by reference in this prospectus in their entirety, as well as any risks and uncertainties described in any applicable prospectus supplement, before making an investment in our Common Stock. These risks and uncertainties are not the only risks and uncertainties we face. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. If any of the risks or uncertainties described below or in any of our other SEC filings or any additional risks and uncertainties actually arise or occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our Common Stock could decline, and you may lose some or all of your investment.

Even after taking into account the receipt of net proceeds of this offering, our current operating plan will require significant levels of additional capital. Such capital may not be available when needed and on acceptable terms.

Even after taking into account the receipt of net proceeds of this offering, our current operating plan will require significant levels of additional capital to fund, among other things, the continued advancement and commercialization of PEER product, financing pilot programs, clinical trials and strategic growth including acquisitions.

We had approximately $1.8 million in cash and cash equivalents at March 31, 2017. On average, we expended approximately $250,000 of cash per month during the fiscal year ended September 30, 2016. Cash used in operations for the six months ended March 31, 2017 and year ended September 30, 2016 was approximately $1.6 million and $3.0 million, respectively. There can be no assurance that we will be able to obtain additional capital after we exhaust our current cash.

When we elect to raise additional funds or additional funds are required, we may raise such funds from time to time through public or private equity offerings, debt financings, corporate collaboration and licensing arrangements or other financing alternatives, as well as through sales of Common Stock to Aspire Capital Fund, LLC ("Aspire Capital") under a common stock purchase agreement between us and Aspire Capital, dated as of December 6, 2016 (the "Purchase Agreement"), pursuant to which Aspire Capital is committed to purchase up to an aggregate of $10 million of our Common Stock (on any trading day that our stock price does not close below $0.50 per share) over the 30-month term of the Purchase Agreement.

Additional equity or debt financing or corporate collaboration and licensing arrangements may not be available on acceptable terms, if at all. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we will be prevented from pursuing acquisition, licensing, development and commercialization efforts and our ability to generate revenues and achieve or sustain profitability will be substantially harmed.

If we raise additional funds by issuing equity securities (including in connection with this offering or pursuant to the Purchase Agreement), our stockholders will experience dilution. Debt financing, if available, would result in increased fixed payment obligations and may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. Any debt financing or additional equity that we raise may contain terms, such as liquidation and other preferences, which are not favorable to us or our stockholders. If we raise additional funds through collaboration and licensing arrangements with third parties, it may be necessary to relinquish valuable rights to our technologies, future revenue streams or product candidates or to grant licenses on terms that may not be favorable to us. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, our business, operating results, financial condition and prospects could be materially and adversely affected and we may be unable to continue our operations.

There is no guarantee that we will successfully list our Common Stock on the NASDAQ. Even if our Common Stock is listed, if we cannot continue to satisfy the exchange’s continuing listing criteria, NASDAQ may subsequently delist our Common Stock.

NASDAQ requires us to meet certain financial, public float, bid price and liquidity standards on an ongoing basis in order to continue the listing of our Common Stock. Generally, we must maintain a minimum amount of stockholders equity (generally $2.5 million) and a minimum number of holders of our securities (generally 300 round lot holders). If we fail to meet any of the continuing listing requirements, our Common Stock may be subject to delisting. If our Common Stock is delisted and we are not able to list our Common Stock on another national securities exchange, we expect our securities would be quoted on an over-the-counter market. If this were to occur, our stockholders could face significant material adverse consequences, including limited availability of market quotations for our Common Stock and reduced liquidity for the trading of our securities. In addition, we could experience a decreased ability to issue additional securities and obtain additional financing in the future. There can be no assurance that an active trading market for our Common Stock will develop or be sustained.

5

Risks Related to the Offering

Our management has broad discretion as to the use of the net proceeds from this offering.

We cannot specify with certainty the particular uses of the net proceeds we will receive from this offering, and these uses may vary from our current plans. Our management will have broad discretion in the application of the net proceeds, including for any of the purposes described in “Use of Proceeds.” Accordingly, you will have to rely upon the judgment of our management with respect to the use of the proceeds. Our management may spend a portion or all of the net proceeds from this offering in ways that holders of our common stock may not desire or that may not yield a significant return or any return at all. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may also invest the net proceeds from this offering in a manner that does not produce income or that loses value.

You will experience immediate and substantial dilution in the net tangible book value per share of the common stock you purchase.

Since the price per share of our common stock being offered is substantially higher than the net tangible book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. If you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of approximately $ 3.90 per share in the net tangible book value of the common stock. See the section entitled “Dilution” in this prospectus for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

Our common stock is quoted on the OTCQB, which may provide less liquidity for our shareholders than the national exchanges.

Trading of our common stock through the OTCQB is frequently thin and highly volatile, and there is no assurance that a sufficient market will develop in our common stock, in which case it could be difficult for our shareholders to sell their stock.

We have applied for listing of our common stock and the warrants offered hereby on the NASDAQ Capital Market in connection with this offering. We expect that our common stock and warrants will be eligible to be listed on the NASDAQ Capital Market, although no assurance can be given that our securities will be so listed. For our common stock and warrants to be listed on the NASDAQ Capital Market, we must meet the current NASDAQ Capital Market listing requirements. If we were unable to meet these requirements, our common stock and warrants could be delisted from the NASDAQ Capital Market. If our common stock and warrants were to be delisted from the NASDAQ Capital Market, our common stock and warrants could continue to trade on the over-the-counter bulletin board following any delisting from the NASDAQ Capital Market. Any such delisting of our common stock and warrants could have an adverse effect on the market price of, and the efficiency of the trading market for, our common stock, not only in terms of the number of shares that can be bought and sold at a given price, but also through delays in the timing of transactions and less coverage of us by securities analysts, if any. Also, if in the future we were to determine that we need to seek additional equity capital, it could have an adverse effect on our ability to raise capital in the public or private equity markets.

The rights of the holders of common stock may be impaired by the potential issuance of preferred stock.

Our certificate of incorporation gives our board of directors the right to create new series of preferred stock. As a result, the board of directors may, without stockholder approval, issue preferred stock with voting, dividend, conversion, liquidation or other rights which could adversely affect the voting power and equity interest of the holders of common stock. Preferred stock, which could be issued with the right to more than one vote per share, could be utilized as a method of discouraging, delaying or preventing a change of control. The possible impact on takeover attempts could adversely affect the price of our common stock. Although we have no present intention to issue any additional shares of preferred stock or to create any new series of preferred stock, we may issue such shares in the future.

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Risks Related to Our Company

We need immediate additional funding to support our operations and capital expenditures, which may not be available to us. This lack of availability could result in the cessation of our business. Our continued operating losses and limited capital raise substantial doubt about our ability to continue as a going concern.

We have not generated significant revenues or become profitable, may never do so and may not generate sufficient working capital to cover costs of operations. Our continued operating losses and limited capital raise substantial doubt about our ability to continue as a going concern. Historically, we have been unable to pay other obligations as they become due and have been in arrears on paying certain of our larger creditors. We have a history of insolvency that requires us to immediately secure additional funds to continue our operations. Until we can generate a sufficient amount of revenues to finance our operations and capital expenditures, we are required to finance our cash needs primarily through public or private equity offerings, debt financings, borrowings or strategic collaborations. As of September 30, 2016 we had approximately $0.32 million in cash and cash equivalents at hand. As of March 31, 2017 we had approximately $1.8 million in cash and cash equivalents on hand. We will therefore need additional funds to continue our operations and will need substantial additional funds before we can increase demand for our PEER Online services.

On December 6, 2016, we entered into a common stock purchase agreement with Aspire Capital Fund, LLC ("Aspire Capital"), which provides that, upon the terms and subject to the conditions and limitations set forth therein, Aspire Capital is committed to purchase up to an aggregate of $10 million of our shares of Common Stock over the approximately 30-month term of the purchase agreement. The extent to which we utilize the purchase agreement with Aspire Capital as a source of funding will depend on a number of factors, including the prevailing market price of our Common Stock, the volume of trading in our Common Stock and the extent to which we are able to secure funds from other sources. The number of shares that we may sell to Aspire Capital under the purchase agreement on any given day and during the term of the agreement is limited. See "Management’s Discussion and Analysis of Financial Condition and Results of Operations—Private Placement Transactions—The Aspire Capital Equity Line" for additional information. Additionally, we and Aspire Capital may not effect any sales of shares of our Common Stock under the purchase agreement during the continuance of an event of default or on any trading day that the closing sale price of our Common Stock is less than $0.50 per share. Even if we are able to access the full $10 million under the purchase agreement, we will still need additional capital to fully implement our business, operating and development plans.

When we elect to raise additional funds or additional funds are required, we may raise such funds from time to time through public or private equity offerings, debt financings, corporate collaboration and licensing arrangements or other financing alternatives, as well as through sales of Common Stock to Aspire Capital under the purchase agreement. Additional equity or debt financing or corporate collaboration and licensing arrangements may not be available on acceptable terms, if at all. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we will be prevented from pursuing acquisition, licensing, development and commercialization efforts and our ability to generate revenues and achieve or sustain profitability will be substantially harmed.

We are currently exploring additional sources of capital; however, we do not know whether additional funding will be available on acceptable terms, or at all, especially given the economic conditions that currently prevail. Furthermore, any additional equity funding will likely result in significant dilution to existing stockholders, and, if we incur additional debt financing in the future, a substantial portion of our operating cash flow may be dedicated to the payment of principal and interest on such indebtedness, thus limiting funds available for our business activities. If adequate funds are not available, it would have a material adverse effect on our business, financial condition and/or results of operations and could cause us to be required to cease operations. Our financial statements include an opinion of our auditors that our continued operating losses and limited capital raise substantial doubt about our ability to continue as a going concern.

7

Our liabilities exceed our assets; we have a working capital deficit.

As of March 31, 2017, our current assets of approximately $2.3 million exceeded our current liabilities of approximately $1.9 million by $0.35 million. Our inability to take advantage of opportunities in the industry because of capital constraints may have a material adverse effect on our business and our prospects.

We have a history of operating losses and we have never been profitable.

We are a company with a limited operating history. Since our inception, we have incurred significant operating losses. As of March 31, 2017, our accumulated deficit was approximately $66.2 million. Our future capital requirements will depend on many factors, such as the risk factors described in this section, including our ability to maintain our existing cost structure and to execute our business and strategic plans as currently conceived. Even if we achieve profitability, we may be unable to maintain or increase profitability on a quarterly or annual basis.

If our PEER Reports do not gain widespread market acceptance, we will not sell adequate services to maintain our operations.

We have developed a methodology that aids psychiatrists and other physicians in selecting appropriate and effective medications for patients with certain behavioral or addictive disorders based on physiological traits of the patient’s brain and information contained in a proprietary database that has been developed over the last twenty-five years. We began selling reports, referred to as rEEG Reports, based on our methodology in 2000; these reports have since been rebranded as PEER Reports. To date, we have not received widespread market acceptance of the usefulness of our PEER Reports in helping psychiatrists and other physicians inform their treatment strategies for patients suffering from behavioral and/or addictive disorders and we currently rely on a limited number of employees to market and promote our PEER Reports. To grow our business, we will need to develop and introduce new sales and marketing programs and clinical education programs to promote the use of our PEER Reports by psychiatrists and other physicians and hire additional employees for this purpose. If we do not implement these new sales and marketing and education programs in a timely and successful manner, we may not be able to achieve the level of market awareness and sales required to expand our business, which could also negatively impact our stock price.

Our PEER Reports may not be as effective as we believe them to be, which could limit or prevent us from growing our revenues. If the results of our clinical trials are not significant, we may not be able to continue to fund our development efforts.

Our belief in the efficacy of our PEER Online technology is based on a finite number of successful studies. Such results may not be statistically significant in future studies and may not be indicative of the long-term future efficacy of the information we provide. Controlled scientific studies, including those that have already been announced and that are planned for the future, may yield results that are unfavorable or demonstrate that our services, including our PEER Reports, are not clinically useful. While we have not experienced such problems to date, if the initially indicated results cannot be successfully replicated or maintained over time, utilization of services based on our PEER Online technology, including the delivery of our PEER Reports, may not increase as we anticipate, which would harm our operating results and stock price. In addition, if we fail to upgrade our PEER Online database to account for new medications that are now available on the market, psychiatrists and other physicians may be less inclined to utilize our services if they believe that our reports only provide information about older treatment options, which would further harm our operating results and stock price. In August, 2016, we commenced enrolling patients into a new clinical trial and anticipate commencing a second clinical trial in the first half of 2017. The trials are designed as a double-blind trial for military patients with a primary diagnosis of depression and other psychological co-morbidity.  We do not know whether the ultimate results of the trial will be successful.  There are many factors beyond our control that could affect the success of the trials, including difficulty in registering more subjects, failures of investigators to follow the proper protocol, external factors affecting patient health, among others.  If we fail to receive significant positive results for these trials, doctors may not be willing to use our services and our ability to generate revenue and to continue the PEER Online program, if at all, could be limited.

8

The FDA believes that rEEG and, potentially, our PEER Online service, constitute a medical device, which is subject to regulation by the FDA. As we continue to market our PEER Online service, there is risk that the FDA will commence an enforcement action against us. The FDA has informed us that our marketing of our rEEG services without prior approval or re-classification by the FDA constitutes a violation of the Federal Food, Drug and Cosmetic Act.

Since April of 2008, we have been engaged in discussions with the FDA regarding its position that our rEEG service and its successor, now called PEER Online, constitutes a medical device which is subject to regulation by the FDA. On April 10, 2008, we received correspondence from the FDA in which the FDA indicated it believed, based in part on the combination of certain marketing statements it read on our website, together with the delivery of our rEEG Reports, that we were selling a software product to aid in diagnosis, which constituted a “medical device” requiring pre-market approval or 510(k) clearance by the FDA pursuant to the Federal Food, Drug and Cosmetic Act (the “Act”), which we contested.

Based upon written guidance from the FDA’s Center for Devices and Radiological Health (“Center”), we chose to submit an application to obtain 510(k) clearance for our rEEG service, without waiving our right to continue to take the position that our services do not constitute a medical device. We sought review of our rEEG service based upon its equivalence to predicate devices that already have FDA clearance which appeared to represent a sound mechanism to reduce regulatory risks.

The Company successfully registered its PEER Outcome database as a Class I Exempt Device within the category of Medical Device Data System, Section 860.6310. The Company continued its engagement with Center staff over the potential for a regulatory pathway for PEER Online as a Class II medical device, based on the Center’s recommendation that military use of PEER Online move forward under an Investigational Device Exemption (“IDE”) in order to provide additional data to support a successful 510(k) filing.

9

The Company is proceeding with two clinical trials based substantially on the Walter Reed PEER Trial protocol in an effort to replicate and expand the result achieved during the Walter Reed PEER Trial. One clinical trial with the Canadian Armed Forces has commenced enrollment of patients in August, 2016. A second clinical trial with a large provider group has been through the training phase of the trial and is expected to commence enrolling patients in the next few months. At this time we cannot predict the results or the success of any of these trials. We can offer no assurances that the FDA will not insist on pre-market approval in the future, or that the data, which will be included in our future submissions to the FDA, do not raise any important new issues that could materially affect safety or effectiveness of our PEER service. The inability to enroll sufficient subjects or the receipt of inconclusive results from our new clinical trials would have a material adverse effect on our ability to expand our operations. We currently intend to continue marketing as a non-device cloud-based neurometric service branded as PEER Reports, under our Class I registration, while we pursue the additional clinical trials and consider submission of a Class II device premarket application in the future. If we continue to market our PEER Reports and the FDA determines that we should be subject to further FDA regulation as a Class II medical device, it could seek enforcement action against us based upon its position that our PEER Reports constitute a medical device as a result of which we could be forced to cease our marketing activities and pay fines and penalties, which would have a material adverse impact on us.

In addition to the foregoing, federal and state laws and regulations relating to the sale of our neurometric services are subject to future changes, as are administrative interpretations of regulatory agencies. In the event that federal and state laws and regulations change, we may need to incur additional costs to seek government approvals for the sale of our neurometric services.

In the future, we may seek approval for medications or combinations of medications for new indications, either with corporate partners, or potentially, on our own. The development and commercialization of medications for new indications is subject to extensive regulation by the U.S. Federal government, principally through the FDA and other federal, state and governmental authorities elsewhere. Prior to marketing any central nervous system medication, and in many cases prior to being able to successfully partner a central nervous system medication, we will have to conduct extensive clinical trials at our own expense to determine safety and efficacy of the indication that we are pursuing.

10

If government and third-party payers fail to provide coverage and adequate payment rates for treatments that are guided by our PEER Reports, our revenue and prospects for profitability will be harmed.

Our future revenue growth will depend in part upon the availability of reimbursement from third-party payers for psychiatrists and other physicians who use our PEER Reports to guide the treatment of their patients. Such third-party payers include government health programs such as Medicare and Medicaid, managed care providers, private health insurers and other organizations. These third-party payers are increasingly attempting to contain healthcare costs by demanding price discounts or rebates and limiting both coverage on which procedures they will pay for and the amounts that they will pay for new procedures. As a result, they may not cover or provide adequate payment for treatments that are guided by our PEER Reports, which will discourage psychiatrists and other physicians from utilizing the information services we provide. We may need to conduct studies in addition to those we have already announced to demonstrate the cost-effectiveness of treatments that are guided by our products and services to such payers’ satisfaction. Such studies might require us to commit a significant amount of management time and financial and other resources. Adequate third-party reimbursement might not be available to enable us to realize an appropriate return on investment in research and product development and the lack of such reimbursement could have a material adverse effect on our operations and could adversely affect our revenues and earnings.

Billing complexities associated with obtaining payment or reimbursement for our tests may negatively affect our revenue, cash flow and profitability.

Substantially all of the Company’s current revenue is derived from the PEER Report process, which includes the EEG, the QEEG, and the PEER Report, for which we bill on a fee-for-service basis, including reimbursements by third-party payors, such as Medicare, Medicaid and other governmental payor programs, hospitals, private insurance plans and managed care organizations and direct payments from individual patients. Billing for PEER Report testing services is generally highly complex. We conduct our own internal billing and work closely with third-party providers to ensure accuracy of billing, timely collections, and resolution of appeals and billing discrepancies.

Depending on our billing arrangement with each third-party payor and applicable law, we are often obligated to bill in the specific manner prescribed by the various payors, each of which may have different requirements. Among the potential factors complicating our billing of third-party payors are:

•	disputes among payors regarding which party is responsible for payment;

•	disparity in coverage among various payors;

•	different process, information and billing requirements among payors; and

•	incorrect or missing billing information.

We also face risks in our collection efforts, including potential write-offs of doubtful accounts and long collection cycles for accounts receivable.

Additionally, from time to time, payors change processes that may affect timely payment. These changes may result in uneven cash flow or impact the timing of revenue recognized with these payors. With respect to payments received from governmental programs, factors such as a prolonged government shutdown could cause significant regulatory delays or could result in attempts to reduce payments made to us by government healthcare programs. These billing complexities, and the related uncertainty in obtaining payment for PEER Report testing services, could negatively affect our revenue, cash flow and profitability. In addition, increases in write-offs of doubtful accounts, delays in receiving payments or potential retroactive adjustments and penalties resulting from audits by payors could adversely affect our business, results of operations and financial condition.

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Changes in laws, regulations, payor policies or contracting arrangements with payors may adversely affect coverage or reimbursement for PEER Report services, which may decrease our revenue and adversely affect our results of operations and financial condition.

Governmental payors, as well as private insurers, and other private payors have implemented and will continue to implement measures to control the cost, utilization and delivery of healthcare services, including laboratory services. Congress has from time to time considered and implemented changes to laws and regulations governing healthcare service providers, including specialized diagnostic service providers. These changes have adversely affected and may in the future adversely affect coverage for laboratory services, including the PEER Report and PGx testing services we provide. We also believe that healthcare professionals may not use the PEER Report if third-party payors do not provide adequate coverage and reimbursement for them.

Reimbursement to healthcare providers, such as specialized analytic service providers, are subject to continuing change in policies by governmental payors, such as Medicare and Medicaid, private insurers, including managed care organizations, and other private payors, such as hospitals and private medical groups.

As a Medicare-participating independent diagnostic testing Facility based in California, we bill Noridian Healthcare Solutions, or Noridian, the Medicare Administrative Contractor, or MAC, for California, and are subject to Noridian’s local coverage and reimbursement policies. Reductions in coverage could decrease our average Medicare reimbursement rate per sample.

In addition, reimbursement from governmental payors is subject to statutory and regulatory changes, retroactive rate adjustments and administrative rulings, and other policy changes, all of which could materially decrease the range of services for which we are reimbursed or the reimbursement rates paid for PEER Report services.

Finally, some private insurers and other third-party payors link their rates to Medicare’s reimbursement rates, and a reduction in Medicare reimbursement rates for PEER Report services could result in a corresponding reduction in the reimbursements we receive from such third-party payors. Any reductions in reimbursement levels for the PEER Report would decrease our revenue and adversely affect our results of operations and financial condition.

Operating as a non-contracting provider with certain payors may adversely affect our results of operations and financial condition, and contracting with those payors may be disadvantageous to us.

We are currently considered to be an out-of-network or “non-contracting provider” by a number of third-party payors because we have not entered into a specific contract to provide PEER Report services to their insured patients at specified rates of reimbursement. We were generally subject to reimbursement as a non-contracting provider. As a non-contracting provider, many payors pay us a smaller percentage of our charges that they recognize to be reasonable, and expect us to collect greater coinsurance or copayments from our patients. Rather than collecting these higher coinsurance and copayment amounts from these patients, when permitted by law to do so, we may instead choose to charge them only the lower coinsurance and copayments amounts that would have applied to them if we had been contracted with their payor, which results in decreased revenues. In instances where we may be prohibited by law from treating these patients as if we were in-network, thus requiring these patients to pay higher coinsurance or copayments to us, our customers may decide to reduce or avoid prescribing PEER Report services for such patients, which could adversely affect our results of operations and financial condition.

Should any of the third-party payors with whom we are not contracted insist that we enter into a contract for the PEER Report services we provide, the resulting contract may contain pricing and other terms that are materially less favorable to us than the terms under which we currently operate. If revenue from a particular payor grows, there is heightened risk that such a third-party payor will insist that we enter into contractual arrangements that contain such terms. If we refuse to enter into a contract with such a third-party payor, they may refuse to cover and reimburse for PEER Report services, which may lead to a decrease in report volume and a corresponding decrease in our revenues. If we contract with such a third-party payor, although our report volume may increase as a result of the contract, our revenue per report under the contractual agreement and gross margin may decrease. The overall net result of contracting with third-party payors may adversely affect our business, results of operations and financial condition.

12

Regulations are constantly changing and in the future, our business may be subject to additional regulations that will increase our compliance costs.

Federal, state and foreign laws and regulations relating to the sale of our PEER Reports are subject to future changes, as are administrative interpretations of regulatory agencies. If we fail to comply with applicable federal, state or foreign laws or regulations, we could be subject to enforcement actions, including injunctions that would prevent us from conducting our business, withdrawal of clearances or approvals and civil and criminal penalties. In the event that federal, state, and foreign laws and regulations change, we may need to incur additional costs to seek government approvals, in addition to the clearance from the FDA if we so chose, in order to sell or market our PEER Online service. There is no guarantee that we will be able to obtain such approvals in a timely manner or at all, and as a result, our business would be significantly harmed.

Our operating results may fluctuate significantly and our stock price could decline or fluctuate if our results do not meet the expectation of analysts or investors.

Management expects that we will experience substantial variations in our operating results from quarter to quarter. We believe that the factors which influence this variability of quarterly results include, without limitation:

•	the use of and demand for PEER Reports and other products and/or services that we may offer in the future that are based on our patented methodology;

•	inconclusive or negative result from our clinical trials;

•	our inability to enroll patients into our clinical trials;

•	the effectiveness of new marketing and sales programs;

•	turnover among our employees;

•	changes in management;

•	the introduction of products or services that are viewed in the marketplace as substitutes for the services we provide;

•	communications published by industry organizations or other professional entities in the psychiatric and physician community that are unfavorable to our business;

•	the introduction of regulations which impose additional costs on or impede our business; and

•	the timing and amount of our expenses, particularly expenses associated with the marketing and promotion of our services, the training of physicians and psychiatrists in the use of our PEER Reports and research and development.

As a result of fluctuations in our revenue and operating expenses that may occur, management believes that period-to-period comparisons of our results of operations are not a good indication of our future performance. It is possible that in some future quarter or quarters, our operating results will be below the expectations of securities analysts or investors. In that case, our common stock price could fluctuate significantly or decline.

If we do not maintain and expand our relationships in the psychiatric and physician community, our growth will be limited and our business could be harmed. If psychiatrists and other physicians do not recommend and endorse our products and services, we may be unable to increase our sales, and in such instances, our profitability would be harmed.

Our relationships with psychiatrists and other physicians are critical to the growth of our Neurometric Services business. We believe that these relationships are based on the quality and ease of use of our PEER Reports, our commitment to the behavioral health market, our marketing efforts and our presence at tradeshows. Any actual or perceived diminution in our reputation or the quality of our PEER Reports, or our failure or inability to maintain our commitment to the behavioral health market and our other marketing and product promotion efforts could damage our current relationships, or prevent us from forming new relationships, with psychiatrists and other physicians and cause our growth to be limited and our business to be harmed.

To sell our PEER Reports, psychiatric professionals must recommend and endorse them. We may not obtain the necessary recommendations or endorsements from this community. Acceptance of our PEER Reports depends on educating psychiatrists and other physicians as to the benefits, clinical efficacy, ease of use, revenue opportunity and cost-effectiveness of our PEER Reports and on training the medical community to properly understand and utilize our PEER Reports. If we are not successful in obtaining the recommendations or endorsements of psychiatrists and other physicians for our PEER Reports, we may be unable to increase our sales and profitability.

13

Negative publicity or unfavorable media coverage could damage our reputation and harm our operations.

In the event that the marketplace perceives our PEER Reports as not offering the benefits which we believe they offer, we may receive significant negative publicity. This publicity may result in litigation and increased regulation and governmental review. If we were to receive such negative publicity or unfavorable media attention, whether warranted or unwarranted, our ability to market our PEER Reports would be adversely affected, pharmaceutical companies may be reluctant to pursue strategic initiatives with us relating to the development of new products and services based on our PEER Online technology, we may be required to change our products and services and become subject to increased regulatory burdens and we may be required to pay large judgments or fines and incur significant legal expenses. Any combination of these factors could further increase our cost of doing business and adversely affect our financial position, results of operations and cash flows.

If we do not successfully generate additional products and services from our patented methodology and proprietary database, or if such products and services are developed but not successfully commercialized, then we could lose revenue opportunities.

Our primary business is the sale of PEER Reports to psychiatrists and other physicians based on our PEER Online methodology and proprietary database. In the future, we may utilize our patented methodology and proprietary database to produce pharmaceutical advancements and developments. For instance, we may use our patented methodology and proprietary database to identify new medications that are promising in the treatment of behavioral health disorders, identify new uses of medications which have been previously approved and identify new patient populations that are responsive to medications in clinical trials that have previously failed to show efficacy in FDA approved clinical trials. The development of new pharmaceutical applications that are based on our patented methodology and proprietary database will be costly, since we will be subject to additional regulations, including the need to conduct expensive and time-consuming clinical trials.

In addition, to successfully monetize our pharmaceutical opportunity, we will need to enter into strategic alliances with biotechnology or pharmaceutical companies that have the ability to bring to market a medication, an ability which we currently do not have. We maintain no pharmaceutical manufacturing, marketing or sales organization, nor do we plan to build one in the foreseeable future. Therefore, we are reliant upon approaching and successfully negotiating attractive terms with a partner who has these capabilities. No guarantee can be made that we can do this on attractive terms, or even at all. If we are unable to find strategic partners for our pharmaceutical opportunity, our revenues may not grow as quickly as we desire, which could lower our stock price.

Our industry is highly competitive and we may not be able to compete successfully, which could result in price reductions and decreased demand for our products.

The healthcare business, in general, and the behavioral health treatment business in particular, are highly competitive. In the event that we are unable to convince physicians, psychiatrists and patients of the efficacy of our products and services, individuals seeking treatment for behavioral health disorders may seek alternative treatment methods, which could negatively impact our sales and profitability.

In the event that we pursue our pharmaceutical opportunities, we or any development partners that we partner with will likely need to conduct clinical trials. If such clinical trials are delayed or unsuccessful, it could have an adverse effect on our business.

We have limited experience conducting clinical trials of psychiatric medications and in the event we conduct clinical trials, we will rely on outside parties, including academic investigators and outside consultants and will contract with research organizations to conduct these trials on our behalf. We will rely on these parties to assist in the recruitment of sites for participation in clinical trials, to maintain positive relations with these sites, and to ensure that these sites conduct the trials in accordance with the protocol and our instructions. If these parties renege on their obligations to us, our clinical trials may be delayed or unsuccessful.

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In the event we conduct clinical trials, we cannot predict whether we will encounter problems that will cause us or regulatory authorities to delay or suspend our clinical trials or delay the analysis of data from our completed or ongoing clinical trials. In addition, we cannot provide assurance that we will be successful in reaching the endpoints in these trials, or if we are, that the FDA or other regulatory agencies will accept the results.

Any of the following factors, among others, could delay the completion of clinical trials, or result in a failure of these trials to support our business, which would have an adverse effect on our business:

•	delays or the inability to obtain required approvals from institutional review boards or other governing entities at clinical sites selected for participation in our clinical trials;

•	delays in enrolling patients and volunteers into clinical trials;

•	lower than anticipated retention rates of patients and volunteers in clinical trials;

•	negative results from clinical trials for any of our potential products; and

•	failure of our clinical trials to demonstrate the efficacy or clinical utility of our potential products.

If we determine that the costs associated with attaining regulatory approval of a product exceed the potential financial benefits or if the projected development timeline is inconsistent with our determination of when we need to get the product to market, we may choose to stop a clinical trial and/or development of a product.

We may fail to successfully manage and maintain the growth of our business, which could adversely affect our results of operations.

As we continue expanding our commercial operations, this expansion could place significant strain on our management, operational and financial resources. To manage future growth, we will need to continue to hire, train, and manage additional employees, particularly a specially-trained sales force to market our PEER Reports.

We may not be able to adequately protect our intellectual property, which is the core of our business.

We consider the protection of our intellectual property to be important to our business prospects. We currently have twenty-two issued patents in the United States, Australia, Canada, Europe, Israel, Japan and Mexico and we have also filed multiple additional patent applications in the United States and in multiple foreign jurisdictions.

In the future, if we fail to file patent applications in a timely manner, fail to pay applicable maintenance fees on issued patents, or in the event we elect not to file a patent application because of the costs associated with patent prosecution, we may lose patent protection that we may have otherwise obtained. The loss of any proprietary rights which are obtainable under patent laws may result in the loss of a competitive advantage over present or potential competitors, with a resulting decrease in revenues and profitability for us.

With respect to the applications we have filed, there is no guarantee that the applications will result in issued patents, and further, any patents that do issue may be too narrow in scope to adequately protect our intellectual property and provide us with a competitive advantage. Competitors and others may design around aspects of our technology, or alternatively, may independently develop similar or more advanced technologies that fall outside the scope of our claimed subject matter, but that can be used in the treatment of behavioral health disorders.

In addition, even if we are issued additional patents covering our products, we cannot predict with any degree of certainty, whether or not we will be able to enforce our proprietary rights and whether our patents will provide us with adequate protection against competitors. We may be forced to engage in costly and time-consuming litigation or reexamination proceedings to protect our intellectual property rights and our opponents in such proceedings may have and be willing to expend, substantially greater resources than we are able to expend. In addition, the results of such proceedings may result in our patents being invalidated or reduced in scope. These developments could cause a decrease in our operating income and reduce our available cash flow, which could harm our business and cause our stock price to decline.

15

We also utilize processes and technology that constitute trade secrets, such as our PEER Online database, and we must implement appropriate levels of security for those trade secrets to secure the protection of applicable laws, which we may not do effectively. In addition, the laws of many foreign countries do not protect proprietary rights as fully as the laws of the United States.

While we have not had any significant issues to date, the loss of any of our trade secrets or proprietary rights, which may be protected under the foregoing intellectual property safeguards may result in the loss of our competitive advantage over present and potential competitors.

Certain of our patents will expire in the near future, and we may have difficulties protecting our proprietary rights and technology and we may not be able to ensure their protection.

Our ability to stop third parties from developing processes and commercializing products similar or identical to ours is dependent upon the extent to which we have rights under valid and enforceable patents or trade secrets that cover these activities. As we describe elsewhere in this Annual Report, we currently have 22 issued patents, of which nine are in the U.S., covering the process involved in our PEER Online service. Our current patent portfolio includes US6,622,036, US7,754,190 and US8,562,951, which cover methods for (1) treating, classifying and analyzing brain imbalances, (2) predicting a drug response and (3) classifying an individual's QEEG data. These three patents will expire over the next two years, beginning in September 2017, at which point we can no longer enforce our rights under these patents against third parties to prevent them from developing processes and commercializing products similar or identical to ours. Because our efforts to achieve broader market acceptance of our PEER Online service may take a substantial period of time, our patents (and particularly our patents expiring in September 2017 and over the next two years) may expire or provide only a short period of protection, if any, following such broader market acceptance. This could expose us to substantially more competition and have a material adverse impact on our business and our ability to commercialize or license our technology and products. Our asset is our PEER Online Database and we will continue to encrypt and protect it.

Confidentiality agreements with employees, licensees and others may not adequately prevent disclosure of trade secrets and other proprietary information.

In order to protect our proprietary technology and processes, we rely in part on confidentiality provisions in our agreements with employees, licensees, treating physicians and psychiatrists and others. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. Moreover, policing compliance with our confidentiality agreements and nondisclosure agreements and detecting unauthorized use of our technology is difficult and we may, therefore, be unable to determine whether piracy of our technology has actually occurred. In addition, others may independently discover our trade secrets and proprietary information. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

We depend heavily upon secure access to, and secure transfer of, data via the internet in exchanging data with customers. Any security breaches could result in unauthorized access to sensitive patient data, our intellectual property and other confidential business information. We use third-party data centers and any damage to, or failure of, our central analytical database could adversely affect our ability to provide our services. For any of the foregoing or related reasons, customers may curtail or stop using our services and we may incur significant legal and financial exposure and liabilities.

We depend heavily on secure access to, and secure transfer of data via the internet in the generation of our PEER Reports and other data exchange with our customers. We rely on services provided by third parties to store, transmit and process data in our central neurometric database. Security breaches could expose us to a risk of losing data and result in litigation and possible liability. Security measures taken by us or by such third party service providers may be breached as a result of third party action, including intentional misconduct by computer hackers, employee error, malfeasance, fraud or otherwise, during transfer or processing of data or at any time and result in someone obtaining unauthorized access to sensitive patient information, our intellectual property, other confidential business information, or our information technology systems. Because the techniques used to obtain unauthorized access, or to sabotage systems, change frequently and generally are not recognized until launched against a target, we or our third-party service providers may be unable to anticipate these techniques or to implement adequate preventative measures. Any security breach could result in a loss of confidence in the security of our service, damage to our reputation, disruption to our business, could lead to legal liability and severely curtail future revenue.

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In addition, any damage to, or failure of, our central neurometric database and the server on which it resides could result in interruptions in our ability to provide PEER Reports. Interruptions in our service may reduce our revenue, cause PEER Network providers to terminate their relationship with us and adversely affect our ability to attract new physicians to the PEER Network. Our business will also be harmed if our customers and potential customers believe our service is unreliable.

Because our service is complex and cloud-based we rely on third-party data centers to store the data in our central neurometric database, our data and processes may be corrupted at some future time resulting in erroneous, defective or ineffective reports, which could result in unanticipated downtime in our service for PEER Network providers, resulting in harm to our reputation and our business. We do not control the operation of these facilities. While we take precautions (data redundancy, back-up and disaster recovery plans) to prevent service interruptions, our data centers are vulnerable to damage or interruption from human error, intentional bad acts, pandemics, earthquakes, hurricanes, floods, fires, war, terrorist attacks, power losses, hardware failures, systems failures, communications failures and similar events. The occurrence of a natural disaster or an act of terrorism, vandalism or other misconduct, resulting in a decision to close the facilities without adequate notice or other unanticipated problems could result in lengthy interruptions in the availability of our central neurometric database. Since many physicians rely on our service to assist in treating their patients, any errors, defects, disruptions in service or other performance problems with our service could hurt our reputation and hurt the reputation of the physicians in our PEER Network. If that occurs, physicians could elect to terminate their relationship with us, or delay or withhold payment to us. We could lose future revenues or customers may make warranty or other claims against us, which could result in an increase in our provision for doubtful accounts, an increase in collection cycles for accounts receivable or the expense and risk of litigation and a reduction in revenue.

Security breaches, damages or failures of the sort described above would adversely affect our ability to market our PEER Reports. In addition, pharmaceutical companies may be reluctant to pursue strategic initiatives with us relating to the development of new products and services based on our PEER Online technology, we may be required to change our products and services and become subject to increased regulatory burdens and we may be required to pay large judgments or fines and incur significant legal expenses.

The liability of our directors and officers is limited.

The applicable provisions of the Delaware General Corporation Law and our Certificate of Incorporation and By-laws limit the liability of our directors to us and our stockholders for monetary damages for breaches of their fiduciary duties, with certain exceptions, and for other specified acts or omissions of such persons. In addition, the applicable provisions of the Delaware General Corporation Law and of our Certificate of Incorporation and Bylaws, as well as indemnification agreements we have entered into with our directors, and officers, provide for indemnification of such persons under certain circumstances. In the event we are required to indemnify any of our directors or any other person, our financial strength may be harmed, which may in turn lower our stock price.

If we do not retain our senior management and other key employees, we may not be able to successfully implement our business strategy.

Our future success depends on the ability, experience and performance of our senior management and our key professional personnel. Our success therefore depends to a significant extent on retaining the services of George Carpenter, our Chief Executive Officer, our senior product development and clinical managers and others. Because of their ability and experience, if we lose one or more of the members of our senior management or other key employees, our ability to successfully implement our business strategy could be seriously harmed. While we believe our relationships with our executives are good and do not anticipate any of them leaving in the near future, the loss of the services of any of our senior management could have a material adverse effect on our ability to manage our business. We do not carry key-man life insurance on any of our key employees.

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If we do not attract and retain skilled personnel, we may not be able to expand our business.

Our products and services are based on a complex database of information. Accordingly, we require skilled medical, scientific and administrative personnel to sell and support our products and services. Our future success will depend largely on our ability to continue to hire, train, retain and motivate additional skilled personnel, particularly sales representatives who are responsible for customer education and training and customer support. In the future, if we pursue our pharmaceutical opportunities, we will also likely need to hire personnel with experience in clinical testing and matters relating to obtaining regulatory approvals. If we are not able to attract and retain skilled personnel, we will not be able to continue our development and commercialization activities.

In the future we could be subject to personal injury claims, which could result in substantial liabilities that may exceed our insurance coverage.

All significant medical treatments and procedures, including treatment that is facilitated through the use of our PEER Reports, can involve the risk of serious adverse events up to and including death. While we have not been the subject of any personal injury claims for patients treated by providers using our PEER Reports, our business entails an inherent risk of claims for personal injuries, which are subject to the attendant risk of substantial damage awards. We cannot control whether individual physicians and psychiatrists will properly select patients, apply the appropriate standard of care, or conform to our procedures in determining how to treat their patients. A significant source of potential liability is negligence or alleged negligence by physicians treating patients with the aid of the PEER Reports that we provide. There can be no assurance that a future claim or claims will not be successful or, including the cost of legal defense, will not exceed the limits of available insurance coverage.

We currently have general liability and medical professional liability insurance coverage for up to $3 million per year for personal injury claims. We may not be able to maintain adequate liability insurance, in accordance with standard industry practice, with appropriate coverage based on the nature and risks of our business, at acceptable costs and on favorable terms. Insurance carriers are often reluctant to provide liability insurance for new healthcare services companies and products due to the limited claims history for such companies and products. In addition, based on current insurance markets, we expect that liability insurance will be more difficult to obtain and that premiums will increase over time and as the volume of patients treated by physicians that are guided by our PEER Reports increases. In the event of litigation, regardless of its merit or eventual outcome, or an award against us during a time when we have no available insurance or insufficient insurance, we may sustain significant losses of our operating capital which may substantially reduce stockholder equity in the company.

We are subject to evolving and expensive corporate governance regulations and requirements. Our failure to adequately adhere to these requirements or the failure or circumvention of our controls and procedures could seriously harm our business.

Because we are a publicly traded company we are subject to certain federal, state and other rules and regulations, including applicable requirements of the Sarbanes-Oxley Act of 2002. Compliance with these evolving regulations is costly and requires a significant diversion of management time and attention, particularly with regard to our disclosure controls and procedures and our internal control over financial reporting. Although we have reviewed our disclosure and internal controls and procedures in order to determine whether they are effective, our controls and procedures may not be able to prevent errors or fraud in the future. Faulty judgments, simple errors or mistakes, or the failure of our personnel to adhere to established controls and procedures may make it difficult for us to ensure that the objectives of the control system are met. A failure of our controls and procedures to detect other than inconsequential errors or fraud could seriously harm our business and results of operations.

Our senior management’s limited recent experience managing a publicly traded company may divert management’s attention from operations and harm our business.

Our management team has relatively limited experience managing a publicly traded company and complying with federal securities laws, including compliance with recently adopted disclosure requirements on a timely basis. Our management will be required to design and implement appropriate programs and policies in responding to increased legal, regulatory compliance and reporting requirements, and any failure to do so could lead to the imposition of fines and penalties and harm our business.

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Risks Related To Our Industry

The healthcare industry in which we operate is subject to substantial regulation by state and federal authorities, which could hinder, delay or prevent us from commercializing our products and services.

Healthcare companies are subject to extensive and complex federal, state and local laws, regulations and judicial decisions governing various matters such as the licensing and certification of facilities and personnel, the conduct of operations, billing policies and practices, policies and practices with regard to patient privacy and confidentiality, and prohibitions on payments for the referral of business and self-referrals. There are federal and state laws, regulations and judicial decisions that govern patient referrals, physician financial relationships, submission of healthcare claims and inducement to beneficiaries of federal healthcare programs. Many states prohibit business corporations from practicing medicine, employing or maintaining control over physicians who practice medicine, or engaging in certain business practices, such as splitting fees with healthcare providers. Many healthcare laws and regulations applicable to our business are complex, applied broadly and subject to interpretation by courts and government agencies. Our failure, or the failure of physicians and psychiatrists to whom we sell our PEER Reports, to comply with these healthcare laws and regulations could create liability for us and negatively impact our business.

In addition, the FDA regulates development, testing, labeling, manufacturing, marketing, promotion, distribution, record-keeping and reporting requirements for prescription drugs. Compliance with laws and regulations enforced by the FDA and other regulatory agencies may be required in relation to future products or services developed or used by us, in addition to the regulatory process and dialogue in which we are now engaged with the FDA (for more information, please see the risk factor entitled “The FDA believes that rEEG and, potentially, our PEER Online service, constitute a medical device, which is subject to regulation by the FDA. As we continue to market our PEER Online service, there is risk that the FDA will commence an enforcement action against us. The FDA has informed us that our marketing of our rEEG services without prior approval or re-classification by the FDA constitutes a violation of the Federal Food, Drug and Cosmetic Act”). Failure to comply with applicable laws and regulations may result in various adverse consequences, including withdrawal of our products and services from the market, or the imposition of civil or criminal sanctions.

We believe that this industry will continue to be subject to increasing regulation, political and legal action and pricing pressures, the scope and effect of which we cannot predict. Legislation is continuously being proposed, enacted and interpreted at the federal, state and local levels to regulate healthcare delivery and relationships between and among participants in the healthcare industry. Any such changes could prevent us from marketing some or all of our products and services for a period of time or permanently.

We may be subject to regulatory and investigative proceedings, which may find that our policies and procedures do not fully comply with complex and changing healthcare regulations.

While we have established policies and procedures that we believe will be sufficient to ensure that we operate in substantial compliance with applicable laws, regulations and requirements, the criteria are often vague and subject to change and interpretation. We may become the subject of regulatory or other investigations or proceedings, and our interpretations of applicable laws and regulations may be challenged. The defense of any such challenge could result in substantial cost and a diversion of management’s time and attention. Thus, any such challenge could have a material adverse effect on our business, regardless of whether it ultimately is successful. If we fail to comply with any applicable laws, or a determination is made that we have failed to comply with these laws, our financial condition and results of operations could be adversely affected.

Failure to comply with the Federal Trade Commission Act or similar state laws could result in sanctions or limit the claims we can make.

Our promotional activities and materials, including advertising to consumers and physicians, and materials provided to third parties for their use in promoting our products and services, are regulated by the Federal Trade Commission (FTC) under the FTC Act, which prohibits unfair and deceptive acts and practices, including claims which are false, misleading or inadequately substantiated. The FTC typically requires competent and reliable scientific tests or studies to substantiate express or implied claims that a product or service is effective. If the FTC were to interpret our promotional materials as making express or implied claims that our products and services are effective for the treatment of mental illness, it may find that we do not have adequate substantiation for such claims. Failure to comply with the FTC Act or similar laws enforced by state attorneys general and other state and local officials could result in administrative or judicial orders limiting or eliminating the claims we can make about our products and services, and other sanctions including fines.

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Our business practices may be found to constitute illegal fee-splitting or corporate practice of medicine, which may lead to penalties and adversely affect our business.

Many states, including California, in which our principal executive offices are located, have laws that prohibit business corporations, such as us, from practicing medicine, exercising control over medical judgments or decisions of physicians, or engaging in certain arrangements, such as employment or fee-splitting, with physicians. Courts, regulatory authorities or other parties, including physicians, may assert that we are engaged in the unlawful corporate practice of medicine by providing administrative and ancillary services in connection with our PEER Reports. These parties may also assert that selling our PEER Reports for a portion of the patient fees constitutes improper fee-splitting. If asserted, such claims could subject us to civil and criminal penalties and substantial legal costs, could result in our contracts being found legally invalid and unenforceable, in whole or in part, or could result in us being required to restructure our contractual arrangements, all with potentially adverse consequences to our business and our stockholders.

Our business practices may be found to violate anti-kickback, self-referral or false claims laws, which may lead to penalties and adversely affect our business.

The healthcare industry is subject to extensive federal and state regulation with respect to financial relationships and “kickbacks” involving healthcare providers, physician self-referral arrangements, filing of false claims and other fraud and abuse issues. Federal anti-kickback laws and regulations prohibit certain offers, payments or receipts of remuneration in return for (i) referring patients covered by Medicare, Medicaid or other federal health care program, or (ii) purchasing, leasing, ordering or arranging for or recommending any service, good, item or facility for which payment may be made by a federal health care program. In addition, federal physician self-referral legislation, commonly known as the Stark law, generally prohibits a physician from ordering certain services reimbursable by Medicare, Medicaid or other federal healthcare program from any entity with which the physician has a financial relationship. In addition, many states have similar laws, some of which are not limited to services reimbursed by federal healthcare programs. Other federal and state laws govern the submission of claims for reimbursement, or false claims laws. One of the most prominent of these laws is the federal False Claims Act, and violations of other laws, such as the anti-kickback laws or the FDA prohibitions against promotion of off-label uses of medications, may also be prosecuted as violations of the False Claims Act.

While we believe we have structured our relationships to comply with all applicable requirements, federal or state authorities may claim that our fee arrangements, agreements and relationships with contractors and physicians violate these anti-kickback, self-referral or false claims laws and regulations. These laws are broadly worded and have been broadly interpreted by courts. It is often difficult to predict how these laws will be applied, and they potentially subject many typical business arrangements to government investigation and prosecution, which can be costly and time consuming. Violations of these laws are punishable by monetary fines, civil and criminal penalties, exclusion from participation in government-sponsored health care programs and forfeiture of amounts collected in violation of such laws. Some states also have similar anti-kickback and self-referral laws, imposing substantial penalties for violations. If our business practices are found to violate any of these provisions, we may be unable to continue with our relationships or implement our business plans, which would have an adverse effect on our business and results of operations.

We may be subject to healthcare anti-fraud initiatives, which may lead to penalties and adversely affect our business.

State and federal governments are devoting increased attention and resources to anti-fraud initiatives against healthcare providers, taking an expansive definition of fraud that includes receiving fees in connection with a healthcare business that is found to violate any of the complex regulations described above. While to our knowledge we have not been the subject of any anti-fraud investigations, if such a claim were made defending our business practices could be time consuming and expensive, and an adverse finding could result in substantial penalties or require us to restructure our operations, which we may not be able to do successfully.

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Our use and disclosure of patient information is subject to privacy and security regulations, which may result in increased costs.

In conducting research or providing administrative services to healthcare providers in connection with the use of our PEER Reports we may collect, use, maintain and transmit patient information in ways that will be subject to many of the numerous state, federal and international laws and regulations governing the collection, dissemination, use and confidentiality of patient-identifiable health information, including the federal Health Insurance Portability and Accountability Act (HIPAA) and related rules. The three rules that were promulgated pursuant to HIPAA that could most significantly affect our business are the Standards for Electronic Transactions, or Transactions Rule; the Standards for Privacy of Individually Identifiable Health Information, or Privacy Rule; and the Health Insurance Reform: Security Standards, or Security Rule. HIPAA applies to covered entities, which include most healthcare facilities and health plans that may contract for the use of our services. The HIPAA rules require covered entities to bind contractors like us to compliance with certain burdensome HIPAA rule requirements.

The HIPAA Transactions Rule establishes format and data content standards for eight of the most common healthcare transactions. If we perform billing and collection services on behalf of psychiatrists and other physicians, we may be engaging in one or more of these standard transactions and will be required to conduct those transactions in compliance with the required standards. The HIPAA Privacy Rule restricts the use and disclosure of patient information, requires entities to safeguard that information and to provide certain rights to individuals with respect to that information. The HIPAA Security Rule establishes elaborate requirements for safeguarding patient information transmitted or stored electronically. We may be required to make costly system purchases and modifications to comply with the HIPAA rule requirements that are imposed on us and our failure to comply may result in liability and adversely affect our business.

Numerous other federal and state laws protect the confidentiality of personal and patient information. These laws in many cases are not preempted by the HIPAA rules and may be subject to varying interpretations by courts and government agencies, creating complex compliance issues for us and the psychiatrists and other physicians who purchase our services, and potentially exposing us to additional expense, adverse publicity and liability.

Risks Relating To An Investment In Our Common Stock

We currently have a limited trading volume, which results in higher price volatility for, and reduced liquidity of, our common stock.

Our shares of common stock are currently quoted on the OTCQB under the symbol “MYAN” (formerly “CNSO”). There is currently no broadly followed, established trading market for our common stock and an established trading market for our shares of common stock may never develop or be maintained. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders. The absence of an active trading market increases price volatility and reduces the liquidity of our common stock. As long as this condition continues, the sale of a significant number of shares of common stock at any particular time could be difficult to achieve at the market prices prevailing immediately before such shares are offered. Also, as a result of this lack of trading activity, the quoted price for our common stock on the OTCQB is not necessarily a reliable indicator of its fair market value.

Furthermore, if we cease to be quoted on the OTCQB, holders would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our common stock, and the market value of our common stock would likely decline.

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If and when a larger trading market for our common stock develops, the market price of our common stock is likely to be highly volatile and subject to wide fluctuations, and you may be unable to resell your shares at or above the price at which you acquired them.

The market price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in response to a number of factors that are beyond our control, including, but not limited to:

•	quarterly variations in our revenues and operating expenses;

•	developments in the financial markets and worldwide or regional economies;

•	announcements of innovations or new products or services by us or our competitors;

•	announcements by the government relating to regulations that govern our industry;

•	significant sales of our common stock or other securities in the open market;

•	variations in interest rates;

•	changes in the market valuations of other comparable companies;

•	changes in accounting principles;

•	clinical trial results relating to our tests and those of our competitors;

•	Coverage and reimbursement decisions by third party payers, such as Medicare and other managed care organizations;

•	FDA, CMS and comparable ex-U.S. agency regulation and oversight of our products and services; and

•	health care legislation.

In the past, stockholders have often instituted securities class action litigation after periods of volatility in the market price of a company’s securities. If a stockholder were to file any such class action suit against us, we would incur substantial legal fees and our management’s attention and resources would be diverted from operating our business to respond to the litigation, which could harm our business.

Recent and future sales of securities by us in equity or debt financings could result in substantial dilution to our existing stockholders and have a material adverse effect on our earnings.

Recent and future sales of common stock or derivative securities by us in private placements or public offerings could result in substantial dilution to our existing stockholders. For example, the conversion of our $6 million in secured convertible debt at $5.00 per share, plus the interest thereon, which we privately placed between September 2014 and August 2016, resulted in the issuance of 1,263,406 additional shares. In addition, our business strategy may include expansion through internal growth, by acquiring complementary businesses, by acquiring or licensing additional products and services, or by establishing strategic relationships with targeted customers and suppliers. The issuance of the Distribution Warrants may also have a depression affect on our stock price. In order to do so, or to finance the cost of our other activities, we may issue additional equity securities that could dilute our stockholders’ stock ownership. We may also assume additional debt and incur impairment losses related to goodwill and other tangible assets if we acquire another company and this could negatively impact our earnings and results of operations.

The sale of our Common Stock to Aspire Capital may cause substantial dilution to our existing stockholders and the sale of the shares of Common Stock acquired by Aspire Capital could cause the price of our Common Stock to decline.

Under the Purchase Agreement, we are obligated to register for sale the Commitment Shares that we have issued and additional shares that we may sell to Aspire Capital under the Purchase Agreement. It is anticipated that the shares thereby registered will be sold over a period of up to approximately thirty months from the date of the related prospectus. The number of shares ultimately offered for sale by Aspire Capital under such prospectus will be dependent upon the number of shares we elect to sell to Aspire Capital under the Purchase Agreement. Depending on a variety of factors, including market liquidity of our Common Stock, the sale of shares under the Purchase Agreement may cause the trading price of our Common Stock to decline.

Aspire Capital may ultimately purchase all, some or none of the $10 million of Common Stock that, together with the Commitment Shares, we are required to register. Aspire Capital may sell all, some or none of our shares that it holds or comes to hold under the Purchase Agreement. Sales by Aspire Capital of shares acquired pursuant to the Purchase Agreement under an effective registration statement, may result in dilution to the interests of other holders of our Common Stock. The sale of a substantial number of shares of our Common Stock by Aspire Capital, or anticipation of such sales, could cause the trading price of our Common Stock to decline or make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise desire. However, we have the right under the Purchase Agreement to control the timing and amount of sales of our shares to Aspire Capital, and the Purchase Agreement may be terminated by us at any time at our discretion without any penalty or cost to us.

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Were our common stock to be considered penny stock, and therefore become subject to the penny stock rules, U.S. broker-dealers may be discouraged from effecting transactions in shares of our common stock.

The U.S. Securities and Exchange Commission (the “SEC”) has adopted a number of rules to regulate “penny stock” that may restrict transactions involving shares of our common stock. Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Securities and Exchange Act of 1934, as amended. These rules may have the effect of reducing the liquidity of penny stocks. “Penny stocks” generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or quoted on the NASDAQ Stock Market if current price and volume information with respect to transactions in such securities is provided by the exchange or system). Our securities have in the past constituted “penny stock” within the meaning of the rules. Were our common stock to again be considered penny stock, and therefore become subject to the penny stock rules, the additional sales practice and disclosure requirements imposed upon U.S. broker-dealers may discourage such broker-dealers from effecting transactions in shares of our common stock, which could severely limit the market liquidity of such shares and impede their sale in the secondary market.

A U.S. broker-dealer selling penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the penny stock regulations require the U.S. broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared in accordance with SEC standards relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A U.S. broker-dealer is also required to disclose commissions payable to the U.S. broker-dealer and the registered representative and current quotations for the securities. Finally, a U.S. broker-dealer is required to submit monthly statements disclosing recent price information with respect to the penny stock held in a customer’s account and information with respect to the limited market in penny stocks.

Stockholders should be aware that, according to SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, resulting in investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities in the event our common stock were to again be considered a penny stock and therefore become subject to penny stock rules.

We have not paid dividends in the past and, other than a warrant dividend of one-half of one share that our Board expects to declare prior to the effectiveness of this offering, do not expect to pay dividends for the foreseeable future, and any return on investment may be limited to potential future appreciation on the value of our common stock.

We currently intend to retain any future earnings to support the development and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including without limitation, our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. To the extent we do not pay dividends, our stock may be less valuable because a return on investment will only occur if and to the extent our stock price appreciates, which may never occur. In addition, investors must rely on sales of their common stock after price appreciation as the only way to realize their investment, and if the price of our stock does not appreciate, then there will be no return on investment. Investors seeking cash dividends should not purchase our common stock.

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Our officers, directors and principal stockholders can exert significant influence over us and may make decisions that are not in the best interests of all stockholders.

Our officers, directors and principal stockholders (greater than 5% stockholders) collectively control approximately 67% of our issued and outstanding common stock and 58% on a fully diluted basis. As a result, these stockholders are able to affect the outcome of, or exert significant influence over, all matters requiring stockholder approval, including the election and removal of directors and any change in control. This concentration of ownership of our common stock could have the effect of delaying or preventing a change of control of us or otherwise discouraging or preventing a potential acquirer from attempting to obtain control of us. This, in turn, could have a negative effect on the market price of our common stock. It could also prevent our stockholders from realizing a premium over the market prices for their shares of common stock. Moreover, the interests of this concentration of ownership may not always coincide with our interests or the interests of other stockholders, and accordingly, they could cause us to enter into transactions or agreements that we would not otherwise consider.

Transactions involving our common stock engaged in by our largest stockholders, directors or executive officers may have an adverse effect on the price of our stock.

Our officers, directors and principal stockholders (greater than 5% stockholders) collectively control approximately 67% of our issued and outstanding common stock and 58% on a fully diluted basis. Subsequent sales of our shares by these stockholders could have the effect of lowering our stock price. In connection with our offering and sale of convertible notes which, upon conversion, resulted in the issuance of 1,263,406 additional shares of common stock, we agreed to file a registration statement under certain circumstances covering the resale of shares of common stock. The perceived risk associated with the possible sale of a large number of shares by these stockholders, or the adoption of significant short positions by hedge funds or other significant investors, could cause some of our stockholders to sell their stock, thus causing the price of our stock to decline. In addition, actual or anticipated downward pressure on our stock price due to actual or anticipated sales of stock by our directors or officers could cause other institutions or individuals to engage in short sales of our common stock, which may further cause the price of our stock to decline.

From time to time our directors and executive officers may sell shares of our common stock on the open market. These sales will be publicly disclosed in filings made with the SEC. In the future, our directors and executive officers may sell a significant number of shares for a variety of reasons unrelated to the performance of our business. Our stockholders may perceive these sales as a reflection on management’s view of the business and result in some stockholders selling their shares of our common stock. These sales could cause the price of our stock to drop.

Anti-takeover provisions may limit the ability of another party to acquire us, which could cause our stock price to decline.

Delaware law contains provisions that could discourage, delay or prevent a third party from acquiring us, even if doing so may be beneficial to our stockholders, which could cause our stock price to decline. In addition, these provisions could limit the price investors would be willing to pay in the future for shares of our common stock.

Non-U.S. investors may have difficulty effecting service of process against us or enforcing judgments against us in courts of non-U.S. jurisdictions.

We are a company incorporated under the laws of the State of Delaware. All of our directors and officers reside in the United States. It may not be possible for non-U.S. investors to effect service of process within their own jurisdictions upon our company and our directors and officers. In addition, it may not be possible for non-U.S. investors to collect from our company, its directors and officers, judgments obtained in courts in such non-U.S. jurisdictions predicated on non-U.S. legislation.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, our stock price would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

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USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $_____ from our sale of common stock and corresponding warrants in this offering, or approximately $_______ if the underwriters exercise in full their option to purchase additional shares of common stock and warrants, after deducting the estimated underwriting discount and estimated offering expenses payable by us.

We will retain broad discretion over the use of the net proceeds of this offering. We currently intend to use the net proceeds of this offering for working capital and general corporate purposes, which may include advancement and commercialization of our PEER product, financing pilot programs, clinical trials and strategic growth including acquisitions. The net proceeds received by us may be used for other purposes that our Board or management deem to be in our best interest. As of the date of this prospectus and except as explicitly set forth herein, we cannot specify with certainty all of the particular uses of the net proceeds from this offering. Pending use of the net proceeds of this offering as described above, we may invest the net proceeds in short-term interest-bearing investment grade instruments.

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Market for Common Equity and Related Stockholder Matters

Common Stock

We have applied for listing of our common stock on the NASDAQ Capital Market under the symbol “MYND”. No assurance can be given that our application will be approved. There is no certainty that the common stock will continue to be quoted or that any liquidity exists for our stockholders.

Our common stock is currently quoted on the OTCQB market under the symbol “MYAN”. There is currently no broadly followed, established trading market for our common stock.  Established trading markets generally result in lower price volatility and more efficient execution of buy and sell orders. The absence of an established trading market increases price volatility and reduces the liquidity of our common stock.  As a result of this lack of trading activity, the quoted price for our common stock on the OTCQB is not necessarily a reliable indicator of its fair market value.

The following table sets forth, for the periods indicated, the high and low bid information for our common stock as determined from sporadic quotations on the OTC Bulletin Board or OTCQB market.  The following quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

	High	Low
Fiscal Year Ended September 30, 2015
First Quarter	$54.00	$24.00
Second Quarter	$44.00	$34.00
Third Quarter	$34.00	$14.00
Fourth Quarter	$16.00	$10.00

Fiscal Year Ended September 30, 2016
First Quarter	$12.00	$4.00
Second Quarter	$8.00	$4.00
Third Quarter	$5.00	$3.00
Fourth Quarter	$6.00	$4.00

Fiscal Year Ended September 30, 2017
First Quarter	$10.00	$6.00
Second Quarter	$9.00	$6.00

On May 30, 2017, the closing sales price of our common stock as reported on the OTCQB market was $6.00 per share.  As of May 30, 2017, there were 298 record holders of our common stock.  The number of holders of record is based on the actual number of holders registered on the books of our transfer agent and does not reflect holders of shares in “street name” or persons, partnerships, associations, corporations or other entities identified in security position listings maintained by depository trust companies.

Dividend Rights

We have not paid or declared cash distributions or other dividends on our common stock and; except as described below, we do not intend to pay cash or other dividends on our common stock in the foreseeable future.  We currently intend to retain all earnings, if and when generated, to finance our operations.  The declaration of cash dividends in the future will be determined by the board of directors based upon our earnings, financial condition, capital requirements and other relevant factors.

Prior to the effective date of this offering, our board of directors intends to declare a dividend and make a distribution of warrants to purchase shares of our common stock (the “Distribution Warrants”) to the holders of our common stock immediately prior to the closing of the offering. We anticipate that each warrant will be exercisable to purchase one-half of one share of common stock, and that warrants would only be exercisable to purchase whole shares. No fractional shares will be issued upon the exercise of such warrants, and in the event the holder of any warrant would be entitled, upon the exercise of such warrant, to receive a fractional interest in a share, we will, upon such exercise, round to the nearest whole number, the number of the shares of common stock to be issued to such holder.

We do not expect that, if and when issued, the Distribution Warrants will trade on Nasdaq and they would only be exercisable once a registration statement is filed with the Securities and Exchange Commission and declared effective bid. The board have not yet determined the exercise price for the Distribution Warrants. Investors in this offer would not be entitled to participate in the distribution of Distribution Warrants.

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CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization, as of March 31, 2017:

•	on an actual basis; and
•	as adjusted, based on an assumed offering price of $ 6.00 per share of common stock, the last reported sale price of our Common Stock on the OTCQB market place on june 1, 2017 to give effect to the sale of $ 9 million of shares of common stock and warrants to purchase ____________ shares of common stock, after deducting the estimated underwriter discounts and commissions and estimated offering expenses payable by us;

You should consider this table in conjunction with “Use of Proceeds” above as well as our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the notes to those financial statements included elsewhere in this prospectus.

	As of March 31, 2017
	Actual	As Adjusted (1)
	(in thousands, except share and per share data)
Long-term debt, including current portion	$6	$6
Common stock, $0.001 par value: 500,000,000 shares authorized, 2,528,061 shares issued and outstanding, actual; 500,000,000 shares authorized, 4,028,061 issued and outstanding pro forma (2)	3	4
Additional paid-in capital	71,950	80,950
Accumulated deficit	(71,426)	(71,426)
Total stockholders’ equity (deficiency)	527	9,528
Total capitalization	$521	$9,522

(1) Does not give effect to the anticipated declaration (prior to the effective date of this offering) of a dividend of the Distribution Warrants.

(2) Does not include preferred stock

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DILUTION

As of March 31, 2017, we had a net tangible book value of $450,000 or $0.18 per share, based on 2,528,061 shares of common stock outstanding as of March 31, 2017.  Net tangible book value represents our total tangible assets of the Company, less all liabilities and intangible assets, divided by the number of shares of common stock outstanding. Without taking into account any changes in such net tangible book value after March 31, 2017, other than to give effect to our sale of $9.0 million of shares of common stock offered at an assumed public offering price of $6.00 per share, the last reported sale price of our common stock on The OTCQB Marketplace on June 1, 2017, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, the pro forma net tangible book value per share at March 31, 2017 was $2.10. This amount represents an immediate increase in net tangible book value of $1.93 per share to our current shareholders and an immediate decrease in net tangible book value of $3.90 per share to new investors purchasing shares in this offering.

The table set forth below shows the calculation of the increase in book value to current shareholders and the decrease in offering price to investors in this offering.

Post-offering net tangible book value per share	$2.10
Pre-offering net tangible book value per share at March 31, 2017	0.18
Pro forma increase in book value per share attributable to new investors	$1.93
Offering price per share	$6.00
Post-offering net tangible book value per share	2.10
Pro forma decrease in offering price per share experienced by new investors	$3.90

If the underwriters exercise their over-allotment option in full to purchase an additional 225,000 shares of common stock in this offering, our pro forma net tangible book value as of March 31, 2017 would be approximately $9.8 million, or $2.31 per share, the increase in the pro forma net tangible book value to existing stockholders would be $2.13 per share and the pro forma dilution to new investors participating in this offering would be $3.69 per share.

The above discussion and table are based on 2,528,061 shares of common stock outstanding as of March 31, 2017 which excludes:

•	options representing the right to purchase a total of 345,896 shares of common stock at a weighted average exercise price of $8.94 per share;

•	60,354 shares of common stock which were reserved for future equity awards that may be granted in the future under our equity incentive plans;

•	warrants representing the right to purchase a total of 6,895 shares of common stock at a weighted average exercise price of $48.17 per share;

•	any shares of our common stock that we may issue from time to time in connection with purchase notices pursuant to our Purchase Agreement with Aspire Capital Fund, LLC; and

•	shares issuable upon exercise of common stock purchase warrants that the Board intends to make subject to a pro-rata distribution to all holders of record of common stock immediately prior to the closing of this offering (the “Distribution Warrants”).

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Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following management’s discussion and analysis of financial condition and results of operations provides information that management believes is relevant to an assessment and understanding of our plans and financial condition. The following selected financial information is derived from our historical financial statements and should be read in conjunction with such financial statements and notes thereto set forth elsewhere herein and the “Forward-Looking Statements” explanation included herein.

Overview

MYnd Analytics, Inc. is a predictive analytics company that has developed a decision support tool to help physicians reduce trial and error treatment in mental health and provide more personalized care to patients. We provide objective clinical decision support to healthcare providers for the personalized treatment of behavioral disorders, including depression, anxiety, bipolar disorder, post-traumatic stress disorder (“PTSD”) and other non-psychotic disorders. We use our proprietary neurometric platform, PEER Online, to generate Psychiatric EEG Evaluation Registry (“PEER”) Reports to predict the likelihood of response by an individual to a range of medications prescribed for the treatment of behavioral disorders. We will continue to be focused on military personnel and their family members who are suffering from depression, PTSD and mild traumatic brain injury (“mTBI”) through the military and veterans, and Canadian Armed Forces, expand commercially though the payer and self-insured markets, multi-physician and multi-practice provider groups as well as direct to consumer sales and seek to expand our data base in younger adults and adolescents.

 Working Capital

Since our inception, we have never been profitable and we have generated significant net losses. As of March 31, 2017, we had an accumulated deficit of approximately $71.4 million; at our fiscal year ended September 30, 2016, our accumulated deficit was $68.5 million and as of March 31, 2016, we had an accumulated deficit of approximately $66.2 million. We incurred operating losses of $2.9 million and $1.3 million for the six month periods ended March 31, 2017 and 2016, respectively, and incurred net losses of $2.9 million and $3.6 million for those respective periods. Large, non-cash, accounting transactions significantly impacted the net losses for the 2016 period.

For the six-month period ended March 31, 2016, our net loss was exacerbated by non-cash charges totaling approximately $2.3 million as a result of accounting for the extinguishment of debt, non-cash interest and derivative liability transactions. These non-cash charges are primarily the result of amendments to the terms of our convertible notes payable along with the issuance of warrants pursuant to our fund raising. For the six-month period ended March 31, 2017, other expenses were a more moderate at $3,900, consisting largely of non-cash financing expenses.

We anticipate that a substantial portion of any capital resources and efforts would be focused on conducting our clinical trials, the scale-up of our commercial sales organization, further research, product development and other general corporate purposes, including accrued but unpaid expenses. We also anticipate that some future research and development projects would be funded by grants or third-party sponsorship, along with funding by the Company.

As of March 31, 2017, our current assets of approximately $2.3 million exceeded our current liabilities of approximately $1.9 million by approximately $0.35 million. Whereas, at March 31, 2016, our current liabilities of $1.67 million exceeded our current assets of $0.62 million by $1.05 million, and at our fiscal year end, September 30, 2016, our current liabilities of $1.54 million also exceeded our current assets of $1.21 million by $0.33 million.  During six-month period ended March 31, 2017, we raised gross cash proceeds of $3.0 million from private placements of Common Stock at $6.25 per share. For details of these financings see "― Private Placement Transactions―Private Placement of Common Stock " below.

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On December 6, 2016, the Company, entered into a common stock purchase agreement (the “Purchase Agreement”) with Aspire Capital Fund, LLC (“Aspire Capital”) which provides that, upon the terms and subject to the conditions and limitations set forth therein, Aspire Capital is committed to purchase up to an aggregate of $10.0 million of shares of the Company’s common stock over the 30-month term of the Purchase Agreement. For details of the Purchase Agreement financing see "― Private Placement Transactions―The Aspire Capital Equity Line” below.

On February 23, 2017, pursuant to a purchase notice issued by us to Aspire Capital under the Purchase Agreement, Aspire Capital purchased 20,000 shares of our Common Stock, at a per share price of $7.25, resulting in gross cash proceeds to us of $145,000.

If we are unable to generate enough working capital from the proceeds of this offering or our current financing agreement with Aspire Capital when needed, or to secure additional sources of funding, including revenue, strategic partnerships or investors, it may be necessary to significantly reduce our current rate of spending, which may include a reduction in our operations, pilot programs and commercialization efforts. These events could prevent us from successfully executing our operating plan.

We will need additional funding to conduct our planned clinical trials and to conduct marketing campaigns to significantly increase the demand for our PEER Online services. We are actively exploring additional sources of capital. However, we cannot offer assurances that additional funding will be available on acceptable terms, or at all. Even if we were to raise additional funds, any additional equity funding may result in significant dilution to existing stockholders, and, if we incur additional debt financing, a substantial additional portion of our operating cash flow may be dedicated to the payment of principal and interest on such indebtedness, thus limiting the funds available for our business activities. If adequate funds are not available, it will likely force us to cease operations or would otherwise have a material adverse effect on our business, financial condition and/or results of operations.

Private Placement Transactions

Private Placement & Conversion of Convertible Notes; Cancellation of Warrants

On September 19, 2016, the Company entered into the Second Omnibus Amendment (the "Second Omnibus Amendment"), with a majority of over 80% of the holders of certain convertible notes issued between September 22, 2014 and August 16, 2016 in the aggregate principal amount of $6,000,000 (the “Notes”), thereby amending: (i) the Notes, (ii) that certain second amended and restated note and warrant purchase agreement dated as of December 23, 2015, as thereafter amended and (iii) the warrants ("Warrants") issued in connection with the Notes. Pursuant to the Second Omnibus Amendment, the Company had the option, exercisable at any time after September 1, 2016, to mandatorily convert all Notes into shares of Common Stock at $5.00 per share. The Company exercised its mandatory conversion right on September 19, 2016 and, on September 21, 2016, (i) converted the entire outstanding $6,000,000 principal balance of the Notes, plus accrued interest of $317,000 thereon, into an aggregate of 1,263,406 shares of the Company's common stock at a conversion price of $5.00 per share, and (ii) cancelled all Warrants. Of the $6.0 million Notes sold by the Company, $5.3 million were purchased by directors, an officer and greater than 5% shareholders of the Company.

Private Placement of Common Stock

On November 30, 2016, the Company sold and issued an aggregate of 160,000 shares of its Common Stock, at a per share price of $6.25, in a private placement to six accredited investors, for which it received gross cash proceeds of $1,000,000. Three of the six accredited investors were affiliates and represented 50% of the cash proceeds as follows: Dr. Robin Smith, our Chairman of the Board, purchased 16,000 shares for $100,000; John Pappajohn, a member of the Board, purchased 32,000 shares for $200,000; and the Tierney Family Trust, of which our Board member, Thomas Tierney is a trustee, purchased 32,000 shares for $200,000. In connection with this private placement, certain investors (comprised of our executive officers, current and certain former directors) agreed to a 180-day “lock-up”, commencing on November 30, 2016, with respect to shares of Common Stock and other of our securities that they beneficially own, including securities that are convertible into shares of Common Stock and securities that are exchangeable or exercisable for shares of Common Stock. As a result, subject to certain exceptions, for a period of 180 days following November 30, 2016, such persons may not offer, sell, pledge or otherwise dispose of these securities without the Company's prior written consent.

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On December 21, 2016, and on December 29, 2016, the Company sold and issued an aggregate of 80,000 shares of its Common Stock, at a per share price of $6.25, in private placements to a total of six accredited investors, consisting of one of an affiliate and five investors who were new to the Company. The Company received gross cash proceeds of $500,000. The affiliate investor was Mr. Pappajohn, a member of the Board, who purchased 16,000 shares for $100,000.

From February 10, 2017 through March 21, 2017, the Company sold and issued an additional 237,000 shares of its Common Stock, at a per share price of $6.25, in a private placement to four affiliated accredited investors, resulting in gross cash proceeds to the Company of $1,481,250. The affiliated investors were as follows: RSJ PE a greater than 10% shareholder and where Mr. Votruba (a member of our Board) is Director for Life Sciences for the RSJ/Gradus Fund, purchased 160,000 shares for $1,000,000; John Pappajohn, a member of the Board, purchased 72,000 shares for $450,000; and Geoffrey Harris, a member of the Board purchased 5,000 shares for $31,250, representing the aggregate gross proceeds to the Company. The subscription agreement between the Company and RSJ provided for the grant to RSJ by the Company of a right of first refusal through June 30, 2018, to license or to have distribution rights in Europe with respect to any of the Company’s technology and/or intellectual property.

The Aspire Capital Equity Line

On December 6, 2016, the Company, entered into a common stock Purchase Agreement with Aspire Capital which is committed to purchase up to an aggregate of $10.0 million of shares of Common Stock over the 30-month term of the Purchase Agreement which began on February 10, 2017. Concurrent with entering into the Purchase Agreement, the Company also entered into a registration rights agreement with Aspire Capital (the “Registration Rights Agreement”), pursuant to which the Company maintains an effective registration statement registering the sale of the shares of Common Stock that have been and may be issued to Aspire Capital under the Purchase Agreement.

Under the Purchase Agreement, upon the terms and subject to the conditions and limitations set forth therein, on any trading day selected by the Company on which the closing sale price of its Common Stock is equal to or greater than $0.50 per share, the Company has the right, in its sole discretion, to present Aspire Capital with a purchase notice, directing Aspire Capital (as principal) to purchase up to 50,000 shares of Common Stock per business day, up to $10.0 million of the Company’s common stock in the aggregate at a per share purchase price equal to the lesser of:

a)	the lowest sale price of Common Stock on the purchase date; or
b)	the arithmetic average of the three (3) lowest closing sale prices for Common Stock during the twelve (12) consecutive trading days ending on the trading day immediately preceding the purchase date.

In addition, on any date on which the Company submits a purchase notice to Aspire Capital in an amount equal to 50,000 shares and the closing sale price of the Company's stock is greater than $0.50 per share, the Company also has the right, in its sole discretion, to present Aspire Capital with a volume-weighted average price purchase notice (each, a “VWAP Purchase Notice”) directing Aspire Capital to purchase an amount of stock equal to up to 30% of the aggregate shares of Common Stock traded on its principal market on the next trading day (the “VWAP Purchase Date”), subject to a maximum number of shares the Company may determine. The purchase price per share pursuant to such VWAP Purchase Notice is generally 95% of the volume-weighted average price for Common Stock traded on its principal market on the VWAP Purchase Date.

The purchase price will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the period(s) used to compute the Purchase Price. The Company may deliver multiple Purchase Notices and VWAP Purchase Notices to Aspire Capital from time to time during the term of the Purchase Agreement, so long as the most recent purchase has been completed.

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The Purchase Agreement provides that the Company and Aspire Capital will not effect any sales under the Purchase Agreement on any purchase date where the closing sale price of the Common Stock is less than $0.50. There are no trading volume requirements or restrictions under the Purchase Agreement, and the Company will control the timing and amount of sales of Common Stock to Aspire Capital. Aspire Capital has no right to require any sales by the Company, but is obligated to make purchases from the Company as directed by the Company in accordance with the Purchase Agreement. There are no limitations on use of proceeds, financial or business covenants, restrictions on future fundings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement. In consideration for entering into the Purchase Agreement, concurrently with the execution of the Purchase Agreement, the Company issued to Aspire Capital 80,000 shares of Common Stock (the “Commitment Shares”). The Purchase Agreement may be terminated by the Company at any time, at its discretion, without any cost to the Company. Aspire Capital has agreed that neither it nor any of its agents, representatives and affiliates shall engage in any direct or indirect short-selling or hedging of Common Stock during any time prior to the termination of the Purchase Agreement. Any proceeds from the Company receives under the Purchase Agreement are expected to be used for working capital and general corporate purposes.

  On February 23, 2017, pursuant to a purchase notice issued by the Company to Aspire Capital pursuant to the Purchase Agreement, Aspire Capital purchased 20,000 shares of its Common Stock, at a per share price of $7.25, resulting in gross cash proceeds to the Company of $145,000.

As of the date of this prospectus, approximately $9.9 million under the Purchase Agreement remains available for sale to Aspire Capital.

The issuance of the Commitment Shares and all other shares of Common Stock that may be issued from time to time to Aspire Capital under the Purchase Agreement are exempt from registration under the Securities Act, pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act.

Capitalization

At our annual meeting of stockholders held on October 28, 2015 (the “2015 Stockholder Meeting”), our stockholders approved a proposal to amend the Company’s Certificate of Incorporation (the “Charter”) in order to increase the number of shares of Common Stock authorized for issuance from 180,000,000 to 500,000,000.

On September 21, 2016 we effected a 1-for-200 reverse stock-split that was previously approved by our stockholders

On September 19, 2016, pursuant to the Second Omnibus Amendment, the Company exercised a mandatory conversion right and, on September 21, 2016, (i) converted the entire outstanding principal balance of $6,000,000, plus accrued interest of $317,000 on all Notes into 1,263,406 shares of the Company's Common Stock at a conversion price of $5.00 per share and (ii) cancelled all 600,000 Warrants issued in connection with the Notes.

	Shares
Shares of Common Stock Authorized	500,000,000
Shares of Preferred stock Authorized (none issued and outstanding)	15,000,000
Total Authorized Shares	515,000,000

Shares of Common Stock Issued and Outstanding at March 31, 2017	2,528,061
Common Stock issuable upon the exercise of outstanding stock options at March 31, 2017	348,095	(1)
Common Stock issuable upon the exercise of outstanding warrants at March 31, 2017	6,895	(1)
Common Stock forfeited stock options	(2,350)
Common Stock issued pursuant to an vendor agreement	6,000
Total securities outstanding and reserved for issuance at May 15, 2017	2,886,701

1) For more detail on the exercise prices and expiration dates of the options and warrants please refer to the “Stock Option Plans” and “Warrants to Purchase Common Stock” sections of Note 3. Stockholders’ Equity of the Unaudited Condensed Consolidated Financial Statements.

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Financial Operations Overview

Critical Accounting Policies and Significant Judgments and Estimates

This management’s discussion and analysis of financial condition and results of operations is based on our unaudited condensed consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these unaudited condensed consolidated financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as revenues and expenses during the reporting periods. We evaluate our estimates and judgments on an ongoing basis. We base our estimates on historical experience and on various other factors we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could therefore differ materially from those estimates under different assumptions or conditions.

  Our significant accounting policies are described in Note 2 to our unaudited condensed consolidated financial statements included elsewhere in this report. We believe the following critical accounting policies reflect our more significant estimates and assumptions used in the preparation of our unaudited condensed consolidated financial statements.

Revenue Recognition

We have generated limited revenues since our inception. Revenues for our Neurometric Service product are recognized when a PEER Report is delivered to a Client-Physician. In cases where we bill insurance payers or Medicare/Medicaid, we only recognize revenues on the receipt of payment.

Stock-based Compensation Expense

Stock-based compensation expense, which is a non-cash charge, results from stock option grants. Compensation cost is measured at the grant date based on the calculated fair value of the award. We recognize stock-based compensation expense on a straight-line basis over the vesting period of the underlying option. The amount of stock-based compensation expense expected to be amortized in future periods may decrease if unvested options are subsequently cancelled or may increase if future option grants are made.

Long-Lived Assets and Intangible Assets

Property and equipment and intangible assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying value of the assets may not be recoverable. If the Company determines that the carrying value of the asset is not recoverable, a permanent impairment charge is recorded for the amount by which the carrying value of the long-lived or intangible asset exceeds its fair value. Intangible assets with finite lives are amortized on a straight-line basis over their useful lives of ten years.

Results of Operations

Comparison of three months ended March 31, 2017 and 2016

Our operations consist solely of our Neurometric Services business which is focused on the delivery of PEER Reports that enable psychiatrists and other physicians/prescribers to make more informed, patient-specific decisions when treating individual patients for behavioral (psychiatric and/or addictive) disorders based on the patient’s own physiology.

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The following table presents consolidated statement of operations data for each of the periods indicated as a percentage of revenues.

	Three months ended
	March 31,
	2017	2016

Revenues	100%	100%
Cost of revenues	12	7
Gross profit	88	93
Research	92	110
Product development	918	884
Sales and marketing	601	643
General and administrative expenses	2,929	1,790
Operating loss	(4,452)	(3,334)
Other income (expense), net	(100)	2,644
Net loss	(4,552)%	(690)%

Revenues

	Three months ended		Percent
	March 31,		Change
	2017	2016
Neurometric Service Revenues	$31,900	$20,700	54%

The number of paid PEER Reports delivered for the three month period ended March 31, 2017, was 69 reports compared to 48 for the same period in the prior year. The average revenue was $468 per PEER Report for the quarter ended March 31, 2017. The total numbers of free PEER Reports processed were 15 and 4 for the quarters ended March 31, 2017 and 2016 respectively. These free PEER Reports are used for training, database-enhancement and compassionate-use purposes.

Cost of revenues

	Three months ended		Percent
	March 31,		Change
	2017	2016
Cost of revenues
Neurometric Services	$3,800	$1,400	1.71%

The cost of Neurometric Services revenues consisting of payroll costs (including stock-based compensation) and consulting costs, which were as follows:

	Three months ended
	March 31,
Key Expense Categories	2017	2016	Change
(1) Consulting fees	3,800	1,400	2,400
Total Costs of Revenues	$3,800	$1,400	$2,400

Consulting costs associated with the processing of second generation PEER Reports are between $10 and $60 per report for EEG artifacting and neuro review services, and approximately $85 for EEG the collecting of the EEG.

Comparing the three month period ended March 31, 2017, with the corresponding period in 2016:

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(1)  Consulting fees increased slightly for the quarter ended March 31, 2017 as we are using more consultants to process EEG readings for patients.

Research

	Three months ended		Percent
	March 31,		Change
	2017	2016
Research
Neurometric Services	$29,300	$22,700	29%

Research expenses consist of payroll costs (including stock-based compensation), consulting fees and other miscellaneous costs which were as follows:

	Three months ended
	March 31,
Key Expense Categories	2017	2016	Change
(1) Salary and benefit costs	$2,200	$10,400	$(8,200)
(2) Consulting fees	24,800	10,000	14,800
(3) Other miscellaneous costs	2,300	2,300	—
Total Research	$29,300	$22,700	$6,600

Comparing the three-month period ended March 31, 2017, with the corresponding period in 2016:

(1)	Salary and benefit costs, which are solely comprised of stock-based compensation decreased for the 2017 and 2016 periods due to certain stock-based compensation became fully amortized; and

(2)	Consulting costs increased in the current period as a result of a new consulting agreement with our Medical Officer for the monitoring of the clinical trials and the training of clinical trial investigators and new PEER Online users. Additionally, our Medical Officer is advising the Company on clinical trial design and product development. The Company also entered into a consulting agreement with a second physician to help with the training of clinical trial investigators on the PEER Report allowing them to participate in the SMART-MD trial, and consult with other physicians in the use and interpretation of the PEER Report; and

(3)	Other miscellaneous costs for the 2017 and 2016 periods stayed the same.

Product Development

	Three months ended		Percent
	March 31,		Change
	2017	2016
Product Development
Neurometric Services	$292,800	$183,000	60%

Product Development expenses consist of payroll costs (including stock-based compensation), consulting fees, system development costs, travel and miscellaneous costs which were as follows:

	Three months ended
	March 31,
Key Expense Categories	2017	2016	Change
(1) Salaries and benefit costs	$204,700	$121,300	$83,400
(2) Consulting fees	51,500	37,600	13,900
(3) System development costs	17,700	13,100	4,600
(4) Conference and travel costs	7,800	800	7,000
(5) Other miscellaneous costs	11,100	10,200	900
Total Product Development	$292,800	$183,000	$109,800

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Comparing the three-month period ended March 31, 2017, with the corresponding period in 2016:

(1)	Salaries and benefits increased by a net $83,400 in the 2017 period which was related to stock-based compensation of new stock options which were granted in October 2016; and

(2)	Consulting fees increased by $13,900 for the 2017 period; the increase was for the Canadian Armed Forces Study, the preparation of the SMART-MD clinical trial, and work associated with our quality systems. Consulting fees for the 2016 period were minimal due to the reduced level of activity at that time; and

(3)	System development and maintenance costs increased slightly in the 2017 period, due to increased system maintenance costs and minor system enhancements. Costs associated with the development of our Outcomes Application are currently being capitalized and will be depreciated over the application’s expected economic life; and

(4)	Conference and travel costs increased by $7,000 due to travel for the Canadian Armed Forces Trial and to initiate the SMART-MD trial with Carolina Partners; and

(5)	Other miscellaneous expenses increased slightly for both periods.

Sales and Marketing

	Three months ended		Percent
	March 31,		Change
	2017	2016
Sales and Marketing
Neurometric Services	$191,800	$133,000	44%

Sales and marketing expenses associated with our Neurometric Services business consist primarily of payroll and benefit costs, including stock-based compensation, advertising and marketing, consulting fees and miscellaneous expenses. The reason for the change in these expenses is discussed below.

	Three months ended
	March 31,
Key Expense Categories	2017	2016	Change
(1) Salaries and benefit costs	$76,700	$33,500	$43,200
(2) Consulting fees	91,300	44,000	47,300
(3) Advertising and marketing costs	4,500	45,000	(40,500)
(4) Conference and travel costs	4,700	—	4,700
(5) Other miscellaneous costs	14,600	10,500	4,100
Total Sales and marketing	$191,800	$133,000	$58,800

Comparing the three-month period ended March 31, 2017, with the corresponding period in 2016:

(1)	Salaries and benefits for the 2017 period, increased by $43,200 from the 2016 period; of this amount $18,600 was due to stock-based compensation of new stock options which were granted in October 2016, the remainder was contributed to hiring a new marketing sales staff which increased salaries; and

(2)	Consulting fees for the 2017 period increased by $47,300 compared to the same period for 2016. Initially, there was a reduction of $27,000 from renegotiating our contract with DCA services to $3,000 per month, however, the reduction was offset by increases with marketing consultants. A $70,000 increase was related to hiring Lloyd Garner & Associates LLC to assist the Company with increasing its value with health system and payer engagements; $2,300 was related to assist the Company with making connections in specific media outlets. The remaining was related to slight increases with other consultants; and

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(3)	Advertising and marketing expenses decreased for the 2017 period, by a net $40,500. During the 2016 period we incurred approximately $45,000 in social media advertising costs focused on the Southern California market. This expenditure has resulted in the generation of over 1,000 leads per month for potential patients. For the current 2017 period the Company incurred approximately $4,500 in social media advertising costs focused on the Southern California market this program started at the end of the quarter; and

(4)	Conference and travel costs increased by $4,700 due to hiring a marketing sales staff for the Southeast Region to work on revenue generating sales and account management activities with physicians, health systems and providers in the following states; North Carolina, South Carolina, and Georgia, the costs associated were contributed to travel to and from North Carolina and Corporate Office in California; and

(5)	Miscellaneous expenditures minor change for the 2017 and 2016 periods.

General and administrative

	Three months ended		Percent
	March 31,		Change
	2017	2016
General and Administrative
Neurometric Services	$934,200	$370,600	1.52%

General and administrative expenses for our Neurometric Services business are largely comprised of payroll and benefit costs, including stock-based compensation, legal fees, other professional and consulting fees, patent costs, general administrative and occupancy costs, dues and subscriptions, conference, travel and miscellaneous costs. The reason for the change in these expenses is discussed below.

	Three months ended
	March 31,
Key Expense Categories	2017	2016	Change
(1) Salaries and benefit costs	$455,100	$179,900	$275,200
(2) Legal fees	142,600	14,900	127,700
(3) Other professional and consulting fees	140,200	24,000	116,200
(4) Patent costs	46,900	44,300	2,600
(5) Marketing and investor relations costs	2,500	17,900	(15,400)
(6) Conference and travel costs	62,100	12,700	49,400
(7) Dues & subscriptions fees	20,400	17,300	3,100
(8) General administrative and occupancy costs	64,400	59,600	4,800
Total General and administrative costs	$934,200	$370,600	$563,600

Comparing the three-month period ended March 31, 2017, with the corresponding period in 2016:

(1)	Salaries and benefit expenses increased by $275,200 between the 2017 and 2016 periods; $54,700 was related to the amortization of stock options granted in September 2016 and October 2016; $214,700 related to the amortization of Common Stock grants to Directors and Officers which are being amortized over a 12-month period; $8,900 was related to sign on bonus for our new Chief Financial Officer; the remaining balance was due to a reduction in health insurance and payroll costs; and

(2)	Legal fees showed a net increase of $127,700 between the 2017 and 2016 periods: of this increase $49,900 related to legal fees associated with our fund raising activities; $31,200 related to legal fees for the review of the Aspire Capital Equity Purchase Agreement; $21,100 related to specialty healthcare legal advice; the balance relates to general legal fees which was the same for both periods; and

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(3)	Other professional and consulting fees showed a net increase of $116,200 for the quarter ended March 31, 2017: of this increase $40,500 related to operations consulting fees; $53,500 relates to Strategic Consultant which was paid $4,000 a month plus a total of 10,000 shares of common stock for services; $25,500 relates to investor relations firms and consultants; and

(4)	Patent costs increased by $2,600 due to the timing and volume of patent and trademark applications and maintenance costs;

(5)	Marketing and investor relations costs decreased by $15,400 for the 2016 period as we engaged a public relations firm, Dian Griesel International, which did not continue in the 2017 period; and

(6)	Conference and travel showed a net increase of $49,400 for the 2017 period: $24,100 related to conferences attended; the balance was due to increased travel by our executive management for meetings with investors, healthcare payers and providers on the East Coast; and

(7)	Dues and subscription expenditures had a minor increase in the 2017 period; and

(8)	General administrative and occupancy expenses increased by $4,800 in the quarter ended March 31, 2017, largely due to amortization of our Patient Reported Outcomes application which was capitalized during development as an intangible asset and is now being amortized over a 36-month period.

Other Income and Expense

	Three months ended		Percent
	March 31,		Change
	2017	2016
Other Income (Expense)
Neurometric Services income (expense), net	$(1,400)	$547,300	(100)%

For the three-month periods ended March 31, 2017 and 2016, changes in net non-operating Other Income (Expense) for Neurometric Services were as follows:

•	For the 2017 period, we incurred $1,400 in cash interest charges. For the 2016 period, we incurred non-cash interest charges totaling $239,600 of which $49,900 was accrued interest on our convertible promissory notes at 5% per annum; the balance of $189,700 was comprised of warrant discount amortization and warrant and note conversion derivative liability charges; only $500 were for actual net interest paid in cash during the period.

•	Under ASC 815, all derivative instruments are required to be measured periodically at fair value and the resultant change in fair value of non-hedging derivative instruments are to be recognized in current earnings. For the current 2017 quarter, no charges were incurred as we had no derivative liabilities during the period. For the 2016 period, we revalued our derivative liabilities for the beneficial conversion feature of the convertible promissory notes which resulted in a net non-cash gain on derivative liabilities of $786,900.

Net Loss

	Three months ended		Percent
	March 31,		Change
	2017	2016
Neurometric Services net loss	$(1,452,000)	$(142,700)	(9)%

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The net loss for our Neurometric Services business of $1,452,000 for the three months ended March 31, 2017, compared to the approximately $142,700 loss in the prior year is primarily due to the large non-cash accounting charges in our Other Expenses category described directly above.

The Company’s operating loss of $1,452,000 for the three months ended March 31, 2017, is an increase of $730,000 from the $690,000 loss in the prior year. This additional operating loss is largely due to the amortization of grants of common stock and options to directors, officers and staff. Additionally, increased legal fees associated with financing activities, includes the Aspire Capital Equity Purchase Agreement and consulting fees.

Comparison of six months ended March 31, 2017 and 2016

Our operations consist solely of our Neurometric Services business which is focused on the delivery of PEER Reports that enable psychiatrists and other physicians/prescribers to make more informed, patient-specific decisions when treating individual patients for behavioral (psychiatric and/or addictive) disorders based on the patient’s own physiology.

The following table presents consolidated statement of operations data for each of the periods indicated as a percentage of revenues.

	Six months ended
	March 31,
	2017	2016

Revenues	100%	100%
Cost of revenues	14	6
Gross profit	86	94
Research	113	100
Product development	1,087	675
Sales and marketing	550	564
General and administrative expenses	3,615	1,651
Operating loss	(5,279)	(2,896)
Other income (expense), net	(67)	(5,020)
Net loss	(5,346)%	(7,916)%

Revenues

	Six months ended		Percent
	March 31,		Change
	2017	2016
Neurometric Service Revenues	$54,100	$45,400	19%

The number of third party paid PEER Reports delivered as part of our Neurometric Services business increased to 110 for the six-month period ended March 31, 2017, up from 108 for the same period in the prior year. Our standard price per PEER Report is $400 for our commercial patients plus the fee for Company recorded EEGs and any ancillary services. The average revenue was $495 per PEER Report, which also included any ancillary services such as the recording of the EEG and its conversion from an analog EEG to a digital QEEG (Quantitative EEG).The total numbers of free PEER Reports processed were 32 and 9 for the six-month periods ended March 31, 2017 and 2016 respectively. These free PEER Reports are used for training, database-enhancement and compassionate-use purposes.

Cost of Revenues

	Six months ended		Percent
	March 31,		Change
	2017	2016
Cost of Revenues
Neurometric Services	$7,600	$2,700	1.81%

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The cost of Neurometric Services revenues consisting of payroll costs (including stock-based compensation) and consulting costs, which were as follows:

	Six months ended
	March 31,
Key Expense Categories	2017	2016	Change
(1) Consulting fees	7,600	2,700	4,900
Total Costs of Revenues	$7,600	$2,700	$4,900

Consulting costs associated with the processing of second generation PEER Reports are between $10 and $60 per report for EEG artifacting and neuro review services, and approximately $85 for EEG the collecting of the EEG.

Comparing the six months ended March 31, 2017, with the corresponding period in 2016:

(1)  Consulting fees increased for the quarter ended March 31, 2017 as we are using more consultants to process EEG readings for patients.

Research

	Six months ended		Percent
	March 31,		Change
	2017	2016
Research
Neurometric Services	$60,900	$45,300	34%

Research expenses consist of payroll costs (including stock-based compensation), consulting fees and other miscellaneous costs which were as follows:

	Six months ended
	March 31,
Key Expense Categories	2017	2016	Change
(1) Salary and benefit costs	$8,800	$20,800	$(12,000)
(2) Consulting fees	47,600	20,000	27,600
(3) Other miscellaneous costs	4,500	4,500	—
Total Research	$60,900	$45,300	$15,600

Comparing the six-month period ended March 31, 2017, with the corresponding period in 2016:

(1)	Salary and benefit costs, which are solely comprised of stock-based compensation decreased for the 2017 and 2016 periods were due to certain stock-based compensation became fully amortized; and

(2)	Consulting fees for the 2017 period increased by $59,300 compared to the same period for 2016. Initially, there was a reduction of $27,000 from renegotiating our contract with DCA services to $3,000 per month, however, the reduction was offset by increases with marketing consultants. A $70,000 increase was related to hiring Lloyd Garner & Associates LLC to assist the Company with increasing its value with health system and payer engagements. The remaining was related to slight increases with other consultants; and

(3)	Other miscellaneous costs which for the 2017 and 2016 periods remained the same.

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Product Development

	Six months ended		Percent
	March 31,		Change
	2017	2016
Product Development
Neurometric Services	$588,100	$306,400	92%

Product Development expenses consist of payroll costs (including stock-based compensation), consulting fees, system development costs, travel and miscellaneous costs which were as follows:

	Six months ended
	March 31,
Key Expense Categories	2017	2016	Change
(1) Salaries and benefit costs	$407,900	$225,100	$182,800
(2) Consulting fees	103,200	40,600	62,600
(3) System development costs	33,200	24,500	8,700
(4) Conference and travel costs	15,100	800	14,300
(5) Other miscellaneous costs	28,700	15,400	13,300
Total Product Development	$588,100	$306,400	$281,700

Comparing the six-month period ended March 31, 2017, with the corresponding period in 2016:

(1)	Salaries and benefits increased by a net $182,800 in the 2017 period which was related to stock-based compensation of new stock options which were granted in October 2016; and

(2)	Consulting fees increased by $62,600 for the 2017 period: the increase was for the Canadian Armed Forces Study, the preparation of the SMART-MD clinical trial, and work associated with our quality systems. Consulting resources for the 2016 quarter were minimal due to the reduced level of activity at that time; and

(3)	System development and maintenance costs increased by $8,700 in the 2017 period, due to increased system maintenance costs and minor system enhancements. Costs associated with the development of our Outcomes Application are currently being capitalized and will be depreciated over the application’s expected economic life; and

(4)	Conference and travel costs increased by $14,300 for the 2017 period; due to travel to work on the Canadian Armed Forces Trial and to initiate the SMART-MD trial with Carolina Partners; For the 2016 period resources were limited; and

(5)	Other miscellaneous expenses increased by $13,300 in the 2017, partly due to the renewal of the State of California Medical Device Manufacturing License and monthly web-hosting fees for our patient-reported-outcomes application which we developed.

Sales and Marketing

	Six months ended		Percent
	March 31,		Change
	2017	2016
Sales and Marketing
Neurometric Services	$297,500	$256,100	16%

Sales and marketing expenses associated with our Neurometric Services business consist primarily of payroll and benefit costs, including stock-based compensation, advertising and marketing, consulting fees and miscellaneous expenses. The reason for the change in these expenses is discussed below.

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	Six months ended
	March 31,
Key Expense Categories	2017	2016	Change
(1) Salaries and benefit costs	$125,600	$68,600	$57,000
(2) Consulting fees	136,600	77,100	59,500
(3) Advertising and marketing costs	4,500	93,400	(88,900)
(4) Conference and travel costs	4,700	100	4,600
(5) Other miscellaneous costs	26,100	16,900	9,200
Total Sales and marketing	$297,500	$256,100	$41,400

Comparing the six-month period ended March 31, 2017, with the corresponding period in 2016:

(1)	Salaries and benefits for the 2017 period, increased by $57,000 from the 2016 period; of this amount $32,000 was due to stock-based compensation of new stock options which were granted in October 2016, the remainder was contributed to hiring a new marketing sales staff which increased salaries; and

(2)	Consulting fees for the 2017 period increased by $59,500 compared to the same period for 2016. Initially, there was a reduction of $26,500 from renegotiating our contract with DCA services to $3,000 per month, however, the reduction was offset by increases with marketing consultants. A $70,000 increase was related to hiring Lloyd Garner & Associates LLC to assist the Company with increasing its value with health system and payer engagements; $16,000 was related to assist the Company with making connections in specific media outlets; and

(3)	Advertising and marketing expenses decreased for the 2017 period, by a net $88,900. During the 2016 period we incurred approximately $93,400 in social media advertising costs focused on the Southern California market. This expenditure has resulted in the generation of over 1,000 leads per month for potential patients. For the current 2017 period the incurred approximately $4,500 in social media advertising costs focused on the Southern California market this program started at the end of the quarter; and

(4)	Conference and travel costs increased by $4,600 for the 2017 period over the 2016 period due to hiring a marketing sales staff for the Southeast Region, the costs associated were contributed to travel to and from North Carolina and Corporate Office in California; and

(5)	Miscellaneous expenditures costs increased by $9,200 for the 2017 and 2016 period majority of the costs were associated to rent expense, as the MAC center opened in February 2016, current 2017 period we incurred full costs of operations.

General and administrative

	Six months ended		Percent
	March 31,		Change
	2017	2016
General and Administrative
Neurometric Services	$1,955,900	$749,600	1.61%

General and administrative expenses for our Neurometric Services business are largely comprised of payroll and benefit costs, including stock-based compensation, legal fees, other professional and consulting fees, patent costs, general administrative and occupancy costs, dues and subscriptions, conference, travel and miscellaneous costs. The reason for the change in these expenses is discussed below.

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	Six months ended
	March 31,
Key Expense Categories	2017	2016	Change
(1) Salaries and benefit costs	$983,500	$353,100	$630,400
(2) Legal fees	372,600	53,000	319,600
(3) Other professional and consulting fees	248,500	74,000	174,500
(4) Patent costs	60,900	51,300	9,600
(5) Marketing and investor relations costs	7,600	21,800	(14,200)
(6) Conference and travel costs	88,400	30,200	58,200
(7) Dues & subscriptions fees	47,800	40,800	7,000
(8) General administrative and occupancy costs	146,600	125,400	21,200
Total General and administrative costs	$1,955,900	$749,600	$1,206,300

Comparing the six-month period ended March 31, 2017, with the corresponding period in 2016:

(1)	Salaries and benefit expenses increased by $630,400 between the 2017 and 2016 periods; $198,300 was related to the amortization of stock options granted in September 2016 and October 2016; $431,000 related to the amortization of Common Stock grants to Directors and Officers which are being amortized over a 12-month period; $8,900 was related to sign on bonus for new Chief Financial Officer; the remaining balance was due to a reduction in health insurance and payroll costs; and

(2)	Legal fees showed a net increase of $319,600 between the 2017 and 2016 periods: of this increase $180,200 related to legal fees associated with our fund raising activities; $67,500 related to legal fees for the review of the Aspire Capital Equity Purchase Agreement; $22,400 related to specialty healthcare legal advice; $53,000 related to a renegotiation of our fees in the 2016 period associated with our lobbying efforts; the balance relates to general legal fees which was about the same for both periods; and

(3)	Other professional and consulting fees showed a net increase of $174,500 between the 2017 and 2016 periods: of this increase $40,500 related to Operations consulting fees; $106,500 relates to Strategic Consultant which was paid $4,000 a month plus a total of 10,000 shares of common stock for services; $25,500 relates to investor relations firms and Consultants; and

(4)	Patent costs decreased by $9,600 due to the timing and volume of patent and trademark applications and maintenance costs; and

(5)	Marketing and investor relations costs decreased by $14,200 for the 2016 period as we engaged a public relations firm, Dian Griesel International, which did not continue in the 2017 period; and

(6)	Conference and travel showed a net increase of $58,200 for the 2017 period: $27,400 related to conferences attended; the balance was due to increased travel by executive management for meetings with investors, healthcare payers and providers on the East Coast; and

(7)	Dues and subscription cost increased by $7,000 for the 2017 period due to increased cost of the Salesforce applications, other web-based applications and an increase in listing fees on the OTC.QB platform; and

(8)	General administrative and occupancy expenses increased by $21,200 for the 2017, $13,500 related to amortization of our Patient Reported Outcomes application which was capitalized during development as an intangible asset and is now being amortized over a 36-month period; the remainder related to printing associated with annual meeting costs, remainder of the operating costs remained the same over the 2017 and 2016 periods.

Other Expense

	Six months ended		Percent
	March 31,		Change
	2017	2016
Other Expense
Neurometric Services expense, net	$(3,900)	$(2,279,000)	100%

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For the six-month periods ended March 31, 2017 and 2016, changes in net non-operating Other Income (Expense) for Neurometric Services were as follows:

•	For the 2017 period, we incurred $3,900 in cash interest charges. For the 2016 period, we incurred non-cash interest charges totaling $739,800 of which $88,800 was accrued interest on our convertible promissory notes at 5% per annum; the balance of $651,000 was comprised of warrant discount amortization and warrant and note conversion derivative liability charges; only $1,300 was for actual net interest paid in cash during the period.

•	Under ASC 815, all derivative instruments are required to be measured periodically at fair value and the resultant change in fair value of non-hedging derivative instruments are to be recognized in current earnings. For the current 2017 period, no charges were incurred as we had no derivative liabilities during the period. For the 2016 period, we revalued our derivative liabilities for the beneficial conversion feature of the convertible promissory notes which resulted in a net non-cash gain on derivative liabilities of $798,200.

•	For the 2016 period, we incurred a non-cash loss of $2,337,400 as a result of the accounting for the extinguishment of debt. The debt extinguishment accounting was precipitated by the changes in the fair value of existing notes pursuant to that certain amended note & warrant purchase agreement which extended the maturity date of the existing Notes and provided 100% warrant coverage of the shares underlying the Notes. No similar transaction occurred in the 2017 period.

Net Loss

	Six months ended		Percent
	March 31,		Change
	2017	2016
Neurometric Services net loss	$(2,892,200)	$(3,594,000)	(20)%

The net loss for our Neurometric Services business of $2,892,200 for the six-month ended March 31, 2017, compared to the approximately $3,594,000 loss in the prior year is primarily due to the large non-cash accounting charges in our Other Expenses category described directly above.

The Company’s operating loss of $2,855,900 for the six-months ended March 31, 2017, is an increase of $1,541,200 from the $1,314,700 loss in the prior year. This additional operating loss is largely due to the amortization of grants of common stock and options to directors, officers and staff. Additionally, increased legal fees associated with financing activities, which includes the Aspire Capital Equity Purchase Agreement and corporate actions including the stock reverse split and the annual meeting.

Comparison of Fiscal Years Ended September 30, 2016 and 2015

MYnd Analytics is focused on research and the commercialization of its PEER Reports through its Neurometric Services. The Company has commenced a clinical trial with the Canadian Armed Forces and is implementing a second clinical trial with a large provider group, with additional clinical trials and pilot studies being planned. Currently the Company is delivering PEER Reports to a core group of physicians. The PEER Report enables psychiatrists and other physician/prescribers to make more informed, patient-specific decisions when treating individual patients for behavioral (psychiatric and/or addictive) disorders based on the patient’s own physiology

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The following table presents consolidated statement of operations data for each of the periods indicated as a percentage of revenues.

	Fiscal Year ended September 30,
	2016	2015

Revenues	100%	100%
Cost of revenues	6	5
Gross profit	94	95
Research	63	92
Product development	870	691
Sales and marketing	613	348
General and administrative expenses	2,974	1,611
Operating loss	(4,426)	(2,647)
Other income (expense), net	(2,555)	(728)
Net income (loss)	(6,981)%	(3,375)%

Revenues

	Fiscal Year ended September 30,		Percent Change
	2016	2015
Neurometric Service Revenues	$85,100	$100,100	(15)%

With respect to our Neurometric Services business, the number of third party non-study related, paid PEER Reports delivered decreased by 39, at 204 reports for the fiscal years ended September 30, 2016 and at 243 reports for the fiscal years ended September 30, 2015. The average revenue was $417 per report for the 2016 period; in the prior year the revenue per report was $412. The total numbers of free PEER Reports processed were 29 and 14 for the 2016 and 2015 fiscal years respectively. These free PEER Reports are used for training, database-enhancement and compassionate-use purposes.

Cost of Revenues

	Fiscal Year ended September 30,		Percent Change
	2016	2015
Neurometric Services Cost of Revenues	$5,500	$4,900	12%

Neurometric Services cost of revenues consisting of payroll costs (including stock-based compensation), consulting costs, and other miscellaneous charges were as follows:

		Fiscal Year ended September 30,
	Key Expense Categories	2016	2015	Change
(1)	Consulting fees	5,500	4,900	600
	Total Costs of Revenues	$5,500	$4,900	$600

Consulting costs associated with the processing of second generation of PEER Online reports are between $10 and $100 per report subject to the EEG service provider and the artifacting resource used.

Comparing the fiscal year ended September 30, 2016 with the corresponding period in 2015:

(1)	Consulting fees remained the substantially similar for the 2016 and 2015 periods despite a slight reduction in volume; this was primarily attributable to the mix of consulting resources used for EEG services and to artifact the EEGs.

Research

	Fiscal Year ended September 30,		Percent Change
	2016	2015
Neurometric Services Research	$53,700	$92,000	(42)%

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Research expenses consist of payroll costs (including stock-based compensation), consulting fees, travel, conference and other miscellaneous costs which were as follows:

		Fiscal Year ended September 30,
	Key Expense Categories	2016	2015	Change
(1)	Salaries and benefit costs	$41,600	$41,600	$-
(2)	Consulting fees	3,000	40,000	(37,000)
(3)	Other miscellaneous costs	9,100	10,400	(1,300)
	Total Research	$53,700	$92,000	$(38,300)

Comparing the fiscal year ended September 30, 2016, with the corresponding period in 2015:

(1)	Salary and benefit costs, which are solely comprised of stock-based compensation, remained the same for the 2016 and the 2015 periods;

(2)	Consulting fees decreased for the 2016 period as we renegotiated our consulting agreements with our medical director and second physician. Our physicians are involved in our research studies and in the training of new PEER Report users

(3)	Other miscellaneous costs for the 2016 and 2015 periods were reduced slightly due to a slight reduction in insurance costs.

Product Development

	Fiscal Year ended September 30,		Percent Change
	2016	2015
Neurometric Services Product Development	$740,500	$691,800	7%

Product Development expenses consist of payroll costs (including stock-based compensation), consulting fees, system development costs, conference, travel and miscellaneous costs which were as follows:

		Fiscal Year ended September 30,
	Key Expense Categories	2016	2015	Change
(1)	Salaries and benefit costs	$465,500	$461,700	$3,800
(2)	Consulting fees	154,300	145,500	8,800
(3)	System development costs	54,500	30,300	24,200
(4)	Conference & Travel	18,900	12,500	6,400
(5)	Other miscellaneous costs	47,300	41,800	5,500
	Total Product Development	$740,500	$691,800	$48,700

Comparing the fiscal year ended September 30, 2016, with the corresponding period in 2015:

(1)	Salaries and benefits increased by $3,800 for the fiscal year ended September 2016, due to a $8,200 increase in payroll and benefit expenses, which was offset by a reduction in stock based compensation. During the 2015 period, effective March 15, 2015 through to July 31, 2015, two managers had voluntarily agreed to defer a portion of their salaries in excess of $4,000 per month, in order help the Company conserve cash: the deferred salaries were accrued during this period and have not been paid out;

(2)	Consulting fees increased by $8,800 for the fiscal year ended September 30, 2016, as we underwent an FDA audit during which time we received assistance from our FDA compliance consultants. Consulting fees have otherwise been fairly consistent for the two years as the clinical trial focus has pivoted from the Walter Reed PEER Trial to the Canadian Armed Forces Study and preparing for the SMART-MD clinical trial.

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(3)	System development and maintenance costs increased by $24,200 during the 2016 period as we used more time with our contract system programmers. Part of this increase was due to a catch-up as we had delayed some development activities during 2015 in order to conserve cash;

(4)	Conference and travel costs increased by $6,400 during the 2016 period due multiple trips to Ottawa to start-up and monitor the Canadian Armed Forces Trial;

(5)	Other miscellaneous costs increased by $5,500 in the 2016 period primarily associated with the Canadian Armed Forces Trial, Investigational Review Board costs and CMS application.

Sales and marketing

	Fiscal Year ended September 30,		Percent Change
	2016	2015

Neurometric Services Sales and Marketing	$522,000	$347,900	50%

Sales and marketing expenses associated with our Neurometric Services business consist primarily of payroll and benefit costs, including stock-based compensation, consulting fees, advertising, marketing, conference and travel expenses.

		Fiscal Year ended September 30,
	Key Expense Categories	2016	2015	Change
(1)	Salaries and benefit costs	$137,700	$187,400	$(49,700)
(2)	Consulting fees	177,100	118,900	58,200
(3)	Advertising and marketing costs	156,800	26,900	129,900
(4)	Conferences and travel costs	700	8,700	(8,000)
(5)	Other miscellaneous costs	49,700	6,000	43,700
	Total Sales and marketing	$522,000	$347,900	$174,100

Comparing the fiscal year ended September 30, 2016, with the same period in 2015:

(1)	Salaries and benefits for the 2016 period decreased by $49,700 primarily due to option grants which became fully vested, and consequently, amortization expenses were reduced.

(2)	Consulting fees for the 2016 period increased by $58,200. This difference was primarily due to the decrease in expenditure during the 2015 period when marketing services provided by Decision Calculus Associates (“DCA”) were suspended from March to August 2015 in order to conserve cash: DCA was re-engaged as of September 1, 2015.

(3)	Advertising and marketing expenses increased for the period ended September 30, 2016, by a net $129,900. During the 2016 period we incurred approximately $148,300 in social media advertising costs focused on the Southern Californian market. During the 2015 period we incurred $18,900 in social media costs. During the 7 months when social media advertising was actively being pursued during the 2016 period, we improved the effectiveness of our advertising which ultimately resulted in the generation of over 1,000 leads per month at an average cost of approximately $25 per lead. Although we were successful in generating leads, we discovered that closing those leads was difficult for multiple reasons, most importantly, it highlighted the need for an in-house physician at our MYnd Analytics Center (“MAC Center”) as patients frequently failed to contact third party physicians to whom they were referred. Secondly, the lack of insurance reimbursement, especially for patients covered by the Centers for Medicare & Medicaid Services (“CMS”), was an issue. On September 29, 2016, we were notified that our CMS application was approved to have our MAC Center designated as an Independent Diagnostic Testing Facility. This approval allows us to start billing Medicare and Medical. During the 2015 period Advertising and Marketing expenses were minimal.

47

(4)	Conference and travel expenditures for the 2016 period were minimal.

(5)	Miscellaneous expenditures for the 2016 period increased by a net $43,700 for multiple reasons including: the rent, telecommunications and furnishing of the MAC Center in Southern California which opened in March 2016; these expenditures totaled $21,500; a down payment of $5,500 on a second MAC Center in San Francisco; and $10,400 for the subscription of lead-automation software application to efficiently track leads generated by our social media advertising campaign. For the 2015 period, miscellaneous expenses were limited to tracking telecommunications and dues for computer services.

General and administrative

	Fiscal Year ended September 30,		Percent Change
	2016	2015
General and administrative Neurometric Services	$2,530,200	$1,613,300	57%

General and administrative expenses for our Neurometric Services business are largely comprised of payroll and benefit costs, including stock based compensation, legal fees, patent costs, other professional and consulting fees, general administrative and occupancy costs, dues and subscriptions, conference and travel costs.

		Fiscal Year ended September 30,
	Key Expense Categories	2016	2015	Change
(1)	Salaries and benefit costs	$1,643,800	$712,500	$931,300
(2)	Consulting fees	44,500	-	44,500
(3)	Legal fees	160,800	275,700	(114,900)
(4)	Other professional and consulting fees	118,000	119,000	(1,000)
(5)	Patent costs	115,400	113,600	1,800
(6)	Marketing and investor relations costs	28,500	50,200	(21,700)
(7)	Conference and travel costs	83,400	57,000	26,400
(8)	Dues & subscriptions fees	94,300	78,800	15,500
(9)	General admin and occupancy costs	241,500	206,500	35,000
	Total General and administrative costs	$2,530,200	$1,613,300	$916,900

Comparing the fiscal year ended September 30, 2016, with the same period in 2015:

(1)	Salaries and benefit expenses increased by $931,300 for the 2016 period. This increase was primarily due to a $935,400 increase in based stock compensation to directors, officers and staff; which was offset by a $4,100 reduction in benefit expenses. Salaries for administrative staff remained unchanged for the two periods. During the 2015 period, in order to conserve cash, officers voluntarily deferred a portion of their salary in excess of $4,000 per month from mid-February through July of 2015, during which period $175,100 was accrued for payroll and payroll taxes.

(2)	Consulting fees on $44,500 were incurred as a result of consulting agreements with investment banks.

(3)	Legal fees for the 2016 period decreased by $114,900 to $160,800 and were primarily comprised of $111,600 in general and SEC related fees, $55,600 in litigation settlement related fees, $11,200 in FDA counsel fees, $12,300 for California healthcare specific legal work and $23,100 in miscellaneous legal and SEC related fees for a total of $213,800, which was offset by a credit of $53,000 as a result of lobbying fees which were renegotiated. For the 2015 period legal fees were primarily $141,600 for general and SEC related fees and $112,500 were for lobbying fees, (which were partially renegotiated in the 2016 period) and $21,600 in miscellaneous legal and SEC related fees.

48

(4)	Other professional and consulting fees for audit and tax services had minimal change for the 2016 and 2015 periods;

(5)	Patent costs increased marginally by $1,800 due to the mix of patent and trademark applications and maintenance costs;

(6)	Marketing and investor relations costs decreased by a net $21,700 for the 2016 period. During the 2016 period we engaged an investor/public relations firm from mid-January through to May of 2016 at a cost of $28,100. The engagement was subsequently cancelled. For the 2015 period we had engaged a firm at a cost of approximately $44,100 of which $22,500 was in fees and $21,600 was in the fair value of issued warrants.

(7)	Conference and travel costs increased by a net $26,400 for the 2016 period. Of this increase $14,000 was to attend three investor Conferences. The remaining expenses were due to increased travel to promote the Company’s PEER Report with payer and provider groups or to meet with potential investors.

(8)	Dues and subscription costs increased by $15,500 for the 2016 period this is largely due to Transfer Agent fees associated with our 1 for 200 reverse stock-split which happened on September 21, 2016.

(9)	General administrative and occupancy costs increased by a net $35,000 for the 2016 period: of this increase $12,900 was due to increased insurance costs; $11,000 for printing costs, mostly proxy materials for the annual meeting held in October, 2015; $3,600 for relocation costs to our new premises and $3,600 for record storage fees.

Other income (expense)

	Fiscal Year ended September 30,		Percent Change
	2016	2015
Neurometric Services (expense), net	$(2,172,100)	$(724,600)	200%

For the fiscal years ended September 30, 2016 and 2015 net other non-operating income (expenses) for Neurometric Services were as follows:

•	For the fiscal year ended September 30, 2016, we incurred non-cash interest charges totaling $2,721,500 of which $217,300 was accrued interest on our convertible promissory notes at 5% per annum. The remaining balance was comprised of $1,134,800 of beneficial conversion discount amortization on the convertible promissory notes and $1,365,200 was the valuation of warrants; and only $4,200 was for actual net interest paid in cash during that period.

For the fiscal year ended September 30, 2015, we incurred non-cash interest charges totaling $257,400 of which $101,000 was accrued interest on our convertible promissory notes at 5% per annum. The remaining balance was comprised of $152,700 of beneficial conversion discount amortization on the convertible promissory notes; and only $3,700 was for actual net interest paid in cash during that period.

•	For the fiscal year ended September 30, 2016, we incurred finance fees totaling $20,000 in association with our private placement of convertible notes. For the fiscal year ended September 30, 2015, we had no finance fees.

•	Under ASC 815, all derivative instruments are required to be measured periodically at fair value and the change in fair value of non-hedging derivative instruments are to be recognized in current earnings. For the fiscal year ended September 2016 we booked a loss of $34,600 on the elimination of our derivation instruments when all Notes were converted to equity. For the fiscal year ended September 30, 2015 the periodic revaluation of our derivative liabilities for the promissory note conversion feature, resulted in a non-cash gain of $162,800.

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•

For the fiscal year ended September 30, 2016 we booked a non-cash gain of $572,300 related to the Mandatory conversion on September 19, 2016 of all outstanding convertible notes and the cancellation of all warrants pursuant to the Second Omnibus Amendment of the Amended Note and Warrant Agreement which we entered into with a majority of the noteholders (for more detail refer to Note 3. Convertible Debt and Equity Financing of the Consolidated Financial Statements).

For the fiscal year ended September 30, 2015, we experienced a non-cash loss on the extinguishment of debt of $630,000 related to the Omnibus Amendment dated September 14, 2015, to the Note Purchase Agreement and the notes purchased and sold pursuant thereto, with the approval of the majority of the noteholders to fix the conversion price of all notes at $10.00 per share instead of the original $50.00 per share, subject to an anti-dilution ratchet.

Net Loss

	Fiscal Year ended September 30,		Percent Change
	2015	2014
Neurometric Services Loss, net	$(5,940,900)	$(3,379,400)	76%

The net loss for our Neurometric Services business of $5.9 million for the year ended September 30, 2016, compared to the approximately $3.4 million loss in the corresponding prior year is in large part due to the increase of $1.4 million in non-cash accounting charges in the 2016 period as described in the Other Income (Expense) category above. The balance of the difference was due to the Company’s operating loss.

The Company’s operating loss of $3.7 million for the year ended September 30, 2016, is an increase of $1.1 million over the $2.6 million operating loss in the prior year. This is largely due to an increase in stock compensation of $0.94 million to directors, officers and staff and due to Sales and Marketing expenditure increases of $129,900 for advertising and $43,700 in miscellaneous costs in setting up and maintaining the MAC Center.

Liquidity and Capital Resources

Since our inception, we have incurred significant losses and not been profitable. As of March 31, 2017, we had an accumulated deficit of approximately $71.4 million; at March 31, 2016, our accumulated deficit was approximately $66.2 million. Our management expects that with our proposed clinical trials, sales and marketing and general and administrative costs, our expenditures will continue to grow and, as a result, we will need to generate significant product revenues to achieve profitability. We may never achieve profitability.

As of March 31, 2017, we had $1.8 million in cash and cash equivalents and working capital surplus of approximately $0.35 million. This is compared to our cash position of $0.44 million in cash and cash equivalents as of March 31, 2016, and a working capital deficit of $1.05 million. The improvement in our working capital is partly due to an increase in prepaid assets associated with the issuances of stock, and partly due to our increased cash on hand.

As of September 30, 2016, we had $318,200 in cash and cash equivalents and a working capital deficit of approximately $0.33 million. This is compared to our cash position of $432,100 in cash and cash equivalents as of September 30, 2015, and a working capital deficit of $1.26 million. The reduction in our working capital deficit is primarily due to an increase in our current assets as a result of accounting for prepaid expenses.

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From September 22, 2014, through to August 11, 2016, we raised $6 million of Secured Convertible Notes. The Company exercised the Mandatory Conversion on September 19, 2016 and, on September 21, 2016, (i) converted the entire outstanding principal balance of $6,000,000, plus accrued interest of $317,000 on all of the Notes into 1,263,406 shares of the Company's common stock at a conversion price of $5.00 per share and (ii) cancelled all Warrants issued in association with the Secured Convertible Notes.

The Company has been funded through multiple rounds of private placements primarily from members of our Board of Directors or their affiliates. From September 22, 2014, through to August 11, 2016, we raised $6 million through an offering of Notes. On September 19, 2016, pursuant to the Second Omnibus Amendment, the Company exercised a mandatory conversion right and, on September 21, 2016, (i) converted the entire outstanding principal balance of $6,000,000, plus accrued interest of $317,000, on all Notes into 1,263,406 shares of the Company's Common Stock at a conversion price of $5.00 per share and (ii) cancelled all 600,000 Warrants issued in connection with the Notes.

On November 30, 2016, December 21 and 29 of 2016, the Company sold and issued an aggregate of 240,000 shares of its Common Stock, at a per share price of $6.25, in private placements to a total of 11 accredited investors, for which it received gross cash proceeds of $1,500,000. Three of the 11 accredited investors were affiliates who represented 40% of the cash proceeds as follows: Dr. Robin Smith, our Chairman of the Board purchased 16,000 shares for $100,000; John Pappajohn, a member of the Board, purchased 48,000 shares for $300,000; and the Tierney Family Trust of which our Board member, Thomas Tierney is a trustee, purchased 32,000 shares for $200,000.

On December 6, 2016, the Company, entered into a Common Stock Purchase Agreement with Aspire Capital which provides that, upon the terms and subject to the conditions and limitations set forth therein, Aspire Capital is committed to purchase up to an aggregate of $10.0 million of shares of the Company’s common stock over the 30-month term of the Purchase Agreement. Aspire's obligation to make purchases under the Purchase Agreement is subject to, among other things, the Company's Registration Statement on Form S-1 being declared effective by the SEC, which occurred on February 10, 2017. On February 23, 2017, pursuant to a purchase notice issued by the Company to Aspire Capital pursuant to the Purchase Agreement, Aspire Capital purchased 20,000 shares of Common Stock, at a per share price of $7.25, resulting in gross cash proceeds to the Company of $145,000.

 On February 10, 2017, March 3, March 20, and March 21, 2017 the Company sold and issued an aggregate of 237,000 shares of its Common Stock, at a per share price of $6.25, in private placements to four affiliated and accredited investors, for which it received gross cash proceeds of $1,481,250. The affiliated investors were as follows: John Pappajohn, a member of the Board, purchased 72,000 shares for $450,000; RSJ a greater than 10% shareholder and where Mr. Votruba (a member of our Board) is Director for Life Sciences for the RSJ/Gradus Fund, purchased 160,000 shares for $1,000,000; and Mr. Harris, a member of the Board, purchased 5,000 shares for $31,250. The subscription agreement between the Company and RSJ provided for the grant to RSJ by the Company of a right of first refusal through June 30, 2018, to license or to have distribution rights in Europe with respect to any of the Company’s technology and/or intellectual property.

The Company has been funded through multiple rounds of private placements, primarily from members of our Board or our affiliates. For details please refer to Item 2. Private Placement Transactions and Notes 3, and 4 to the Unaudited Condensed Consolidated Financial Statements.

Working Capital, Operating Capital and Capital Expenditure Requirements

As of March 31, 2017, we had approximately $1.8 million in cash and $9.9 million remaining available for stock sales under the terms of the Purchase Agreement with Aspire Capital, compared to $0.3 million of cash as of September 30, 2016. We anticipate that future budget cash expenditures will be approximately $5.93 million over the next twelve months for commercialization of our product, pilot projects, clinical trials and general operations.

Alternatively, if we decide to pursue a more aggressive plan, we will require additional sources of equity capital during the next twelve months to meet our working capital requirements. This assessment is based on current estimates and assumptions regarding our programs and business needs. Actual working capital requirements could differ materially from this above working capital projection. We may explore strategic opportunities including partnerships, licensing and acquisitions of other entities, assets or products.

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Our ability to successfully raise sufficient funds through the sale of equity securities, when needed, is subject to many risks and uncertainties and even if we are successful, future equity issuances would result in dilution to our existing stockholders. Our risk factors are described under the heading "Risk Factors" in Part I Item 1A and elsewhere in our Annual Report on Form 10-K and in other reports we file with the SEC.

Our continued operating losses and limited capital have raised substantial doubt about our ability to continue as a going concern. However, assuming the Company continues to be able to access up to $10 million through the sale of Common Stock to Aspire, upon the terms and subject to the conditions and limitations set forth in the Purchase Agreement, and in accordance with the Company's future estimated expenses based on its anticipated operations, the Company believes it has the means to meet its current obligations as they become due and to pay its creditors. For more detail on the issuance of Common Stock to Aspire Capital, refer to Note 1. Nature of Operations of the Unaudited Condensed Consolidated Financial Statements.

We expect to continue to incur operating losses in the next 18 to 24 months. However, we anticipate that our cash on hand, cash generated through our operations and access to the abovementioned Aspire equity line will be sufficient to fund our operations for more than one year. Management believes that as long as it has the ability to meaningfully access the Aspire equity line, adequate funds will be available and sufficient to facilitate our ability to commercialize our PEER Report, grow our business, and improve the financial condition and/or results of operations.

The amount of capital we will need to conduct our operations and the time at which we will require such capital may vary significantly depending upon a number of factors, such as:

•	the amount and timing of costs we incur in connection with our clinical trials and product development activities, including enhancements to our PEER Online database and costs we incur to further validate the efficacy of our technology;

•	the amount and timing of costs we incur in connection with the expansion of our commercial operations, including our sales and marketing efforts;

•	whether we incur additional consulting and legal fees in our efforts in conducting Non-Significant Risk trials within FDA requirements, which will enable us to obtain a 510(k) clearance from the FDA; and

•	if we expand our business by acquiring or investing in complimentary businesses.

If we are unable to generate enough working capital from our current financing agreement with Aspire Capital when needed or to secure additional sources of funding, including revenue, strategic partnerships or investors, it may be necessary to significantly reduce our current rate of spending, which may include a reduction in our operations, pilot programs and commercialization efforts. These events could prevent us from successfully executing our operating plan.

Sources of Liquidity

Since our inception, substantially all of our operations have been financed from equity and debt financings. Between September 2014, and August 2016 we have raised $6.0 million through the private placement of secured convertible debt with an exercise price of $5.00 per share of Common Stock. Of this funding $5.1 million, or 85%, was provided by directors, an officer and affiliates of the Company.

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For details of these financings please see Note 3 and Note 4 of the Notes to the Unaudited Condensed Consolidated Financial Statements.

On November 30, December 21 and December 29 of 2016, the Company sold and issued an aggregate of 240,000 shares of its Common Stock, at a per share price of $6.25, in private placements to a total of 11 accredited investors, for which it received gross cash proceeds of $1,500,000. Three of the 11 accredited investors were affiliates and represented 40% of the cash proceeds as follows: Dr. Robin Smith, our Chairman of the Board purchased 16,000 shares for $100,000; John Pappajohn, a member of the Board, purchased 48,000 shares for $300,000; and the Tierney Family Trust of which our Board member, Thomas Tierney is a trustee, purchased 32,000 shares for $200,000.

On December 6, 2016, the Company, entered into a Common Stock Purchase Agreement with Aspire Capital which provides that, upon the terms and subject to the conditions and limitations set forth therein, Aspire Capital is committed to purchase up to an aggregate of $10.0 million of shares of the Company’s common stock over the 30-month term of the Purchase Agreement. Aspire's obligation to make purchases under the Purchase Agreement is subject to, among other things, the Company's Registration Statement on Form S-1 related thereto being declared effective by the SEC, which occurred on February 10, 2017. On February 23, 2017, Aspire Capital purchased 20,000 shares of Common Stock, at a per share price of $7.25, resulting in gross cash proceeds to the Company of $145,000.

 On February 10, 2017, March 3, March 20, and March 21, 2017 the Company sold and issued an aggregate of 237,000 shares of its Common Stock, at a per share price of $6.25, in private placements to four affiliated and accredited investors, for which it received gross cash proceeds of $1,481,250. The affiliated investors were as follows: John Pappajohn, a member of the Board, purchased 72,000 shares for $450,000; RSJ a greater than 10% shareholder and where Mr. Votruba (a member of our Board) is Director for Life Sciences for the RSJ/Gradus Fund, purchased 160,000 shares for $1,000,000; and Mr. Harris, a member of the Board, purchased 5,000 shares for $31,250. The subscription agreement between the Company and RSJ provided for the grant to RSJ by the Company of a right of first refusal through June 30, 2018, to license or to have distribution rights in Europe with respect to any of the Company’s technology and/or intellectual property.

For details of these financings please see Note 3 of the Notes to the Unaudited Condensed Consolidated Financial Statements.

Cash on hand as of May 12, 2017 is $1,100,700. As additional cash is needed for operations we may, from time to time, access the Aspire Capital equity line or raise funds through private placement transaction, whichever is more cost effective and available at the time.

Cash Flows

Net cash used in operating activities was $1,601,100 for the six-months ended March 31, 2017, compared to $1,339,900 for the same period in 2016.  Of the net $261,200 increase in cash used for operations between the two periods: in general net cash expenditures increased across the board including: consulting fees which increased by approximately $324,200, system maintenance and development increased by $15,700. These increases were partly offset by a reduction in advertising expenditures of $103,100. The balance of the difference, $236,800, was largely due to the pay-down of balances owed on legal fees and other payables.

During the six-months ended March 31, 2017, the Company spent $88,400 in the purchase of computer equipment and expenditure on our Patient Reported Outcomes app. During the same period in 2016 the Company spent $10,000 in investing activities.

Financing activities for the six-months ended March 31, 2017, consisted of $3.10 million in cash proceeds received from private placements of equity from 13 accredited investors, of which five are affiliated with the Company. For same period in 2016, financing activities were $1.36 million raised from the private placements pursuant to the second amended note & warrant purchase agreement from four affiliated investors of the Company.

Net cash used in operating activities was $2,978,400 for the year ended September 30, 2016, compared to $2,156,400 for the same period in 2015. The $822,000 net increase in cash used for operations was largely due to an increase is social media advertising of $129,900; the establishment of the MAC Center, $43,700; the cash component of the Brandt Litigation settlement $225,000; the development of a mobile application to capture outcome data costing $88,400; the payment of regular salaries to managers in the 2016 period, whereas during the 2015 period, manager salaries in excess of $4,000 per month were voluntarily deferred and not paid, for five months or more, this accounts for $311,000 of the difference.

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During for the year ended September 30, 2016, the Company invested $78,300 in an intangible asset, which is the development of a mobile software application to collect patient outcomes; and purchased $4,000 of office equipment and furniture. During the corresponding period in 2015, the Company had no investment activities, however disposed of some excess equipment for $1,500.

Financing activities for the year ended September 30, 2016, consisted of $2.95 million in cash proceeds received from private placements pursuant to the Second Amended Note & Warrant Purchase Agreement from nine accredited investors of which seven are affiliated with the Company. For the year ended September 30, 2015, financing activities were $1.35 million raised from the private placements pursuant to the original Note Purchase Agreement and its amendments from seven accredited investors of which five were affiliated with the Company.

Income Taxes

Current and non-current deferred taxes have been recorded on a net basis in the accompanying balance sheet. As of September 30, 2016, the Company had Federal net operating loss carryforwards of approximately $45.7 million and State net operating loss carryforwards of approximately $34.1 million. Both the Federal and State net operating loss carryforwards will begin to expire in 2022 and 2017 respectively. Our ability to utilize net operating loss carryforwards may be limited in the event that a change in ownership, as defined in the Internal Revenue Code, occurs in the future. The Company has placed a valuation allowance against the deferred tax assets in excess of deferred tax liabilities due to the uncertainty surrounding the realization of such excess tax assets. Management periodically evaluates the recoverability of the deferred tax assets and the level of the valuation allowance. At such time as it is determined that it is more likely than not that the deferred tax assets are realizable, the valuation allowance will be reduced accordingly.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements or financing activities with special purpose entities.

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BUSINESS

MYnd Analytics, Inc. (the “Company”), is a predictive analytics company that has developed a decision support tool to help physicians reduce trial and error treatment in mental health and provide more personalized care to patients. The Company provides objective clinical decision support to mental healthcare providers for the personalized treatment of behavioral disorders, including depression, anxiety, bipolar disorder, post-traumatic stress disorder (“PTSD”) and other non-psychotic disorders. The Company uses its proprietary neurometric platform, PEER Online, to generate Psychiatric EEG Evaluation Registry (“PEER”) Reports to predict the likelihood of response by an individual to a range of medications prescribed for the treatment of behavioral disorders.

The Market for Predictive Medicine

Analysts have identified predictive medicine as one of the fastest-growing markets in healthcare, particularly, healthcare startups using advanced machine learning algorithms for medical imaging & diagnostics, remote patient monitoring, and risk prediction. The global healthcare analytics market is expected to reach USD 42.8 billion by 2024, according to a new report by Grand View Research, Inc. Efforts to reduce the spiraling healthcare costs are facilitating the usage of healthcare analytics. Additionally, the benefits of HA include the improvement of patient access to customized care, the furthering of transparent operations to enable better public oversight, and innovation in patient care delivery and services. Practical examples include Google’s $1 billion Baseline project to collect outcome data on 10,000 employees over the next 5 years, IBM Watson’s brain initiative, and Myriad Genetics’ recent acquisition of Assurex Health.

With the recent publication of its military results, and 42 independent, confirming studies reported in Biological Psychiatry in September, the Company now intends to move its focus to commercialization and growth.

The Challenge and the Opportunity

Psychotropic medications have become the dominant treatment for mild to severe behavioral disorders with greater than 400% growth in the prescription of antidepressant medications over the last two decades. However, recent research has emerged challenging the assumption of efficacy of psychotropic medications for the treatment of mild to severe behavioral disorders, finding that these medications often do not work or lose their efficacy over time. There are over 17 million Americans who are considered to be "treatment-resistant," having failed two or more courses of psychotropic medication treatment for their behavioral disorder. For these treatment-resistant patients, the conventional "trial and error" method of prescribing psychotropic medications has resulted in low efficacy, multiple side-effects and high relapse rates leading to treatment discontinuation, prolonged patient suffering and billions of dollars in additional healthcare costs to payers.

Currently, due to the lack of objective neurophysiological data available to physicians of brain function, physicians regularly make prescribing decisions based on incomplete symptomatic factors. Consequently, the underlying pathology and physiology of behavioral disorders are often not analyzed effectively by treating physicians and treatment for the patient is often ineffective, costly and may require multiple different courses of treatment before an effective medication is identified, if at all. To address this unmet medical need, we offer our PEER Online technology to analyze an individual's digital Quantitative EEG (“QEEG”), correlating the individual’s QEEG features with medication outcomes in our proprietary database of over 10,000 unique patients to predict the efficacy of psychotropic medications by class and individual medication. The output of this analysis — the PEER Report — has been used as adjunctive information by physicians for over a decade on approximately 12,000 patients suffering from behavioral disorders including depression, anxiety disorders, obsessive-compulsive disorder ("OCD"), bipolar disorder, PTSD, addiction and eating disorders, including anorexia.

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The reliability of QEEG data as a predictor of medication outcomes has been well established in over 100 published studies involving more than 6,000 patients. Addressing the unmet clinical need for effective prescribing is crucial in overcoming the low efficacy, side-effects and high relapse rates of the current trial and error method of prescribing which we believe leads to treatment discontinuation, prolonged patient suffering and billions of dollars of additional healthcare costs to payers for patients with behavioral disorders.

Competitive Advantages of MYnd Technology

MYnd technologies utilizes what is believed to be the largest database of longitudinal patient outcomes, collected from our subscribing physicians and patients over more than a decade. Because our data "learns", we are uniquely positioned to build the gold standard for personalizing treatment in mental health. PEER offers practical advantages to physicians and patients, including:

•	Higher Efficacy — Findings presented at the Military Health Services Research Symposium in August, 2016 included pooled results from all four randomized trials of PEER, with an average 47% improvement (mean change from baseline) for PEER-guided treatments, compared to only 16% average improvement in the standard of care group. In other words, physicians with PEER information had three times higher medication efficacy than physicians treating as usual without the benefit of PEER.

•	Clinical utility — PEER results are available same-day and provide objective, actionable data to support treating physicians. A retrospective study by Medco found that 92% of physicians changed pharmacotherapy based on information provided by PEER.

•	Machine learning — A core attribute of the PEER Registry approach is that it “learns”, using machine learning algorithms to improve the accuracy of recommendations as outcomes are added to the database. In the last three years, an additional 1,500 patients were added to the PEER Registry, improving overall predictive accuracy from 86% to 91%.

•	Pharmacogenomics — Currently, we believe that the most proven targets for pharmacogenomics are in the liver — i.e. CYP450 drug metabolism — which apply to less than 15% of Americans. Conversely, PEER is based on functional brain activity and therefore, is more broadly applicable. Accordingly, we executed testing agreements this year with two national laboratories to include pharmacogenomic testing in our approved SMART-MD protocol. Outcome data from genomic testing may further improve the accuracy of PEER — specifically, we expect data from the SMART-MD trial to pinpoint the contribution of each modality to predictive accuracy, and we will continue to look for strategic relationships with genomic partners.

Latest Clinical Results

The trial we commenced at the Walter Reed National Military Medical Center ("Walter Reed") and Fort Belvoir Community Hospital ("Fort Belvoir") (collectively, the "Walter Reed PEER Trial") is the fourth randomized, controlled trial of PEER technology, and was designed to be one of the largest psychiatric treatment trials in recent history, with 1,922 subjects originally contemplated for enrollment. The protocol was designed as a randomized, double-blind, multi-site controlled clinical trial for military patients with a primary diagnosis of depression, and allowed for comorbid diagnoses such as PTSD, mTBI and other behavioral disorders. Reflecting the military’s need for a generalizable, real-world evidence trial, we consequently included patients with active suicidal ideation, although in most drug trials these suicidal ideation patients would have been specifically excluded. The protocol was designed to produce reportable results at several points during the study, with interim results to be assessed when the study reached 10%, 25%, and 50% of targeted enrollment. However, in May 2014, following enrollment of 150 evaluable patients in the trial and the interim analysis and submission of the initial results of those patients, the Walter Reed Institutional Review Board (the "Walter Reed IRB") suspended enrollment of new patients in order to conduct an internal review. We do not expect to recommence the Walter Reed PEER Trial.

Statistically significant results were obtained sooner than expected, at 150 patients, and interim results were prepared at the request of Congress in April, 2014. Ten of the study’s twelve endpoints had been achieved at this early stage in the study, leaving the possibility that the entire study may be completed with little more than 50 additional subjects.

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The most important clinical finding of the interim results based on the first 10% of trial enrollment of the Walter Reed PEER Trial, was a 75% greater reduction in suicidality when military physicians followed PEER recommendations. No other military studies have achieved this level of improvement simply by improved targeting of current therapies. By comparison, a 1% increase in suicidality among children and young adults was sufficient to cause the addition of black box warning labels by the FDA for all antidepressants. Finally, treatments which followed PEER recommendations resulted in 2.5 times greater adherence to therapy, with a median of 5 follow-up visits for subjects on PEER-recommended therapies compared with 2 visits for those on non-PEER treatments.

The findings of the Walter Reed PEER Trial were disruptive, as the study data has been validated and revalidated by internal and external groups and has not changed in two years. The military reported to Congress that “no quality or safety issues” had been present in the course of the study, and in 2016, the FDA completed a full on-site inspection of study data and procedures revealing “no significant concerns”.

We expect additional publications around our study results and were included in a major Biological Psychiatry review article published in September, which summarized our clinical trials and 42 independent, controlled clinical trials which confirmed the utility of EEG in guiding pharmacologic interventions in mental health.

Current Research

Just as we have validated our data from the Walter Reed PEER Trial, we have also committed to rapidly replicate our findings and grow our database asset:

•	Canadian Armed Forces this year began their own clinical trial (n = 150) with a substantially similar protocol to that used in the Walter Reed PEER Trial. Additional NATO partners may join the clinical trial in 2017.

•	The SMART-MD trial was IRB approved and is expected to include 468 people. Plans are underway to begin enrollment in Southern California and North Carolina. This will be the first prospective trial to study the individual contributions of pharmacogenomics and quantitative EEG (“QEEG”), as well as providing useful data for updating of PEER classifiers.

•	The beta version of the MYnd Mobile App has launched, making outcome data collection easier and more granular for patients whose doctors use PEER.

Commercial Strategy

We plan to drive adoption of our technology and secure sustained profitability through the following four-pronged plan:

1.	Military and veterans. Due to the high visibility of their problem, military and veterans possess the ability to sustain demand and need for intervention. Dr. David J. Shulkin, the Veterans Administration Undersecretary for Health stated in July 2016, that “one veteran suicide is one too many, and this collaborative effort provides both upside and comprehensive data that allows us to make better informed decisions on how to prevent this national tragedy.”

2.	Commercial growth strategy outside of the US. The Canadian Armed Forces trial has commenced, which will provide both NATO and Health Canada (single payer system) experience with our PEER technology. It will also increase the size of our data base, and potentially result in PEER being adopted as a standard of care by Health Canada.

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3.	Payer and Health System Pilots. Centers for Medicare & Medicaid Services ("CMS"), part of the Department of Health and Human Services ("HHS"), which administers programs including Medicare and Medicaid, is moving 50% of reimbursement to become value-based by 2018. With this trend, and growing enforcement of Mental Health Parity, the payer market has changed in ways which favor our product. Management’s goal is to implement payer pilot programs which demonstrate the clinical and economic efficacy of using PEER to get patients on appropriate mental health medications, thereby lowering utilization of health care costs and improving outcomes. Technology assessment/coverage submissions are underway with all multiple commercial health plans and managed care organizations. The first MYnd Center received CMS certification as an Independent Diagnostic Testing Facility (IDTF) in September 2016, and management intends to proceed with a submission to CMS for a national coverage determination. No assurance can be given as to whether or when such a determination will be granted.

4.	Provider group marketing. We’ve seen significant growth in formation of outpatient psychiatric groups, which concentrate both risk and purchasing power. We are actively pursuing group purchasing agreements with a number of outpatient, multi-center and multi-physician groups.

Intellectual Property

PEER Online Patent

We have 22 issued patents, of which nine are in the U.S., which cover the process involved in our PEER Online service. Our patents will expire between September 2017 and July 2022. In addition, we believe these patents cover the analytical methodology we use with any form of neurophysiology measurement including SPECT (Single Photon Emission Computed Tomography), fMRI (Functional Magnetic Resonance Imaging), PET (Positron Emission Tomography), CAT (Computerized Axial Tomography), and MEG (Magnetoencephalography). We do not currently have data on the use of such alternate measurements, but we believe they may, in the future, prove to be useful to guide therapy in a manner similar to referenced-EEG. We have been issued patents in the following countries and regions: Canada (three patents), Europe (two patents), Australia (three patents), Mexico (two patents), Japan (two patents) and Israel (one patent). We also have filed multiple additional patent applications for our technology in the U.S., Europe and Canada.

One US patent approval was for a distinctly new patent estate, covering internet transmission of neurometric information. This new allowance under its basic methods patent portfolio, patent number 8,239,013, covers remote or web-based transmission of neurometric data. In the event that use of neurometric data or algorithms becomes widespread, this patent could make it necessary for major equipment manufacturers to license rights from the Company in order to transmit such information for use in medication response prediction.

During 2009 and 2011, we were awarded additional process patents for use of PEER Online technology in drug discovery, including clinical trial and drug efficacy studies. In addition, we successfully defended our patents by requesting reexamination of a patent issued to Aspect Medical (acquired by Covidien, plc.), resulting in a reduction and narrowing of claims awarded under the previously issued Aspect Medical patents.

Transcranial Magnetic Stimulation

MYnd has filed patent applications in the U.S. and Canada related to the Company's acquisition of patient responsivity data for Transcranial Magnetic Stimulation (“TMS”). This would be the Company's first application for a neurometric predictor of a non-drug therapy. The Company anticipates using this methodology to help physicians better understand which patients may positively respond to TMS for treating depression. The U.S. and Canadian patent applications are entitled “Method for Assessing the Susceptibility of a Human Individual Suffering from a Psychiatric or Neurological Disorder to Neuromodulation Treatment.”

TMS is a non-invasive outpatient procedure that uses magnetic fields to stimulate areas of the brain thought to control mood. TMS, which is approved by the U.S. Food and Drug Administration and offered by approximately 300 psychiatrists nationwide, is sometimes used as an alternative treatment for patients who have failed one or more antidepressants for the treatment of depression. While treatment periods vary by patient, a typical treatment regimen generally involves 20 to 30 treatments over a four to six week period.

TMS responsivity data, which is based on QEEG, helps physicians learn how patients with similar EEG patterns responded to TMS, thereby enabling them to more effectively guide patients most likely to benefit from this treatment and reduce expenditures on patients for whom TMS is not likely to be an effective solution for their depression.

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TMS Response Study:  In February 2012, results from a study of EEG prediction of TMS responsivity were published by Dr. Martijn Arns in the peer-reviewed journal Brain Stimulation. “Neurophysiological predictors of non-response to rTMS in depression” presents results of a multi-site clinical trial (n=90) in the Netherlands using several MYnd variables (iAPF, Theta and P300 amplitude) associated with non-response to TMS therapy. Use of these combined neurometrics in a discriminant analysis resulted in a reliable identification of non-responders with low false positive rates. Replication studies are currently being planned in both the Netherlands and the United States.

Trademarks

“Referenced-EEG”, “rEEG”, PEER Online and our MYnd Analytics logo are registered trademarks of the Company in the United States. We will continue to expand our brand names and our proprietary trademarks worldwide as our operations expand.

PEER Online Database

The PEER Online database consists of over 38,000 clinical outcomes for over 10,200 unique patients with psychiatric or addictive problems. The PEER Online database is maintained in two parts:

1. The QEEG Database

The QEEG Database includes EEG recordings and neurometric data derived from analysis of these recordings. QEEG is a standard measure that adds cloud-based computerized statistical analyses to traditional EEG studies. We have used two separate QEEG databases from different vendors, which provide statistical and normative information in the generation of a PEER Report.

2.  The PEER Outcomes Database

The PEER Outcomes Database consists of physician-provided assessments of the clinical long-term outcomes of patients and their associated medications. The clinical outcomes of patients are recorded using an industry-standard outcome rating scale, the Clinical Global Impression-Improvement scale (“CGI-I”). The CGI-I allows a clinician to rate how much the patient’s illness has improved or worsened relative to a baseline state. A patient’s illness is compared to change over time and rated as: very much improved, much improved, minimally improved, no change, minimally worse, much worse, or very much worse. The format of the data is standardized and that standard is enforced at the time of capture by a software application. Outcome data is input into the database by the treating physician or their office staff. Each physician has access to their patient data through the software tool that captures the clinical outcome data.

We consider the information contained in the PEER Online database to be a valuable trade secret and are diligent about protecting such information. The PEER Online database is stored on a secure server to which only a limited number of employees have access.

Competition

Although we are not aware of any company that offers a service directly comparable to PEER Online services, the following companies might be noted as pursuing similar strategies:

BRAIN RESOURCE COMPANY is an Australian Clinical Research Organization (CRO) and neurosciences company focused on personalized medicine solutions for patients, clinicians, pharmaceutical trials and discovery research. Its iSpot clinical trial, and list of genomic and neurocognitive tools, some of which include QEEG, appears to focus on the same growing market that is targeted by us.

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ASSURERx, GENOMIND, and HARMONYX are representative of CLIA lab companies focused on a genomic lab-based test for medication response, based primarily on their individual metabolism of medications. All have achieved varying levels of reimbursement for their tests from insurers. We consider such tests to be related and complementary. AssureRx was recently acquired by Myriad Genetics (MYGN).

VERILY, a wholly-owned subsidiary of Alphabet Inc. (a division formerly known as Google Life Sciences) is currently pursuing a $1 billion, 5-year Baseline Project to develop biometric and pharmacogenomic biomarkers using machine learning.

IBM CORPORATION entered the field of clinical decision support with the launch of its Watson product, a natural language artificial intelligence system. According to IBM, the supercomputer-based software can scan information in 1 million books or about 200 million pages of data, analyze it and respond with answers in less than three seconds. Watson will sort through large amounts of electronic health records and unstructured medical data providing recommendations to doctors and nurses on treatment plans.

MICROSOFT CORPORATION and GENERAL ELECTRIC have combined their respective health information technology product lines into a new, jointly-owned population health management company called Caradigm. The venture is purported to bring Microsoft’s deep expertise in building platforms and ecosystems, and GE Healthcare’s experience in clinical and administrative workflows.

Government Regulation

In 2008, the FDA informed us that it believes our rEEG service, and its successor, now called PEER Online, constitutes a medical device which is subject to regulation by the FDA, requiring pre-market approval or 510(k) clearance by the FDA pursuant to the Federal Food, Drug and Cosmetic Act (the “Act”) before our service can be marketed or sold.

In early 2010, based upon written guidance from the FDA’s Center for Devices and Radiological Health (“Center”), we submitted an application to obtain 510(k) clearance for our rEEG service, without waiving our right to continue to take the position that our services do not constitute a medical device. We sought review of our rEEG service, based upon its equivalence to predicate devices that already have FDA clearance, which appeared to represent a sound mechanism in order to reduce regulatory risks.

On July 27, 2010, we received a letter (the “NSE Letter”) from the FDA stating that they determined that our rEEG service was Not Substantially Equivalent (“NSE”) to the predicate devices that had previously been granted 510(k) clearance and that among other options we could be required to file a premarket approval application (PMA) and obtain approval before our rEEG service can be marketed legally, unless it is otherwise reclassified. The Company has filed an appeal for reconsideration of this finding based on material product modifications and additional evidence. For example, the Company received in June 2011, a response to its outstanding Freedom of Information Act request for original copies of the predicate filings, which the Company believes confirms its position that the predicate devices were cleared for the same intended use as the rEEG service.

In December 2010, and again in September 2011, the Company met with Center officials to determine whether the FDA had or would soon be developing a regulatory pathway for clinical decision support services such as PEER. In the latter meeting, the Company provided a detailed outline of its PEER Outcome registry, a published, transparent repository of individual medication response reports which reference known electrophysiology variables. Application of these published data can be performed manually, much like tables in medical journals, and do not meet the traditional definition of a regulated medical device.

Following its September, 2011, meeting with Center officials, the Company successfully registered its PEER Outcome database as a Class I Exempt Device within the category of Medical Device Data System, Section 860.6310. The Company completed registration in California of its Class I MDDS, and as part of the approval process, hosted an on-site audit of its quality management systems and software validation processes. The State of California Department of Public Health, Food and Drug Branch, Device Manufacturing License was issued and received by the Company on December 23, 2013.

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At the same time, the Company continued its engagement with Center staff over the potential for a regulatory pathway for PEER Online as a Class II medical device, based on the Center’s recommendation that military use of PEER Online move forward under an Investigational Device Exemption (“IDE”) in order to provide additional data to support a successful 510(k) filing. The Company submitted a protocol in November, 2011 for a multi-site clinical trial led by Walter Reed, to include several other sites, partnering with military physicians treating 2,000 patients diagnosed with mental health conditions such as depression, PTSD, mTBI and several other disorders.

In August 2012, the FDA issued a determination that the Walter Reed PEER Trial was considered a Non-Significant Risk (“NSR”) clinical trial and did not require an IDE application.

On November 30, 2012, Walter Reed’s Institutional Review Board (“IRB”) approved the protocol for research to be conducted at Walter Reed and Fort Belvoir. Walter Reed acted as the lead site and provided the Principal Investigator. On January 23, 2013, the Company received a memorandum from the Commander of Walter Reed, which officially confirmed the approval of the protocol and permission to conduct the clinical trial. The project title of the clinical trial is “Use of PEER Interactive to inform the prescription of psychotropic medications to patients with behavioral disorders.” Subsequently, the same protocol was also approved by the IRB at Fort Belvoir.

The Walter Reed PEER Trial was designed to generate real-world, generalizable evidence with an anticipated significant statistical sample of almost 2,000 subjects using our PEER Interactive technology. The protocol was designed as a randomized, double-blind, multi-site controlled clinical trial for military patients with a primary diagnosis of depression, and allowed for comorbid diagnoses such as PTSD, mTBI and other behavioral disorders. The protocol was designed to produce reportable results at several points during the study, with interim results to be assessed when the study reached 10%, 25%, and 50% of targeted enrollment. A post-hoc analysis was performed to evaluate the predictiveness of the database for the entire evaluable patient population, including the control subjects (i.e. did the physicians, in both the experimental and control groups, whose prescriptions matched medications rated highly in the PEER Reports do better than physicians whose prescriptions did not match up with the medications rated highly by the reports).

In April 2014, based on an interim analysis of less than 10% of the planned clinical trial enrollees, statistically significant results were achieved for ten of the twelve endpoints of the Walter Reed PEER Trial. In May 2014, following the interim analysis, the Walter Reed IRB suspended enrollment of new patients into the study in order to conduct an internal review. In December 2014, the review was completed and the protocol, with minor amendments, was resubmitted by the interim Principal Investigator to the Walter Reed IRB for approval. The leadership had expressed interest in continuing the trial and, if clinical utility is demonstrated, the significant potential impact that the PEER Interactive technology could have in the treatment of depression. The leadership had also expressed its desire to devote time and attention to the trial to make it a successful endeavor. The Company does not intend to recommence the trial at Walter Reed.

In February 2016, the Company hosted a five day on-site FDA inspection at its headquarters in California. The inspection focused solely on procedures, processes, communications and data associated with the Walter Reed PEER Trial. Subsequently, we received a letter, dated June 9, 2016, the purpose of which was to inform the Company that the FDA inspection conducted at the Company from February 3, 2016, to February 11, 2016, revealed no significant concerns and as a result, no response to the FDA letter was necessary.

The Company further validated data collected in the Walter Reed PEER Trial by performing source document verification, post-hoc sample tests and cross validation exercises. For example, new outcomes for approximately 1,500 unique patients – or ten times the number reported in the Walter Reed PEER Trial interim results — have been added to the PEER Registry since the inception of our work with Walter Reed, and these outcomes were consistent with our findings in the Walter Reed PEER Trial interim report.

Following the FDA’s inspection and further validation of its data, the Company published its results of the PEER Trial in the Journal of Neuropsychiatric Disease and Treatment on August 25, 2016.

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We currently intend to continue marketing as a cloud-based neurometric information service branded as PEER Online, under our Class I registration, while we continue to pursue the military trial and consider submission of a Class II device premarket application.  If we continue to market PEER Online and the FDA determines that we should be subject to further FDA regulation, it could seek enforcement action against us based upon its position that our PEER Online product represents a Class II medical device, as a result of which we could be forced to cease our marketing activities and pay fines and penalties, which would have a material adverse impact on us.

In addition to the foregoing, federal and state laws and regulations relating to the sale of our neurometric services are subject to future changes, as are administrative interpretations of regulatory agencies. In the event that federal and state laws and regulations change, we may need to incur additional costs to seek government approvals for the sale of our neurometric services.

In the future, we may seek approval for medications or combinations of medications for new indications, either with corporate partners, or potentially, on our own. The development and commercialization of medications for new indications is subject to extensive regulation by the U.S. Federal government, principally through the FDA and other federal, state and governmental authorities elsewhere. Prior to marketing any central nervous system medication, and in many cases prior to being able to successfully partner a central nervous system medication, we will have to conduct extensive clinical trials at our own expense to determine safety and efficacy of the indication that we are pursuing.

Environmental Compliance

The Company’s operations are cloud-based, involve software algorithms and are administrative in nature. Therefore, the Company believes that there are no compliance issues associated with applicable environmental laws and regulations that would have a material adverse effect on the Company.

Employees

As of September 30, 2016, our Neurometric Services operation had six full-time employees and three part-time independent contractors. We believe that our relations with our employees are good. None of our employees belong to a union.

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Management

The following table sets forth the name, age and position of each of our executive officers and director nominees as of the date immediately prior to the date of this prospectus.

Name	Age	Position
Robin L. Smith, M.D.	52	Chairman of the Board
Geoffrey E. Harris	55	Director
John Pappajohn	88	Director
Michal Votruba	51	Director
Robert J. Follman*	72	Director
Thomas T. Tierney	78	Director
George C. Carpenter IV	58	President and Chief Executive Officer
Donald E. D’Ambrosio	54	Chief Financial Officer and Secretary

*To resign upon the date of this prospectus.

Directors

Robin L. Smith, M.D., Chairman of the Board

Robin L. Smith, M.D. joined our Board of Directors as its Chairman on August 20, 2015. Dr. Robin L. Smith is a global thought leader in the regenerative medicine industry, one of the fastest growing segments of modern-day medicine.  She received her M.D. from Yale University and an M.B.A. from the Wharton School of Business. During her tenure as CEO of the NeoStem family of companies (NASDAQ: NBS), which she led from 2006 to 2015, she pioneered the company’s innovative business model, combining proprietary cell therapy development with a successful contract development and manufacturing organization. Dr. Smith raised over $200 million, completing six acquisitions and one divestiture while the company won an array of industry awards and business recognition including a #1 ranking in the Tri-State region (for two years in a row), and #11 nationally, on Deloitte’s Technology Fast 500™, and Frost & Sullivan’s North American Cell Therapeutics Technology Innovation Leadership Award.

In 2008, Dr. Smith founded The Stem for Life Foundation (SFLF), a nonpartisan, 501(c)(3) educational organization devoted to fostering global awareness of the potential for regenerative medicine to treat and cure a range of deadly diseases and debilitating medical conditions, as opposed to merely treating their symptoms. In 2010, in order to bring the charity’s mission to a global audience, Dr. Smith forged a historic, first-of-its-kind partnership with The Vatican. As part of this relationship, The Vatican and SFLF collaborate to create high-profile initiatives that help catalyze interest and development of cellular therapies that could ultimately reduce human suffering on a global scale. Dr. Smith has served as Chairman of the Board and President of the Stem for life Foundation since its inception and is expanding its mission further under the Cura brand to bring resources to fund cell therapy clinical trials and assist in accelerating enrollment and completion.

Dr. Smith maintains a regular column on these topics for The Huffington Post. She is a winner of the 2014 Brava! Award, which recognizes top women business leaders in the Greater New York area. She was also a finalist for the 2014 EY Entrepreneur of The Year award for the New York area, recognizing entrepreneurs who demonstrate excellence and success in the areas of innovation, financial performance and personal commitment to their businesses and communities.

In addition, Dr. Smith has extensive experience serving in executive and board level capacities for various medical enterprises and healthcare-based entities. She currently serves on the Board of Directors of Rockwell Medical (NASDAQ: RMTI), Prolung, Inc. and Bioxcel Corporation and is an advisory board member of Hooper Holmes (NYSE: HH) and co-chair of the Life Science Advisory Board of Gender Diversity. She also serves on the Board of Directors of the STOQ Foundation in Rome and the Board of Overseers at the NYU Langone Medical Center in NYC. She previously served on the Board of Trustees of the NYU Langone Medical Center and is a past Chairman of the Board of Directors for the New York University Hospital for Joint Diseases.

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As a business leader, entrepreneur, doctor and philanthropist, Dr. Smith is uniquely positioned to lead the global healthcare industry into the cellular future, where the cells of our bodies will stand as the foundation for a wide array of cures.

Geoffrey E. Harris, Director

Geoffrey E. Harris joined our Board of Directors on July 30, 2015. Mr. Harris is a portfolio manager and managing partner at c7 Advisors, a money management and healthcare advisory firm focused on small-to-middle market healthcare companies. Prior to his position with c7 Advisors, Mr. Harris served as Managing Director and co-head of the Cantor Fitzgerald Healthcare Investment Banking Group from 2011 to 2014, and was a Healthcare Investment Banker with Gleacher & Company from 2009 to 2011. Mr. Harris has over thirty three years combined experience as a healthcare analyst and portfolio manager for healthcare biotechnology and life sciences companies. Mr. Harris graduated from MIT's Sloan School of Management with an MS in Finance Management. Mr. Harris serves as a director on the boards of Cancer Genetics, Inc. (NASDAQ: CGIX) a molecular diagnostics company and two privately held companies, PointRight, a healthcare data analytics company, and Connect RN, a healthcare staffing company. Mr. Harris also serves on the Audit Committee of Cancer Genetics, Inc. Mr. Harris was selected to serve on our Board of Directors for his significant healthcare, finance and transactional experience. Furthermore, his financial, analytical and audit committee experience make him well suited to Chair our Audit Committee.

John Pappajohn, Director

John Pappajohn joined our Board of Directors on August 26, 2009. Since 1969, Mr. Pappajohn has been the President and sole owner of Pappajohn Capital Resources, a venture capital firm, and President and sole owner of Equity Dynamics, Inc., a financial consulting firm, both located in Des Moines, Iowa. Since 1994 he has served as a director on the board of public company American CareSource Holdings, Inc., Atlanta, GA. During the past five years he has served on the boards of public companies Conmed Healthcare Management, Inc., PharmAthene, Inc. and Spectrascience, Inc. Mr. Pappajohn also currently serves as Chairman of the Board of Cancer Genetics, Inc. Mr. Pappajohn was chosen to serve as a director of our company because of his unparalleled experience serving as a director of more than 40 public companies and the substantial insight he has gained into the life sciences and healthcare industries by actively investing in the industries for more than 40 years, and by founding and supporting several public healthcare companies. Mr. Pappajohn devotes such portion of his time to his role as a director of MYnd Analytics as is required to properly fulfill his duties in that role.

Thomas T. Tierney, Director

Thomas T. Tierney has been a member of our board since September 29, 2016. He also previously served on our Board from February 25, 2013 and was appointed Chairman on March 26, 2013, until his resignation from the Board on May 22, 2015. Mr. Tierney is Chairman and CEO of Beehive.com LLC, an early stage networking enterprise. In 2015 Mr. Tierney sold Vitatech Nutritional Sciences Inc. which he owned and operated, having originally joined the company in 1971. Vitatech manufactured and marketed nutritional supplements and over-the-counter drugs under an FDA manufacturing license using current Good Manufacturing Practices. Mr. Tierney was also the Chairman and CEO of Body Wise International, a nutritional supplements distributer focused on weight management, fitness performance and anti-aging strategies. Mr. Tierney served in the Air Force from 1960 to 1971, including a tour of duty in Vietnam where he served as Deputy Chief of Logistics Plans and Programs at Headquarters, 7th Air Force, during the Tet Offensive. After completing this tour, he was assigned as a Pentagon Research Associate at the RAND Corporation where he worked on logistics analysis and the use of advanced technologies. He has a BA in business from Wayne State University and an MSc. in logistics management from the Air Force Institute of Technology. Mr. Tierney has a distinguished record of civic activities including: Trustee Emeritus of the UCI Foundation Board, where his focus has been to support research of strategic health initiatives including precision medicine; a Regent of Bastyr University, Seattle, Washington; Advisor to the UC Irvine School of Medicine and on the Board of Children’s Hospital of Orange County, as well as multiple other Educational, Arts and Law enforcement organizations. Wayne State University recently named a 125 year old Detroit mansion "The Tierney Alumni House" after him. In May 2015 Mr. Tierney and his wife, Elizabeth, endowed the Tierney Center for Veterans Services in partnership with Goodwill Industries of Orange County to provide a global approach to assisting veterans and their families. Mr. Tierney has joined our Board to serve as a director because of his extensive experience in management, his knowledge of the FDA and Department of Defense, his commitment to the health and welfare of military personnel and his influence as a business and civic leader.

Michal Votruba, Director

Michal Votruba joined our Board of Directors on July 30, 2015. Since 2013, Mr. Votruba has been the Director of the Gradus/RSJ Life Sciences Fund, the largest dedicated fund in Central Europe with a portfolio of companies in Europe and the United States. Since 2010, he has served as a member of the board of PrimeCell Therapeutics a.s. as the Director of Global Business Development overseeing the expansion of the largest regenerative medicine company operating in Central Europe. In 2009, the Czech Academy of Sciences solicited Mr. Votruba's expertise for the first successful privatization project of the Institute of Experimental Medicine in Prague: the newly created protocol established a precedent for future privatization projects in the Czech Republic. Mr. Votruba graduated as a Clinical Psychiatrist from the Medical Faculty of Charles University in Prague in 1989. Shortly thereafter, he emigrated from Czechoslovakia and developed his professional career in Canada and the USA. Since 2005, Mr. Votruba combined his theoretical and clinical experience in the field of Competitive Intelligence serving the global pharmaceutical industry for eight years as an industry analyst advising senior leaders of companies including Amgen, Novartis, Eli Lilly, Allergan, EMD, Serono and Sanofi. Mr. Votruba brings valuable expertise to the Board of Directors as a clinical psychiatrist and broad experience in the international marketing of innovative medical technologies.

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Director Resigning On the Date of this Prospectus

Robert J. Follman, Director

Robert J. Follman was a member of our Board of Directors between February 25, 2013 and the date of this prospectus. Mr. Follman is President and CEO of R.A. Industries Inc., one of the leading producers of complex multi-axis components for the aerospace, nuclear, petroleum and other commercial industries, and has served in that position since 1976. He is also Chairman of the Board of Markall Incorporated, a related company that produces and markets electro-mechanical assemblies for the same markets. In the travel industry, Mr. Follman is the owner and President of the historic adventure destination fishing lodge in Alaska, Katmai Lodge. Mr. Follman is a longtime supporter of many local and national charitable organizations and is active in many community and civic affairs. He has a long history of supporting the UC Irvine Diabetes Center, St. Joseph Health Foundation, Segerstrom Center for the Arts, The Boys & Girls Club, The Salvation Army among many other organizations. Mr. Follman was selected to serve as a director because of his leadership experience, having served as an executive officer, and his influence as a business and civic leader.

Executive Officers

George C. Carpenter IV, President and Chief Executive Officer

George C. Carpenter IV has been serving as the Chief Executive Officer since April 10, 2009, and served as our President from October 1, 2007. Mr. Carpenter also served as our director from April 2009 until November 2012. For 5 years prior to joining the Company in October 2007, Mr. Carpenter served as President and CEO of WorkWell Systems, Inc., a national physical medicine firm that manages occupational health programs for Fortune 500 employers. Prior to his position at WorkWell Systems, Mr. Carpenter founded and served as Chairman and CEO of Core, Inc., a company focused on integrated disability management and work-force analytics. He served in those positions from 1990 until Core was acquired by Assurant, Inc. in 2001. From 1984 to 1990, Mr. Carpenter was a Vice President of Operations with Baxter Healthcare, served as a Director of Business Development and as a strategic partner for Baxter's alternate site businesses. Mr. Carpenter began his career at Inland Steel where he served as a Senior Systems Consultant in manufacturing process control. Mr. Carpenter holds an M.B.A. in Finance from the University of Chicago and a B.A. with Distinction in International Policy & Law from Dartmouth College.

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Donald E. D' Ambrosio, Chief Financial Officer and Secretary

Donald E. D'Ambrosio joined the Company as our Chief Financial Officer and Secretary effective March 31, 2017. Prior to joining the Company, Mr. D'Ambrosio founded and built Oxygen Funding, Inc. ("Oxygen Funding"), an asset-based lending company specializing in providing working capital to small businesses, where he served as President, CEO and CFO from December 2007 to February 2017. During Mr. D'Ambrosio's tenure, Oxygen Funding grew to fund over $100 million of client receivables. Prior to founding Oxygen Funding, Mr. D'Ambrosio worked at BNC Mortgage, Inc. (later BNC Mortgage LLC) (collectively "BNC"), a specialty finance company that originated and sold non-conforming residential mortgage loans, where he held positions of increasing responsibility from 1996 to 2007, including controller and, ultimately, SVP, and CFO. Within BNC, Mr. D'Ambrosio played a key role in BNC's IPO (which raised $35 million), in BNC's listing on NASDAQ on March 10, 1998 and in BNC's leveraged management buyout by Lehman Brothers in 2000, which took BNC private. BNC filed a voluntary petition for bankruptcy in January 2009 under Chapter 11 of the United States Bankruptcy Code. Mr. D'Ambrosio has been a featured speaker for the U.S. Small Business Association and a writer for The Commercial Factor magazine. Mr. D'Ambrosio holds a Bachelor of Business Administration degree with an emphasis in accounting from Temple University. Mr. D'Ambrosio joins the Company with his skill and experience as a CFO, along with his IPO and NASDAQ up-listing experience.

Board Composition, Committees and Director Independence

Our Board of Directors currently consists of four members: Robin L. Smith, M.D., Geoffrey E. Harris, John Pappajohn, and Michal Votruba. Each of the members was elected at our annual meeting of stockholders held on November 1, 2016, and will serve until our next annual meeting or until his or her successor is duly elected and qualified. On the date of this prospectus, Robert J. Follman resigned from our Board.

We have applied to list our common stock on the Nasdaq Capital Market. The Company's securities are not currently listed on a national securities exchange or an inter-dealer quotation system that requires a majority of the Board of Directors to be independent. We nonetheless use the definition of "independence" under Rule 5605(a)(2) of the NASDAQ Stock Market Rules, as applicable and as may be modified or supplemented from time to time and the interpretations thereunder, to determine if the members of our Board are independent. In making this determination, our Board considers, among other things, transactions and relationships between each director and his immediate family and the Company, including those reported under the caption "Certain Relationships and Related Transactions." The purpose of this review is to determine whether any such relationships or transactions are material and, therefore, inconsistent with a determination that the directors are independent. On the basis of such review and its understanding of such relationships and transactions, all our Board members (including those former Board members that served during the fiscal year ended September 30, 2016) are "independent" directors as that term is defined in the NASDAQ Stock Market Rules.

Board Committees

Our Board of Directors established an audit committee and a compensation committee at a Board meeting held on March 3, 2010, and a governance and nominations committee at a Board meeting held on March 22, 2012. Each committee has its own charter, which is available on our website at www.myndanalytics.com. Information contained on our website is not incorporated herein by reference. Each of the Board committees has the composition and responsibilities described below.

Audit Committee

We have a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act of 1934, as amended (the "Exchange Act"). Immediately prior to the date of this prospectus, Mr. Harris (Chair), Mr. Follman, Mr. Tierney and Mr. Votruba were the members of the audit committee. As of the date of this prospectus, Mr. Harris (Chair), Mr. Tierney and Mr. Votruba are the members of the audit committee. The audit committee is composed of members who are "independent" within the meaning of Rule 10A-3 under the Exchange Act and the NASDAQ Stock Market Rules. Our Board has determined that Mr. Harris serves as the "audit committee financial expert," as such term is defined in Item 407(d)(5) of Regulation S-K. In his roles as Audit Committee Chair of another public company, as Managing Partner of a money management and healthcare advisory firm, as a senior investment banker, portfolio manager and health care research analyst, Mr. Harris has gained over 33 years of experience analyzing the financial statements of public companies, assessing the use of accounting methods employed by those companies and the financial acumen of their management.

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The audit committee oversees our accounting and financial reporting processes and oversees the audit of our financial statements and the effectiveness of our internal control over financial reporting. The specific functions of this committee include:

•	selecting and recommending to our Board of Directors the appointment of an independent registered public accounting firm and overseeing the engagement of such firm;

•	approving the fees to be paid to the independent registered public accounting firm;

•	helping to ensure the independence of our independent registered public accounting firm;

•	overseeing the integrity of our financial statements;

•	preparing an audit committee report as required by the SEC to be included in our annual proxy statement;

•	reviewing major changes to our auditing and accounting principles and practices as suggested by our company's independent registered public accounting firm, internal auditors (if any) or management;

•	reviewing and approving all related party transactions; and

•	overseeing our compliance with legal and regulatory requirements.

Compensation Committee

Our compensation committee assists the Board of Directors in the discharge of its responsibilities relating to the compensation of the Board of Directors and our executive officers. Immediately prior to the date of this prospectus, Mr. Pappajohn (Chair), Dr. Smith, Mr. Follman and Mr. Votruba were the members of our compensation committee. As of the date of this prospectus, Mr. Pappajohn (Chair), Mr. Harris, and Mr. Votruba are the members of compensation committee. The Board is expected to determine that they are "independent" within the meaning of the NASDAQ Stock Market Rules and both members qualify as "non-employee directors" under Rule 16b-3 of the Exchange Act.

The committee's compensation-related responsibilities include:

•	assisting our Board of Directors in developing and evaluating potential candidates for executive positions and overseeing the development of executive succession plans;

•	reviewing and approving, on an annual basis, the corporate goals and objectives with respect to compensation for our chief executive officer;

•	reviewing, approving and recommending to our Board of Directors on an annual basis the evaluation process and compensation structure for our other executive officers;

•	providing oversight of management's decisions concerning the performance and compensation of other company officers, employees, consultants and advisors;

•	reviewing our incentive compensation and other stock-based plans and recommending changes in such plans to our Board of Directors as needed, and exercising all the authority of our Board of Directors with respect to the administration of such plans;

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•	reviewing and recommending to our Board of Directors the compensation of independent directors, including incentive and equity-based compensation; and

•	selecting, retaining and terminating such compensation consultants, outside counsel and other advisors as it deems necessary or appropriate.

Governance and Nominations Committee

The purpose of the governance and nominations committee is to recommend to the Board nominees for election as directors and persons to be elected to fill any vacancies on the Board, develop and recommend a set of corporate governance principles and oversee the performance of the Board. Mr. Tierney (Chair), Dr. Smith, Mr. Pappajohn and Mr. Harris are the members of our governance and nominations committee. The Board has determined that the members of the current committee are "independent" within the meaning of the NASDAQ Stock Market Rules.

The committee's responsibilities include:

•	Selecting director nominees. The governance and nominations committee recommends to the Board of Directors nominees for election as directors at any meeting of stockholders and nominees to fill vacancies on the Board. The governance and nominations committee would consider candidates proposed by stockholders and will apply the same criteria and follow substantially the same process in considering such candidates as it does when considering other candidates. The governance and nominations committee may adopt, at its discretion, separate procedures regarding director candidates proposed by our stockholders. Director recommendations by stockholders must be in writing, include a resume of the candidate's business and personal background and include a signed consent that the candidate would be willing to be considered as a nominee to the Board and, if elected, would serve. Such recommendation must be sent to the Company's Secretary at the Company's executive offices. When it seeks nominees for directors, our governance and nominations committee takes into account a variety of factors including (a) ensuring that the Board, as a whole, is diverse and consists of individuals with various and relevant career experience, relevant technical skills, industry knowledge and experience, financial expertise (including expertise that could qualify a director as a "financial expert," as that term is defined by the rules of the SEC), local or community ties and (b) minimum individual qualifications, including strength of character, mature judgment, familiarity with the company's business and industry, independence of thought and an ability to work collegially. The Company is of the view that the continuing service of qualified incumbents promotes stability and continuity in the Board room, contributing to the ability of the Board of Directors to work as a collective body, while giving the Company the benefit of the familiarity and insight into the Company's affairs that its directors have accumulated during their tenure. Accordingly, the process of the governance and nominations committee for identifying nominees reflects the Company's practice of re-nominating incumbent directors who continue to satisfy the committee's criteria for membership on the Board of Directors, whom the committee believes continue to make important contributions to the Board of Directors and who consent to continue their service on the Board of Directors. The Board has not adopted a formal policy with respect to its consideration of diversity and does not follow any ratio or formula to determine the appropriate mix; rather, it uses its judgment to identify nominees whose backgrounds, attributes and experiences, taken as a whole, will contribute to the high standards of Board service. The governance and nominations committee may adopt, and periodically review and revise as it deems appropriate, procedures regarding director candidates proposed by stockholders.

•	Reviewing requisite skills and criteria for new Board members and Board composition. The governance and nominations committee reviews with the entire Board of Directors, on an annual basis, the requisite skills and criteria for Board candidates and the composition of the Board as a whole.

•	Hiring of search firms to identify director nominees. The governance and nominations committee has the authority to retain search firms to assist in identifying Board candidates, approve the terms of the search firm's engagement, and cause the Company to pay the engaged search firm's engagement fee.

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•	Selection of committee members. The governance and nominations committee recommends to the Board of Directors, on an annual basis, the directors to be appointed to each committee of the Board of Directors.

•	Evaluation of the Board of Directors. The governance and nominations committee will oversee an annual self-evaluation of the Board of Directors and its committees to determine whether it and its committees are functioning effectively.

•	Development of Corporate Governance Guidelines. The governance and nominations committee will develop and recommend to the Board a set of corporate governance guidelines applicable to the Company.

The governance and nominations committee may delegate any of its responsibilities to subcommittees as it deems appropriate. The governance and nominations committee is authorized to retain independent legal and other advisors, and conduct or authorize investigations into any matter within the scope of its duties.

Committee Memberships and Meetings

The following table below sets forth the current membership of each Committee:

Name of Director	Audit Committee	Compensation Committee	Governance and Nominations Committee
Robin L. Smith, M.D.		Member	Chair
Geoffrey E. Harris	Chair		Member
John Pappajohn	Member	Chair	Member
Thomas T. Tierney			Member
Michal Votruba	Member	Member

Board Meetings

During the fiscal year ended September 30, 2016, the Board held eleven meetings, the Audit Committee held four meetings, the Compensation Committee held one meeting and the Governance and Nominations Committee held two meetings.  Each incumbent director attended 75% or more of the total number of meetings of the Board and the Board Committees of which they were a member during the period they served as a director in fiscal year 2016.  The Board of Directors meets in executive session without the presence of management as desired, but at least annually, during the year.

The Company has not yet established a policy with respect to Board members' attendance at its annual meetings. All incumbent directors attended last year's annual meeting, with the exception of Mr. Pappajohn and Mr. Tierney (who was not a member of the Board on the date of last year’s annual meeting).

Board Leadership Structure

To assure effective and independent oversight of management, our Board of Directors operates with the roles of Chief Executive Officer and Chairman of the Board separated in recognition of the differences between these two roles in the management of the Company. The Chairman of the Board is an independent, non-management role.

Our Board of Directors believes that this leadership structure provides the most effective leadership model for our Company. By permitting more effective monitoring and objective evaluation of the Chief Executive Officer's performance, this structure increases the accountability of the Chief Executive Officer. A separation of the Chief Executive Officer and Chairman roles also prevents the former from controlling the Board's agenda and information flow, thereby reducing the likelihood that the Chief Executive Officer would abuse his power.

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Board Oversight of Risk Management

Our Board of Directors believes that overseeing how management manages the various risks we face is one of its most important responsibilities to the Company's stakeholders. Our Board believes that, in light of the interrelated nature of the Company's risks, oversight of risk management is ultimately the responsibility of the full Board; however, it has delegated this responsibility to the audit committee with respect to financial risk. The audit committee meets before each quarterly filing on Form 10-Q or the annual filing on Form 10-K with management and the independent registered public accounting firm to review the Company's major financial risk exposures and the steps taken to monitor and control such exposures. Our Board meets regularly to discuss the strategic direction and the issues and opportunities facing our Company. Throughout the year, our Board provides guidance to management regarding our strategy and helps to refine our plans to implement our strategy. The involvement of the Board in setting our business strategy is critical to the determination of the types and appropriate levels of risk undertaken by the Company.

Code of Ethics

Our Board of Directors has adopted a Code of Ethical Conduct (the "Code of Conduct") which constitutes a "code of ethics" as defined by applicable SEC rules and a "code of conduct" as defined by applicable NASDAQ rules. We require all employees, directors and officers, including our principal executive officer and principal financial officer to adhere to the Code of Conduct in addressing legal and ethical issues encountered in conducting their work. The Code of Conduct requires that these individuals avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in our best interest. The Code of Conduct contains additional provisions that apply specifically to our Chief Executive Officer, Chief Financial Officer and other finance department personnel with respect to full and accurate reporting. The Code of Conduct is available on our website at www.myndanalytics.com. The Company will post any amendments to the Code of Conduct, as well as any waivers that are required to be disclosed by the rules of the SEC on such website.

Conflicts of Interest

We are not aware of any current conflicts of interest between our officers and directors, and us.  However, certain potential conflicts of interests may arise in the future. For example, John Pappajohn, our director, recently increased his beneficial ownership position in Hooper Holmes, Inc. to greater than 10%. Pursuant to an agreement we entered into with Hooper Holmes, Hooper Holmes has been engaged to administer our EEG's nationwide as we expand our commercial business. We will continue to periodically evaluative this relationship for any potential conflicts of interest,

From time to time, one or more of our affiliates may form or hold an ownership interest in and/or manage other businesses both related and unrelated to the type of business that we own and operate or may own and operate in the future. These persons may continue to form, hold an ownership interest in and/or manage additional other businesses which may compete with ours with respect to operations, including financing and marketing, management time and services and potential customers. These activities may give rise to conflicts between or among our interests and other businesses with which our affiliates are associated. Our affiliates are in no way prohibited from undertaking such activities, and neither we nor our stockholders will have any right to require participation in such other activities.

Further, because we may transact business with some of our officers, directors and affiliates, as well as with firms in which some of our officers, directors or affiliates have a material interest, potential conflicts may arise between the respective interests of us and these related persons or entities. We believe that such transactions will be effected on terms at least as favorable to us as those available from unrelated third parties.

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Executive Compensation

Overview of Executive Compensation Practices

We believe that a skilled, experienced and dedicated executive team is essential to the future performance of our Company and to building stockholder value. We have sought to establish a competitive compensation program that enables us to attract and retain executive officers with these qualities. The goal of our compensation package is to motivate our executive officers to achieve strong financial performance, particularly increased revenues and profitability. Our executive compensation program is administered by the compensation committee.

Compensation Philosophy

Generally, we compensate our executive officers with a compensation package that is designed to drive Company performance to maximize stockholder value while meeting our needs and the needs of our executives. The following are objectives we consider:

•	Alignment — to align the interests of executives and stockholders through equity-based compensation awards;

•	Retention — to attract, retain and motivate highly qualified, high performing executives to lead our growth and success; and

•	Performance — to provide, when appropriate, compensation that is dependent upon the executive's achievements and the Company's performance.

In order to achieve the above objectives, our executive compensation philosophy is guided by the following principles:

•	Rewards under incentive plans are based upon our short-term and longer-term financial results and increasing stockholder value;

•	Executive pay is set at sufficiently competitive levels to attract, retain and motivate highly talented individuals who are necessary for us to achieve our goals, objectives and overall financial success;

•	Compensation of an executive is based on such individual's role, responsibilities, performance and experience; and

•	Annual performance of the Company and the executive are taken into account in determining annual bonuses with the goal of fostering a pay-for-performance culture.

Compensation Elements

We compensate our executives through a variety of components, which may include a base salary, annual performance-based incentive bonuses, equity incentives, and benefits and perquisites, in order to provide our executives with a competitive overall compensation package. The mix and value of these components are impacted by a variety of factors, such as responsibility level, individual negotiations and performance and market practice. The purpose and key characteristics for each component are described below.

Base Salary

Base salary provides executives with a steady income stream and is based upon the executive's level of responsibility, experience, individual performance and contributions to our overall success, as well as negotiations between the Company and such executive officer. Competitive base salaries, in conjunction with other pay components, enable us to attract and retain talented executives. The Board typically sets base salaries for our executives at levels that it deems to be competitive, with input from our Chief Executive Officer.

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Annual Incentive Bonuses

Annual incentive bonuses are a variable performance-based component of compensation. The primary objective of an annual incentive bonus is to reward executives for achieving corporate and individual goals and to align a portion of total pay opportunities for executives to the attainment of our Company's performance goals. Annual incentive awards, when provided, act as a means to recognize the contribution of our executive officers to our overall financial, operational and strategic success.

Equity Incentives

Equity incentives are intended to align executive and stockholder interests by linking a portion of executive pay to long-term stockholder value creation and financial success over a multi-year period, or to further incentivize management to execute on our strategic milestones. Equity incentives may also be provided to our executives to attract and enhance the retention of executives and to facilitate stock ownership by our executives. The Board considers individual and Company performance when determining long-term incentive opportunities.

Health and Welfare Benefits

The executive officers participate in health and welfare and paid time-off benefits which we believe are competitive in the marketplace. Health and welfare and paid time-off benefits help ensure that we have a productive and focused workforce.

Severance and Change of Control Arrangements

We do not have a formal plan for severance or separation pay for our employees, but we typically include a severance provision in the employment agreements of our executive officers that have written employment agreements with us. Generally, such provisions are triggered in the event of involuntary termination of the executive without cause or in the event of a change in control. Please see the description of our employment agreements with each of George Carpenter and Paul Buck below for further information.

Other Benefits

In order to attract and retain highly qualified executives, we may provide our executive officers with automobile allowances, consistent with current market practices.

Accounting and Tax Considerations

We consider the accounting and tax implications of all aspects of our executive compensation strategy and, so long as doing so does not conflict with our general performance objectives described above, we strive to achieve the most favorable accounting and tax treatment possible to the Company and our executive officers.

Process for Setting Executive Compensation; Factors Considered

When making pay determinations for named executive officers, the Board considers a variety of factors including, among others: (1) actual Company performance as compared to pre-established goals, (2) individual executive performance and expected contribution to our future success, (3) changes in economic conditions and the external marketplace, (4) prior years' bonuses and long-term incentive awards, and (5) in the case of executive officers, other than Chief Executive Officer, the recommendation of our Chief Executive Officer, and in the case of our Chief Executive Officer, his negotiations with our Board. No specific weighting is assigned to these factors nor are particular targets set for any particular factor. Ultimately, the Board uses its judgment and discretion when determining how much to pay our executive officers and sets the pay for such executives by element (including cash versus non-cash compensation) and in the aggregate, at levels that it believes are competitive and necessary to attract and retain talented executives capable of achieving the Company's long-term objectives.

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Compensation Structure

Unless otherwise indicated, all stock-based amounts (including historical amounts) appearing in this proxy statement have been adjusted to give effect to the 1-for-200 reverse stock split effective September 21, 2016.

Summary Compensation Table―Fiscal Year Ended September 30, 2016

The following table provides disclosure concerning all compensation paid for services to us in all capacities for our fiscal years ending September 30, 2016 and 2015 provided by (i) each person serving as our principal executive officer ("PEO") or acting in a similar capacity during our fiscal year ended September 30, 2016 and (ii) our two most highly compensated executive officers other than our PEO who were serving as executive officers on September 30, 2016 and whose total compensation exceeded $100,000 (collectively with the PEO referred to as the "named executive officers" in this "Executive Officers and Executive Compensation" section).

Name and Principal Position	Fiscal Year Ended September 30,	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (3)	All Other Compensation ($) (4)	Total ($)
George C. Carpenter IV	2016	270,000	—	25,500	189,400	21,000	505,900
(President and Chief Executive Officer)	2015	270,000	—	—	—	19,500	289,500

Paul Buck	2016	208,000		25,500	189,400	8,500	431,400
(Chief Financial Officer and Secretary (Retired))	2015	208,000	—	—	—	17,500	225,500

(1)	Salaries for the fiscal years ended September 30, 2016 and 2015 which were accrued and paid as follows:

•	Mr. Carpenter’s salary for fiscal year 2016 was $270,000 all of which was paid out.
•	Mr. Carpenter’s salary for fiscal year 2015 was $270,000 of which $168,300 was paid and $101,700 was accrued. For the pay period starting February 16, 2015 through to July 31, 2015, a portion of Mr. Carpenter's salary was voluntarily deferred with a cash payout limited to $4,000 per month, the balance being accrued. Mr. Carpenter elected to defer a portion of his salary as noted to allow additional cash to remain in the Company during a period of limited cash resources.
•	Mr. Buck’s salary for fiscal year 2016 was $208,000 all of which was paid out.
•	Mr. Buck’s salary for fiscal year 2015 was $208,000 of which $134,700 was paid and $73,300 was accrued. For the pay period starting February 16, 2015 through to July 31, 2015, a portion of Mr. Buck's salary was voluntarily deferred with a cash payout limited to $4,000 per month, the balance being accrued. Mr. Buck elected to defer a portion of his salary as noted to allow additional cash to remain in the Company during a period of limited cash resources.

(2)	On April 5, 2016, the Board approved grants of restricted Common Stock to each of Messrs. Carpenter and Buck of 5,000 shares valued at $25,500. 50% of the shares issued to each vested on the date of grant and 50% vested (or will vest) pro-rata over 12 months starting on the date of grant. The shares were value at $5.10 each, which was the closing price of the Company’s stock quoted on the OTC.QB on the date of grant.

(3)	On September 22, 2016, the Board granted each of Messrs. Carpenter and Buck an option to purchase 32,000 shares of Common Stock valued at $189,400 each using the Black Scholes Model. The options were granted pursuant to the 2012 Plan, as amended and approved at the Annual Meeting of Stockholders held on November 1, 2016. The exercise price of the options is $6.00 per share and vest 25% on the date of grant and the remainder upon the achievement of various performance-based metrics.

(4)	Relates to healthcare insurance premiums and Health Savings Account contributions paid on behalf of executive officers of the Company for fiscal years 2016 and 2015, respectively.

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•	For Mr. Carpenter health care benefits were $21,000 and 19,500 for fiscal years 2016 and 2015, respectively.
•	For Mr. Buck healthcare benefits were $8,500 and $17,500 for fiscal years 2016 and 2015, respectively.

Narrative Disclosure to Summary Compensation Table

On September 22, 2016, the Board granted each of Messrs. Carpenter and Buck an option to purchase 32,000 shares of Common Stock, valued at $189,400 each using the Black Scholes Model. The options were granted pursuant to the 2012 Plan, as amended and approved at the Annual Meeting of Stockholders held on November 1, 2016. The exercise price of the options is $6.00 per share and the options vest in 25% tranches as described in Footnote 3 to the “Summary Compensation Table”.

During fiscal year 2016, salaries were paid out in the normal schedule without delays or accruals. There was also no pay-out of accrued salaries from fiscal 2015.

During fiscal year 2015, the Company’s managers voluntarily elected to limit their respective salaries paid in cash to $4,000 per month for the period starting mid-February 2015, through to the end of July 2015, in order to help bridge the Company through a period with limited cash resources. The balance of the unpaid salaries were accrued as follows: George Carpenter $101,750, Paul Buck $73,300, Stewart Navarre $55,000 and Brian MacDonald $63,300.

Since the Company had limited cash and cash equivalent resources as of September 30, 2016 and 2015, no bonuses were paid or accrued for our executive officers during the fiscal years ended September 30, 2016 and 2015.

Please refer to the footnotes to the "Summary Compensation Table" above for a description of the components of "Stock Awards" and "All Other Compensation" received by the named executive officers.

The following are summaries of employment agreements that we have entered into with respect to our two named executive officers. These summaries include, where applicable, a description of all payments the Company is required to make to such named executive officers at, following or in connection with the resignation, retirement or other termination of such named executive officers, or a change in control of our company or a change in the responsibilities of such named executive officers following a change in control.

Employment Agreements

George Carpenter

On October 1, 2007, we entered into an employment agreement with George Carpenter pursuant to which Mr. Carpenter began serving as our President. During the period of his employment, Mr. Carpenter received a base salary of no less than $180,000 per annum, which was subject to upward adjustment at the discretion of the Chief Executive Officer or our Board of Directors. On March 3, 2010, the Board of Directors increased the annual base salary of Mr. Carpenter to $270,000, with the increase in salary having retroactive effect to January 1, 2010. In addition, pursuant to the terms of his initial employment agreement, on October 1, 2007, Mr. Carpenter was granted an option to purchase 162 shares of our Common Stock at an exercise price of $5,340.00 per share pursuant to our 2006 Stock Incentive Plan. In the event of a change of control transaction, a portion of Mr. Carpenter’s unvested options equal to the number of unvested options at the date of the corporate transaction multiplied by the ratio of the time elapsed between October 1, 2008 and the date of the corporate transaction over the vesting period (48 months) will automatically accelerate, and become fully vested. Mr. Carpenter is entitled to four weeks’ vacation per annum, health and dental insurance coverage for himself and his dependents, and other fringe benefits that we offer our employees from time to time.

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Mr. Carpenter’s employment is on an "at-will" basis, and Mr. Carpenter may terminate his employment with us for any reason or for no reason. Similarly, we may terminate Mr. Carpenter’s employment with or without cause. If we terminate Mr. Carpenter’s employment without cause or Mr. Carpenter involuntarily terminates his employment with us (an involuntary termination includes changes, without Mr. Carpenter’s consent or pursuant to a corporate transaction, in Mr. Carpenter’s title or responsibilities so that he is no longer the President of our company), Mr. Carpenter shall be eligible to receive as severance his salary and benefits for a period equal to six months payable in one lump sum upon termination. If Mr. Carpenter is terminated by us for cause, or if Mr. Carpenter voluntarily terminates his employment, he will not be entitled to any severance.

As of April 10, 2009, Mr. Carpenter was named Chief Executive Officer and a director of the Company and, on April 29, 2011, became our President again. This was a position he had held from the time that he had joined the Company in October 2007 through to April 10, 2009 when he was named Chief Executive Officer and Chairman of the Board. Mr. Carpenter resigned from the Board of Directors on November 30, 2012, and remains the President and Chief Executive Officer of the Company.

Paul Buck

On February 18, 2010, we entered into an employment agreement with Paul Buck pursuant to which Mr. Buck began serving as our Chief Financial Officer on an "at will" basis and was to be paid a salary of no less than $208,000 per annum, which is subject to upward adjustment at the discretion of the Chief Executive Officer or the Board of Directors of our company. Pursuant to his employment agreement, Mr. Buck also received an option to purchase 75 shares of our Common Stock on March 3, 2010, which options vest in 48 equal installments commencing on March 3, 2010. The options have an exercise price of $3,300.00 per share and were granted under our 2006 Stock Incentive Plan. In the event of a change of control transaction, a portion of Mr. Buck’s unvested options equal to the number of unvested options at the date of the corporate transaction multiplied by the ratio of the time elapsed between March 3, 2010 and the date of the corporate transaction over the vesting period (48 months) will automatically accelerate, and become fully vested. In the event of a change of control transaction, a portion of Mr. Buck’s unvested options equal to the number of unvested options at the date of the corporate transaction multiplied by the ratio of the time elapsed between option grant date and the date of the corporate transaction over the vesting period (48 months) will automatically accelerate, and become fully vested. Mr. Buck is entitled to four weeks’ vacation per annum, health and dental insurance coverage for himself and his dependents, and other fringe benefits that we offer our employees from time to time. As Mr. Buck’s employment is on an "at-will" basis, he may terminate his employment with us for any reason or for no reason. Similarly, we may terminate Mr. Buck’s employment with or without cause. If we terminate Mr. Buck’s employment without cause or Mr. Buck involuntarily terminates his employment with us, Mr. Buck shall be eligible to receive as severance his salary and benefits for a period equal to six months payable in one lump sum upon termination. If Mr. Buck is terminated by us for cause, or if Mr. Buck voluntarily terminates his employment, he will not be entitled to any severance. Mr. Buck retired as CFO from the Company effective March 31, 2017. Mr. Buck will continue to be available to the Company as a consultant through September 30, 2017.

On April 24, 2017, we entered into a Confidential Employment Separation and Release Agreement (the "Separation Agreement") with Mr. Buck. Pursuant to the Separation Agreement, we agreed to pay Mr. Buck an aggregate amount of $105,333, which consists of $32,000 in accrued paid time off ("PTO") and $73,333 (less lawful deductions) in accrued pay ("Deferred Pay") that was voluntarily deferred by Mr. Buck between February 16, 2015 and July 31, 2015.

Pursuant to the Separation Agreement, Mr. Buck will remain with us as a consultant on an as-needed basis, through September 30, 2017. From April 1, 2017 through May 31, 2017, Mr. Buck will use his accrued PTO as total and complete compensation for such period. Thereafter and through September 30, 2017 (the "Consulting Period"), Mr. Buck will receive the Deferred Pay in equal semi-monthly installments on our established pay dates via our regular payroll system, beginning on the next established pay date following May 31, 2017. Certain options to purchase our common stock granted to Mr. Buck under the 2012 Plan will continue to vest through the Consulting Period and will be exercisable by Mr. Buck for a period of 12 months from September 30, 2017 in accordance with their terms.

In exchange for the payments described above, Mr. Buck has agreed to release any and all claims, as defined and subject to the limitations set forth in the Separation Agreement, against us related to Mr. Buck's employment and separation. The Separation Agreement also contains confidentiality and other customary restrictive covenants. The Separation Agreement is subject to revocation by Mr. Buck for a period of 7 days following its effective date.

Donald E. D’Ambrosio

On March 14, 2017, we entered into a letter agreement of employment with Mr. D’Ambrosio setting forth Mr. D’Ambrosio’s compensation and certain other employment terms. Pursuant to this letter agreement, Mr. D’Ambrosio will be paid an annual base salary of $215,020, will be eligible to participate in our benefit plans, and received a signing bonus of $8,959.17 which was paid on March 31, 2017. In addition, pursuant to the letter agreement, Mr. D’Amborsio was granted an option to purchase 18,000 shares of Common Stock at an exercise price of $5.90 per share (the closing price of the Common Stock on March 31, 2017), with: (i) the option to purchase 15,000 shares vesting in equal monthly installments over 36 months from March 31, 2017, and (ii) the option to purchase 3,000 shares vesting upon the successful listing of our Common Stock on a national securities exchange. The vesting of such grants is also subject to acceleration upon the occurrence of certain pre-determined events. Pursuant to the letter agreement, Mr. D’Ambrosio’s employment is “at-will”, and may be terminated by either party for any reason, or no reason at all. If we terminate Mr. D’Ambrosio without “cause” (as defined in the agreement), or Mr. D’Ambrosio “involuntarily terminates” (as defined in the agreement) the agreement, Mr. D’Ambrosio will be entitled to receive severance in the form of salary and benefits for a period equal to one-month, with an additional month of salary for each completed year of service up to a limit of six-months, in each case, subject to Mr. D’Ambrosio providing a release of claims satisfactory to us. In the event we terminate Mr. D’Ambrosio for “cause” or Mr. D’Ambrosio voluntarily terminates his employment, Mr. D’Ambrosio will not be entitled to any severance.

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Outstanding Equity Awards at Fiscal Year-End―Fiscal Year Ended September 30, 2016

The following table presents information regarding outstanding options held by our named executive officers as of September 30, 2016.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)
Name	Exercisable	Unexercisable
George Carpenter (1)						1,248	$7,488
	—	16,000	16,000	6.00	September 22, 2026	—	—
	2,175	—	—	50.00	October 8, 2023	—	—
	6,125	—	—	9.44	December 10, 2022	—	—
	667	—	—	3,300.00	March 2, 2020	—	—
	162	—	—	5,340.00	October 1, 2017	—	—

Paul Buck (2)						1,248	$7,488
	—	16,000	16,000	6.00	September 22, 2026	—	—
	2,350	—	—	50.00	October 8, 2023	—	—
	7,000	—	—	9.44	December 10, 2022	—	—
	75	—	—	3,300.00	March 2, 2020	—	—

(1)	On September 22, 2016, the Board granted Mr. Carpenter an option to purchase 32,000 shares of Common Stock which, upon stockholder approval of the 2012 Plan Amendment Proposal, will be deemed to vest as follows: (a) 8,000 on the date of grant, (b) 8,000 on the date that we received CNS approval to bill Medicare, (c) 8,000 upon signing a healthcare system to use our PEER technology and (d) 8,000 upon signing a multi-practitioner group to use our PEER technology. Absent approval by the stockholders of the 2012 Plan Amendment Proposal, these awards will be cancelled.

On April 5, 2016, the Board approved a grant of 5,000 shares of Common Stock to Mr. Carpenter valued at $25,500. 50% of the shares vested on the date of grant and 50% vested (or will vest) pro-rata over 12 months starting on the date of grant. As of September 30, 2016, 1,248 shares remain unvested and are valued at $6.00 per shares.

On October 8, 2013, Mr. Carpenter was granted options to purchase shares 2,175 shares of Common Stock. The options are exercisable at $50.00 per share and vested evenly over 12 months starting from the date of grant. Mr. Carpenter agreed to forego $98,000 of his salary in fiscal year 2014 pursuant to the Employment Compensation Forfeiture and Exchange Agreement dated December 16, 2013. Mr. Carpenter was paid out of accrued salary earned, but not paid, during fiscal years 2013 and 2012. The accrued salary paid out was equivalent to the fiscal year 2014 salary that he had agreed to forego in lieu of receiving the options.

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On December 10, 2012, Mr. Carpenter was granted options to purchase 6,000 shares of Common Stock. The options are exercisable at $9.44 per share and vested in increments of 12.5% at the beginning of each quarter starting from the date of grant. Mr. Carpenter was also granted 125 fully vested shares of Common Stock for his prior services on the Board. These options are also exercisable at a price of $9.44 per share.

On March 3, 2010, Mr. Carpenter was granted options to purchase 667 shares of Common Stock. The options are exercisable at $3,300.00 per share and vested equally over 48 months starting on March 3, 2010.

On October 1, 2007 Mr. Carpenter was granted options to purchase 162 shares of Common Stock. The options are exercisable at an exercise price of $5,340.00 and vested as follows: 21 shares vested immediately with the remaining 141 shares vesting equally over 42 months commencing April 30, 2008.

(2)	On September 22, 2016, the Board granted Mr. Buck an option to purchase 32,000 shares of Common Stock which, upon stockholder approval of the 2012 Plan Amendment Proposal, will be deemed to vest as follows: (a) 8,000 on the date of grant, (b) 8,000 on the date we received CNS approval to bill Medicare, (c) 8,000 upon signing a healthcare system to use our PEER technology and (d) 8,000 upon the Company up-listing to an exchange. Absent approval by the stockholders of the 2012 Plan Amendment Proposal, these awards will be cancelled.

On April 5, 2016, the Board approved a grant of 5,000 shares of Common Stock to Mr. Buck valued at $25,500. 50% of the shares vested on the date of grant and 50% vested (or will vest) pro-rata over 12 months starting on the date of grant. As of September 30, 2016, 1,248 shares remain unvested and are valued at $6.00 per shares.

On October 8, 2013, Mr. Buck was granted options to purchase shares 2,350 shares of Common Stock. The options are exercisable at $50.00 per share and vest evenly over 12 months starting from the date of grant. Mr. Buck agreed to forego $106,500 of his salary in fiscal year 2014 pursuant to the Employment Compensation Forfeiture and Exchange Agreement. Mr. Buck was paid out of accrued salary earned, but not paid, during fiscal years 2013 and 2012. The accrued salary paid out was equivalent to the fiscal year 2014 salary that he agreed to forego in lieu of receiving the options.

On December 10, 2013, Mr. Buck was granted options to purchase 7,000 shares of Common Stock. The options are exercisable at $9.44 per share and vested in increments of 12.5% at the beginning of each quarter starting from the date of grant.

On March 3, 2010, Mr. Buck was granted options to purchase 75 shares of Common Stock. The options are exercisable at $3,300.00 per share and vested equally over 48 months starting on March 3, 2010.

Director Compensation―Fiscal Year Ended September 30, 2016

During our fiscal year ended September 30, 2016, non-employee directors did not receive any cash compensation but did receive fully vested grants of Common Stock, Restricted Stock and options to purchase Common Stock for their service on our Board of Directors or committees thereof. The values of the option and restricted share grants were determined using the Black-Scholes Model and the closing price of the stock on the day of grant.

Non-Employee Director Compensation

Name	Option Awards ($)	Stock Awards ($)	Total ($)
Robin Smith(1)	236,800	265,500	502,300
John Pappajohn (2)		126,400	126,400
Zachary McAdoo (3)	118,400	6,400	124,800
Robert Follman (4)		126,400	126,400
Andrew Sassine (5)	118,400	6,400	124,800
Geoffrey Harris (6)		132,700	132,700
Michal Votruba (7)		126,400	126,400
Thomas Tierney (8)	-	118,400	118,400

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(1)	On September 22, 2016, the Board granted Dr. Robin Smith 40,000 shares of restricted Common Stock at $6.00 per share, which are fully vested. The stock, valued at $240,000 was granted with a tax "gross-up" provision for which the Company has accrued $250,000 for Federal and California State taxes.

Also on September 22, 2016, the Board granted Dr. Smith an option to purchase 40,000 shares of Common Stock with an exercise price of $6 per shares. These options vest 20% on the date of grant and the remainder upon the achievement of various performance-based metrics.

On April 5, 2016, the Board granted Dr. Smith 5,000 shares of Common Stock at $5.10 per share, which were fully vested.

The aggregate number of option awards outstanding for Dr. Smith at September 30, 2016 was 41,250. Of these, options to purchase 1,250 shares have an exercise price of $11.00 per share and options to purchase 40,000 shares have an exercise price of $6.00 per share.

(2)	On September 22, 2016, the Board granted Mr. Pappajohn 20,000 shares of restricted Common Stock at $6.00 per share, which are fully vested.

On April 5, 2016, the Board granted Mr. Pappajohn 1,250 shares of Common Stock at $5.10 per share, which were fully vested.

Mr. Pappajohn joined our Board on August 26, 2009. The aggregate number of option awards outstanding for Mr. Pappajohn at September 30, 2016 was 2,542. Of these, options to purchase 42 shares have an exercise price of $3,300.00 per share, options to purchase 1,250 shares have an exercise price of $9.44 per share and options to purchase 1,250 shares have an exercise price of $11.00 per share.

(3)	On September 22, 2016, the Board granted Mr. McAdoo options to purchase 20,000 shares of Common Stock at $6.00 per share, which are fully vested.

On April 5, 2016, the Board granted Mr. McAdoo 1,250 shares of Common Stock at $5.10 per share, which were fully vested.

Mr. McAdoo served on our Board from November 21, 2011 to November 1, 2016. The aggregate number of option awards outstanding for Mr. McAdoo at September 30, 2016 was 22,542. Of these, 42 options have an exercise price of $600.00 per share, 1,250 options have an exercise price of $9.44 per share, 1,250 options have an exercise price of $11.00 per share and 20,000 have an exercise price of $6.00 per share.

(4)	On September 22, 2016, the Board granted Mr. Follman 20,000 shares of restricted Common Stock at $6.00 per share, which are fully vested.

On April 5, 2016, the Board granted Mr. Follman 1,250 shares of Common Stock at $5.10 per share, which were fully vested.

Mr. Follman joined our Board on February 25, 2013. The aggregate number of option awards outstanding at September 30, 2016 was 2,500 options. Of these, options to purchase 1,250 shares have an exercise price of $9.44 per share and options to purchase 1,250 shares have an exercise price of $11.00 per share.

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(5)	On September 22, 2016, the Board granted Mr. Sassine options to purchase 20,000 shares of Common Stock at $6.00 per share, which are fully vested.

On April 5, 2016, the Board granted Mr. Sassine 1,250 shares of Common Stock at $5.10 per share, which were fully vested.

Mr. Sassine served on our Board from February 25, 2013 to November 1, 2016. The aggregate number of option awards outstanding at September 30, 2016 was 22,500. Of these, options to purchase 1,250 shares have an exercise price of $9.44 per share, options to purchase 1,250 shares have an exercise price of $11.00 per share and options to purchase 20,000 shares have an exercise price of $6.00 per share.

(6)	On September 22, 2016, the Board granted Mr. Harris 20,000 shares of restricted Common Stock at $6.00 per share, which are fully vested.

On April 5, 2016, the Board granted Mr. Harris, as the Chairman of the audit Committee, 2,500 shares of Common Stock at $5.10 per share, which were fully vested.

Mr. Harris joined our Board on July 20, 2015. The aggregate number of option awards outstanding at September 30, 2016 were options to purchase 1,250 shares at $11.00 per share.

(7)	On September 22, 2016, the Board granted Mr. Votruba 20,000 shares of restricted Common Stock at $6.00 per share, which are fully vested.

On April 5, 2016, the Board granted Mr. Votruba 1,250 shares of Common Stock at $5.10 per share, which were fully vested.

Mr. Votruba joined our Board on July 20, 2015. The aggregate number of option awards outstanding at September 30, 2016 was an option to purchase 1,250 shares at $11.00 per share. All share and option grants to Mr. Votruba are assigned to RSJ Investments SICAV a.s. (formerly RSJ Private Equity investiční fond s proměnným základním kapitálem) ("RSJ") RSJ PE, of which he is a representative on the Board

(8)	On September 29, 2016, the Board granted Mr. Tierney 20,000 shares of restricted Common Stock at $6.00 per share, which are fully vested.

Mr. Tierney rejoined our Board on September 29, 2016. Mr. Tierney had originally joined our Board on February 25, 2013, and resigned from our Board on May 22, 2015 and served as its Chairman between March 26, 2013 and the date of his prior resignation. The aggregate number of option awards outstanding for Mr. Tierney at September 30, 2016 was 1,980 of which options to purchase 1,042 shares have an exercise price of $9.44 per share and options to purchase 938 shares have an exercise price of $50.00 per share.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth certain information regarding our equity compensation plans as of September 30, 2016.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (c)
2006 Equity compensation plan approved by security holders	2,224		$4,065.00	-	(1)
2012 Equity compensation plan approved by security holders	220,896	(3)	$10.58	135,354	(2)
Equity compensation plans not approved by security holders	-			-
Total	223,120		$50.99	135,354

(1)	The 2006 Stock Incentive Plan, as amended, has been frozen and replaced by the 2012 Plan.
(2)	Does not include options to purchase 102,000 shares of Common Stock granted to staff members and an advisor on October 2, 2016 and does not include 143,750 restricted shares issued under the 2012 Plan. The 2012 Plan includes the Evergreen provision which, on January 1 of each year through 2022, automatically increases the number of shares subject to the 2012 Plan by the lesser of: (a) a number equal to 10% of the shares of Common Stock authorized under the 2012 Plan as of the preceding December 31 or (b) an amount, or no amount, as determined by our Board of Directors, so long as the aggregate number of shares of Common Stock authorized under the 2012 Plan does not exceed 885,781.
(3)	Includes options to purchase 2,350 shares of Common Stock forfeited by Mr. Buck in connection with his separation in April 2017.

Our Board of Directors has approved an amendment to the 2012 Plan provides for an increase in the number of shares of common stock available for grant thereunder to 800,000 shares (or 1,135,781 shares following increases pursuant to an evergreen provision), subject to approved of such amendment by our stockholders at our next annual meeting of stockholders.

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Certain Relationships and Related Party Transactions

Certain Relationships and Related Transactions

Except as follows, since October 1, 2014, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we are or will be a party:

•	in which the amount involved exceeds the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years; and

•	in which any director, executive officer, or other stockholder of more than 5% of our Common Stock or any member of their immediate family had or will have a direct or indirect material interest.

Issuance and Mandatory Conversion of Senior Convertible Notes

Between September 22, 2014 and September 19, 2016, as part of its $6.0 million private placement convertible debt round of financing (the "Convertible Debt Financing"), the Company entered into agreements with various accredited investors (including affiliates) pursuant to which the Company issued senior convertible notes ("Notes") in an aggregate principal amount of $6.0 million. On September 21, 2016, the Company converted the entire outstanding principal balance of $6.0 million, plus accrued interest of $317,000 on all of the Notes, into 1,263,406 shares of Common Stock at a conversion price of $5.00 per share (the "Mandatory Conversion").

Of the $6.0 million of Notes issued by the Company in the Convertible Debt Financing, $5.3 million were purchased by affiliates of the Company (including certain directors, an officer and certain greater than 5% shareholders) and were converted as follows into shares of Common Stock in the Mandatory Conversion:

		Principal Investment in Convertible Notes	Interest Earned At conversion	Shares Issued on conversion
RSJ	(1)	$2,100,000	122,200	444,454
John Pappajohn	(2)	1,600,000	52,500	290,498
Tierney Family Trust	(3)	640,000	46,600	137,328
Follman Family Trust	(4)	550,000	20,400	114,074
Robin Smith MD	(5)	100,000	3,900	20,776
Geoffrey Harris	(6)	10,000	300	2,058
George Carpenter	(7)	100,000	1,300	20,254
Oman Ventures	(8)	200,000	20,400	44,089
		$5,300,000	267,600	1,073,531

(1)	RSJ is a greater than 5% shareholder. Michal Votruba, a Director for Life Sciences for the RSJ/Gradus Fund, joined our Board on July 30, 2015.
(2)	John Pappajohn is a member of the Board. Of the $1.6 million of Notes purchased by Mr. Pappajohn, $200,000 were assigned to four accredited investors on September 6, 2015. Approximately $10,400 of the total interest was attributable to such transferred Notes, resulting in an aggregate of 42,084 shares being issued upon the Mandatory Conversion of such transferred Notes.
(3)	Thomas Tierney is a trustee of the Tierney Family Trust. Mr. Tierney originally joined the Board on February 25, 2013 and served as Chairman of the Board from March 26, 2013 through his resignation on May 22, 2015. On September 29, 2016, Mr. Tierney rejoined the Board. The Tierney Family Trust is a greater than 5% shareholder of the Company.
(4)	Robert Follman is a trustee of the Follman Family Trust and is a member of the Board.

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(5)	Dr. Robin Smith is the Chairman of the Board.
(6)	Geoffrey Harris is a member of the Board.
(7)	George Carpenter is the CEO of the Company.
(8)	Mark & Jill Oman are the beneficial owners of Oman Ventures and were greater than 5% shareholders of the Company.

Cancellation of Warrants

In connection with the Convertible Debt Financing, the Company also issued warrants to purchasers of the Notes, including to the affiliates referenced above under "—Issuance and Mandatory Conversion of Senior Convertible Notes." All such warrants were cancelled upon the Mandatory Conversion for no value.

Termination of Governance Agreements

On March 28, 2015, the Company entered into a separate termination agreement with each of Equity Dynamics, Inc. ("Equity Dynamics") and SAIL Capital Partners ("SAIL"), in each case to immediately terminate the respective November 28, 2012 governance agreements (collectively, the "Governance Agreements") that the Company had entered into with each of Equity Dynamics and SAIL (collectively, the "Termination Agreements"). Equity Dynamics is an entity owned by John Pappajohn, a director of the Company, and SAIL was one of the Company’s principal stockholders of which former director, Walter Schindler, was the managing partner. Pursuant to the Governance Agreements, the Company had agreed, subject to providing required notice to stockholders, to appoint four individuals nominated by Equity Dynamics and three individuals nominated by SAIL to the Company’s Board of Directors, and to create vacancies for that purpose, if necessary. In addition, at each meeting of stockholders of the Company at which directors were nominated and elected, the Company had agreed to nominate for election the four designees of Equity Dynamics and the three designees of SAIL, and further had agreed to take all necessary action to support such election, and to oppose any challenges to such designees. The Governance Agreements also restricted the Company’s ability to increase the number of directors to more than seven without the consent of Equity Dynamics and SAIL. Pursuant to the Termination Agreements, the Governance Agreements were terminated in their entirety as of March 28, 2015, and are of no further force or effect.

Director and Officer Indemnification Agreement

On December 7, 2015, the Company entered into indemnification agreements with each of its Directors and Executive Officers. The agreements provide for, among other things: the indemnification of these Directors and Officers by the Company to the fullest extent permitted by the laws of the State of Delaware; the advancement to such persons by the Company of certain expenses; related procedures and presumptions of entitlement; and other related matters.

Transactions with John Pappajohn, Director

Mr. Pappajohn participated in the Convertible Debt Financing. Please see "—Issuance and Mandatory Conversion of Senior Convertible Notes" and "—Cancellation of Warrants" above for more information.

On May 13, 2016, and June 27, 2016, Mr. Pappajohn gifted in aggregate 32,692 of his shares of Common Stock to 12 outside parties including family and friends. The transfer of these shares was completed on September 16, 2016.

On November 30, 2016, December 29, 2016, February 10, 2017 and March 21, 2017, the Company sold and issued in aggregate 120,000 shares of its Common Stock, at a per share price of $6.25, in private placements to Mr. Pappajohn, who purchased common stock for $200,000, $100,000, $200,000 and $250,000 respectively resulting in gross cash proceeds to the Company of $750,000.

Transactions with George Carpenter, President and Chief Executive Officer

Mr. Carpenter participated in the Convertible Debt Financing. Please see "—Issuance and Mandatory Conversion of Senior Convertible Notes" and "—Cancellation of Warrants" above for more information.

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On September 25, 2013, the Board approved a consulting agreement effective May 1, 2013, for marketing services provided by Decision Calculus Associates, an entity operated by Mr. Carpenter’s spouse, Jill Carpenter. Effective August 2015, DCA was engaged at a fee of $10,000 per month. From August 2015 through December 31, 2016, DCA has been paid $155,000 with a further $15,000 balance due in accounts payable. The Decision Calculus Associates contract was not renewed for 2017.

Transactions with Robin Smith, M.D., Chairman of the Board

Dr. Smith participated in the Convertible Debt Financing. Please see "—Issuance and Mandatory Conversion of Senior Convertible Notes" and "—Cancellation of Warrants" above for more information.

On November 30, 2016, the Company sold and issued a 16,000 shares of its Common Stock, at a per share price of $6.25, in a private placement to Dr. Smith resulting in gross cash proceeds to the Company of $100,000.

Transactions with Geoffrey Harris, Director

Mr. Harris participated in the Convertible Debt Financing. Please see "—Issuance and Mandatory Conversion of Senior Convertible Notes" and "—Cancellation of Warrants" above for more information.

On March 3, 2017, the Company sold and issued 5,000 shares of its Common Stock, at a per share price of $6.25, in a private placement to Geoffrey Harris, a director of the Company, resulting in gross cash proceeds to the Company of $31,250.

Transactions with Robert J. Follman, Director

The Trust of Robert J. Follman and Carole A. Follman, dated August 14, 1979 (the "Follman Trust"), of which Robert J. Follman is a trustee, participated in the Convertible Debt Financing. Please see "—Issuance and Mandatory Conversion of Senior Convertible Notes" and "—Cancellation of Warrants" above for more information.

Transactions with Tierney Family Trust, Greater than 5% Stockholder

The Tierney Family Trust participated in the Convertible Debt Financing. Please see "—Issuance and Mandatory Conversion of Senior Convertible Notes" and "—Cancellation of Warrants" above for more information.

Mr. Tierney rejoined the Board as a Director on September 29, 2016. Mr. Tierney is a trustee of the Thomas T. and Elizabeth C. Tierney Family Trust (the "Tierney Family Trust"), which is a greater than 5% stockholder.

On November 30, 2016, the Company sold and issued 32,000 shares of its Common Stock, at a per share price of $6.25, in a private placement to the Tierney Family Trust, resulting in gross cash proceeds to the Company of $200,000.

Transactions with RSJ, Greater than 5% Stockholder

RSJ participated in the Convertible Debt Financing. Please see "—Issuance and Mandatory Conversion of Senior Convertible Notes" and "—Cancellation of Warrants" above for more information.

On March 20, 2017, the Company entered into a subscription agreement (the "Subscription Agreement") pursuant to which it sold and issued an aggregate of 160,000 shares of Common Stock, at a price of $6.25 per share, in a private placement to RSJ, for which the Company received gross cash proceeds of $1,000,000. RSJ is a greater than 5% shareholder. Michal Votruba, a Director for Life Sciences for the RSJ/Gradus Fund, joined our Board on July 30, 2015. Pursuant to the Subscription Agreement, the private placement is not subject to a minimum or maximum amount, and the Company cannot provide any assurances that it will receive any additional amount of proceeds in the private placement.

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Transactions with Mark and Jill Oman, Greater than 5% Stockholder

On September 22, 2014, Oman Ventures LLC, of which Mr. Oman, a greater than 5% stockholder, is the President, purchased a Note for $200,000. Pursuant to the Omnibus Amendment, such Notes were convertible into shares of Common Stock at $10.00 per share: (i) automatically, upon the closing of a qualified offering of not less than $5 million, or (ii) voluntarily, within 15 days prior to maturity.

Additionally, on December 23, 2015, in connection with the Second Amended and Restated Note & Warrant Purchase Agreement, Oman Ventures LLC was issued an Extension Warrant to purchase 20,000 shares of Common Stock at $10.00 per share. At this time Mr. and Mrs. Oman ceased being greater than 5% Stockholders.

Hooper Holmes Agreement

In 2016, we entered into an agreement with Hooper Holmes Inc, in which Dr. Smith, our Chairman of the Board, became an advisory member of its board as of March 16, 2017, and in which Mr. Pappajohn, our director, has participated in equity raises to become the beneficial owner of a greater than 10% interest. Hooper Holmes has been engaged to administer our EEG's nationwide as we expand our commercial business.

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DESCRIPTION OF CAPITAL STOCK

The information set forth below is a general summary of our capital stock structure. As a summary, this section is qualified by, and is not a substitute for, the provisions of our Certificate of Incorporation, as amended, and our Bylaws.

Authorized Capital Stock

Our authorized capital stock currently consists of: (i) 500,000,000 shares of common stock, par value $0.001 per share, and (ii) 15,000,000 shares of blank-check preferred stock, par value $0.001 per share. Subject to stockholder approval at our 2017 Annual Meeting of Stockholders, our Board has approved an amendment to our Certificate of Incorporation to reduce the number of shares of common stock that we are authorized to issue from 500,000,000 shares to 250,000,000 shares. The proposed amendment does not affect the number of shares of blank-check preferred stock we are authorized to issue.

Common Stock

As of May 30, 2017, we had 2,539,061 shares of common stock issued and outstanding. In addition, 345,896 shares of common stock were reserved for issuance in respect of options to purchase our common stock, 1,180,000 shares of common stock were reserved for issuance to Aspire Capital in connection with the Purchase Agreement, and 6,895 shares of common stock were reserved for issuance pursuant to issued and outstanding warrants to purchase our common stock.

Dividend Rights

The holders of outstanding shares of common stock are entitled to receive dividends out of funds legally available at the times and in the amounts that our Board may determine, subject to any preferential dividend rights of any preferred stock then outstanding. However, to date we have not paid or declared cash distributions or other dividends on our common stock and except as described below, do not currently intend to pay cash or other dividends on our common stock in the foreseeable future. We intend to retain all earnings, if and when generated, to finance our operations. The declaration of cash dividends in the future will be determined by the Board based upon our earnings, financial condition, capital requirements and other relevant factors.

Prior to the effective date of this offering, our board of directors intends to declare a dividend of warrants to purchase shares of our common stock to the holders of our common stock. We anticipate that each warrant will be exercisable to purchase one-half of one share of common stock, and that warrants would only be exercisable to purchase whole shares. No fractional shares will be issued upon the exercise of such warrants, and in the event the holder of any warrant would be entitled, upon the exercise of such warrant, to receive a fractional interest in a share, we will, upon such exercise, round to the nearest whole number, the number of the shares of Common Stock to be issued to such holder.

Voting Rights

Each holder of our common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders.

No Preemptive or Similar Rights

Holders of our common stock do not have preemptive rights, and common stock is not convertible or redeemable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Right to Receive Liquidation Distributions

Upon our dissolution, liquidation or winding-up, the assets legally available for distribution to our stockholders are distributable ratably among the holders of our common stock, subject to the preferential rights of any preferred stock then outstanding.

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Preferred Stock

As of May 30, 2017, we had no shares of preferred stock issued and outstanding.

Our board of directors has the authority, without further action by our stockholders, to provide, out of the unissued shares of preferred stock, for one or more series of preferred stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change of control of our company and may adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of common stock until the board of directors determines the specific rights attached to that preferred stock.

We have no present plans to issue any shares of preferred stock.

Warrants

As of May 30, 2017, there are outstanding warrants to purchase an aggregate of 6,895 shares of our common stock at a weighted average exercise price of $48.17 per share.

Prior to the effective date of this offering, our board of directors intends to declare a dividend of warrants to purchase shares of our common stock to the holders of our common stock. We anticipate that each warrant will be exercisable to purchase one-half of one share of common stock, and that warrants would only be exercisable to purchase whole shares. No fractional shares will be issued upon the exercise of such warrants, and in the event the holder of any warrant would be entitled, upon the exercise of such warrant, to receive a fractional interest in a share, we will, upon such exercise, round to the nearest whole number, the number of the shares of Common Stock to be issued to such holder.

Underwriter Warrants.   Please see “Underwriting” for a description of Warrants to be issued to the underwriter.

Warrants Issued In This Offering

Each warrant issued in this offering entitles the registered holder to purchase one-half of one share of our common stock at a price equal to $      per half share ($      per whole share), subject to adjustment as discussed below, at any time commencing upon consummation of this offering and terminating at 5:00 p.m., New York City time, on the fifth anniversary of the closing of this offering.

Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon the exercise of such warrants, and in the event the holder of any warrant would be entitled, upon the exercise of such warrant, to receive a fractional interest in a share, we will, upon such exercise, round to the nearest whole number, the number of the shares of Common Stock to be issued to such holder.

The warrants will be issued in registered form under a warrant agreement between us and our warrant agent. The material provisions of the warrants are set forth herein but are only a summary and are qualified in their entirety by the provisions of the warrant agreement that has been filed as an exhibit to the registration statement of which this prospectus forms a part. The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the public warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. Under the terms of the warrant agreement, we have agreed to use our reasonable best efforts to maintain the effectiveness of the registration statement and current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. During any period we fail to have maintained an effective registration statement covering the shares underlying the warrants, the warrant holder may exercise the warrants on a cashless basis and if the requirements of Rule 144 of the Securities Act have been satisfied the shares may be freely sold. If the requirements of Rule 144 of the Securities Act have not been satisfied and there is no registration statement filed, warrant holders be entitled to certain cash payments until the warrant shares can be delivered with a legend.

The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock; provided that if we issue options, convertible securities, warrants or similar securities to our stockholders, each warrant holder will have the right to acquire the same as if it had exercised its warrants for common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

In the event of a “Fundamental Transaction” (as defined in the warrant agreement, which generally includes any merger with another entity, the sale, transfer or other disposition of all or substantially all of our assets to another entity, or the acquisition by a person of more than 50% of our common stock), each warrant holder will have the right at any time prior to the consummation of the Fundamental Transaction to require us to repurchase the warrant for a purchase price in cash equal to the Black Scholes value (as calculated under the warrant agreement) of the then remaining unexercised portion of such warrant on the date of such Fundamental Transaction. Any warrant holder that receives cash described in the preceding sentence shall not receive any “Alternate Consideration” (as defined in the warrant agreement) from such Fundamental Transaction. The “Alternate Consideration” generally means the number of shares of the successor or acquiring corporation and any additional consideration receivable as a result of such Fundamental Transaction.

No fractional shares of common stock will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number of shares of common stock to be issued to the warrant holder.

Anti-Takeover Provisions

Delaware has enacted the following legislation that may deter or frustrate takeovers of Delaware corporations, such as MYnd:

Section 203 of the Delaware General Corporation Law.  Section 203 provides, with some exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or affiliate, or associate of the person, who is an “interested stockholder” for a period of three years from the date that the person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder, excluding shares owned by persons who are both officers and directors of the corporation, and shares held by some employee stock ownership plans; or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation’s board of directors and by the holders of at least 66 2/3% of the corporation’s outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. An “interested stockholder” is defined as any person that is (a) the owner of 15% or more of the outstanding voting stock of the corporation or (b) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether the person is an interested stockholder.

Authorized but Unissued Stock.  The authorized but unissued shares of our common stock are available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offering to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock may enable our Board to issue shares of stock to persons friendly to existing management, which may deter or frustrate a takeover of the company.

Listing

Our shares of common stock are currently quoted on the OTCQB marketplace, operated by OTC Markets Group, under the symbol “MYAN”. We have applied to have our common stock and the warrants offered hereby listed on The NASDAQ Capital Market under the symbols “MYND” and “____W,” respectively. No assurance can be given that our application will be approved.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company. The address of American Stock Transfer & Trust Company is 6201 15th Avenue, Brooklyn, New York, and the phone number is (718) 921-8200.

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Principal stockholders

The following table sets forth information regarding beneficial and other ownership of the shares of common stock, as of May 30, 2017, by:

•	Each of our executive officers;
•	Each of our current directors (excluding Mr. Follman);
•	All of our executive officers and directors as a group; and
•	Each person whom we know to be the beneficial owner of 5% or more of our outstanding Common Stock;

Applicable percentage ownership interest as of May 30, 2017 is based on an aggregate of 3,789,061 shares of issued and outstanding Common Stock (consisting of 2,539,061 shares outstanding as of May 30, 2017 and assumes 1,500,000 shares proposed to be sold in the offering). Unless otherwise indicated in the table, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name, subject to community property laws, where applicable. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. For purposes of such calculation, shares of our Common Stock subject to options, warrants and convertible promissory notes issued by us (and convertible interest on those notes) that are currently exercisable or convertible, or exercisable or convertible within sixty days from May 30, 2017, are deemed to be outstanding and to be beneficially owned by the person holding the options, warrants or convertible promissory notes, as applicable, for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each of the executive officers and directors and 5% or more stockholders named below is c/o MYnd Analytics, Inc., 26522 La Alameda, Suite 290, Mission Viejo, CA 92691.  There are no shares of any other class or series of stock issued and outstanding.

	Beneficial Ownership Before the Offering		Beneficial Ownership After the Offering
Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Outstanding	Number of Shares Beneficially Owned	Percentage of Shares Outstanding
Executive Officers and Directors:

George Carpenter (1)
President and Chief Executive Officer	65,338	2.57%	65,338	1.62%
Donald E. D’Ambrosio (2) Chief Financial Officer and Secretary	1,667	*	1,667	*
Robin L. Smith (3)
Chairman of the Board of Directors	115,360	4.54%	115,360	2.86%
John Pappajohn (4)	508,416	20.0%
Director			508,416	12.59%
Thomas T. Tierney(5)	238,325	9.39%	238,325	5.90%
Michal Votruba (6)
Director	-	*	-	*
Geoffrey E. Harris (7)
Director	30,392	1.20%	30,392	*
Directors and officers as a group (6 persons) (8)	959,498	36.85%	959,498	23.38%

Non-Director 5%+ Stockholders:
RSJ PE (9)	626,538	24.68%	626,538	15.51%

* Less than 1%

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(1)	Consists of (a) 32,209 shares of Common Stock and (b) 33,129 shares of Common Stock issuable upon the exercise of vested and exercisable options. Mr. Carpenter has been our Chief Executive Officer since April 2009 and our President since April 29, 2011.

(2)	Consists of 1,667 shares of Common Stock issuable upon the exercise of vested and exercisable options. Mr. D’Ambrosio joined the Company as Chief Financial Officer and Secretary effective March 31, 2017.

(3)	Consists of (a) 90,526 shares of Common Stock and (b) 24,834 shares of Common Stock issuable upon the exercise of vested and exercisable options. Dr. Smith has been the Chairman of the Board since August 20, 2015.

(4)	Consists of (a) 506,290 shares of Common Stock and (b) 2,126 shares of Common Stock issuable upon the exercise of vested and exercisable options. Mr. Pappajohn has been a member of the Board since August 26, 2009.

(5)	Consists of (a) 20,000 shares of Common Stock, and 1,980 shares of Common Stock issuable upon the exercise of vested and exercisable options, held directly by Thomas Tierney and (b) 216,345 shares of Common Stock held by the Tierney Family Trust. Mr. Tierney is trustee of the Tierney Family Trust. Mr. Tierney was a member and Chairman of the Board from February 25, 2013 until May 22, 2015, and rejoined the Board on September 29, 2016.

(6)	Mr. Votruba is a representative of RSJ PE; refer to footnote (10) below, as all of his granted shares and options to purchase Common Shares are assigned to RSJ PE, including 21,250 shares of Common Stock and 764 shares of Common Stock issuable upon the exercise of vested and exercisable options. Mr. Votruba has been a member of the Board since July 30, 2015.

(7)	Consists of (a) 29,558 shares of Common Stock and (b) 834 shares of Common Stock issuable upon the exercise of vested and exercisable options. Mr. Harris has been a member of the board since July 30, 2015.

(8)	Consists of (a) 894,928 shares of Common Stock and (b) 64,750 shares of Common Stock issuable upon the exercise of vested and exercisable options.

(9)	Consists of (a) 625,704 shares of Common Stock and (b) 834 shares of Common Stock issuable upon the exercise of vested and exercisable options. The address of RSJ PE is Na Florenci 2116/15, 110 00 Prague 1, Czech Republic.

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UNDERWRITING

We have entered into an underwriting agreement with Maxim Group LLC acting as the sole book-running manager and sole representative for the underwriters named below. Subject to the terms and conditions of the underwriting agreement, the underwriters named below have agreed to purchase, and we have agreed to sell to them, the number of shares of common stock and warrants to purchase common stock at the public offering price, less the underwriting discounts and commissions, as set forth on the cover page of this prospectus and as indicated below:

Underwriter	Number of Shares
Maxim Group LLC
R.F. Lafferty & Co., Inc.
Total

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares and warrants offered by this prospectus are subject to the approval of certain legal matters by their counsel and to other conditions. The underwriters are obligated to take and pay for all of the shares and warrants offered by this prospectus if any such shares and warrants are taken, other than those shares and warrants covered by the over-allotment option described below.

Over-Allotment Option

We have granted to the underwriters an option, exercisable not later than 45 days after the effective date of the registration statement, to purchase up to _____ additional shares and ____ additional warrants to purchase an aggregate of _____ shares of common stock, at a per share price of $______ less the underwriting discounts and commissions set forth on the cover of this prospectus. The underwriters may exercise this option only to cover over-allotments made in connection with this offering. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional shares and warrants as the number of shares and warrants to be purchased by it in the above table bears to the total number of shares and warrants offered by this prospectus. We will be obligated, pursuant to the option, to sell these additional shares and warrants to the underwriters to the extent the option is exercised. If any additional shares and warrants are purchased, the underwriters will offer the additional shares and warrants on the same terms as those on which the other shares and warrants are being offered hereunder.

Commissions

We have agreed to pay the underwriters (i) a cash fee equal to seven percent of the aggregate gross proceeds raised in this offering and (ii) warrants to purchase that number of shares of our common stock equal to an aggregate of eight percent (8%) of the shares of common stock sold in the offering (or _______ shares). Such underwriters’ warrants shall have an exercise price equal to $_______ per share, which is 115% of the public offering price, shall be exercisable during the two year period commencing one- year after the effective date of this registration statement, and otherwise have the same terms as the warrants sold in this offering except that (1) they will provide for cashless exercise, (2) they will provide up to two demand registration rights with respect to the underlying shares (one at our expense) for a period of five years from the date of effectiveness of this registration statement and (3) they will provide for unlimited “piggyback” registration rights with respect to the underlying shares during the five year period commencing six months after the effective date of this offering. Such underwriters’ warrants will be subject to FINRA Rule 5110(g)(1) in that, except as otherwise permitted by FINRA rules, for a period of 180 days following the effectiveness of the registration statement, of which this prospectus forms a part, the underwriters’ warrants shall not be (A) sold, transferred, assigned, pledged, or hypothecated, or (B) the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person.

The representative has advised us that the underwriters propose to offer the shares and warrants directly to the public at the public offering price set forth on the cover of this prospectus. In addition, the representative may offer some of the shares and warrants to other securities dealers at such price less a concession of up to $_________ per share. After the offering to the public, the offering price and other selling terms may be changed by the representative without changing the proceeds we will receive from the underwriters.

The following table summarizes the public offering price, underwriting commissions and proceeds before expenses to us assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares and warrants. The underwriting commissions are equal to the public offering price per share less the amount per share the underwriters pay us for the shares and warrants.

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	Per Share(1)	Total Without Over Allotment	Total With Over-Allotment
Public Offering price
Underwriting discounts and commissions
Proceeds, before expenses, to us

(1)The fees shown do not include the warrant to purchase shares of common stock issuable to the underwriters at closing.

We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately $__________, all of which are payable by us.

Lock-Up Agreements

We have agreed, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any shares of our common stock or other securities convertible into or exercisable or exchangeable for shares of our common stock for a period of six (6) months after the effective date of the registration statement of which this prospectus is a part without the prior written consent of Maxim Group LLC.

In addition, each of our officers, directors and certain existing shareholders have agreed not to offer, pledge, sell, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, or otherwise dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into, exercisable for, or exchangeable for shares of Common Stock, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, through August 30, 2017.

Maxim Group LLC may in its sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the lock-up agreements, the representative will consider, among other factors, the security holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may over-allot in connection with this offering by selling more shares and warrants than are set forth on the cover page of this prospectus. This creates a short position in our common stock for its own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares common stock or warrants over-allotted by the underwriters is not greater than the number of shares of common stock or warrants that they may purchase in the over-allotment option. In a naked short position, the number of shares of common stock or warrants involved is greater than the number of shares common stock or warrants in the over-allotment option. To close out a short position, the underwriters may elect to exercise all or part of the over-allotment option. The underwriters may also elect to stabilize the price of our common stock or reduce any short position by bidding for, and purchasing, common stock in the open market.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing a security in this offering because the underwriter repurchases that security in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, shares of our common stock in market making transactions, including “passive” market making transactions as described below.

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These activities may stabilize or maintain the market price of our common stock at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on ______________, in the over-the-counter market, or otherwise.

In connection with this offering, the underwriters and selling group members, if any, or their affiliates may engage in passive market making transactions in our common stock immediately prior to the commencement of sales in this offering, in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 generally provides that:

•	a passive market maker may not effect transactions or display bids for our common stock in excess of the highest independent bid price by persons who are not passive market makers;

•	net purchases by a passive market maker on each day are generally limited to 30% of the passive market maker’s average daily trading volume in our common stock during a specified two-month prior period or 200 shares, whichever is greater, and must be discontinued when that limit is reached; and

•	passive market making bids must be identified as such.

Right of First Refusal

We have agreed to grant Maxim Group LLC and R.F. Lafferty & Co. Inc., for the 12 month period following the closing of this offering, a right of first refusal to act as manager or co-manager for any public underwriting of debt or equity securities, except for any so-called “PIPE” offering, private placement, debt transaction, merger & acquisition related activity or preferred equity offering in connection with any strategic partnership, joint venture or collaboration or similar transaction.

Other Terms

In addition, we have agreed to reimburse the underwriters for all reasonable out-of-pocket expenses up to $100,000, including but not limited to reasonable legal fees, incurred by the underwriters in connection with the offering.

The underwriters and their affiliates may in the future provide various investment banking and other financial services for us, for which they may receive, in the future, customary fees.

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Indemnification

We have agreed to indemnify the underwriters against liabilities relating to the offering arising under the Securities Act and the Exchange Act, liabilities arising from breaches of some or all of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

Electronic Distribution

A prospectus in electronic format may be made available on a website maintained by the representatives of the underwriters and may also be made available on a website maintained by other underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives of the underwriters to underwriters that may make Internet distributions on the same basis as other allocations. In connection with the offering, the underwriters or syndicate members may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

The underwriters have informed us that they do not expect to confirm sales of shares and warrants offered by this prospectus to accounts over which they exercise discretionary authority.

Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

Foreign Regulatory Restrictions on Purchase of Securities Offered Hereby Generally

No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of the securities offered by this prospectus, or the possession, circulation or distribution of this prospectus or any other material relating to us or the securities offered hereby in any jurisdiction where action for that purpose is required. Accordingly, the securities offered hereby may not be offered or sold, directly or indirectly, and neither of this prospectus nor any other offering material or advertisements in connection with the securities offered hereby may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Each of the underwriters may arrange to sell securities offered by this prospectus in certain jurisdictions outside the United States, either directly or through affiliates, where they are permitted to do so.

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Legal Matters

The validity of the securities offered by this prospectus will be passed upon for us by Dentons US LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Sheppard, Mullin, Richter & Hampton LLP, New York, New York.

Experts

The consolidated financial statements of MYnd Analytics, Inc. appearing in the Company’s annual report on Form 10-K for the years, ended September 30, 2016 and 2015 have been audited by Anton & Chia, LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Where You Can Find More Information

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Common Stock being offered by this prospectus. This prospectus does not contain all of the information in the registration statement of which this prospectus is a part and the exhibits to such registration statement. For further information with respect to us and the Common Stock offered by this prospectus, we refer you to the registration statement of which this prospectus is a part and the exhibits to such registration statement. Statements contained in this prospectus as to the contents of any contract or any other document are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement of which this prospectus is a part. Each of these statements is qualified in all respects by this reference.

You may read and copy the registration statement of which this prospectus is a part, as well as our reports, proxy statements and other information, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including MYnd Analytics, Inc. The SEC’s Internet site can be found at http://www.sec.gov. You may also request a copy of these filings, at no cost, by writing us at 26522 La Alameda, Suite 290, Mission Viejo, California 92691 or telephoning us at (949) 420-4400.

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with this law, file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. We also maintain a website at www.myndanalytics.com. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

Incorporation of Certain Information by Reference

The SEC allows us to incorporate by reference the information and reports we file with it, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus. We are incorporating by reference the documents listed below (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary), which we have already filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended September 30, 2016, filed with the SEC on December 22, 2016;
•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 2016, filed with the SEC as a 10-Q/A on March 30, 2017, and March 31, 2017, filed with the SEC on May 15, 2017;
•	our Current Reports on Form 8-K filed with the SEC on (i) October 5, 2016; (ii) November 2, 2016; (iii) December 6, 2016; (iv) December 22, 2016; (v) March 24, 2017; (vi) March 30, 2017; (vii) April 3, 2017; and (viii) April 25, 2017 and

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•	the description of our Common Stock set forth in the Registrant’s Registration Statement on Form 8-A (File No. 001-35527), filed with the SEC on April 26, 2012, including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus and will become a part of this prospectus from the respective dates that such documents are filed with the SEC. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Documents incorporated by reference are available from us, without charge. You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone at the following address:

MYnd Analytics, Inc.

26522 La Alameda, Suite 290

Mission Viejo, California 92691

Telephone: (949) 420-4400

You also may access these filings on our Internet site at www.myndanalytics.com. Our web site and the information contained on that site, or connected to that site, are not incorporated into this prospectus or the registration statement of which this prospectus is a part.

This prospectus is part of a registration statement we filed with the SEC. We have incorporated exhibits into the registration statement of which this prospectus is a part. You should read the exhibits carefully for provisions that may be important to you. We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under the circumstances and in the jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery.

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F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

MYnd Analytics, Inc.

26522 La Alameda, Suite 290

Mission Viejo, CA 92691

We have audited the accompanying consolidated balance sheets of MYnd Analytics, Inc. (the “Company”)(Formerly CNS Response, Inc.) and their subsidiaries as of September 30, 2016 and 2015, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company was not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Company's internal control over financial reporting. Accordingly, we express no such opinion. Our audits include examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. Our audits also include assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 2016 and 2015, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, the Company has recurring losses from operations and a net capital deficiency. These conditions, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Anton & Chia, LLP

Newport Beach, California

December 22, 2016

F-2

MYND ANALYTICS, INC.

CONSOLIDATED BALANCE SHEETS AT SEPTEMBER 30, 2016 and 2015

	September 30,
	2016	2015
ASSETS
CURRENT ASSETS:
Cash	$318,200	$432,100
Accounts receivable (net of allowance for doubtful accounts of $1,200 and $1,200 as of September 30, 2016, and September 30, 2015, respectively)	5,100	11,800
Prepaid insurance	59,800	57,400
Prepaid common stock	808,000	39,000
Prepaid other assets	18,800	7,900
Total current assets	1,209,900	548,200
Furniture and equipment, net	9,500	1,700
Intangible assets	87,100	13,100
Other assets	13,600	4,100
TOTAL ASSETS	$1,320,100	$567,100

LIABILITIES AND STOCKHOLDERS’ DEFICIT:
CURRENT LIABILITIES:
Accounts payable (including $10,000 and $10,000 to related parties as of September 30, 2016, and September 30, 2015, respectively)	$426,600	$852,000
Accrued liabilities	61,000	156,300
Accrued compensation	509,400	418,500
Accrued compensation – related parties	436,200	226,100
Accrued interest	3,900	103,600
Deferred revenue - grant funds	45,900	45,900
Current portion of note payable	56,300	-
Current portion of capital lease	1,200	2,400
Total current liabilities	1,540,500	1,804,800

LONG-TERM LIABILITIES
Secured convertible debt – related parties (net of discounts $0.00 and $209,900 as of September 30, 2016 and September 30, 2015, respectively)	-	2,240,100
Secured convertible debt - other (net of discounts $0.00 and $24,300 as of September 30, 2016, and September 30, 2015, respectively)	-	525,700
Derivative liability	-	833,000
Long term portion of note payable	31,400	-
Long term portion of capital lease	4,700	-
Total long-term liabilities	36,100	3,598,800
TOTAL LIABILITIES	1,576,600	5,403,600
STOCKHOLDERS’ DEFICIT:
Common stock, $0.001 par value; authorized 500,000,000 shares and issued and outstanding 1,941,061 shares and 512,405 shares as of September 30, 2016 and September 30, 2015, respectively	1,900	500
Additional paid-in capital	68,275,400	57,755,900
Accumulated deficit	(68,533,800)	(62,592,900)
Total stockholders’ deficit	(256,500)	(4,836,500)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$1,320,100	$567,100

See Accompanying Notes to the Consolidated Financial Statements

F-3

MYND ANALYTICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE FISCAL YEARS ENDED

SEPTEMBER 30, 2016 AND 2015

	2016	2015
REVENUES
Neurometric Services	$85,100	$100,100

Cost of neurometric services revenue	5,500	4,900
Research	53,700	92,000
Product development	740,500	691,800
Sales and marketing	522,000	347,900
General and administrative	2,530,200	1,613,300

Total operating expenses	3,851,900	2,749,900

OPERATING LOSS	(3,766,800)	(2,649,800)

OTHER INCOME (EXPENSE):
Interest expense, net	(2,721,500)	(257,400)
Gain (loss) on extinguishment of debt	572,300	(630,000)
(Loss) gain on derivative liabilities	(34,600)	162,800
Finance fees	(20,000)	-
Other miscellaneous income	306,700	-
Legal settlement expense	(275,000)	-
Total other expense	(2,172,100)	(724,600)
LOSS BEFORE PROVISION FOR INCOME TAXES	(5,938,900)	(3,374,400)
Provision for income taxes	2,000	5,000
NET LOSS	$(5,940,900)	$(3,379,400)

BASIC AND DILUTED LOSS PER SHARE:
From operations	$(9.26)	$(6.64)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic and Diluted	641,844	509,066

See Accompanying Notes to the Consolidated Financial Statements

F-4

MYND ANALYTICS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT FOR THE FISCAL YEARS ENDED SEPTEMBER 30, 2016 AND 2015

			Additional
	Common Stock		Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total

Balance at September 30, 2014	508,655	$500	$57,451,400	$(59,213,500)	$(1,761,600)

Stock-based compensation	-	-	263,300	-	263,300
Restricted stock compensation	3,750	-	41,200	-	41,200
Net loss for the fiscal year ended September 30, 2015	-	-	-	(3,379,400)	(3,379,400)
Balance at September 30, 2015	512,405	$500	$57,755,900	$(62,592,900)	$(4,836,500)

Stock-based compensation	-	-	758,400	-	758,400
Extension Warrants issued to note holders	-	-	1,196,000	-	1,196,000
Note Warrants issued to note holders	-	-	1,365,200	-	1,365,200
Stock issued to vendor	1,500	-	6,900	-	6,900
Restricted Stock compensation	163,750	100	877,300	-	877,400
Conversion of notes	1,263,406	1,300	6,315,700	-	6,317,000
Net loss	-	-	-	(5,940,900)	(5,940,900)
Balance at September 30, 2016	1,941,061	$1,900	$68,275,400	$(68,533,800)	$(256,500)

See Accompanying Notes to the Consolidated Financial Statements

F-5

MYND ANALYTICS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE FISCAL YEARS ENDED

SEPTEMBER 30, 2016 AND 2015

	2016	2015
OPERATING ACTIVITIES:
Net loss	$(5,940,900)	$(3,379,400)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	7,200	7,600
Gain on derivative liability valuation	34,600	(162,800)
Stock based compensation	758,400	241,700
Loss on extinguishment of debt	(572,300)	630,000
Financing expenses	2,717,300	275,300
Note issued for litigation settlement	50,000	-
Changes in operating assets and liabilities:
Accounts receivable	6,700	(2,500)
Prepaids and other	25,700	(4,900)
Accounts payable and accrued liabilities	(182,900)	(64,000)
Amort of grant of common stock	76,300	-
Security deposits	(9,500)	-
Deferred compensation	51,000	302,600
Net cash used in operating activities	(2,978,400)	(2,156,400)
INVESTING ACTIVITIES:
Purchase of fixed assets	(4,000)	-
Disposal of equipment	-	1,500
Intangible assets	(78,300)	-
Net cash used in investing activities	(82,300)	1,500
FINANCING ACTIVITIES:
Repayment of a capital lease	(3,200)	(3,600)
Net proceeds from issuance of secured convertible debt	2,950,000	1,350,000
Net cash provided by (used in) financing activities	2,946,800	1,346,400
NET DECREASE IN CASH	(113,900)	(808,500)
CASH- BEGINNING OF YEAR	432,100	1,240,600
CASH- END OF YEAR	$318,200	$432,100
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$4,200	$3,700
Finance Fees	20,000	-
Income taxes	$2,000	$4,900
Non-cash financing activity
Conversion of convertible notes to common stock	6,266,800	-
Conversion of Brandt litigation settlement convertible note to common stock	50,200	-

See Accompanying Notes to the Consolidated Financial Statements

F-6

MYND ANALYTICS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS SEPTEMBER 30, 2016 and 2015

Special Note Regarding Reverse Stock-split

UNLESS OTHERWISE INDICATED, ALL STOCK-BASED AMOUNTS APPEARING IN THIS ANNUAL REPORT (INCLUDING HISTORICAL AMOUNTS) HAVE BEEN ADJUSTED TO GIVE EFFECT TO THE 1-FOR-200 REVERSE STOCK-SPLIT EFFECTED SEPTEMBER 21, 2016.

1.	NATURE OF OPERATIONS

Organization and Nature of Operations

At the meeting of shareholders of CNS Response, Inc. held on October 28, 2015, the shareholders approved a proposal to change the Company’s name to MYnd Analytics, Inc. The Company’s charter was officially amended on November 2, 2015.

MYnd Analytics, Inc. (“MYnd,” “CNS,” “we,” “us,” “our,” or the “Company”), formerly known as CNS Response Inc., was incorporated in Delaware on March 20, 1987, under the name Age Research, Inc.  Prior to January 16, 2007, the Company (then called Strativation, Inc.) was a “shell company” with nominal assets and our sole business was to identify, evaluate and investigate various companies to acquire or with which to merge.  On January 16, 2007, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with CNS Response, Inc., a California corporation formed on January 11, 2000 (“CNS California”), and CNS Merger Corporation, a California corporation and the Company’s wholly-owned subsidiary (“MergerCo”) pursuant to which the Company agreed to acquire CNS California in a merger transaction wherein MergerCo would merge with and into CNS California, with CNS California being the surviving corporation (the “Merger”). On March 7, 2007, the Merger closed, CNS California became a wholly-owned subsidiary of the Company, and on the same date the corporate name was changed from Strativation, Inc. to CNS Response, Inc. At the annual meeting held on October 28, 2015, shareholders approved a change in our name from CNS Response, Inc. to MYnd Analytics, Inc. On November 2, 2015, the Company filed an amendment to its Articles of Incorporation which, among other things, effected the name change to MYnd Analytics, Inc.

MYnd Analytics, Inc. (the “Company”), is a predictive analytics company that has developed a decision support tool to help physicians reduce trial and error treatment in mental health and provide more personalized care to patients. The Company provides objective clinical decision support to mental healthcare providers for the personalized treatment of behavioral disorders, including depression, anxiety, bipolar disorder, post-traumatic stress disorder (“PTSD”) and other non-psychotic disorders. The Company uses its proprietary neurometric platform, PEER Online, to generate Psychiatric EEG Evaluation Registry (“PEER”) Reports to predict the likelihood of response by an individual to a range of medications prescribed for the treatment of behavioral disorders. We will be conducting clinical trials focused on military personnel and their family members who are suffering from depression, PTSD and mild traumatic brain injury (“mTBI”) in order to support clinical decisions in the treatment of depression and related disorders.  We are also planning to commercialize our PEER Report by focusing on the following four areas:(i) Military and Veterans, (ii) commercial growth strategy outside of the US, initially through the Canadian Armed Forces, which will provide both NATO and Health Canada experience with our PEER technology, (iii) payer and self-insured markets and (iv) market entry of provider groups.

The Company acquired the Neuro-Therapy Clinic, Inc. (“NTC”) on January 15, 2008, to provide behavioral health care services.  NTC’s operations were discontinued effective September 30, 2012.

At our 2015 Stockholder Meeting, the Company's stockholders also approved an amendment to amend the Company’s Charter for the purposes of effecting a reverse stock-split of Common Stock at a later time and at any time until the next meeting of the Company’s stockholders which are entitled to vote on such actions, by a ratio of not less than 1-for-10 and not more than 1-for-200, and to authorize the Board to determine, at its discretion, the timing of the amendment and the specific ratio of the reverse stock-split. On August 24, 2016, the Board resolved to execute a 1-for-200 reverse stock-split.

On September 20, 2016, the Company announced that on September 20, 2016, it had filed a Certificate of Amendment to its Amended and Restated Certificate of Incorporation (the “Amendment”) to (i) effect a 1-for-200 reverse stock-split (“reverse split”) of its common stock, par value $0.001 per share (the “Common Stock”), effective at 8:00 a.m. Eastern Time on September 21, 2016 (the “Effective Time”). Because the Amendment did not reduce the number of authorized shares of Common Stock, the effect of the Amendment was to increase the number of shares of Common Stock available for issuance relative to the number of shares issued and outstanding.

F-7

At the Effective Time, immediately and without further action by the Company’s stockholders, every 200 shares of the Company’s Common Stock issued and outstanding immediately prior to the Effective Time were automatically combined into one share of Common Stock. In the event the reverse split left a stockholder with a fraction of a share, the number of shares due to that stockholder was rounded up. Further, any options, warrants and rights outstanding as of the Effective Time that were subject to adjustment were adjusted in accordance with the terms thereof. These adjustments included, without limitation, changes to the number of shares of Common Stock that would be obtained upon exercise or conversion of such securities, and changes to the applicable exercise or purchase price.

Going Concern Uncertainty

The accompanying consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”), which contemplate continuation of the Company as a going concern. The Company has a limited operating history and its operations are subject to certain problems, expenses, difficulties, delays, complications, risks and uncertainties frequently encountered in the operation of a business with a limited operating history. These risks include the ability to obtain adequate financing on a timely basis, if at all, the failure to develop or supply technology or services to meet the demands of the marketplace, the failure to attract and retain qualified personnel, competition within the industry, government regulation and the general strength of regional and national economies.

The Company’s continued operating losses and limited capital raise substantial doubt about its ability to continue as a going concern. The Company has limited cash resources for its operations and will need to raise additional funds to meet its obligations as they become due. As of September 30, 2016, the Company had an accumulated deficit of $68,533,800. For the year ended September 30, 2016, the Company had a net loss from operations of $3,766,800 and net cash used in operating activities of $3,028,400.

To date, the Company has financed its cash requirements primarily from debt and equity financings.  The Company will need to raise additional funds immediately to continue its operations and needs to raise substantial additional funds before the Company can increase demand for its PEER Online services. Until it can generate a sufficient amount of revenues to finance its cash requirements, which it may never do, the Company must continue to finance future cash needs primarily through public or private equity offerings, debt financings, borrowings or strategic collaborations. The Company’s liquidity and capital requirements depend on several factors, including the rate of market acceptance of its services, the future profitability of the Company, the rate of growth of the Company’s business and other factors described elsewhere in this Annual Report on Form 10-K.  The Company continues to explore additional sources of capital, but there is substantial doubt as to whether any financing arrangement will be available in amounts and on terms acceptable to the Company to permit it to continue operations. The accompanying consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Between September 22, 2014, and August 11, 2016, the Company raised $6 million of Secured Convertible Notes. The Company exercised the Mandatory Conversion on September 19, 2016 and, on September 21, 2016, (i) converted the entire outstanding principal balance of $6,000,000, plus accrued interest of $317,000 on all of the Notes into 1,263,406 shares of the Company's common stock at a conversion price of $5.00 per share and (ii) cancelled all Warrants issued in association with the Secured Convertible Notes.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements of the Company have been prepared pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and are in accordance with accounting principles generally accepted in the United States of America.

Basis of Consolidation

The audited consolidated financial statements include the accounts of the Company, an inactive parent company, and its wholly owned subsidiaries CNS California and NTC, which is a dormant company. There were no intercompany transactions to be eliminated on consolidation.

Use of Estimates

The preparation of the consolidated financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expense, and related disclosure of contingent assets and liabilities. On an ongoing basis, the Company evaluates its estimates, including those related to revenue recognition, doubtful accounts, intangible assets, income taxes, valuation of equity instruments, accrued liabilities, contingencies and litigation. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates.

F-8

Cash

The Company deposits its cash with major financial institutions and may at times exceed the federally insured limit of $250,000.  At September 30, 2016 cash exceeds the federally insured limit by $68,200.  The Company believes that the risk of loss is minimal. To date, the Company has not experienced any losses related to cash deposits with financial institutions.

Derivative Liabilities

The Company evaluates all of its agreements to determine if such instruments have derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the consolidated statements of operations. For stock-based derivative financial instruments, the Company uses a weighted average Black-Scholes option pricing model to value the derivative instruments at inception and on subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within 12 months of the balance sheet date. As of September 30, 2016, the Company did not have any derivative financial instruments.

Fair Value of Financial Instruments

ASC 825-10 defines financial instruments and requires disclosure of the fair value of financial instruments held by the Company. The Company considers the carrying amount of cash, accounts receivable, other receivables, accounts payable and accrued liabilities, to approximate their fair values because of the short period of time between the origination of such instruments and their expected realization.

The Company also analyzes all financial instruments with features of both liabilities and equity under ASC 480-10, ASC 815-10 and ASC 815-40.

The Company adopted ASC 820-10 on January 1, 2008. ASC 820-10 defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measures. The three levels are defined as follows:

•	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets;
•	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments; and
•	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

The Company used Level 3 inputs for its valuation methodology for the conversion option liability in determining the fair value using the Black-Scholes option-pricing model with the following assumption inputs:

The range of Black-Scholes option-pricing model assumption inputs for all the valuation dates are in the table below:

	September 30, 2015 through to September 30, 2016
	Low	High
Annual dividend yield	—	—
Expected life (years)	2.5	5.00
Risk-free interest rate	0.56%	1.81%
Expected volatility	191.05%	273.10%

The a detailed roll-forward of derivative liabilities classified as Level 1,2 or 3, please refer to the table in Note 4, Derivative Liabilities.

The net changes in Derivative Liabilities for transactions which were booked to other income resulted in a net loss on derivative liabilities of $34,600 for the fiscal year ended September 30, 2016 and a net gain of $162,800 for the fiscal year ended September 30, 2015.

The net changes in Extinguishment of Debt for transactions which were booked to other income resulted in a net gain on extinguishment of debt of $572,300 for the fiscal year ended September 30, 2016 and a net loss of $630,000 for the fiscal year ended September 30, 2015.

We had derivative liabilities of $0 and $833,000 as of September 30, 2016 and 2015 respectively.  As at September 30, 2016, the Company did not identify any assets or liabilities that required presentation on the balance sheet at fair value in accordance with ASC 825-10.

Accounts Receivable

The Company estimates the collectability of customer receivables on an ongoing basis by reviewing past-due invoices and assessing the current creditworthiness of each customer.  Allowances are provided for specific receivables deemed to be at risk for collection which as of September 30, 2016 and 2015 are $1,200 and $1,200 respectively.

F-9

Furniture and Equipment

Furniture and Equipment, which are recorded at cost, consist of office furniture, equipment and purchased intellectual property which are depreciated, or amortized in the case of the intellectual property, over their estimated useful life on a straight-line basis.  The useful life of these assets is estimated to be between three and ten years.  Depreciation and amortization for the years ended September 30, 2016 and 2015 was $7,200 and $7,600 respectively.  Accumulated depreciation and amortization at September 30, 2016 and 2015 was $76,900 and $82,600, respectively.

Long-Lived Assets

As required by ASC 350-30 (formerly SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets), the Company reviews the carrying value of its long-lived assets whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the carrying value of the asset by estimating the future net cash flows expected to result from the asset, including eventual disposition. If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and fair value. No impairment loss was recorded for the years ended September 30, 2016 and 2015.

The Company adopted Accounting standards update (“ASU”) 2012-02, Intangibles—Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment. The new guidance is intended to reduce the complexity and costs of the annual impairment test for indefinite-lived intangible assets by allowing companies to make a qualitative evaluation about the likelihood of impairment to determine whether it should perform a quantitative impairment test.

Intangible Assets

Costs for software developed for internal use are accounted for through the capitalization of those costs incurred in connection with developing or obtaining internal-use software. Capitalized costs for internal-use software are included in intangible assets in the consolidated balance sheet. Capitalized software development costs are amortized over three years. Costs incurred during the preliminary project along with post-implementation stages of internal use computer software development and costs incurred to maintain existing product offerings are expensed as incurred. The capitalization and ongoing assessment of recoverability of development costs require considerable judgment by management with respect to certain external factors, including, but not limited to, technological and economic feasibility and estimated economic life. At September 30, 2016, the Company had $78,400 in capitalized software development costs all of which was capitalized during the fiscal year ended September 30, 2016. The Company started amortizing the software over its estimated economic life once it was placed into service during September 2016. Consequently, for the fiscal year ended September 30, 2016, the capitalized software was amortized for one month totaling $2,200 in amortization expense.

On November 23, 2011, the Company acquired intellectual property in the form of transcranial magnetic stimulation (TMS) biomarkers at a cost of $21,200 which was recorded at cost and is being amortized over its estimated useful life of 10 years on a straight-line basis. Amortization for the fiscal years ended September 30, 2016 and 2015 was $2,100 for both periods.  Accumulated depreciation on the intellectual property at was $10,200 and $8,100 at the fiscal years ended September 30, 2016 and 2015 respectively.

Accounts Payable

Accounts payable consists of trade payables of which $219,200 and $536,400 are for legal services at September 30, 2016 and 2015 respectively. We had accounts payable write-backs of $306,700 and $21,900 for the years ended September 30, 2016 and 2015 respectively. These were for long held-debts which have been in dispute and there has been no collection activity for five years.

Accrued Compensation

Accrued compensation consists of accrued vacation pay, accrued bonuses granted by the Board but not paid, and accrued pay due to former staff members. The balance also includes $125,400 accrued for two managers and $186,200 accrued for two officers who voluntarily reduced the cash portion of their salaries to help the Company conserve funds from February through July 2015. Accrued compensation also includes an accrual of $250,000 for a tax gross-up on stock awarded to the Chairman of the Company.

Deferred Revenue

Deferred revenue represents revenue collected but not earned as of September 30, 2016 or 2015. This represents a philanthropic grant for the payment of PEER Reports ordered in a clinical trial for a member of the U.S. Military, a veteran or a family member, the cost of which is not covered by other sources. These deferred revenue grant funds total $45,900 as of September 30, 2016 and 2015.

Revenues

The Company recognizes revenue on services, being the delivery of PEER Reports to medical providers, in accordance with the Financial Accounting Standards Board (“FASB”) ASC No. 605, “Revenue Recognition.”  In all cases, revenue is recognized when we have persuasive evidence of an arrangement, a determinable fee, when collection is considered to be reasonable assured and the services are delivered.

Research and Development Expenses

The Company charges all research and development expenses to operations as incurred.

Advertising Expenses

The Company charges all advertising expenses to operations as incurred. For the years ended September 30, 2016 and 2015 advertising expenses were $148,600 and $24,000 respectively.

Stock-Based Compensation

The Company has adopted ASC 718-20 and related interpretations which establish the accounting for equity instruments exchanged for employee services. Under ASC 718-20, share-based compensation cost to option grantee, being employees, directors and consultants, and is measured at the grant date based on the calculated fair value of the award. The expense is recognized over the option grantees’ requisite service period, generally the vesting period of the award.

F-10

Income Taxes

The Company accounts for income taxes under the asset and liability method.  Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.  Valuation allowances are recorded, when necessary, to reduce deferred tax assets to the amount expected to be realized.

As a result of the implementation of certain provisions of ASC 740, Income Taxes, which clarifies the accounting and disclosure for uncertainty in tax positions, as defined. ASC 740 seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes.  The Company adopted the provisions of ASC 740 and have analyzed filing positions in each of the federal and state jurisdictions where required to file income tax returns, as well as all open tax years in these jurisdictions.  We have identified the U.S. Federal and California as our "major" tax jurisdictions.  Generally, we remain subject to Internal Revenue Service examination of our 2011 through 2015 U.S. federal income tax returns, and remain subject to California Franchise Tax Board examination of our 2011 through 2015 California Franchise Tax Returns.  However, we have certain tax attribute carryforwards which will remain subject to review and adjustment by the relevant tax authorities until the statute of limitations closes with respect to the year in which such attributes are utilized.

We believe that our income tax filing positions and deductions will be sustained on audit and do not anticipate any adjustments that will result in a material change to our financial position.  Therefore, no reserves for uncertain income tax positions have been recorded pursuant to ASC 740.  In addition, we did not record a cumulative effect adjustment related to the adoption of ASC 740.  Our policy for recording interest and penalties associated with income-based tax audits is to record such items as a component of income taxes.

Comprehensive Income (Loss)

ASC 220-10 requires disclosure of all components of comprehensive income (loss) on an annual and interim basis.  Comprehensive income (loss) is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources.  The Company’s comprehensive income (loss) is the same as its reported net income (loss) for the years ended September 30, 2016 and 2015.

Earnings (Loss) per Share

Basic earnings (loss) per share are computed by dividing income (loss) available to common stockholders by the weighted average common shares outstanding during the period. Diluted earnings (loss) per share takes into account the potential dilution that could occur if securities or other contracts to issue Common Stock were exercised and converted into Common Stock.

Recent Accounting Pronouncements

Apart from the below-mentioned recent accounting pronouncements, there are no new accounting pronouncements that are currently applicable to the Company.

In April 2015, the FASB issued Accounting Standards Update (“ASU”) No. 2015-03 is to simplify presentation of debt issuance costs, the amendments in this Update would require that debt issuance costs be presented in the balance sheet as a direct deduction from the carrying amount of debt liability, consistent with debt discounts or premiums. The recognition and measurement guidance for debt issuance costs would not be affected by the amendments in this Update. The amendments in this ASU are effective for public business entities for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2015. Early adoption is permitted, including adoption in an interim period. The Company does not expect the adoption of the standard update to have a material impact on its consolidated financial position or results of operations.

3.	CONVERTIBLE DEBT AND EQUITY FINANCINGS

Between September 22, 2014, and July 20, 2015, the Company entered into a Note Purchase Agreement (the "Original Note Purchase Agreement") in connection with a bridge financing, with nine accredited investors, including lead investor RSJ Private Equity investiční fond s proměnným základním kapitálem ("RSJ PE"). Pursuant to the Original Note Purchase Agreement, the Company issued fifteen secured convertible promissory notes (each, a "September 2014 Note") in the aggregate principal amount of $2.29 million. Of this amount, RSJ PE purchased a September 2014 Note for $750,000. Michal Votruba, a Director for Life Sciences for the RSJ/Gradus Fund, subsequently joined our Board on July 30, 2015. The September 2014 Notes were also purchased by four additional affiliates of the Company (refer to the Note Issuance and Conversion Table below).

F-11

The Original Note Purchase Agreement provided for the issuance and sale of September 2014 Notes in the aggregate principal amount of up to $2.5 million, in one or more closings to occur over a six-month period beginning September 22, 2014. The Original Note Purchase Agreement also provided that the Company and the holders of the September 2014 Notes enter into a registration rights agreement covering the registration of the resale of the shares of the Common Stock underlying the September 2014 Notes.

On April 14, 2015, the Company entered into Amendment No. 1 to the Original Note Purchase Agreement with the majority of the noteholders in principal, dated as of April 14, 2015 ("Amendment No. 1"), pursuant to which: (i) the aggregate principal amount of notes provided for issuance was increased by $0.5 million to a total of $3.0 million, and (ii) the period to raise the $3.0 million was extended to September 30, 2015. The Company subsequently amended and restated the Original Note Purchase Agreement solely to update for the changes made pursuant to Amendment No. 1 (such amended and restated agreement, together with the Original Note Purchase Agreement, the "Note Purchase Agreement").

On September 14, 2015, the Company entered into an Omnibus Amendment (the "Omnibus Amendment") to the Note Purchase Agreement and the notes purchased and sold pursuant thereto, with the majority of the noteholders to fix the conversion price of all notes at $10.00 per share (as adjusted for stock splits, stock dividends, combinations or the like affecting the Common Stock) (the "Fixed Conversion Price") (i) automatically, in the event of a qualified financing of not less than $5 million, or (ii) voluntarily, within 15 days prior to the maturity date of the note. The Omnibus Amendment also amended the form of note attached to the Note Purchase Agreement to reflect the Fixed Conversion Price.

Subsequently thereto, on September 14, 15 and 24, 2015, the Company entered into a Note Purchase Agreement, as amended by the Omnibus Amendment, with each of six accredited investors, in connection with a bridge financing. Pursuant to these Note Purchase Agreements, the Company issued an aggregate principal amount of $710,000 of secured convertible promissory notes (collectively, the "September 2015 Notes," and together with the September 2014 Notes and all other notes purchased and sold pursuant to the Note Purchase Agreement, the "Notes"), which amount also represents the gross proceeds to the Company from the September 2015 Notes. Four of the six September 2015 Notes were purchased by affiliates of the Company, or an entity under such affiliate’s control (refer to the Note Issuance and Conversion Table below).

Through December 23, 2015, and prior to further amendments to the Notes, all of the Notes were scheduled to mature on March 21, 2016, (subject to earlier conversion or prepayment), and earned interest at a rate of 5% per annum with interest payable at maturity. The Notes could not be prepaid without the prior written consent of the holder of such Notes. The Notes were secured by a security interest in the Company’s intellectual property, as detailed in a security agreement. Upon a change of control of the Company, the holder of a Note had the option to have the Note repaid with a premium equal to 50% of the outstanding principal.

On December 23, 2015, the Company entered into a Second Amended and Restated Note and Warrant Purchase Agreement (which further amended and restated the Note Purchase Agreement, as modified by the Omnibus Amendment) (the "Second Amended Note & Warrant Agreement") with each of 16 accredited investors, pursuant to which (i) the aggregate principal amount of Notes available for issuance was increased from $3.0 million to up to $6.0 million, (ii) the maturity date of the Notes outstanding prior to such amendment was extended from March 21, 2016 to December 31, 2017; (iii) the time during which Notes may be issued was extended and (iv) certain warrants were issued to holders of both previously issued and Notes issued under the Second Amended Note & Warrant Agreement.

Pursuant to the Second Amended Note & Warrant Agreement, on December 23 and December 28, 2015, the Company issued to the two purchasers thereof, who are both affiliates (refer to the Note Issuance and Conversion Table below) of the Company, (i) an aggregate principal amount of $1,000,000 of secured convertible promissory notes (each, a "December 2015 Note"), which amount also represents the gross proceeds to the Company from the December 2015 Notes, and (ii) a warrant to each holder of December 2015 Notes to purchase the Company's Common Stock, in an amount equal to 100% of the shares underlying their December 2015 Note (each, a "Note Warrant"). Each Note Warrant was exercisable, in whole or in part, during the period beginning on the date of its issuance, and ending on the earlier of (i) December 31, 2020 and (ii) the date that was forty-five (45) days following the date on which the daily closing price of shares of the Company's Common Stock quoted on the OTCQB Venture Marketplace (or other bulletin board or exchange on which the Company's Common Stock is traded or listed) exceeded $50.00 for at least ten (10) consecutive trading days. The Note Warrants were subsequently cancelled. For additional details on cancellation of the Note Warrants, see "—Note Conversion and Warrant Cancellation" below.

Between February 23, 2016 and June 30, 2016, the Company issued to seven accredited investor purchasers thereof (i) an aggregate principal amount of $1,100,000 in eight separate Notes and (ii) a warrant to each holder of such Notes to purchase the Company's Common Stock, in an amount equal to 100% of the shares underlying their respective Note (each, also a "Note Warrant"). A total of 110,000 shares of Common Stock in the aggregate were underlying these Note Warrants. Five of the purchasers were affiliates of the Company (refer to the Note Issuance and Conversion Table below). The Note Warrants were subsequently cancelled. For additional details on cancellation of the Note Warrants, see "—Note Conversion and Warrant Cancellation" below.

F-12

Also on December 23, 2015, in consideration for the agreement to extend the maturity date of the Notes, the Company issued to holders of all Notes outstanding prior to the date of the Second Amended Note & Warrant Agreement, warrants to purchase an aggregate of 300,000 shares of Common Stock (the "Extension Warrants", together with the Note Warrants, the "Warrants"). All Warrants had identical terms. Each such holder was issued an Extension Warrant to purchase Common Stock in an amount equal to 100% of the shares underlying each such holder's previously outstanding Notes. Extension Warrants were issued to affiliates (refer to the Note Issuance and Conversion Table below). All Note Warrants and Extension Warrants were subsequently cancelled upon conversion of the Notes. or additional details on cancellation of the Warrants, see "—Note Conversion and Warrant Cancellation" below.

On August 15, 2016, the Company entered into an Amendment No. 1 to the Second Amended Note and Warrant Agreement with the investors party thereto to extend the time during which the Notes and the Warrants could be issued under the Second Amended Note and Warrant Agreement from August 11, 2016 to September 1, 2016.

On September 19, 2016, the Company entered into a Second Omnibus Amendment (the "Second Omnibus Amendment"), with a majority of over 80% of the noteholders, thereby amending: (i) the Notes, (ii) the Second Amended Note and Warrant Agreement, as amended and (iii) the Warrants. Pursuant to the Second Omnibus Amendment, the Company had the option, exercisable at any time after September 1, 2016, to mandatorily convert all Notes into shares of the Company's common stock at $5.00 per share (the "Mandatory Conversion").

Note Conversion and Warrant Cancellation

On September 19, 2016, pursuant to the Second Omnibus Amendment, the Company exercised the Mandatory Conversion and, on September 21, 2016, (i) converted the entire outstanding principal balance of $6,000,000, plus accrued interest of $317,000 on all of the Notes into 1,263,406 shares of the Company's common stock at a conversion price of $5.00 per share and (ii) cancelled all Warrants (refer to the Note Issuance and Conversion Table below).

The below table sets forth details regarding the shares issued to certain related parties upon the Company's exercise of the Mandatory Conversion:

Note Issuance and Conversion Table:

Note Holder		Principal Amount	2015 Discount	Carrying Value September 30, 2015	Accrued Interest at Conversion	Shares issued on Conversion
Original Note Purchase Agreement
Note Date Range Sept 22, 2014 to July 20, 2015
RSJ Private Equity	(1)	$750,000	$21,300	$728,700	$76,200	165,246
John Pappajohn	(2)	200,000	8,100	191,900	20,400	44,089
John Pappajohn	(5)	200,000	3,000	197,000	14,200	42,820
Tierney Family Trust	(3)	540,000	16,000	524,000	46,000	117,199
Follman Family Trust	(4)	100,000	3,000	97,000	7,700	21,538
Oman Ventures	(6)	200,000	8,100	191,900	20,400	44,089
4 Accredited Investors		300,000	9,100	290,900	30,600	66,112
Subtotal for First Round		$2,290,000	$68,600	$2,221,400
Omnibus Amendment Sept 14, 2015
Note Date Range Sept 14, 2015 to September 24, 2015
RSJ Private Equity	(1)	$350,000	$85,400	$264,600	17,300	73,462
Robin Smith	(2)	60,000	7,100	52,900	3,100	12,611
John Pappajohn	(2)	100,000	24,400	75,600	5,100	21,015
Follman Family Trust	(4)	150,000	36,500	113,500	7,600	31,522
2 Accredited Investors		50,000	12,200	37,800	2,500	10,508
Subtotal for Second Round		$710,000	$165,600	$544,400
Balances at September 30, 2015		$3,000,000	$234,200	$2,765,800
Second Amended Note December 23 & 28, 2015
RSJ Private Equity	(1)	$750,000			27,300	155,465
John Pappajohn	(2)	250,000			9,300	51,856
Subtotal for Third Round		$1,000,000
Note Date Range Feb 23, 2016 to August 16, 2016
RSJ Private Equity	(1)	$250,000			1,400	50,281
Robin Smith	(2)	40,000			800	8,165
John Pappajohn	(2)	850,000			14,000	172,802
Tierney Family Trust	(3)	100,000			600	20,129
Follman Family Trust	(4)	300,000			5,100	61,014
Carpenter, George & Jill	(7)	100,000			1,300	20,254
Harris, Geoffrey	(2)	10,000			300	2,058
2 Accredited Investors		300,000			5,600	61,124
Brandt Ventures	(8)	50,000			200	10,047
Subtotal for Final Round		$2,000,000
Balances Converted September 19, 2016		$6,000,000			$317,000	1,263,406

F-13

(1)	RSJ PE is a greater than 5% shareholder. Michal Votruba, a Director for Life Sciences for the RSJ/Gradus Fund, subsequently joined our Board on July 30, 2015.
(2)	Member of the Board.
(3)	Thomas Tierney is a trustee of the Tierney Family Trust. Mr. Tierney originally joined the Board in February 25, 2013 and served as Chairman of the Board from March 26, 2013 till May 22, 2015 when he resigned from the Board. On September 29, 2016 Mr. Tierney rejoined the Board. The Tierney Family Trust is a greater than 5% shareholder of the Company.
(4)	Robert Follman is a trustee of the Follman Family Trust and is a member of the Board.
(5)	John Pappajohn is a member of the Board. He purchased $200,000 of Notes, which on September 6, 2015, were assigned to four accredited investors. Approximately $10,400 of interest was attributable to such transferred Notes, resulting in an aggregate of 42,084 shares being issued upon the Mandatory Conversion of such transferred Notes.
(6)	Mark & Jill Oman are the beneficial owners of Oman Ventures and were greater than 5% shareholders of the Company.
(7)	George Carpenter is the CEO of the Company.
(8)	Brandt Ventures was issued this note as part of the Company’s settlement of its litigation with Leonard Brandt and Brandt Ventures (refer to Note 9. Commitments and Contingent Liabilities).

4.	DERIVATIVE LIABILITIES

At September 30, 2015, the Notes totaled $3.0 million and the derivative liability value was determined to be $833,000. For the fiscal year ended September 30, 2015, gains on derivatives liabilities totaled $162,800. At September 30, 2016, all Notes had been converted to equity, and consequently, there were no derivative liabilities outstanding. For the fiscal year ended September 30, 2016, there was a derivative liability expense of $34,600.

On December 23, 2015, the Company entered into the Second Amended Note & Warrant Agreement, with each of 16 accredited investors, pursuant to which (i) the aggregate principal amount of Notes available for issuance was increased from $3.0 million to up to $6.0 million, (ii) the maturity date of currently outstanding Notes was extended from March 21, 2016 to December 31, 2017; (iii) the time during which Notes may be issued was extended and (iv) certain warrants were issued to holders of both previously issued and newly issued Notes. Consequently, the existing notes totaling $3 million, plus $121,900 of accrued interest thereon, for an aggregate total debt of $3,121,900 was revalued on December 23, 2015, and on the prior trading day, December 22, 2015, to determine the impact on derivative valuation. On December 22, 2015, the derivative liability of the aggregate debt was determined to be $60,200, which resulted in a write down of $772,800 from the derivative liability balance of $833,000 at September 30, 2015, which resulted in a Gain on Derivative Liabilities of $772,800.

On December 23, 2015, all the Notes were revalued with the maturity date extended to December 31, 2017. The derivative liability value was determined to be $1,022,400 and the offset was booked to other income as a Loss on Extinguishment of Debt, adjustment amount of $962,300.

On June 30, 2016, the derivative liability of the issued notes was revalued; due to a lower stock price, the derivative valuation was reduced by $263,100.

Pursuant to the Second Amended Note & Warrant Agreement, on December 23 and December 28, 2015, the Company issued to the two purchasers of December 2015 Notes in the aggregate principal amount of $1,000,000 of secured convertible promissory notes. Between February 23, 2016 and August 16, 2016, the Company issues a further 15 Notes to 10 investors in the aggregate principal amount of 2,000,000 of secured convertible promissory notes. The derivative liability created by the conversion feature of the notes upon origination was $1,079,800.

F-14

On September 19, 2016, the Company entered into a Second Omnibus Amendment (the "Second Omnibus Amendment"), with a majority of over 80% of the noteholders, thereby amending: (i) the Notes, (ii) the Second Amended Note and Warrant Agreement, as amended and (iii) the Warrants. Pursuant to the Second Omnibus Amendment, the Company had the option, exercisable at any time after September 1, 2016, to mandatorily convert all Notes into shares of the Company's common stock at $5.00 per share. The Company exercised this Mandatory Conversion on September 19, 2016 and, on September 21, 2016, (i) converted the entire outstanding principal balance of $6,000,000, plus accrued interest of $317,000 on all of the Notes into 1,263,406 shares of the Company's common stock at a conversion price of $5.00 per share and (ii) cancelled all Warrants.

Consequently, the existing notes totaling $6 million, plus $316,965 of accrued interest thereon, for an aggregate total debt of $6,316,965 was revalued on Monday, September 19, 2016, and on the prior trading day, Friday, September 16, 2016, to determine the impact on derivative valuations. On September 16, 2016, the derivative liability of the aggregate debt was determined to be $2,909,700, which resulted in an increase in the derivative liability of $1,070,500. After the modification of the notes following the Second Omnibus Amendment the derivative liability balance increased to $6,322,000 resulting in a further increase in derivative liability by $3,412,300. Upon the Mandatory Conversion of all the notes, which eliminated all the debt and consequently, the derivative liability was also eliminated; therefore the $6,322,000 derivative liability was booked as an extinguishment of debt.

The range of Black-Scholes option-pricing model assumption inputs for all the valuation dates are in the table below:

	September 30, 2015 through to September 30, 2016
	Low	High
Annual dividend yield	—	—
Expected life (years)	2.5	5.00
Risk-free interest rate	0.56%	1.81%
Expected volatility	191.05%	273.10%

The following tables include a roll-forward of liabilities classified within Levels 1, 2 and 3:

	Level 1	Level 2	Level 3

Stock warrant and other derivative liabilities at September 30, 2014	$-	$-	$153,100
Change in fair value	-	-	(153,100)
Stock warrant and other derivative liabilities at September 30, 2015			833,000
Total derivative liabilities at September 30, 2015	$-	$-	$833,000
$3M of convertible debt prior to amendment 12/22/15	-	-	(772,800)
$3M of convertible debt as amended 12/23/15	-	-	962,300
Change in fair value as of 06/30/26	-	-	(263,100)
Derivative liabilities upon Note origination 12/23/15 through 8/16/16	-	-	1,079,800
$6M of convertible debt prior to amendment 09/16/16	-	-	1,070,500
$6M of convertible debt as amended 09/19/16	-	-	3,412,300
Elimination of derivative liabilities on Note conversion to Common Stock	-	-	(6,322,000)
Total derivative liabilities at September 30, 2016	$-	$-	$-

The net changes in Derivative Liabilities for transactions which were booked to other income resulted in a net loss on derivative liabilities of $34,600 for the fiscal year ended September 30, 2016 and a net gain of $162,800 for the fiscal year ended September 2015.

The net changes in Extinguishment of Debt for transactions which were booked to other income resulted in a net gain on extinguishment of debt of $572,300 for the fiscal year ended September 30, 2016 and a net loss of $630,000 for the fiscal year ended September 30, 2015.

We had derivative liabilities of $0 and $833,000 as of September 30, 2016 and 2015 respectively.  As at September 30, 2016, the Company did not identify any assets or liabilities that required presentation on the balance sheet at fair value in accordance with ASC 825-10.

F-15

5.	STOCKHOLDERS’ DEFICIT

Common and Preferred Stock

At the Company’s annual stockholders meeting held on October 28, 2015, (“2015 Stockholders Meeting”) stockholders approved to amend the Company’s Articles of Incorporation to increase the number of shares of Common Stock authorized for issuance from 180,000,000 to 500,000,000 shares.

Also at our 2015 Stockholder Meeting, our stockholders approved an amendment to amend the Company’s Charter for the purposes of effecting a reverse stock-split of our Common Stock at a later time and at any time until the next meeting of the Company’s stockholders which are entitled to vote on such actions, by a ratio of not less than 1-for-10 and not more than 1-for-200, and to authorize the Board of Directors (“Board”) to determine, at its discretion, the timing of the amendment and the specific ratio of the reverse stock-split. On August 24, 2016, the Board approved a 1-for-200 reverse stock-split which was effected on September 21, 2016.

 On September 20, 2016, the Company announced that on September 21, 2016 it had filed a Certificate of Amendment to its Amended and Restated Certificate of Incorporation (the “Amendment”) to (i) effect a 1-for-200 reverse stock-split (“reverse split”) of its common stock, par value $0.001 per share (the “Common Stock”), effective at 8:00 a.m. Eastern Time on September 21, 2016 (the “Effective Time”). Because the Amendment did not reduce the number of authorized shares of Common Stock, the effect of the Amendment was to increase the number of shares of Common Stock available for issuance relative to the number of shares issued and outstanding.

At the Effective Time, immediately and without further action by the Company’s stockholders, every 200 shares of the Company’s Common Stock issued and outstanding immediately prior to the Effective Time were automatically combined into one share of Common Stock. In the event the reverse split left a stockholder with a fraction of a share, the number of shares due to that stockholder was rounded up. Further, any options, warrants and rights outstanding as of the Effective Time that were subject to adjustment were adjusted in accordance with the terms thereof. These adjustments included, without limitation, changes to the number of shares of Common Stock that would be obtained upon exercise or conversion of such securities, and changes to the applicable exercise or purchase price.

As of September 30, 2016, the Company is authorized to issue 515,000,000 shares of stock, of which 500,000,000 are Common Stock; the remaining 15,000,000 shares, with a par value of $0.001 per shares are blank-check preferred stock which the Board is expressly authorized to issue without stockholder approval, for one or more series of preferred stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

As of September 30, 2016, 1,941,061 shares of Common Stock were issued and outstanding. No shares of preferred stock were issued or outstanding.

On January 15, 2016, the Company engaged Dian Griesel International (DGI) for a 12 month long consulting agreement to provide public and investor relations services. The fee for the services is $5,000 per month, plus out-of-pocket expenses. As an origination fee for the agreement, the Board approved the issuance of 1,500 shares of common stock to Ms. Griesel on January 15, 2016. The aggregate value of these shares on the date of grant was $6,900. The agreement with DGI was cancelled in May, 2016.

On April 5, 2016, the Board granted shares of Common Stock to Board members as follows: 5,000 shares to our Chairman, Dr. Smith, 2,500 shares to the Chairman of our Audit Committee, Mr. Harris and 1,250 shares to each of our remaining directors, Messrs. Pappajohn, Follman, McAdoo, Sassine and Votruba. Mr. Votruba’s shares are assigned to RSJ PE, the organization which he represents. These shares, which are fully vested, were valued at $5.10 per share, the closing price of the shares on the day of grant, and were valued in aggregate at $70,100.

Also on April 5, 2016, the Board granted 5,000 shares of Common Stock to each of the two officers of the Company, George Carpenter, CEO and Paul Buck CFO. The shares vest as follows: 50% vested on the date of grant and the remaining 50% vest pro rata over twelve months starting on the date of grant. These shares were valued at $5.10 per share, the closing price of the shares on the date of grant, and were valued in aggregate at $51,000. 50% of the value was expensed on the date of grant and remaining 50%, $25,500, was booked as a prepaid expense and is being amortized evenly over the twelve month vesting period. At September 30, 2016, $12,800 had been amortized leaving $12,700 as a prepaid expense.

On September 19, 2016, the Company entered into the Second Omnibus Amendment, with a majority of over 80% of the noteholders, thereby amending: (i) the Notes, (ii) the Second Amended Note and Warrant Agreement, as amended and (iii) the Warrants. Pursuant to the Second Omnibus Amendment, the Company had the option, exercisable at any time after September 1, 2016, to mandatorily convert all Notes into shares of the Company's common stock at $5.00 per share. The Company exercised the Mandatory Conversion on September 19, 2016 and, on September 21, 2016, (i) converted the entire outstanding principal balance of $6,000,000, plus accrued interest of $317,000 on all of the Notes into 1,263,406 shares of the Company's common stock at a conversion price of $5.00 per share and (ii) cancelled all Warrants (for details refer to Note 3. The Convertible Debt and Equity Financing).

F-16

Stock-Option Plans

2006 Stock Incentive Plan

On August 3, 2006, CNS California adopted the CNS California 2006 Stock Incentive Plan (the “2006 Plan”). The 2006 Plan provides for the issuance of awards in the form of restricted shares, stock options (which may constitute incentive stock options (ISO) or non-statutory stock options (NSO), stock appreciation rights and stock unit grants to eligible employees, directors and consultants and is administered by the Board. A total of 3,339 shares of stock were ultimately reserved for issuance under the 2006 Plan. As of September 30, 2016, 355 options were exercised and there were 2,224 options and 31 restricted shares outstanding under the amended 2006 Plan with a residual 729 shares which will not be issued as the 2006 Plan has been frozen. The outstanding options have exercise prices to purchase shares of Common Stock ranging from $720 to $6,540.

2012 Omnibus Incentive Compensation Plan

On March 22, 2012, our Board approved the MYnd Analytics, Inc. 2012 Omnibus Incentive Compensation Plan (the “2012 Plan”), reserved 1,667 shares of stock for issuance and on December 10, 2012, the Board approved the amendment of the 2012 Plan to increase the shares authorized for issuance from 1,667 shares to 27,500 shares. On March 26, 2013, the Board further approved the amendment of the 2012 Plan to increase the shares authorized for issuance from 27,500 shares to 75,000 shares. The 2012 Plan, as amended, was approved by our stockholders at the 2013 annual meeting held on May 23, 2013.

On April 5, 2016, the Board approved a further amendment of the 2012 Plan to increase the Common Stock authorized for issuance from 75,000 shares to 200,000 shares.

On September 22, 2016 the Board amended the 2012 Plan to: (i) increase the total number of shares of Common Stock available for grant under the 2012 Plan from 200,000 shares to an aggregate of 500,000 shares, (ii) add an "evergreen" provision which, on January 1st of each year through 2022, automatically increases the number of shares subject to the 2012 Plan by the lesser of: (a) a number equal to 10% of the shares of Common Stock authorized under the 2012 Plan as of the preceding December 31st, or (b) an amount, or no amount, as determined by the Board, but in no event may the number of shares of Common Stock authorized under the 2012 Plan exceed 885,781 and (iii) increase the annual individual award limits under the 2012 Plan to 100,000 shares of Common Stock, subject to adjustment in accordance with the 2012 Plan. These amendments to the 2012 Plan will require approval by our stockholders at the next Annual Meeting scheduled for November 1, 2016 (refer to Note 11. Subsequent Events).

On January 8, 2015, the Board granted an option to purchase 1,250 shares of its Common Stock pursuant to the 2012 Plan, at an exercise price of $50.00 per share to a consultant. The option vesting is contingent upon the achievement of agreed upon goals.

On August 20, 2015, the Board approved an award of options to purchase 1,250 shares of Common Stock for each of the Company's directors, for an aggregate grant of 8,750 options. The options are exercisable at a price per share of $11.00, the closing price of the Company's common stock on the date of grant, and will vest pro-rata over 36 months.

On August 20, 2015, the Board also approved an award of 3,750 shares of the Company's restricted Common Stock pursuant to the 2012 Plan to Dr. Smith in connection with her appointment as Chairman of the Company's Board. These shares, which are fully vested, were valued at $11.00 per share, the closing price of the shares on the day of grant, and were valued in aggregate at $41,300. The issuance of the shares was processed on October 30, 2015.

On April 5, 2016, the Board granted options to purchase 7,250 shares of Common Stock under the 2012 Plan to staff members and options to purchase 1,000 shares of Common Stock to our consultant, DCA. These options vest pro-rata over 12 months starting on the date of grant. The grants of options to staff and consultant have an exercise price of $5.10 per share, which was the closing price on the OTC.QB of the Company’s Common Stock on the date of grant. The grant of these options is subject to shareholder approval of the expansion of the shares allocated for the 2012 Plan at the next Annual Meeting scheduled for November 1, 2016, (refer to Note 11. Subsequent Events).

On September 22, 2016, the Board granted options to purchase 144,000 shares of Common Stock under the 2012 Plan at an exercise price of $6.00 to certain directors and officers as follows:

•	our Chairman Dr. Smith was granted options to purchase 40,000 shares of Common Stock which vest as follows: (a) 20% vested on the date of grant, (b) 20% vested upon receiving CMS approval to bill Medicare, (c) 20% will vest upon signing a healthcare system to use our PEER technology, (d) 20% will vest upon signing a multi-practitioner group to use our PEER technology, and (e) 20% will vest upon up-listing to an exchange in 1 year;
•	our CEO, George Carpenter, was granted options to purchase 32,000 shares of Common Stock which vest as follows: (a) 25% vested on the date of grant, (b) 25% vested on the date that we received CNS approval to bill Medicare, (c) 25% will vest upon signing a healthcare system to use our PEER technology and (d) 25% will vest upon signing a multi-practitioner group to use our PEER technology;
•	our CFO, Paul Buck, was granted options to purchase 32,000 shares of Common Stock which vest as follows: (a) 25% vested on the date of grant, (b) 25% vested on the date that we received CNS approval to bill Medicare, (c) 25% will vest upon signing a healthcare system to use our PEER technology and (d) 25% will vest upon up-listing to an exchange in 1 year;

F-17

•	two of our outgoing directors, Mr. McAdoo and Mr. Sassine, were each granted 20,000 fully vested options to purchase Common Stock.

On September 22, 2016, pursuant to the 2012 Plan, the Board granted shares of Common Stock to Board members as follows: 40,000 shares to our Chairman, Dr. Smith, and 20,000 shares to each of our directors, Messrs. Pappajohn, Follman, Harris and Votruba. Mr. Votruba’s shares are assigned to RSJ PE, the organization which he represents. These shares, which are fully vested, were valued at $6.00 per share, the closing price of the shares on the day of grant, and were valued in aggregate at $720,000. Our outgoing directors, Mr. McAdoo and Mr. Sassine were offered stock, however, elected to each receive 20,000 fully vested options to purchase shares of Common Stock.

On September 29, 2016, pursuant to the 2012 Plan, the Board granted 20,000 fully vested shares of Common Stock to Thomas Tierney who rejoined the Board. These shares were valued at $6.00 per share, the closing price of the shares on the day of grant, and were valued in aggregate at $120,000.

The stock grants on September 22 and 29, 2016, which combined are valued in aggregate at $840,000 are being amortized over the 12-month period that directors are anticipated to serve until the next annual meeting. As of September 30, 2016, $70,000, representing one months of amortization, had been expensed leaving $770,000 as a prepaid expense.

As of September 30, 2016, no options were exercised and options to purchase 220,896 shares of Common Stock were outstanding and 143,750 restricted shares had been issued under the 2012 Option Plan, as amended, leaving 135,354 shares available to be awarded (refer to Note 11. Subsequent Events).

Stock-based compensation expenses are generally recognized over the employees’ or service provider’s requisite service period, generally the vesting period of the award. Stock-based compensation expense included in the accompanying statements of operations for the year ended September 30, 2016 and 2015 is as follows:

	September 30
	2016	2015
Research	$41,600	$41,600
Product Development	47,900	52,300
Sales and marketing	30,200	81,600
General and administrative	638,700	66,200
Total	$758,400	$241,700

Total unrecognized compensation as of September 30, 2016 amounted to $104,400.

A summary of stock option activity is as follows:

	Number of Shares	Weighted Average Exercise Price
Outstanding at September 30, 2014	62,120	$168.00
Granted	10,000	16.00
Exercised	-	-
Forfeited	(937)	22.00
Outstanding at September 30, 2015	71,183	$150.00
Granted	152,250	5.95
Exercised	-	-
Forfeited	(313)	3.60
Outstanding at September 30, 2016	223,120	$50.98

F-18

Following is a summary of the status of options outstanding at September 30, 2016:

Exercise Price ($)		Number of Shares	Expiration Date	Weighted Average Exercise Price ($)
2012 Omnibus Incentive Compensation Plan
	$5.10	8,250	04/2026	$5.10
	6.00	144,000	09/2026	6.00
	11.00	8,750	08/2025	11.00
	9.44	43,978	12/2022 – 01/2023	9.44
	50.00	13,577	03/2023 – 01/2025	50.00
	52.00	2,125	07/2024	52.00
	600.00	216	03/2022	600.00
2006 Stock Incentive Plan
	$1,800.00	25	11/2016	$1,800.00
	2,400.00	144	03/2019 – 07/2020	2,400.00
	2,820.00	51	03/2021	2,820.00
	3,060.00	7	09/2018	3,060.00
	3,300.00	1,325	03/2020	3,300.00
	4,800.00	24	12/2017	4,800.00
	5,340.00	162	09/2017	5,340.00
	5,760.00	61	04/2018	5,760.00
	6,540.00	425	08/2017	6,540.00
$	Total	223,120	Average	$50.98

Warrants to Purchase Common Stock

The warrant activity for the period starting October 1, 2014, through September 30, 2016, is described as follows:

	Number of Shares		Weighted Average Exercise Price
Outstanding at September 30, 2014	4,078		$614.00
Granted	1,000		50.00
Exercised	—		—
Expired	(1,166)		1,828.00
Outstanding at September 30, 2015	3,912		$106.00
Granted	604,000	(2)	10.00
Exercised	—		—
Expired	(752)		200.00
Forfeited	(600,000	)(2)	10.00
Outstanding at September 30, 2016	7,160		$50.41

Following is a summary of the status of warrants outstanding at September 30, 2016:

Exercise Price		Number of Shares		Expiration Date	Weighted Average Exercise Price
	$9.44	191		03/2018	$9.44
	10.00	4,000	(1)	06/2021	10.00
	50.00	1,161		03/2017 – 07/2017	50.00
	55.00	1,620		06/2018 – 03/2019	55.00
	200.00	104		12/2016 – 01/2017	200.00
	1,800.00	84		07/2017	1,800.00
$	Total	7,160			$50.41

(1)	On June 10, 2016, we issued two warrants, pursuant to a Finder’s Fee Agreement with Maxim Group LLC, to purchase in aggregate 4,000 shares of Common Stock following the introduction of an accredited investor who entered into a Second Amended Note and Warrant Purchase Agreement in the principal amount of $200,000. Each warrant is exercisable, in whole or in part, during the period beginning on the date of its issuance, and ending on the earlier of (i) December 31, 2020 and (ii) the date that is forty-five (45) days following the date on which the daily closing price of shares of the Company's Common Stock quoted on the OTCQB Venture Marketplace (or other bulletin board or exchange on which the Company's Common Stock is traded or listed) exceeds $50.00 for at least ten (10) consecutive trading days. In connection therewith, the Company will promptly notify the Note Warrant holders in the event that the daily closing price of the Company's shares of Common Stock exceeds $50.00 for at least ten (10) consecutive trading days. Pursuant to the Finder’s Fee Agreement, Maxim was also paid $20,000 cash for their efforts.

F-19

(2)	Pursuant to the Second Amended Note & Warrant Agreement, dated December 23, 2015, the Company issued an aggregate 600,000 warrants with same terms as the warrants mentioned in (1) above. On September 19, 2016, the Company entered into the Second Omnibus Amendment, with a majority of over 80% of the noteholders, thereby amending: (i) the Notes, (ii) the Second Amended Note and Warrant Agreement, as amended and (iii) the Warrants. Subsequently, the Company exercised the Mandatory Conversion on September 19, 2016, and, on September 21, 2016, (i) converted the entire outstanding principal balance of $6,000,000, plus accrued interest of $317,000 on all of the Notes into 1,263,406 shares of the Company's Common Stock at a conversion price of $5.00 per share and (ii) cancelled all 600,000 issued and outstanding warrants associated with the Notes. (refer to Note 3. Convertible Debt and Equity Financing).

At September 30, 2017, there were warrants outstanding to purchase 7,160 shares of the Company’s Common Stock. The exercise prices of the outstanding warrants range from $9.44 to $1,800 with a weighted average exercise price of $50.41. The warrants expire at various times starting 2016 through 2021.

6.	INCOME TAXES

The Company accounts for income taxes under the liability method. Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance to reduce the Company’s deferred tax assets to their estimated realizable value.

Reconciliations of the provision (benefit) for income taxes to the amount compiled by applying the statutory federal income tax rate to profit (loss) before income taxes is as follows for each of the fiscal years ended September 30:

	2016	2015
Federal income tax (benefit) at statutory rates	(34.0)%	(34.0)%
Stock-based compensation	(1.35)%	(0.4)%
Extinguishment of debt	-%	-%
Change in valuation allowance	(79.92)%	(16)%
True-ups and other adjustments	(47.26)%	(7.62)%
State tax benefit	(0.02)%	(5.98)%

Temporary differences between the financial statement carrying amounts and bases of assets and liabilities that give rise to significant portions of deferred taxes relate to the following at September 30, 2016 and 2015:

	2016	2015
Deferred income tax assets:
Net operating loss carryforward	$17,492,350	$13,718,300
Deferred interest, consulting and compensation liabilities	3,974,100	3,596,900
Amortization	-	-
Deferred income tax assets – other	5,486	5,600
	21,471,936	17,320,800
Deferred income tax liabilities—other	-	-
Deferred income tax asset—net before valuation allowance	21,471,936	17,320,800
Valuation allowance	(21,471,936)	(17,320,800)
Deferred income tax asset—net	$-	$-

Current and non-current deferred taxes have been recorded on a net basis in the accompanying balance sheet. As of September 30, 2016, the Company had Federal net operating loss carryforwards of approximately $45.7 million and State net operating loss carryforwards of approximately $34.1 million. Both the Federal and State net operating loss carryforwards will begin to expire in 2022 and 2017 respectively. Our ability to utilize net operating loss carryforwards may be limited in the event that a change in ownership, as defined in the Internal Revenue Code, occurs in the future. The Company has placed a valuation allowance against the deferred tax assets in excess of deferred tax liabilities due to the uncertainty surrounding the realization of such excess tax assets. Management periodically evaluates the recoverability of the deferred tax assets and the level of the valuation allowance. At such time as it is determined that it is more likely than not that the deferred tax assets are realizable, the valuation allowance will be reduced accordingly.

F-20

7.	RELATED PARTY TRANSACTIONS

Termination of Governance Agreements

On March 28, 2015, the Company entered into a separate termination agreement with each of Equity Dynamics and SAIL, in each case to immediately terminate the respective November 28, 2012 governance agreement (collectively, the “Governance Agreements”) that the Company had entered into with each of Equity Dynamics and SAIL (collectively, the “Termination Agreements”). Equity Dynamics is an entity owned by John Pappajohn, a director of the Company, and SAIL is one of the Company’s principal stockholders of which former director, Walter Schindler, was the managing partner. Pursuant to the Governance Agreements, the Company had agreed, subject to providing required notice to stockholders, to appoint four individuals nominated by Equity Dynamics and three individuals nominated by SAIL to the Company’s Board, and to create vacancies for that purpose, if necessary. In addition, at each meeting of stockholders of the Company at which directors were nominated and elected, the Company had agreed to nominate for election the four designees of Equity Dynamics and the three designees of SAIL, and further had agreed to take all necessary action to support such election, and to oppose any challenges to such designees. The Governance Agreements also restricted the Company’s ability to increase the number of directors to more than seven without the consent of Equity Dynamics and SAIL. Pursuant to the Termination Agreements, the Governance Agreements were terminated in their entirety as of March 28, 2015, and are of no further force or effect.

Note Purchase Agreement, Notes and Omnibus Amendment and Second Amendment Note & Warrant Agreement

Between September 22, 2014, and August 16, 2016, the Company raised an aggregate principal amount $6 million in Note purchase agreements of which $5.3 million was purchased by directors, an officer and greater than 5% shareholders of the Company. For details of the transactions please refer to Note 3. Convertible Debt and Equity Financings.

Director and Officer Indemnification Agreement

On December 7, 2015, the Company entered into indemnification agreements with each of its Directors and Executive Officers. The agreements provide for, among other things: the indemnification of these Directors and Officers by the Company to the fullest extent permitted by the laws of the State of Delaware; the advancement to such persons by the Company of certain expenses; related procedures and presumptions of entitlement; and other related matters.

Transactions with John Pappajohn, Director

On September 22, 2014, March 18, 2015, June 2, 2015 and September 15, 2015, Mr. Pappajohn purchased four Notes for $200,000, $100,000, $100,000 and $100,000 respectively. On September 6, 2015, Mr. Pappajohn irrevocably assigned $200,000 in principal of his September 2014 Notes to four outside parties in the amount of $50,000 each.

On May 13, 2016, and June 27, 2016, Mr. Pappajohn gifted in aggregate 32,692 of his shares of Common Stock to 12 outside parties including family and friends. The transfer of these shares was completed on September 16, 2016.

Transactions with George Carpenter, President and Chief Executive Officer

On September 25, 2013, the Board approved a consulting agreement effective May 1, 2013, for marketing services provided by Decision Calculus Associates, an entity operated by Mr. Carpenter’s spouse, Jill Carpenter. For the period from May 1, 2013 through to March 25, 2015, we had paid $280,000 to Decision Calculus Associates ("DCA"). For the period from March through July of 2015, DCA was not engaged by the Company. Effective August 2015 DCA has been re-engaged at a fee of $10,000 per month. From August 2015 through September 30, 2016, DCA has been paid $130,000 with a further $10,000 balance due in accounts payable.

Transactions with the SAIL Capital Partners and SAIL Holdings

Mr. Schindler served as a Director between November 29, 2012 and June 11, 2015, and was the Managing Partner of SAIL Capital Partners, which was a greater than 5% stockholder of the Company, and is the general partner of all the SAIL entities except for SAIL Holding, LLC which is controlled directly by Mr. Schindler.

On January 5, 2015, the Company entered into a three-month long consulting engagement with Dr. Eric Warner, Managing Partner, Europe, Middle East & Africa, SAIL Capital Partners Ltd. The objectives of the engagement include the establishment of a revenue-generating licensing agreement in the United Kingdom (U.K.) and initiation of a pilot study of our PEER Online technology. Dr. Warner has been paid $10,000 per month for a total of $30,000. On January 8, 2015, the Board granted Dr. Warner an option to purchase 250,000 shares of Common Stock with an exercise price of $0.25 per share; the option vesting is conditioned on the execution of a licensing agreement and a PEER Online pilot study. The fair value of the option, which was determined using the Black-Scholes model, was $28,300 and was expensed over the term of the engagement.

F-21

Transactions with Tierney Family Trust, Greater than 5% Stockholder

Mr. Tierney rejoined the Board as a Director on September 29, 2016. Previously, Mr. Tierney resigned from the Board on May 22, 2015, had served on the Board since February 2013, and had served as Chairman of the Board between March 2013 and the date of his resignation. Mr. Tierney is a trustee of the Thomas T. and Elizabeth C. Tierney Family Trust (the "Tierney Family Trust"), which is a greater than 5% stockholder.

Transactions with RSJ PE, Greater than 5% Stockholder

Michal Votruba joined our Board on July 30, 2015. Mr. Votruba is a director of RSJ PE, which acted as the lead investor in the private placement financing of September 2014 Notes.

8.	LOSS PER SHARE

In accordance with ASC 260-10 (formerly SFAS 128, “Computation of Earnings Per Share”), basic net income (loss) per share is computed by dividing the net income (loss) to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of common and dilutive common equivalent shares outstanding during the period.  For the fiscal years ended September 30, 2016 and 2015, the Company has excluded all common equivalent shares from the calculation of diluted net loss per share as such securities are anti-dilutive.

A summary of the net income (loss) and shares used to compute net income (loss) per share for the fiscal years ended September 30, 2016 and 2015 is as follows:

	2016	2015
Net Loss for computation of basic and diluted net loss per share:
Net loss	$(5,940,900)	$(3,379,400)
Basic and Diluted net loss per share:
Basic net loss per share	$(9.26)	$(6.64)

Basic and Diluted weighted average shares outstanding	641,844	509,066

Anti-dilutive common equivalent shares not included in the computation of dilutive net loss per share:
Convertible debt	1,441,344	50,348
Warrants	3,484	4,132
Options	74,588	63,634

9.	COMMITMENTS AND CONTINGENT LIABILITIES

Litigation

From time to time, the Company may be involved in litigation relating to claims arising out of the Company’s operations in the ordinary course of business. Other than as set forth below, the Company is not currently party to any legal proceedings, the adverse outcome of which, in the Company’s management’s opinion, individually or in the aggregate, would have a material adverse effect on the Company’s results of operations or financial position.

Since June 2009, the Company has been involved in litigation against Leonard J. Brandt, a stockholder, former Director and the Company’s former Chief Executive Officer (“Brandt”) in the Delaware Chancery Court, the Supreme Court of the State of Delaware, the United States District Court for the Central District of California and the Superior Court for the State of California, Orange County. Other than current actions described below, the Company has prevailed in all actions or the matters have been dismissed.

On April 11, 2011, Brandt and his family business partnership Brandt Ventures, GP, filed an action in the Superior Court for the State of California, Orange County against the Company, one of its stockholders, SAIL Venture Partner, LP, and Mr. David Jones, a former member of the Board, alleging breach of a promissory note agreement entered into by Brandt Ventures, GP and the Company and alleging that Mr. Brandt was wrongfully terminated as Chief Executive Officer in April, 2009.  The Company was served with a summons and complaint in the action on July 19, 2011.

F-22

On November 1, 2011, Mr. Brandt and Brandt Ventures filed an amended complaint amending their claims and adding new claims against the same parties. On March 12, 2012, the court sustained demurrers to certain of the counts against each defendant. On March 22, 2012, the plaintiffs filed a second amended complaint modifying certain of their claims, but did not add new claims. On February 6, 2013, the plaintiffs moved for leave to amend the second amended complaint and file a third amended complaint. On March 6, 2013, the Court granted leave to amend, but awarded fees and costs for the defendants to again make dispositive motions. The third amended complaint adds a claim for breach of the promissory note and seeks to foreclose on the collateral securing the note obligation.  In addition, Mr. Brandt is seeking approximately $170,000 of severance and compensatory and punitive damages in connection with his termination.  The plaintiffs also seek rescission of a $250,000 loan made by Brandt Ventures, GP to the Company which was converted into Common Stock in accordance with its terms and restitution of the loan amount.

A trial date had originally been set for May 2014. However, plaintiffs’ counsel requested a continuance until August 2014, to which the Company agreed.  On June 18, 2014, at plaintiffs’ counsel’s request, the Company entered into a Standstill and Tolling Agreement, whereby the parties agreed to seek a stay of the litigation and plaintiffs agreed to provide the Company with an executed dismissal of all the claims without prejudice, with the ability to re-file the third amended complaint, without change, on or before June 18, 2015.  The Company had the right to file the executed stipulation of dismissal if the Court lifted the stay.  On May 7, 2015, the parties agreed to continue the Standstill and Tolling Agreement until May 6, 2016, on the same terms. On May 12, 2015, the Court agreed to stay the case for another six months.  On November 4, 2015 the Court lifted the stay, and set the case for trial on March 7, 2016.  On February 3, 2016, the Company filed the executed stipulation of dismissal, thereby ending the current action in Orange County which was captioned Leonard J. Brandt and Brandt Ventures, GP v. CNS Response, Inc., Sail Venture Partners and David Jones, case no. 30-2011-00465655-CU-WT-CJC.

On August 8, 2016, the Company entered into a Settlement Agreement and Mutual General Release (“Settlement Agreement”) with Leonard Brandt, Brandt Ventures, GP. The Settlement Agreement is a mutual release of all complaints including actions against SAIL Venture Partners (SAIL) and David Jones. The Settlement Agreement was approved by the Board on August 15, 2016. The Settlement Agreement terms included a cash payment of $225,000 paid on August 16, 2016, along with the issuance of a $50,000 Note convertible into 5,000 shares of Common Stock at $10.00 per share and a Note Warrant for the purchase of 5,000 shares at $10.00 per share. The terms of the Note and the Warrant were substantially the same as the Notes and Warrants issued pursuant to the Second Amended Note and Warrant Purchase Agreement described in Note 3. Convertible Debt and Equity Financing: and include a Security Agreement and Registration Rights Agreement.

On September 19, 2016, the Company entered into a Second Omnibus Amendment, with a majority of over 80% of the noteholders, thereby amending: (i) the Notes, (ii) the Second Amended Note and Warrant Agreement, as amended and (iii) the Warrants. Pursuant to the Second Omnibus Amendment, the Company had the option, exercisable at any time after September 1, 2016, to mandatorily convert all Notes into shares of the Company's common stock at $5.00 per share and cancel all Warrants. The Company exercised the its Mandatory Conversion on September 19, 2016 and, on September 21, 2016, converted the entire outstanding principal balance of $6,000,000, plus accrued interest of $317,000 on all of the Notes into 1,263,406 shares of the Company's common stock at a conversion price of $5.00 per share and (ii) cancelled all Warrants. The $50,000 Note issued to Brandt Ventures and interest on the Note was converted into 10,047 shares of Common Stock. (refer to Note 3. Convertible Debt and Equity Financing).

Lease Commitments

The Company had its Headquarters and Neurometric Services business premises located at 85 Enterprise, Aliso Viejo, California 92656 from February 2010 through January 2016.  The Company relocated its new Headquarters and Neurometric Services business to 26522 La Alameda, Suite 290, Mission Viejo, CA 92691, which is 2,290 sqft in size. We signed a 24 month lease for our new location on January 22, 2016. The lease period commenced on February 1, 2016 and terminates on January 31, 2018. The rent for the first four months is $2,290 per month, which is abated by 50%; for months 5 through 12 the rent increases to $4,580 per month and for the final 12 months the rent will increase by 5% to $4,809 per month.

On February 2, 2016, we signed a 23.5 month lease for 1,092 sqft of office space to house our EEG testing center. The premises are located at 25201 Paseo De Alicia, Laguna Hills, CA 92653. The lease period commenced on February 15, 2016 and terminates on January 31, 2018. The rent for first half month of February was prorated at $928.20; for the next 11 months the rent is $1,856 per month, and for the remaining twelve months the rent will increase by 3% to $1,911 per month. The landlord abated the rent for March 2016.

The Company incurred rent expense from operations of $64,900 and $48,900 for the fiscal years ended September 30, 2016 and 2015, respectively.

On April 24, 2013, we entered into a financial lease to acquire additional EEG equipment costing $8,900.  The term of the lease is 36 months ending May 2016 with a monthly payment of $325. As of June 30, 2016 the lease was paid off.

On January 20, 2016, we entered into a financial lease to acquire a Canon Copier costing $6,700.  The term of the lease is 60 months ending January 2021 with a monthly payment of $135. As of September 30, 2016 the remaining principal lease obligation is $5,900, of which $1,200 in fiscal 2017 with $1,400 due per year for the years 2018-2020; and $500 due in 2021.

F-23

	Payments due by period
Contractual Obligations	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years

Operating Lease Obligations	$99,900	$73,100	$26,800	-	-
Capital Lease Obligations	5,900	1,200	4,200	500	-
Total	$105,800	$74,300	$31,000	500	-

10.	SIGNIFICANT CUSTOMERS

For the fiscal year ended September 30, 2016, four customers accounted for 55% of Neurometric Services revenue and three customers accounted for 69% of accounts receivable at September 30, 2016.

For the fiscal year ended September 30, 2015, five customers accounted for 58% of Neurometric Services revenue and three customers accounted for 48% of accounts receivable at September 30, 2015.

11.	SUBSEQUENT EVENTS

Annual Meeting

At the 2016 Annual Meeting of Stockholders of the Company, held on November 1, 2016 (the “2016 Annual Meeting”), the holders of the Company’s common stock voted to elect each of the following directors to serve until the next annual meeting and until their successor is elected and qualified: Robin Smith M.D, John Pappajohn, Robert Follman, Thomas Tierney, Geoffrey Harris and Michal Votruba.

At the 2016 Annual Meeting, the Company’s stockholders also voted to:

A.	approve an amendment to the Company’s 2012 Omnibus Incentive Compensation Plan (the "2012 Plan") to: (i) increase the total number of shares of Common Stock available for grant under the 2012 Plan from 75,000 shares to an aggregate of 500,000 shares, (ii) add an "evergreen" provision which, on January 1 of each year through 2022, automatically increases the number of shares subject to the 2012 Plan by the lesser of: (a) a number equal to 10% of the shares of Common Stock authorized under the 2012 Plan as of the preceding December 31st, or (b) an amount, or no amount, as determined by the Board, but in no event may the number of shares of Common Stock authorized under the 2012 Plan exceed 885,781 and (iii) increase the annual individual award limits under the 2012 Plan to 100,000 shares of Common Stock, subject to adjustment in accordance with the 2012 Plan;

B.	approve the compensation of our named executive officers; and

C.	ratify the selection by the Audit Committee of Anton & Chia, LLP as our independent registered accounting firm for the fiscal year ending September 30, 2016.

Option Grants

On October 2, 2016, the Compensation Committee of the Board granted options to purchase 102,000 shares of the Company’s Common Stock under the 2012 Plan to staff members. These options vest pro-rata over 12 months starting on the date of grant. The grants of options to staff are valued $6.00 per share, which was the closing price on the OTC.QB of the Company’s Common Stock on the date of grant.

Private Placement of Common Stock

On November 30, 2016, the Company sold and issued an aggregate of 160,000 shares of its Common Stock, at a per share price of $6.25, in a private placement to six accredited investors, for which it received gross cash proceeds to the Company of $1,000,000. Three of the six accredited investors were affiliates who represented 50% of the cash proceeds as follows: Dr. Robin Smith, our Chairman of the Board purchased 16,000 shares for $100,000; John Pappajohn, a member of the Board, purchased 32,000 shares for $200,000; and the Tierney Family Trust, of which our Board member, Thomas Tierney is a trustee, purchased 32,000 shares for $200,000.

On December 21, 2016, the Company sold and issued a further 48,000 shares of its Common Stock, at a per share price of $6.25, in a private placement to four accredited investors, for which it received gross cash proceeds to the Company of $300,000.

The private placement was made pursuant to an exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D thereunder.

F-24

The Aspire Capital Equity Line of Credit

On December 6, 2016, the Company, entered into a common stock purchase agreement (the “Purchase Agreement”) with Aspire Capital Fund, LLC, an Illinois limited liability company (“Aspire Capital”) which provides that, upon the terms and subject to the conditions and limitations set forth therein, Aspire Capital is committed to purchase up to an aggregate of $10.0 million of shares of the Company’s common stock over the 30-month term of the Purchase Agreement. Concurrently with entering into the Purchase Agreement, the Company also entered into a registration rights agreement with Aspire Capital (the “Registration Rights Agreement”), in which the Company agreed to file one or more registration statements, as permissible and necessary to register under the Securities Act of 1933, as amended (the “Securities Act”), registering the sale of the shares of the Company’s common stock that have been and may be issued to Aspire Capital under the Purchase Agreement.

Under the Purchase Agreement, after the Securities and Exchange Commission (the “SEC”) has declared effective the registration statement referred to above, on any trading day selected by the Company on which the closing sale price of its Common Stock is equal to or greater than $0.50 per share, the Company has the right, in its sole discretion, to present Aspire Capital with a purchase notice (each, a “Purchase Notice”), directing Aspire Capital (as principal) to purchase up to 50,000 shares of the Company’s common stock per business day, up to $10.0 million of the Company’s common stock in the aggregate at a per share price (the “Purchase Price”) equal to the lesser of:

1)	the lowest sale price of the Company’s common stock on the purchase date; or
2)	the arithmetic average of the three (3) lowest closing sale prices for the Company’s common stock during the twelve (12) consecutive trading days ending on the trading day immediately preceding the purchase date.

In addition, on any date on which the Company submits a Purchase Notice to Aspire Capital in an amount equal to 50,000 shares and the closing sale price of the Company's stock is greater than $0.50 per share, the Company also has the right, in its sole discretion, to present Aspire Capital with a volume-weighted average price purchase notice (each, a “VWAP Purchase Notice”) directing Aspire Capital to purchase an amount of stock equal to up to 30% of the aggregate shares of the Company’s common stock traded on its principal market on the next trading day (the “VWAP Purchase Date”), subject to a maximum number of shares the Company may determine. The purchase price per share pursuant to such VWAP Purchase Notice is generally 95% of the volume-weighted average price for the Company’s common stock traded on its principal market on the VWAP Purchase Date.

The Purchase Price will be adjusted for any reorganization, recapitalization, non-cash dividend, stock-split, or other similar transaction occurring during the period(s) used to compute the Purchase Price. The Company may deliver multiple Purchase Notices and VWAP Purchase Notices to Aspire Capital from time to time during the term of the Purchase Agreement, so long as the most recent purchase has been completed.

The Purchase Agreement provides that the Company and Aspire Capital shall not effect any sales under the Purchase Agreement on any purchase date where the closing sale price of the Company’s common stock is less than $0.50. There are no trading volume requirements or restrictions under the Purchase Agreement, and the Company will control the timing and amount of sales of the Company’s common stock to Aspire Capital. Aspire Capital has no right to require any sales by the Company, but is obligated to make purchases from the Company as directed by the Company in accordance with the Purchase Agreement. There are no limitations on use of proceeds, financial or business covenants, restrictions on future fundings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement. In consideration for entering into the Purchase Agreement, concurrently with the execution of the Purchase Agreement, the Company issued to Aspire Capital 80,000 shares of the Company’s common stock (the “Commitment Shares”). The Purchase Agreement may be terminated by the Company at any time, at its discretion, without any cost to the Company. Aspire Capital has agreed that neither it nor any of its agents, representatives and affiliates shall engage in any direct or indirect short-selling or hedging of the Company’s common stock during any time prior to the termination of the Purchase Agreement. Any proceeds from the Company receives under the Purchase Agreement are expected to be used for working capital and general corporate purposes.

The issuance of the Commitment Shares and all other shares of common stock that may be issued from time to time to Aspire Capital under the Purchase Agreement are exempt from registration under the Securities Act, pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act.

F-25

Unaudited Condensed Consolidated Financial Statements

Unaudited Condensed Consolidated Statements of Operations for the three months and six months ended March 31, 2017 and 2016	F-27

Unaudited Condensed Consolidated Balance Sheets as of March 31, 2017 (unaudited) and September 30, 2016	F-28

Unaudited Condensed Consolidated Statements of Cash Flows for the six months ended March 31, 2017 and 2016	F-29

Unaudited Condensed Consolidated Statement of Stockholders’ Equity for the six months ended March 31, 2017	F-30

Notes to Unaudited Condensed Consolidated Financial Statements	F-31

F-26

MYND ANALYTICS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months ended March 31,		For the six months ended March 31,
	2017	2016	2017	2016
REVENUES
Neurometric Services	$31,900	$20,700	$54,100	$45,400

OPERATING EXPENSES
Cost of neurometric services revenue	3,800	1,400	7,600	2,700
Research	29,300	22,700	60,900	45,300
Product development	292,800	183,000	588,100	306,400
Sales and marketing	191,800	133,000	297,500	256,100
General and administrative	934,200	370,600	1,955,900	749,600

Total operating expenses	1,451,900	710,700	2,910,000	1,360,100

OPERATING LOSS	(1,420,000)	(690,000)	(2,855,900)	(1,314,700)

OTHER INCOME (EXPENSE):
Interest expense, net	(1,400)	(239,600)	(3,900)	(739,800)
Loss on extinguishment of debt	-	-	-	(2,337,400)
Gain on derivative liabilities	-	786,900	-	798,200
Total other income (expense)	(1,400)	547,300	(3,900)	(2,279,000)
LOSS BEFORE PROVISION FOR INCOME TAXES	(1,421,400)	(142,700)	(2,859,800)	(3,593,700)
Provision for income taxes	30,600	-	32,400	300
NET LOSS	$(1,452,000)	$(142,700)	$(2,892,200)	$(3,594,000)

BASIC AND DILUTED LOSS PER SHARE:
From continuing operations	$(0.61)	$(0.28)	$(1.29)	$(7.01)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic and Diluted	2,372,394	513,345	2,236,728	512,716

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements.

F-27

MYND ANALYTICS, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2017	September 30, 2016
ASSETS
CURRENT ASSETS:
Cash	$1,754,400	$318,200
Accounts receivable, net	7,200	5,100
Prepaid insurance	104,300	59,800
Prepaid common stock	368,300	808,000
Prepaid other assets	17,300	18,800
Total current assets	2,251,500	1,209,900
Furniture and equipment, net	90,700	9,500
Intangible assets	76,200	87,100
Other assets	11,700	13,600
TOTAL ASSETS	$2,430,100	$1,320,100

LIABILITIES AND STOCKHOLDERS’ EQUITY:
CURRENT LIABILITIES:
Accounts payable (including $9,600 and $10,000 to related parties as of March 31, 2017, and September 30, 2016, respectively)	$720,000	$426,600
Accrued liabilities	116,000	64,900
Accrued compensation	519,900	509,400
Accrued compensation – related parties	436,200	436,200
Deferred revenue - grant funds	45,900	45,900
Current portion of note payable	58,000	56,300
Current portion of capital lease	1,200	1,200
Total current liabilities	1,897,200	1,540,500

LONG-TERM LIABILITIES
Long term portion of note payable	2,000	31,400
Long term portion of capital lease	4,100	4,700
Total long-term liabilities	6,100	36,100
TOTAL LIABILITIES	1,903,300	1,576,600
STOCKHOLDERS’ EQUITY:
Common stock, $0.001 par value; authorized 500,000,000 shares and issued and outstanding 2,528,061 shares and 1,941,061 shares as of March 31, 2017 and September 30, 2016, respectively	2,500	1,900
Additional paid-in capital	71,950,300	68,275,400
Accumulated deficit	(71,426,000)	(68,533,800)
Total stockholders’ equity (deficit)	526,800	(256,500)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,430,100	$1,320,100

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements.

F-28

MYND ANALYTICS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the six months ended March 31,
	2017	2016
OPERATING ACTIVITIES:
Net loss	$(2,892,200)	$(3,594,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	18,100	2,700
Gain on derivative liability valuation	-	(798,200)
Stock based compensation	462,700	70,900
Loss on extinguishment of debt	-	2,337,400
Financing expenses	-	738,600
Changes in operating assets and liabilities:
Accounts receivable	(2,100)	5,000
Prepaids and other	(43,000)	(66,300)
Accounts payable and accrued liabilities	316,800	(81,600)
Amortization of grant of common stock	526,200	6,900
Security deposits	1,900	(9,400)
Deferred compensation	10,500	48,100
Net cash used in operating activities	(1,601,100)	(1,339,900)
INVESTING ACTIVITES:
Purchase of fixed assets	(84,800)	(1,000)
Intangible assets	(3,600)	(9,000)
Net cash used in investing activities	(88,400)	(10,000)
FINANCING ACTIVITIES:
Repayment of a capital lease	(600)	(2,000)
Net proceeds from sale of common stock, private placement	2,981,300	-
Net proceeds from sale of common stock, purchase agreement	145,000	-
Net proceeds from issuance of secured convertible debt	-	1,360,000
Net cash provided by financing activities	3,125,700	1,358,000
NET INCREASE IN CASH	1,436,200	8,100
CASH- BEGINNING OF THE QUARTER	318,200	432,100
CASH- END OF THE QUARTER	$1,754,400	$440,200
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$200	$1,300
Income taxes	$32,400	$300

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements.

F-29

MYND ANALYTICS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE SIX MONTHS ENDED MARCH 31, 2017

	Common Stock		Additional Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balance at September 30, 2016 (Audited)	1,941,061	$1,900	$68,275,400	$(68,533,800)	$(256,500)
Stock-based compensation	—	—	462,700	—	462,700
Stock issued for private placement of shares	477,000	500	2,980,800	—	2,981,300
Stock issued for purchase agreement to Aspire Capital	20,000	—	145,000	—	145,000
Commitment shares issued to Aspire Capital pursuant to Purchase Agreement	80,000	100	(100)	—	—
Common Stock issued to Vendor	10,000	—	86,500	—	86,500
Net loss	—	—	—	(2,892,200)	(2,892,200)
Balance at March 31, 2017	2,528,061	$2,500	$71,950,300	$(71,426,000)	$526,800

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements.

F-30

MYND ANALYTICS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	NATURE OF OPERATIONS

Organization and Nature of Operations

MYnd Analytics, Inc. (“MYnd,” “CNS,” “we,” “us,” “our,” or the “Company”), formerly known as CNS Response Inc., was incorporated in Delaware on March 20, 1987, under the name Age Research, Inc.  Prior to January 16, 2007, the Company (then called Strativation, Inc.) was a “shell company” with nominal assets and our sole business was to identify, evaluate and investigate various companies to acquire or with which to merge.  On January 16, 2007, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with CNS Response, Inc., a California corporation formed on January 11, 2000 (“CNS California”), and CNS Merger Corporation, a California corporation and the Company’s wholly-owned subsidiary (“MergerCo”) pursuant to which the Company agreed to acquire CNS California in a merger transaction wherein MergerCo would merge with and into CNS California, with CNS California being the surviving corporation (the “Merger”). On March 7, 2007, the Merger closed, CNS California became a wholly-owned subsidiary of the Company, and on the same date the corporate name was changed from Strativation, Inc. to CNS Response, Inc. At the annual meeting held on October 28, 2015, shareholders approved a change in our name from CNS Response, Inc. to MYnd Analytics, Inc. On November 2, 2015, the Company filed an amendment to its Certificate of Incorporation which, among other things, effected the name change to MYnd Analytics, Inc.

The Company is a predictive analytics company that has developed a decision support tool to help physicians reduce trial and error treatment in mental health and provide more personalized care to patients. The Company provides objective clinical decision support to healthcare providers for the personalized treatment of behavioral disorders, including depression, anxiety, bipolar disorder, post-traumatic stress disorder (“PTSD”) and other non-psychotic disorders. The Company uses its proprietary neurometric platform, PEER Online, to generate Psychiatric EEG Evaluation Registry (“PEER”) Reports to predict the likelihood of response by an individual to a range of medications prescribed for the treatment of behavioral disorders. The Company continues to be focused on military personnel and their family members who are suffering from Depression, PTSD and other disorders through the military, Veterans Administration, and Canadian Forces. Commercial expansion is focused on payer and self-insured markets, provider direct sales to multi-physician and multi-practice provider groups, and patient direct referrals to these groups. The Company continues to expand its database, with a particular focus on younger adults and adolescents.

The Company acquired the Neuro-Therapy Clinic, Inc. (“NTC”) on January 15, 2008, to provide behavioral health care services.  NTC’s operations were discontinued effective September 30, 2012.

On September 21, 2016, the Company effected a 1-for-200 reverse stock-split (“reverse split”) of its common stock, par value $0.001 per share (the “Common Stock”),where every 200 shares of the Company’s Common Stock issued and outstanding immediately prior to the reverse-split were automatically combined into one share of Common Stock. Because the Amendment did not reduce the number of authorized shares of Common Stock, the effect of the Amendment was to increase the number of shares of Common Stock available for issuance relative to the number of shares issued and outstanding.

The Aspire Capital Equity Line

On December 6, 2016, the Company, entered into a common stock purchase agreement (the “Purchase Agreement”) with Aspire Capital Fund, LLC (“Aspire Capital”) which provides that, upon the terms and subject to the conditions and limitations set forth therein, Aspire Capital is committed to purchase up to an aggregate of $10.0 million of shares of the Company’s common stock over the 30-month term of the Purchase Agreement. Concurrently with entering into the Purchase Agreement, the Company also entered into a registration rights agreement with Aspire Capital (the "Registration Rights Agreement"), pursuant to which the Company maintains an effective registration statement registering the sale of the shares of Common Stock that have and may be issued to Aspire under the Purchase Agreement. Under the Purchase Agreement, on any trading day selected by the Company on which the closing sale price of its Common Stock is equal to or greater than $0.50 per share, the Company has the right, in its sole discretion, to present Aspire Capital with a purchase notice, directing Aspire Capital (as principal) to purchase up to 50,000 shares of Common Stock per business day, up to $10.0 million of the Company’s common stock in the aggregate at a per share purchase price equal to the lesser of:

a)	the lowest sale price of Common Stock on the purchase date; or
b)	the arithmetic average of the three (3) lowest closing sale prices for Common Stock during the twelve (12) consecutive trading days ending on the trading day immediately preceding the purchase date.

In addition, on any date on which the Company submits a purchase notice to Aspire Capital in an amount equal to 50,000 shares and the closing sale price of the Company's stock is greater than $0.50 per share, the Company also has the right, in its sole discretion, to present Aspire Capital with a volume-weighted average price purchase notice (each, a “VWAP Purchase Notice”) directing Aspire Capital to purchase an amount of stock equal to up to 30% of the aggregate shares of Common Stock traded on its principal market on the next trading day (the “VWAP Purchase Date”), subject to a maximum number of shares the Company may determine. The purchase price per share pursuant to such VWAP Purchase Notice is generally 95% of the volume-weighted average price for Common Stock traded on its principal market on the VWAP Purchase Date.

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The purchase price will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the period(s) used to compute the Purchase Price. The Company may deliver multiple Purchase Notices and VWAP Purchase Notices to Aspire Capital from time to time during the term of the Purchase Agreement, so long as the most recent purchase has been completed.

The Purchase Agreement provides that the Company and Aspire Capital will not effect any sales under the Purchase Agreement on any purchase date where the closing sale price of the Company’s common stock is less than $0.50. There are no trading volume requirements or restrictions under the Purchase Agreement, and the Company will control the timing and amount of sales of Common Stock to Aspire Capital. Aspire Capital has no right to require any sales by the Company, but is obligated to make purchases from the Company as directed by the Company in accordance with the Purchase Agreement. There are no limitations on use of proceeds, financial or business covenants, restrictions on future fundings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement. In consideration for entering into the Purchase Agreement, concurrently with the execution of the Purchase Agreement, the Company issued to Aspire Capital 80,000 shares of Common Stock (the “Commitment Shares”). The Purchase Agreement may be terminated by the Company at any time, at its discretion, without any cost to the Company. Aspire Capital has agreed that neither it nor any of its agents, representatives and affiliates shall engage in any direct or indirect short-selling or hedging of Common Stock during any time prior to the termination of the Purchase Agreement. Any proceeds from the Company receives under the Purchase Agreement are expected to be used for working capital and general corporate purposes.

Given the Company’s access to approximately $9.9 million remaining under the Aspire Purchase Agreement, the Company believes that it will have sufficient cash for its operations, capital equipment purchases, accounts payable and accruals for over a year. However, if the Company is not able to access capital under the Aspire Purchase Agreement for any reason, or from other sources including revenue, strategic partnerships or investors, it will be required to identify other sources of capital to maintain its operations. Our risk factors are described under the heading "Risk Factors" in Part I Item 1A and elsewhere in our Annual Report on Form 10-K and in other reports we file with the SEC.

On February 23, 2017, Aspire Capital purchased 20,000 shares of Common Stock, at a per share price of $7.25, resulting in gross cash proceeds to the Company of $145,000.

Liquidity

As the Company seeks to expand and fund operations and begin commercialization of its product, the Company plans to incur expenses of approximately $5.93 million over the next twelve months. The budget estimate is subject to many variables, some of which are outside of the control of the Company and accordingly, may change.

If we are unable to generate enough working capital from our current financing agreement with Aspire Capital when needed or to secure additional sources of funding, it may be necessary to significantly reduce our current rate of spending, which may include a reduction in our operations, pilot programs and commercialization efforts. These events could prevent us from successfully executing our operating plan

Recent Private Placements

Between September 30, 2016, and March 20, 2017, the Company sold and issued an aggregate of 477,000 shares of its Common Stock, at a per share price of $6.25, in private placements to 13 accredited investors, for which it received gross cash proceeds of $2,981,250. Five of the 13 accredited investors were affiliates of the Company and represented 70% of such cash proceeds.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and are in accordance with accounting principles generally accepted in the United States of America.

Basis of Consolidation

The unaudited condensed consolidated financial statements include the accounts of the Company, an inactive parent company, and its wholly owned operating subsidiaries CNS California and NTC, which is a dormant company. There were no intercompany transactions to be eliminated on consolidation.

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Use of Estimates

The preparation of the unaudited condensed consolidated financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expense, and related disclosure of contingent assets and liabilities. On an ongoing basis, the Company evaluates its estimates, including those related to revenue recognition, doubtful accounts, furniture and equipment, intangible assets, income taxes, valuation of equity instruments, accrued liabilities, contingencies and litigation. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates.

Cash

The Company deposits its cash with major financial institutions and may at times exceed the federally insured limit of $250,000.  At March 31, 2017 cash exceeds the federally insured limit by $1,504,400.  The Company believes that the risk of loss is minimal. To date, the Company has not experienced any losses related to cash deposits with financial institutions.

Derivative Liabilities

The Company evaluates all of its agreements to determine if such instruments have derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the consolidated statements of operations. For stock-based derivative financial instruments, the Company uses a weighted average Black-Scholes option pricing model to value the derivative instruments at inception and on subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within 12 months of the balance sheet date. As of March 31, 2017, the Company did not have any derivative financial instruments.

Fair Value of Financial Instruments

ASC 825-10 defines financial instruments and requires disclosure of the fair value of financial instruments held by the Company. The Company considers the carrying amount of cash, accounts receivable, other receivables, accounts payable and accrued liabilities, to approximate their fair values because of the short period of time between the origination of such instruments and their expected realization.

The Company also analyzes all financial instruments with features of both liabilities and equity under ASC 480-10, ASC 815-10 and ASC 815-40.

The Company adopted ASC 820-10 on January 1, 2008. ASC 820-10 defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measures. As at March 31, 2017, the Company did not identify any assets or liabilities that required presentation on the balance sheet at fair value in accordance with ASC 825-10.

Accounts Receivable

The Company estimates the collectability of customer receivables on an ongoing basis by reviewing past-due invoices and assessing the current creditworthiness of each customer.  Allowances are provided for specific receivables deemed to be at risk for collection which as of March 31, 2017 and September 30, 2016 are $1,200 and $1,200 respectively.

Furniture and Equipment

Furniture and Equipment, which are recorded at cost, consist of office furniture, equipment and purchased intellectual property which are depreciated, or amortized in the case of the intellectual property, over their estimated useful life on a straight-line basis.  The useful life of these assets is estimated to be between three and ten years.  Depreciation and amortization on furniture and equipment, intellectual property and intangible assets for the six months ended March 31, 2017 and 2016 was $18,100 and $2,700 respectively.  Accumulated depreciation and amortization at March 31, 2017 and 2016 was $95,100 and $74,900, respectively.

Long-Lived Assets

As required by ASC 350-30 the Company reviews the carrying value of its long-lived assets whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the carrying value of the asset by estimating the future net cash flows expected to result from the asset, including eventual disposition. If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and fair value. No impairment loss was recorded for the six- months ended March 31, 2017 and 2016.

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The Company adopted Accounting standards update (“ASU”) 2012-02, Intangibles—Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment. The new guidance is intended to reduce the complexity and costs of the annual impairment test for indefinite-lived intangible assets by allowing companies to make a qualitative evaluation about the likelihood of impairment to determine whether it should perform a quantitative impairment test.

Intangible Assets

Costs for software developed for internal use are accounted for through the capitalization of those costs incurred in connection with developing or obtaining internal-use software. Capitalized costs for internal-use software are included in intangible assets in the consolidated balance sheet. Capitalized software development costs are amortized over three years. Costs incurred during the preliminary project along with post-implementation stages of internal use computer software development and costs incurred to maintain existing product offerings are expensed as incurred. The capitalization and ongoing assessment of recoverability of development costs require considerable judgment by management with respect to certain external factors, including, but not limited to, technological and economic feasibility and estimated economic life. At March 31, 2017, the Company had $82,000 in capitalized software development costs. The Company started amortizing the software over its estimated economic life once it was placed into service in September 2016. For the six month ended March 31, 2017, the capitalized software amortization expense was $13,400.

On November 23, 2011, the Company acquired intellectual property in the form of transcranial magnetic stimulation (TMS) biomarkers at a cost of $21,200 which was recorded at cost and is being amortized over its estimated useful life of 10 years on a straight-line basis. Amortization for the six months ended March 31, 2017 and 2016 was $1,100 for both periods.  Accumulated depreciation on the intellectual property at was $11,300 and $9,200 at March 31, 2017 and 2016 respectively.

Accounts Payable

Accounts payable consists of trade payables of which $401,700 and $405,700 are for legal services at March 31, 2017 and 2016 respectively.

Accrued Compensation

Accrued compensation consists of accrued vacation pay, accrued bonuses granted by the Board but not paid, and accrued pay due to current and former staff members. The balance includes $125,400 accrued for two managers and $186,200 accrued for two officers who voluntarily deferred the cash portion of their salaries to help the Company conserve funds from February 2015 through July 2015. Accrued compensation also includes an accrual of $250,000 for a tax gross-up on stock awarded to the Chairman of the Company.

Deferred Revenue

Deferred revenue represents revenue collected but not earned as of March 31, 2017 and 2016. This represents a philanthropic grant for the payment of PEER Reports ordered in a clinical trial for a member of the U.S. Military, a veteran or their family members, the cost of which is not covered by other sources. These deferred revenue grant funds total $45,900 for the periods ending March 31, 2017 and September 30, 2016.

Revenues

The Company recognizes revenue on services, being the delivery of PEER Reports to medical providers, in accordance with the Financial Accounting Standards Board (“FASB”) ASC No. 605, “Revenue Recognition.”  In all cases, revenue is recognized when we have persuasive evidence of an arrangement, a determinable fee, when collection is considered to be reasonably assured and the services have been delivered.

Research and Development Expenses

The Company charges all research and development expenses to operations as incurred.

Advertising Expenses

The Company charges all advertising expenses to operations as incurred. For the six months ended March 31, 2017 and 2016 advertising expenses were $4,500 and $45,000 respectively.

Stock-Based Compensation

The Company has adopted ASC 718-20 and related interpretations which establish the accounting for equity instruments exchanged for employee services. Under ASC 718-20, share-based compensation cost to option grantee, being employees, directors and consultants, and is measured at the grant date based on the calculated fair value of the award. The expense is recognized over the option grantees’ requisite service period, generally the vesting period of the award.

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Income Taxes

The Company accounts for income taxes under the asset and liability method.  Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.  Valuation allowances are recorded, when necessary, to reduce deferred tax assets to the amount expected to be realized.

As a result of the implementation of certain provisions of ASC 740, Income Taxes, which clarifies the accounting and disclosure for uncertainty in tax positions, as defined. ASC 740 seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes.  The Company adopted the provisions of ASC 740 and have analyzed filing positions in each of the federal and state jurisdictions where required to file income tax returns, as well as all open tax years in these jurisdictions.  We have identified the U.S. Federal and California as our "major" tax jurisdictions.  Generally, we remain subject to Internal Revenue Service examination of our 2012 through 2015 U.S. federal income tax returns, and remain subject to California Franchise Tax Board examination of our 2011 through 2015 California Franchise Tax Returns.  However, we have certain tax attribute carryforwards which will remain subject to review and adjustment by the relevant tax authorities until the statute of limitations closes with respect to the year in which such attributes are utilized.

We believe that our income tax filing positions and deductions will be sustained on audit and do not anticipate any adjustments that will result in a material change to our financial position.  Therefore, no reserves for uncertain income tax positions have been recorded pursuant to ASC 740.  In addition, we did not record a cumulative effect adjustment related to the adoption of ASC 740.  Our policy for recording interest and penalties associated with income-based tax audits is to record such items as a component of income taxes.

Comprehensive Income (Loss)

ASC 220-10 requires disclosure of all components of comprehensive income (loss) on an annual and interim basis.  Comprehensive income (loss) is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources.  The Company’s comprehensive income (loss) is the same as its reported net income (loss) for the three months and six months ended March 31, 2017 and 2016.

Earnings (Loss) per Share

Basic earnings (loss) per share are computed by dividing income (loss) available to common stockholders by the weighted average common shares outstanding during the period. Diluted earnings (loss) per share takes into account the potential dilution that could occur if securities or other contracts to issue Common Stock were exercised and converted into Common Stock.

Restatement of Prior Period

The condensed consolidated financial statements for the Company's fiscal quarter ending December 31, 2016 were restated to reflect: (i) the proper accounting treatment of the issuance of Commitment Shares with Aspire Capital as offering costs netted against additional paid in capital as part of stockholders equity and to reverse the associated amortization expense recorded therewith, and (ii) the effect thereof on the Company's accompanying condensed consolidated financial statements, notes to the condensed consolidated financial statements and management's discussion and analysis. The incorrectly classified balance sheet item was non-cash in nature and the Company's original report did not overstate available cash and cash equivalents nor did it understate its losses for the period. In connection therewith, on March 30, 2017, the Company filed with the SEC a report on Form 8-K reporting the restatement, as well as Amendment No. 1 to its Quarterly Report on Form 10-Q for the fiscal quarter ending December 31, 2016.

Recent Accounting Pronouncements

Apart from the below-mentioned recent accounting pronouncements, there are no new accounting pronouncements that are currently applicable to the Company.

In December 2016, the FASB issued Accounting Standards Update No. 2016-18, Statement of Cash Flows (Topic 230). Restricted Cash. This update clarifies how entities should present restricted cash and restricted cash equivalents in the statement of cash flows. The new guidance requires a reconciliation of totals in the statement of cash flows to the related cash and cash equivalents and restricted cash captions in the balance sheet. The new standard is effective for fiscal years and interim periods within those fiscal years beginning after December 15, 2017 with early adoption permitted. The Company is currently evaluating the effect that the updated standard will have on our financial statements.

In January 2017, the FASB issued Accounting Standards Update No. 2017-04, Intangibles – Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The update removes Step 2 from the goodwill impairment test. The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019, although early adoption is permitted. The Company is currently evaluating the effect that the updated standard will have on our financial statements.

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3.	STOCKHOLDERS’ EQUITY

Common and Preferred Stock

At the Company’s annual stockholders meeting held on October 28, 2015, (“2015 Stockholders Meeting”) stockholders approved an amendment to the Company’s Certificate of Incorporation (the “Charter”) to increase the number of shares of Common Stock authorized for issuance from 180,000,000 to 500,000,000 shares.

Also at the Company’s 2015 Stockholder Meeting, its stockholders approved an amendment to the Charter for the purposes of effecting a reverse Common Stock-split at a later time and at any time until the next meeting of the Company’s stockholders which are entitled to vote on such actions, by a ratio of not less than 1-for-10 and not more than 1-for-200, and to authorize the Board of Directors (“Board”) to determine, at its discretion, the timing of the amendment and the specific ratio of the reverse stock-split. On August 24, 2016, the Board approved a 1-for-200 reverse stock-split which was effected on September 21, 2016.

On September 20, 2016, the Company announced that on September 21, 2016 it had filed a Certificate of Amendment to its Charter (the “Amendment”) to (i) effect a 1-for-200 reverse stock-split (“reverse split”) of its Common Stock, effective at 8:00 a.m. Eastern Time on September 21, 2016 (the “Effective Time”). Because the Amendment did not reduce the number of authorized shares of Common Stock, the effect of the Amendment was to increase the number of shares of Common Stock available for issuance relative to the number of shares issued and outstanding.

At the Effective Time, immediately and without further action by the Company’s stockholders, every 200 shares of the Company’s Common Stock issued and outstanding immediately prior to the Effective Time were automatically combined into one share of Common Stock. In the event the reverse split left a stockholder with a fraction of a share, the number of shares due to that stockholder was rounded up. Further, any options, warrants and rights outstanding as of the Effective Time that were subject to adjustment were adjusted in accordance with the terms thereof. These adjustments included, without limitation, changes to the number of shares of Common Stock that would be obtained upon exercise or conversion of such securities, and changes to the applicable exercise or purchase price.

As of March 31, 2017, the Company is authorized to issue 515,000,000 shares of stock, of which 500,000,000 are Common Stock; the remaining 15,000,000 shares, with a par value of $0.001 per shares are blank-check preferred stock which the Board is expressly authorized to issue without stockholder approval, for one or more series of preferred stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

As of March 31, 2017, 2,528,061 shares of Common Stock were issued and outstanding. No shares of preferred stock were issued or outstanding.

On January 15, 2016, the Company engaged Dian Griesel International (DGI) for a 12 month long consulting agreement to provide public and investor relations services. The fee for the services was $5,000 per month, plus out-of-pocket expenses. As an origination fee for the agreement, the Board approved the issuance of 1,500 shares of common stock to Ms. Griesel on January 15, 2016. The aggregate value of these shares on the date of grant was $6,900. The agreement with DGI was cancelled in May, 2016.

On April 5, 2016, the Board granted shares of Common Stock to Board members as follows: 5,000 shares to our Chairman, Dr. Smith, 2,500 shares to the Chairman of our Audit Committee, Mr. Harris and 1,250 shares to each of our remaining directors, Messrs. Pappajohn, Follman, McAdoo, Sassine and Votruba. Mr. Votruba’s shares are assigned to RSJ Investments SICAV a.s. (formerly RSJ Private Equity investiční fond s proměnným základním kapitálem) ("RSJ") RSJ PE, where Mr. Votruba is Director for Life Sciences for the RSJ/Gradus Fund. These shares, which are fully vested, were valued at $5.10 per share, the closing price of the shares on the day of grant, and were valued in aggregate at $70,100.

 Also on April 5, 2016, the Board granted 5,000 shares of Common Stock to each of the two officers of the Company, George Carpenter, CEO and Paul Buck, its former CFO. The shares vest as follows: 50% vested on the date of grant and the remaining 50% vest pro rata over twelve months starting on the date of grant. These shares were valued at $5.10 per share, the closing price of the shares on the date of grant, and were valued in aggregate at $51,000. 50% of the value was expensed on the date of grant and remaining 50%, $25,500, was booked as a prepaid expense and is being amortized evenly over the twelve month vesting period. At March 31, 2017 the prepaid is fully amortized.

On January 18, 2017, the Company engaged Consulting for Strategic Growth 1, Ltd (“CSG”) for a 6-month long consulting agreement to provide investor relations services. The monthly fee for the services was comprised of $4,000, reimbursement for out-of-pocket expenses, and an aggregate of 2,500 shares of Common Stock. On March 15, 2017, the contract with CSG was amended to waive two months of consulting fees, and to cap at the total number of shares of Common Stock payable thereunder at 10,000. The aggregate value of shares issued to CSG on the grant dates of January 18, 2017 and March 15, 2017 were 7,500 and 2,500 shares valued at $9.00 and $7.60 per share for a total of $67,500 and $19,000 respectively.

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Conversion of Notes and Cancellation of Warrants

On September 19, 2016, the Company entered into the Second Omnibus Amendment (the "Second Omnibus Amendment"), with a majority of over 80% of the holders of certain convertible notes issued between September 2014 and August 2016 in aggregate principal amount of $6,000,000 (the “Notes”), thereby amending: (i) the Notes, (ii) that certain second amended and restated note and warrant purchase agreement dated as of December 23, 2015, as thereafter amended and (iii) the warrants ("Warrants") issued in connection with the Notes. Pursuant to the Second Omnibus Amendment, the Company had the option, exercisable at any time after September 1, 2016, to mandatorily convert all Notes into shares of the Company's common stock at $5.00 per share. The Company exercised its mandatory conversion right on September 19, 2016 and, on September 21, 2016, (i) converted the entire outstanding $6,000,000 principal balance of the Notes, plus accrued interest of $317,000 thereon, into an aggregate of 1,263,406 shares of the Company's common stock at a conversion price of $5.00 per share, and (ii) cancelled all Warrants (for details refer to Note 3. The Convertible Debt and Equity Financing of Form 10-K filed with the SEC on December 22, 2016).

Private Placement of Common Stock

On November 30, 2016, the Company sold and issued an aggregate of 160,000 shares of its Common Stock, at a per share price of $6.25, in a private placement to six accredited investors, for which it received gross cash proceeds to the Company of $1,000,000. Three of the six accredited investors are affiliates of the Company, and represented 50% of the cash proceeds as follows: Dr. Robin Smith, our Chairman of the Board purchased 16,000 shares for $100,000; John Pappajohn, a member of the Board, purchased 32,000 shares for $200,000; and the Tierney Family Trust, of which our Board member, Thomas Tierney is a trustee, purchased 32,000 shares for $200,000.

On December 21, 2016, the Company sold and issued an additional 48,000 shares of its Common Stock, at a per share price of $6.25, in a private placement to four accredited investors, for which it received gross cash proceeds to the Company of $300,000.

On December 29, 2016, the Company sold and issued an additional 32,000 shares of its Common Stock, at a per share price of $6.25, in a private placement to two accredited investors, resulting in gross cash proceeds to the Company of $200,000, in which one investor, John Pappajohn, a member of the Board, purchased 16,000 shares for $100,000.

From February 10, 2017 through March 21, 2017, the Company sold and issued an additional 237,000 shares of its Common Stock, at a per share price of $6.25, in private placements to four affiliated and accredited investors, resulting in gross cash proceeds to the Company of $1,481,250. The affiliated investors were as follows: RSJ, purchased 160,000 shares for $1,000,000; John Pappajohn, a member of the Board, purchased 72,000 shares for $450,000; Geoffrey Harris is a member of the Board purchased 5,000 shares for $31,250. RSJ is a greater than 10% stockholder of the Company and Michal Votruba, who serves as a Director for Life Sciences at the RSJ/Gradus Fund, has served as a member of our Board since July 30, 2015. The subscription agreement between the Company and RSJ provided for the grant to RSJ by the Company of a right of first refusal through June 30, 2018, to license or to have distribution rights in Europe with respect to any of the Company’s technology and/or intellectual property.

These private placements were made pursuant to an exemption from registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D thereunder.

The Aspire Capital Equity Line of Credit

On December 6, 2016, the Company, entered into a common stock Purchase agreement (the “Purchase Agreement”) with Aspire Capital Fund, LLC (“Aspire Capital”) which provides that, upon the terms and subject to the conditions and limitations set forth therein, Aspire Capital is committed to purchase up to an aggregate of $10.0 million of shares of the Company’s common stock over the 30-month term of the Purchase Agreement. In consideration for entering into the Purchase Agreement, concurrently with the execution of the Purchase Agreement, the Company issued to Aspire Capital 80,000 shares of the Company’s common stock. See Note 1, Nature of Operations—“Aspire Capital Equity Line”, for additional detail.

On February 23, 2017, pursuant to a purchase notice issued by the Company to Aspire Capital pursuant to the Purchase Agreement, Aspire Capital purchased 20,000 shares of Common Stock, at a per share price of $7.25, resulting in gross cash proceeds to the Company of $145,000.

The issuance of shares of common stock that may be issued from time to time to Aspire Capital under the Purchase Agreement are exempt from registration under the Securities Act, pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act.

Stock-Option Plans

2006 Stock Incentive Plan

On August 3, 2006, CNS California adopted the CNS California 2006 Stock Incentive Plan (the “2006 Plan”). The 2006 Plan provides for the issuance of awards in the form of restricted shares, stock options (which may constitute incentive stock options (ISO) or non-statutory stock options (NSO), stock appreciation rights and stock unit grants to eligible employees, directors and consultants and is administered by the Board. A total of 3,339 shares of stock were ultimately reserved for issuance under the 2006 Plan. As of March 31, 2017, there were 2,199 options shares outstanding under the amended 2006 Plan with a residual 754 shares which will not be issued as the 2006 Plan t. The outstanding options have exercise prices to purchase shares of Common Stock ranging from $2,400 to $6,540 with an average exercise price of $4,090.

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2012 Omnibus Incentive Compensation Plan

On March 22, 2012, our Board approved the MYnd Analytics, Inc. 2012 Omnibus Incentive Compensation Plan (the “2012 Plan”), reserved 1,667 shares of stock for issuance and on December 10, 2012, the Board approved the amendment of the 2012 Plan to increase the shares authorized for issuance from 1,667 shares to 27,500 shares. On March 26, 2013, the Board further approved the amendment of the 2012 Plan to increase the shares authorized for issuance from 27,500 shares to 75,000 shares. The 2012 Plan, as amended, was approved by our stockholders at the 2013 annual meeting held on May 23, 2013.

On April 5, 2016, the Board approved a further amendment of the 2012 Plan to increase the Common Stock authorized for issuance from 75,000 shares to 200,000 shares.

On April 5, 2016, the Board granted options to purchase 7,250 shares of Common Stock under the 2012 Plan to staff members and options to purchase 1,000 shares of Common Stock to our consultant, DCA. These options vest pro-rata over 12 months starting on the date of grant and have an exercise price of $5.10 per share, which was the closing price on the OTC.QB of the Company’s Common Stock on the date of grant.

On September 22, 2016 the Board amended the 2012 Plan to: (i) increase the total number of shares of Common Stock available for grant under the 2012 Plan from 200,000 shares to an aggregate of 500,000 shares, (ii) add an "evergreen" provision which, on January 1st of each year through 2022, automatically increases the number of shares subject to the 2012 Plan by the lesser of: (a) a number equal to 10% of the shares of Common Stock authorized under the 2012 Plan as of the preceding December 31st, or (b) an amount, or no amount, as determined by the Board, but in no event may the number of shares of Common Stock authorized under the 2012 Plan exceed 885,781 and (iii) increase the annual individual award limits under the 2012 Plan to 100,000 shares of Common Stock, subject to adjustment in accordance with the 2012 Plan. These amendments to the 2012 Plan were approved by our stockholders at the Annual Meeting held on November 1, 2016.

On September 22, 2016, the Board granted options to purchase 144,000 shares of Common Stock under the 2012 Plan at an exercise price of $6.00 to certain directors and officers as follows:

•     our Chairman Dr. Smith was granted options to purchase 40,000 shares of Common Stock a portion of which vest in accordance with the satisfaction of certain performance criteria;

•     our CEO, George Carpenter, was granted options to purchase 32,000 shares of Common Stock some of which vested as follows: (a) 25% vested on the date of grant, (b) 25% vested on the date that we received CNS approval to bill Medicare, (c) 25% vested upon signing a multi-practitioner group to use our PEER technology, and (d) 25% will vest upon signing a healthcare system to use our PEER technology;

•     our former CFO, Paul Buck, was granted options to purchase 32,000 shares of Common Stock some of which vested as follows: (a) 25% vested on the date of grant, (b) 25% vested on the date that we received CNS approval to bill Medicare, (c) 25% will vest upon signing a healthcare system to use our PEER technology and (d) 25% will vest upon up-listing to an exchange in 1 year;

•     two of our outgoing directors, Mr. McAdoo and Mr. Sassine, were each granted 20,000 fully vested options to purchase Common Stock, these options have an exercised period of 12 months from the date of issuance.

On September 22, 2016, pursuant to the 2012 Plan, the Board granted shares of Common Stock to Board members as follows: 40,000 shares to our Chairman, Dr. Smith, and 20,000 shares to each of our directors, Messrs. Pappajohn, Follman, Harris and Votruba. Mr. Votruba’s shares are assigned to RSJ. These shares, which are fully vested, were valued at $6.00 per share, the closing price of the shares on the day of grant, and were valued in aggregate at $720,000. Our outgoing directors, Mr. McAdoo and Mr. Sassine were offered stock, however, elected to each receive 20,000 fully vested options to purchase shares of Common Stock.

On September 29, 2016, pursuant to the 2012 Plan, the Board granted 20,000 fully vested shares of Common Stock to Thomas Tierney who rejoined the Board. These shares were valued at $6.00 per share, the closing price of the shares on the day of grant, and were valued in aggregate at $120,000.

The stock grants on September 22 and 29, 2016, which combined are valued in aggregate at $840,000 are being amortized over the 12-month period that directors are anticipated to serve until the next annual meeting. For the six-months ended March 31, 2017, $490,000, representing seven months of amortization, had been expensed leaving $350,000 as a prepaid expense.

On October 2, 2016, the Compensation Committee of the Board granted options to purchase 102,000 shares of the Company’s Common Stock under the 2012 Plan to staff members. These options vest pro-rata over 12 months starting on the date of grant. The grants of options to staff are valued $6.00 per share, which was the closing price on the OTC.QB of the Company’s Common Stock on the date of grant.

F-38

On February 16, 2017, the Compensation Committee of the Board granted options to purchase 5,000 shares of the Company’s Common Stock under the 2012 Plan to a staff member. These options vest pro-rata over 36 months starting on the date of grant. The grants of options to staff are valued $7.25 per share, which was the closing price on the OTC.QB of the Company’s Common Stock on the date of grant.

On March 31, 2017, the Compensation Committee of the Board granted options to our Chief Financial Officer Mr. D’Ambrosio to purchase 18,000 shares of the Company's common stock at an exercise price of $5.90 per share, which was the closing price on the OTC.QB of the Company’s Common Stock on the date of grant, with: (i) the option to purchase 15,000 shares vesting in equal monthly installments over 36 months from March 31, 2017, and (ii) the option to purchase 3,000 shares vesting upon the Company's successful listing of its common stock on a national securities exchange.

As of March 31, 2017, options to purchase 345,896 shares of Common Stock were outstanding under the 2012 Plan with exercise prices ranging from $5.10 to $600, with a weighted average exercise price of $8.94. Additionally, 143,750 restricted shares of Common Stock have been issued under the 2012 Plan, leaving 60,354 shares of Common Stock available to be awarded. Per the abovementioned “evergreen” provision, an additional 50,000 shares were automatically allocated for distribution under the 2012 Plan as of January 1, 2017.

Stock-based compensation expenses are generally recognized over the employees’ or service provider’s requisite service period, generally the vesting period of the award. Stock-based compensation expense included in the accompanying statements of operations for the year ended March 31, 2017 and 2016 is as follows:

	For the three months ended March 31
	2017	2016
Research	$2,200	$10,400
Product Development	93,000	7,700
Sales and marketing	24,400	14,900
General and administrative	62,100	7,200
Total	$181,700	$40,200

	For the six months ended March 31
	2017	2016
Research	$8,700	$20,800
Product Development	190,400	16,800
Sales and marketing	46,900	14,900
General and administrative	216,700	18,400
Total	$462,700	$70,900

Total unrecognized compensation as of March 31, 2017 amounted to $466,200.

A summary of stock option activity is as follows:

	Number of Shares	Weighted Average Exercise Price
Outstanding at September 30, 2016	223,120	$50.98
Granted	102,000	6.00
Exercised	-	-
Forfeited	(25)	1,800.00
Outstanding at December 31, 2016	325,095	$36.74
Granted	23,000	6.19
Exercised	-	-
Forfeited	-	-
Outstanding at March 31, 2017	348,095	$34.72

F-39

Following is a summary of the status of options outstanding at March 31, 2017:

Exercise Price ($)	Number of Shares	Expiration Date	Weighted Average Exercise Price ($)
2012 Omnibus Incentive Compensation Plan
$5.10	8,250	04/2026	$5.10
5.90	18,000	03/2027	5.90
6.00	246,000	09/2026 – 10/2026	6.00
7.25	5,000	02/2017	7.25
11.00	8,750	08/2025	11.00
9.44	43,978	12/2022 – 01/2023	9.44
50.00	13,577	03/2023 – 01/2025	50.00
52.00	2,125	07/2024	52.00
600.00	216	03/2022	600.00
Total 2012 Plan	345,896		$8.94

2006 Stock Incentive Plan
$2,400.00	144	03/2019 – 07/2020	$2,400.00
2,820.00	51	03/2021	2,820.00
3,060.00	7	09/2018	3,060.00
3,300.00	1,325	03/2020	3,300.00
4,800.00	24	12/2017	4,800.00
5,340.00	162	09/2017	5,340.00
5,760.00	61	04/2018	5,760.00
6,540.00	425	08/2017	6,540.00
Total 2006 Plan	2,199		$4,090.26
Total options outstanding	348,095	Average	$34.72

Warrants to Purchase Common Stock

The warrant activity for the period starting October 1, 2016, through March 31, 2017, is described as follows:

	Number of Shares	Weighted Average Exercise Price
Outstanding at September 30, 2016	7,160	$50.41
Granted	-	-
Exercised	-	-
Expired	(14)	200.00
Forfeited	-	-
Outstanding at December 31, 2016	7,146	$50.12
Granted	-	-
Exercised	-	-
Expired	(251)	103.78
Forfeited	-	-
Outstanding at March 31, 2017	6,895	$48.17

Following is a summary of the status of warrants outstanding at March 31, 2017:

Exercise Price		Number of Shares		Expiration Date	Weighted Average Exercise Price
	$9.44	191		03/2018	$9.44
	10.00	4,000	(1)	06/2021	10.00
	50.00	1,000		07/2017	50.00
	55.00	1,620		06/2018 – 03/2019	55.00
	1,800.00	84		07/2017	1,800.00
$	Total	6,895			$48.17

(1)     On June 10, 2016, we issued two warrants, pursuant to a Finder’s Fee Agreement with Maxim Group LLC, to purchase in aggregate 4,000 shares of Common Stock following the introduction of an accredited investor who entered into a Second Amended Note and Warrant Purchase Agreement in the principal amount of $200,000. Each warrant is exercisable, in whole or in part, during the period beginning on the date of its issuance, and ending on the earlier of (i) December 31, 2020 and (ii) the date that is forty-five (45) days following the date on which the daily closing price of shares of the Company's Common Stock quoted on the OTCQB Venture Marketplace (or other bulletin board or exchange on which the Company's Common Stock is traded or listed) exceeds $50.00 for at least ten (10) consecutive trading days. Pursuant to the Finder’s Fee Agreement, Maxim was also paid $20,000 cash for their efforts.

F-40

At March 31, 2017, there were warrants outstanding to purchase 6,895 shares of the Company’s Common Stock. The exercise prices of the outstanding warrants range from $9.44 to $1,800 with a weighted average exercise price of $48.17. The warrants expire at various times starting 2017 through 2021.

4.	RELATED PARTY TRANSACTIONS

Notes: Conversion of Notes

Between September 22, 2014, and August 16, 2016, the Company raised an aggregate principal amount of $6.0 million in Notes, which along with of $317,000 of interest thereon, were converted on September 21, 2016 into 1,263,406 shares of Common Stock at $5.00 per share. Of the $6.0 million of Notes sold by the Company, $5.3 million were purchased by directors, an officer and greater than 5% shareholders of the Company and converted into shares as follows.

		Principal Investment in Convertible Notes	Interest Earned At conversion	Shares Issued on conversion
RSJ	(1)	$2,100,000	122,200	444,454
John Pappajohn	(2)	1,600,000	52,500	290,498
Tierney Family Trust	(3)	640,000	46,600	137,328
Follman Family Trust	(4)	550,000	20,400	114,074
Robin Smith MD	(5)	100,000	3,900	20,776
Geoffrey Harris	(6)	10,000	300	2,058
George Carpenter	(7)	100,000	1,300	20,254
Oman Ventures	(8)	200,000	20,400	44,089
		$5,300,000	267,600	1,073,531

(1)	RSJ is a greater than 10% shareholder. Michal Votruba, a Director for Life Sciences for the RSJ/Gradus Fund, joined our Board on July 30, 2015.
(2)	John Pappajohn is a member of the Board. He purchased $1,600,000 of Notes of which $200,000 were assigned to four accredited investors on September 6, 2015. Approximately $10,400 of the total interest was attributable to such transferred Notes, resulting in an aggregate of 42,084 shares being issued upon the conversion of such transferred Notes.
(3)	Thomas Tierney is a trustee of the Tierney Family Trust. Mr. Tierney originally joined the Board on February 25, 2013 and served as Chairman of the Board from March 26, 2013 through his resignation on May 22, 2015. On September 29, 2016 Mr. Tierney rejoined the Board. The Tierney Family Trust is a greater than 5% shareholder of the Company.
(4)	Robert Follman is a trustee of the Follman Family Trust and is a member of the Board.
(5)	Dr. Robin Smith is the Chairman of the Board.
(6)	Geoffrey Harris is a member of the Board and Chairman of the Audit Committee.
(7)	George Carpenter is the CEO of the Company.
(8)	Mark & Jill Oman are the beneficial owners of Oman Ventures and were greater than 5% shareholders of the Company.

Cancellation of Warrants

In connection with the issuance of Notes, the Company also issued Warrants to the purchasers of the Notes, including the affiliates referenced above under "— Notes; Conversion of Notes ". Upon conversion of the Notes on September 21, 2016, the Company also cancelled all Warrants issued in connection with such Notes. See Note 3, Stockholders Equity—Common and Preferred Stock— Conversion of Notes and Cancellation of Warrants", for additional detail.

Director and Officer Indemnification Agreement

On December 7, 2015, the Company entered into indemnification agreements with each of its Directors and Executive Officers. The agreements provide for, among other things: the indemnification of these Directors and Officers by the Company to the fullest extent permitted by the laws of the State of Delaware; the advancement to such persons by the Company of certain expenses; related procedures and presumptions of entitlement; and other related matters.

Transactions with RSJ, Greater than 5% Stockholder

RSJ participated in the Convertible Debt Financing. Please see "—Issuance and Mandatory Conversion of Senior Convertible Notes" and "—Cancellation of Warrants" above for more information.

F-41

On March 20, 2017, the Company entered into a subscription agreement (the "Subscription Agreement") pursuant to which it sold and issued an aggregate of 160,000 shares of Common Stock, at a price of $6.25 per share, in a private placement to RSJ, for which the Company received gross cash proceeds of $1,000,000. RSJ is a greater than 10% shareholder. Michal Votruba, a Director for Life Sciences for the RSJ/Gradus Fund, joined our Board on July 30, 2015. Pursuant to the Subscription Agreement, the private placement is not subject to a minimum or maximum amount, and the Company cannot provide any assurances that it will receive any additional amount of proceeds in the private placement. The subscription also provided for the grant to RSJ by the Company of a right of first refusal through June 30, 2018, to license or to have distribution rights in Europe with respect to any of the Company’s technology and/or intellectual property.

Transactions with John Pappajohn, Director

On November 30, 2016, December 29, 2016, February 10, 2017 and March 21, 2017 the Company sold and issued in aggregate 120,000 shares of its Common Stock, at a per share price of $6.25, in private placements to Mr. Pappajohn, who purchased common stock for $200,000, $100,000, $200,000 and $250,000 respectively resulting in gross cash proceeds to the Company of $750,000.

Transactions with George Carpenter, President and Chief Executive Officer

On September 25, 2013, the Board approved a consulting agreement effective May 1, 2013, for marketing services provided by Decision Calculus Associates, an entity operated by Mr. Carpenter’s spouse, Jill Carpenter. Effective August 2015, DCA was engaged at a fee of $10,000 per month. From August 2015 through March 31, 2017, DCA has been paid $170,000 with a further $3,000 balance due in accounts payable. The Decision Calculus Associates contract ended December 31, 2016. A new contract commenced March 1, 2017, DCA was engaged at a fee of $3,000 per month.

Transactions with Tierney Family Trust, Greater than 5% Stockholder

Mr. Tierney rejoined the Board as a Director on September 29, 2016. Mr. Tierney is a trustee of the Thomas T. and Elizabeth C. Tierney Family Trust (the "Tierney Family Trust"), which is a greater than 5% stockholder.

On November 30, 2016, the Company sold and issued 32,000 shares of its Common Stock, at a per share price of $6.25, in a private placement to the Tierney Family Trust, resulting in gross cash proceeds to the Company of $200,000.

Transactions with Robin Smith MD, Chairman of the Board

On November 30, 2016, the Company sold and issued a 16,000 shares of its Common Stock, at a per share price of $6.25, in a private placement to Dr. Smith resulting in gross cash proceeds to the Company of $100,000.

Transactions with Geoffrey E. Harris, Director

On March 3, 2017, the Company sold and issued a 5,000 shares of its Common Stock, at a per share price of $6.25, in a private placement to Mr. Harris resulting in gross cash proceeds to the Company of $31,250.

Transactions with Donald D’Ambrosio, CFO

On March 14, 2017, the Company and Mr. Donald E. D'Ambrosio entered into a letter agreement of employment setting forth Mr. D'Ambrosio's compensation and certain other employment terms. Mr. D’Ambrosio was named the Company's Chief Financial Officer and Secretary, effective March 31, 2017. For more details regarding Mr. D’Ambrosio’s employment agreement please refer to the Company’s Form 8-K filed on April 3, 2017.

On March 31, 2017, Mr. Paul Buck retired as the Company’s Chief Financial Officer and Secretary. Mr. Buck indicated his intention to remain with the company as a consultant pursuant to the terms of a separation agreement. For more details of Mr. Buck’s separation agreement, please refer to the Company’s Form 8-K filed on April 25, 2017.

5.	LOSS PER SHARE

In accordance with ASC 260-10 (formerly SFAS 128, “Computation of Earnings Per Share”), basic net income (loss) per share is computed by dividing the net income (loss) to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of common and dilutive common equivalent shares outstanding during the period.  For the three-month and six-month periods ended March 31, 2017 and 2016, the Company has excluded all common equivalent shares from the calculation of diluted net loss per share as such securities are anti-dilutive.

F-42

A summary of the net income (loss) and shares used to compute net income (loss) per share for the three-month and six-month periods ended March 31, 2017 and 2016 is as follows:

	Three months ended March 31,
	2017	2016
Net Loss for computation of basic and diluted net loss per share:
Net loss	$(1,452,000)	$(142,700)
Basic and Diluted net loss per share:
Basic net loss per share	$(0.61)	$(0.28)

Basic and Diluted weighted average shares outstanding	2,372,394	513,345

Anti-dilutive common equivalent shares not included in the computation of dilutive net loss per share:
Convertible debt	-	416,358
Warrants	7,032	404,694
Options	334,428	71,150

	Six months ended March 31,
	2017	2016
Net Loss for computation of basic and diluted net loss per share:
Net loss	$(2,892,200)	$(3,594,000)
Basic and Diluted net loss per share:
Basic net loss per share	$(1.29)	$(7.01)

Basic and Diluted weighted average shares outstanding	2,236,728	512,716

Anti-dilutive common equivalent shares not included in the computation of dilutive net loss per share:
Convertible debt	-	366,170
Warrants	7,093	219,461
Options	329,766	71,150

6.	COMMITMENTS AND CONTINGENT LIABILITIES

Litigation

From time to time, the Company may be involved in litigation relating to claims arising out of the Company’s operations in the ordinary course of business. The Company is not currently party to any legal proceedings, the adverse outcome of which, in the Company’s management’s opinion, individually or in the aggregate, would have a material adverse effect on the Company’s results of operations or financial position.

Lease Commitments

The Company’s Headquarters and Neurometric Services business is located at 26522 La Alameda, Suite 290, Mission Viejo, CA 92691, which is 2,290 sqft in size. The lease period commenced on February 1, 2016 and terminates on January 31, 2018. The rent for the first four months was $2,290 per month, which is abated by 50%; for months 5 through 12 the rent increased to $4,580 per month and for the final 12 months the rent will increase by 5% to $4,809 per month.

On February 2, 2016, we signed a 23.5 month lease for 1,092 sqft of office space to house our EEG testing center. The premises are located at 25201 Paseo De Alicia, Laguna Hills, CA 92653. The lease period commenced on February 15, 2016 and terminates on January 31, 2018. The rent for first half month of February was prorated at $928.20; for the next 11 months the rent was $1,856 per month, and for the remaining twelve months the rent will increase by 3% to $1,911 per month. The landlord abated the rent for March 2016 and will apply $1,911 of the security deposit on account against the base rent due for February 2017.

The Company incurred rent expense for operations of $36,500 and $28,400 for the six months ended March 31, 2017 and 2016, respectively.

F-43

On January 20, 2016, we entered into a financial lease to acquire a Canon Copier costing $6,700.  The term of the lease is 60 months ending January 2021 with a monthly payment of $135. As of March 31, 2017 the remaining principal lease obligation is $6,200, of which $1,200 is due in fiscal 2017, $1,600 is due per year for the years 2018-2020; and $600 due in 2021.

	Payments due by period
Contractual Obligations	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years

Operating Lease Obligations	$67,200	$40,400	$26,800	-	-
Capital Lease Obligations	6,200	800	4,800	600	-
Total	$73,400	$41,200	$31,600	600	-

7.	SUBSEQUENT EVENTS

Events subsequent to March 31, 2017 have been evaluated through the date that these financial statements were issued in order to determine whether any events should be disclosed to keep the financial statements from being misleading. The following events have occurred since March 31, 2017.

On April 1, 2017, the Company entered into a Master Purchase and Option Agreement with Arcadian Telepsychiatry LLC (“Arcadian”), a Pennsylvania based limited liability company and Mr. Robert Plotkin, who, prior to the transaction, was the sole member and owned 100% of the membership interests in Arcadian. The Company made a $100,000 capital contribution to Arcadian and issued 1,000 shares of Common Stock to Mr. Plotkin for a membership interest equal to 10% of the outstanding membership interests, together with any and all rights, privileges and interests in Arcadian resulting from, associated with or arising from the purchased membership interests. The value of the shares of Common Stock issued on the date of the grant on April 1, 2017, was 1,000 shares valued at $5.90 per share for a total of $5,900.

On April 19, 2017, the Company engaged AI & J Media, Inc. for a 3-month long consulting agreement to provide media adverting services. The monthly fee for the services will be $10,000 and 5,000 shares of Common Stock.

On April 24, 2017, Mr. Buck (the Company’s former CFO) and the Company entered into a Confidential Employment Separation and Release Agreement (the "Separation Agreement"). Pursuant to the Separation Agreement, the Company agreed to pay Mr. Buck an aggregate amount of $105,333, which consists of $32,000 in accrued paid time off and $73,333 (less lawful deductions) in accrued pay that was voluntarily deferred by Mr. Buck between February 16, 2015 and July 31, 2015.

F-44

$9,000,000 OF SHARES OF

COMMON STOCK

AND WARRANTS

PROSPECTUS

Sole Book Running Manager

Maxim Group LLC

Co-Manager

R.F. Lafferty & Co.

, 2017

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, payable by the Company in connection with the registration and sale of the Common Stock being registered. All amounts are estimates except the SEC registration fee.

Amount
SEC registration fee	$1,949
Printing and mailing expenses	20,000
Accounting fees and expenses	3,500
FINRA Filing Fee	–
Legal fees and expenses	150,000
Transfer agent fees and expenses	1,500
NASDAQ Listing Fee	50,000
Miscellaneous	28,051
Total expenses	$255,000

ITEM 14.  Indemnification of Directors and Officers.

The Delaware General Corporation Law and certain provisions of our certificate of incorporation and bylaws under certain circumstances provide for indemnification of our officers, directors and controlling persons against liabilities which they may incur in such capacities.  A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to our certificate of incorporation, bylaws and to the statutory provisions.

In general, any officer, director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person’s actions were in good faith, were believed to be in our best interest, and with respect to any criminal action or proceeding, such person had no reasonable cause to believe their actions were unlawful.  Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of the board of directors, by legal counsel, or by a vote of the stockholders, that the applicable standard of conduct was met by the person to be indemnified.

The circumstances under which indemnification is granted in connection with an action brought on our behalf is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action.  In such actions, unless the court determines otherwise, the person to be indemnified must have acted in good faith and in a manner believed to have been in our best interest, and have not been adjudged liable to the corporation.

Indemnification may also be granted pursuant to the terms of agreements which we are currently party to with each of our directors and executive officers, agreements which we may enter into in the future or pursuant to a vote of stockholders or directors.  Delaware law and our certificate of incorporation also grant the power to us to purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by us.

A stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.  There is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification by us is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

II-1

ITEM 15.  Recent Sales of Unregistered Securities.

The Company has sold the securities described below within the past three years which were not registered under the Securities Act. All of the sales listed below were made pursuant to an exemption from registration afforded by Section 4(a)(2) of the Securities Act and Regulation D thereunder, as the securities were issued to accredited investors, without a view to distribution, and were not issued through any general solicitation or advertisement.

Private Placement of Convertible Notes

From October 4, 2013, through February 14, 2014, 29 accredited investors purchased an aggregate of 5,900,000 shares of Common Stock, at a price of $50.00 per share pursuant to private placements. The Company received gross aggregate cash proceeds of $1,475,000.

Between November 11, 2013, and December 20, 2013, the Company issued an aggregate of 1,446,380 shares of its Common Stock valued at $361,500, as full and complete settlement of trade payables totaling an aggregate $1,466,800 owed to two creditors who are also accredited investors.

From July 8, 2014 through July 23, 2014, 8 accredited investors purchased an aggregate of 1,040,000 shares of Common Stock, at a price of $50.00 per share pursuant to private placements. The Company received gross aggregate cash proceeds of $260,000.

Between September 22, 2014, and July 20, 2015, the Company entered into a Note Purchase Agreement (the "Original Note Purchase Agreement") in connection with a bridge financing, with nine accredited investors, including lead investor RSJ Private Equity investiční fond s proměnným základním kapitálem ("RSJ PE"). Pursuant to the Original Note Purchase Agreement, the Company issued fifteen secured convertible promissory notes (each, a "September 2014 Note") in the aggregate principal amount of $2.29 million. Of this amount, RSJ PE purchased a September 2014 Note for $750,000. Michal Votruba, a Director for Life Sciences for the RSJ/Gradus Fund, subsequently joined our Board on July 30, 2015. The September 2014 Notes were also purchased by four additional affiliates of the Company (refer to the Note Issuance and Conversion Table below).

  The Original Note Purchase Agreement provided for the issuance and sale of September 2014 Notes in the aggregate principal amount of up to $2.5 million, in one or more closings to occur over a six-month period beginning September 22, 2014. The Original Note Purchase Agreement also provided that the Company and the holders of the September 2014 Notes enter into a registration rights agreement covering the registration of the resale of the shares of the Common Stock underlying the September 2014 Notes.

On April 14, 2015, the Company entered into Amendment No. 1 to the Original Note Purchase Agreement with the majority of the noteholders in principal, dated as of April 14, 2015 ("Amendment No. 1"), pursuant to which: (i) the aggregate principal amount of notes provided for issuance was increased by $0.5 million to a total of $3.0 million, and (ii) the period to raise the $3.0 million was extended to September 30, 2015. The Company subsequently amended and restated the Original Note Purchase Agreement solely to update for the changes made pursuant to Amendment No. 1 (such amended and restated agreement, together with the Original Note Purchase Agreement, the "Note Purchase Agreement").

On September 14, 2015, the Company entered into an Omnibus Amendment (the "Omnibus Amendment") to the Note Purchase Agreement and the notes purchased and sold pursuant thereto, with the majority of the noteholders to fix the conversion price of all notes at $10.00 per share (as adjusted for stock splits, stock dividends, combinations or the like affecting the Common Stock) (the "Fixed Conversion Price") (i) automatically, in the event of a qualified financing of not less than $5 million, or (ii) voluntarily, within 15 days prior to the maturity date of the note. The Omnibus Amendment also amended the form of note attached to the Note Purchase Agreement to reflect the Fixed Conversion Price.

II-2

Subsequently thereto, on September 14, 15 and 24, 2015, the Company entered into a Note Purchase Agreement, as amended by the Omnibus Amendment, with each of six accredited investors, in connection with a bridge financing. Pursuant to these Note Purchase Agreements, the Company issued an aggregate principal amount of $710,000 of secured convertible promissory notes (collectively, the "September 2015 Notes," and together with the September 2014 Notes and all other notes purchased and sold pursuant to the Note Purchase Agreement, the "Notes"), which amount also represents the gross proceeds to the Company from the September 2015 Notes. Four of the six September 2015 Notes were purchased by affiliates of the Company, or an entity under such affiliate’s control (refer to the Note Issuance and Conversion Table below)

Through December 23, 2015, and prior to further amendments to the Notes, all of the Notes were scheduled to mature on March 21, 2016, (subject to earlier conversion or prepayment), and earned interest at a rate of 5% per annum with interest payable at maturity. The Notes could not be prepaid without the prior written consent of the holder of such Notes. The Notes were secured by a security interest in the Company’s intellectual property, as detailed in a security agreement. Upon a change of control of the Company, the holder of a Note had the option to have the Note repaid with a premium equal to 50% of the outstanding principal.

On December 23, 2015, the Company entered into a Second Amended and Restated Note and Warrant Purchase Agreement (which further amended and restated the Note Purchase Agreement, as modified by the Omnibus Amendment) (the "Second Amended Note & Warrant Agreement") with each of 16 accredited investors, pursuant to which (i) the aggregate principal amount of Notes available for issuance was increased from $3.0 million to up to $6.0 million, (ii) the maturity date of the Notes outstanding prior to such amendment was extended from March 21, 2016 to December 31, 2017, (iii) the time during which Notes may be issued was extended and (iv) certain warrants were issued to holders of both previously issued and Notes issued under the Second Amended Note & Warrant Agreement.

Pursuant to the Second Amended Note & Warrant Agreement, on December 23 and December 28, 2015, the Company issued to the two purchasers thereof, who are both affiliates (refer to the Note Issuance and Conversion Table below) of the Company, (i) an aggregate principal amount of $1,000,000 of secured convertible promissory notes (each, a "December 2015 Note"), which amount also represents the gross proceeds to the Company from the December 2015 Notes, and (ii) a Note Warrant to each holder of December 2015 Notes to purchase the Company's Common Stock, in an amount equal to 100% of the shares underlying their December 2015 Note (each, a "Note Warrant"). Each Note Warrant was exercisable, in whole or in part, during the period beginning on the date of its issuance, and ending on the earlier of (i) December 31, 2020 and (ii) the date that was forty-five (45) days following the date on which the daily closing price of shares of the Company's Common Stock quoted on the OTCQB Venture Marketplace (or other bulletin board or exchange on which the Company's Common Stock is traded or listed) exceeded $50.00 for at least ten (10) consecutive trading days. The Note Warrants were subsequently cancelled. For additional details on cancellation of the Note Warrants, see "―Note Conversion and Warrant Cancellation" below.

Between February 23, 2016 and June 30, 2016, the Company issued to seven accredited investor purchasers thereof (i) an aggregate principal amount of $1,100,000 in eight separate Notes and (ii) a warrant to each holder of such Notes to purchase the Company's Common Stock, in an amount equal to 100% of the shares underlying their respective Note (each, also a "Note Warrant"). A total of 110,000 shares of Common Stock in the aggregate were underlying these Note Warrants. Five of the purchasers were affiliates of the Company (refer to the Note Issuance and Conversion Table below). The Note Warrants were subsequently cancelled. For additional details on cancellation of the Note Warrants, see "―Note Conversion and Warrant Cancellation" below.

Also on December 23, 2015, in consideration for the agreement to extend the maturity date of the Notes, the Company issued to holders of all Notes outstanding prior to the date of the Second Amended Note & Warrant Agreement, warrants to purchase an aggregate of 300,000 shares of Common Stock (the "Extension Warrants", together with the Note Warrants, the "Warrants"). All Warrants had identical terms. Each such holder was issued an Extension Warrant to purchase Common Stock in an amount equal to 100% of the shares underlying each such holder's previously outstanding Notes. Extension Warrants were issued to affiliates (refer to the Note Issuance and Conversion Table below). All Note Warrants and Extension Warrants were subsequently cancelled upon conversion of the Notes. For additional details on cancellation of the Warrants, see "―Note Conversion and Warrant Cancellation" below.

On August 15, 2016, the Company entered into an Amendment No. 1 to the Second Amended Note and Warrant Agreement with the investors party thereto to extend the time during which the Notes and the Warrants could be issued under the Second Amended Note and Warrant Agreement from August 11, 2016 to September 1, 2016.

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On September 19, 2016, the Company entered into a Second Omnibus Amendment (the "Second Omnibus Amendment"), with a majority of over 80% of the noteholders, thereby amending: (i) the Notes, (ii) the Second Amended Note and Warrant Agreement, as amended and (iii) the Warrants. Pursuant to the Second Omnibus Amendment, the Company had the option, exercisable at any time after September 1, 2016, to mandatorily convert all Notes into shares of the Company's common stock at $5.00 per share (the "Mandatory Conversion").

Note Conversion and Warrant Cancellation

On September 19, 2016, pursuant to the Second Omnibus Amendment, the Company exercised the Mandatory Conversion and, on September 21, 2016, (i) converted the entire outstanding principal balance of $6,000,000, plus accrued interest of $317,000 on all of the Notes into 1,263,406 shares of the Company's common stock at a conversion price of $5.00 per share and (ii) cancelled all Warrants.

The below table sets forth details regarding the shares issued to certain related parties upon the Company's exercise of the Mandatory Conversion:

Note Issuance and Conversion Table:

Note Holder		Principal Amount	Accrued Interest at Conversion	Shares issued on Conversion
Original Note Purchase Agreement
Note Date Range Sept 22,2014 to July 20,2015
RSJ Private Equity	(1)	$750,000	$76,200	165,246
John Pappajohn	(2)	200,000	20,400	44,089
John Pappajohn	(5)	200,000	14,200	42,820
Tierney Family Trust	(3)	540,000	46,000	117,199
Follman Family Trust	(4)	100,000	7,700	21,538
Oman Ventures	(6)	200,000	20,400	44,089
4 Accredited Investors		300,000	30,600	66,112
Subtotal for First Round		$2,290,000
Omnibus Amendment Sept 14, 2015
Note Date Range Sept 14,2015 to September 24, 2015
RSJ Private Equity	(1)	$350,000	17,300	73,462
Robin Smith	(2)	60,000	3,100	12,611
John Pappajohn	(2)	100,000	5,100	21,015
Follman Family Trust	(4)	150,000	7,600	31,522
2 Accredited Investors		50,000	2,500	10,508
Subtotal for Second Round		$710,000
Second Amended Note December 23 & 28, 2015
RSJ Private Equity	(1)	$750,000	27,300	155,465
John Pappajohn	(2)	250,000	9,300	51,856
Subtotal for Third Round		$1,000,000
Note Date Range Feb 23,2016 to August 16, 2016
RSJ Private Equity	(1)	$250,000	1,400	50,281
Robin Smith	(2)	40,000	800	8,165
John Pappajohn	(2)	850,000	14,000	172,802
Tierney Family Trust	(3)	100,000	600	20,129
Follman Family Trust	(4)	300,000	5,100	61,014
Carpenter, George & Jill	(7)	100,000	1,300	20,254
Harris, Geoffrey	(2)	10,000	300	2,058
2 Accredited Investors		300,000	5,600	61,124
Brandt Ventures	(8)	50,000	200	10,047
Subtotal for Final Round		$2,000,000
Balances Converted September 19, 2016		$6,000,000	$317,000	1,263,406

II-4

(1)	RSJ PE is a greater than 5% shareholder. Michal Votruba, a Director for Life Sciences for the RSJ/Gradus Fund, joined our Board on July 30, 2015.

(2)	Member of the Board.

(3)	Thomas Tierney is a trustee of the Tierney Family Trust. Mr. Tierney originally joined the Board on February 25, 2013 and served as Chairman of the Board from March 26, 2013 through his resignation on May 22, 2015. On September 29, 2016 Mr. Tierney rejoined the Board. The Tierney Family Trust is a greater than 5% shareholder of the Company.

(4)	Robert Follman is a trustee of the Follman Family Trust and is a member of the Board.

(5)	John Pappajohn is a member of the Board. He purchased $200,000 of Notes, which on September 6, 2015, were assigned to four accredited investors. Approximately $10,400 of the total interest was attributable to such transferred Notes, resulting in an aggregate of 42,084 shares being issued upon the Mandatory Conversion of such transferred Notes.

(6)	Mark & Jill Oman are the beneficial owners of Oman Ventures and were greater than 5% shareholders of the Company.

(7)	George Carpenter is the CEO of the Company.

(8)	Brandt Ventures was issued this note as part of the Company’s settlement of its litigation with Leonard Brandt (a former director of the Company) and Brandt Ventures.

Private Placement of Common Stock

On November 30, December 21 and December 29, 2016, the Company entered into a subscription agreement with six accredited investors, pursuant to which it sold and issued an aggregate of 240,000 shares of its Common Stock in private placements, at a per share price of $6.25 to a total of 11 accredited investors, and received gross cash proceeds of $1,500,000. Aspire Capital purchased an aggregate of 40,000 shares of Common Stock for $250,000 as part of this private placement. Three of the six accredited investors who participated in the private placement were affiliates who represented 50% of the cash proceeds as follows: Dr. Robin Smith, our Chairman of the Board, purchased 16,000 shares for $100,000; John Pappajohn, a member of the Board, purchased 48,000 shares for $300,000; and the Tierney Family Trust, of which our Board member, Thomas Tierney is a trustee, purchased 32,000 shares for $200,000. In connection with this private placement, certain investors (comprised of our executive officers and current and former directors) agreed to a 180-day “lock-up”, commencing on November 30, 2016, with respect to shares of Common Stock and other of our securities that they beneficially own, including securities that are convertible into shares of Common Stock and securities that are exchangeable or exercisable for shares of Common Stock. As a result, subject to certain exceptions, for a period of 180 days following November 30, 2016, such persons may not offer, sell, pledge or otherwise dispose of these securities without the Company's prior written consent.

On February 10, 2017, March 3, March 20, and March 21, 2017 the Company sold and issued an aggregate of 237,000 shares of its Common Stock, at a per share price of $6.25, in private placements to four affiliated and accredited investors, for which it received gross cash proceeds of $1,481,250. The affiliated investors were as follows: John Pappajohn, a member of the Board, purchased 72,000 shares for $450,000; RSJ, a greater than 10% shareholder and where Mr. Votruba (a member of our Board) is Director for Life Sciences for the RSJ/Gradus Fund, purchased 160,000 shares for $1,000,000; and Mr. Harris, a member of the Board, purchased 5,000 shares for $31,250. The subscription agreement between the Company and RSJ provided for the grant to RSJ by the Company of a right of first refusal through June 30, 2018, to license or to have distribution rights in Europe with respect to any of the Company’s technology and/or intellectual property.

II-5

The Aspire Capital Equity Line

On December 6, 2016, the Company entered into a Common Stock Purchase Agreement with Aspire Capital Fund, LLC, or Aspire Capital, which provides that, upon the terms and subject to the conditions and limitations set forth in the agreement, Aspire Capital is committed to purchase up to an aggregate of $10.0 million shares of the Company's Common Stock, or the Purchase Shares, over the 30-month term of the agreement. Pursuant to the terms of this agreement, the Company issued 80,000 shares of its Common Stock to Aspire Capital in consideration for entering into the agreement.

On February 23, 2017, pursuant to a purchase notice issued by the Company to Aspire Capital pursuant to the Purchase Agreement, Aspire Capital purchased 20,000 shares of Common Stock, at a per share price of $7.25, resulting in gross cash proceeds to the Company of $145,000.

ITEM 16.  Exhibits and Financial Statement Schedules.

(a)           The exhibits listed under the caption "Exhibit Index" following the signature page are filed herewith or incorporated by reference herein.

(b)           Financial Statement Schedules

No financial statement schedules are provided because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or notes thereto.

ITEM 17.  Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

II-6

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned Registrant hereby undertakes that:

(1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-7

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Mission Viejo, State of California, on June 2, 2017.

MYND ANALYTICS, INC.
(Registrant)

By:	/s/ George C. Carpenter IV
George C. Carpenter IV
Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ George C. Carpenter IV	Chief Executive Officer	June 2, 2017
George C. Carpenter IV	(Principal Executive Officer)

/s/ Donald D’Ambrosio	Chief Financial Officer	June 2, 2017
Donald D’Ambrosio	(Principal Financial and Accounting Officer)

*	Chairman of the Board	June 2, 2017
Robin L. Smith, M.D.

*	Director	June 2, 2017
Robert J. Follman

*	Director	June 2, 2017
Geoffrey E. Harris

*	Director	June 2, 2017
John Pappajohn

*	Director	June 2, 2017
Thomas T. Tierney

*	Director	June 2, 2017
Michal Votruba

* By :	/s/ Donald D’Ambrosio
Attorney-in-Fact

II-8

EXHIBIT INDEX

Exhibit Number	Description
1.1*	Form of Underwriting Agreement

2.1	Agreement and Plan of Merger by and among Strativation, Inc., CNS Merger Corporation and CNS Response, Inc. dated as of January 16, 2007. Incorporated by reference to Exhibit No. 10.1 to the Registrant’s Current Report on Form 8-K filed on January 22, 2007 (File No. 000-26285).

2.2	Amendment No. 1 to Agreement and Plan of Merger by and among Strativation, Inc., CNS Merger Corporation, and CNS Response, Inc. dated as of February 28, 2007. Incorporated by reference to Exhibit No. 10.1 to the Registrant’s Current Report on Form 8-K filed on March 1, 2007 (File No. 000-26285).

3.1	Certificate of Incorporation, as amended. Incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K filed on December 22, 2016.

3.2	Bylaws. Incorporated by reference to Exhibit No. 3.1 to the Registrant’s Current Report on Form 8-K filed on March 28, 2012.

4.1†	Amended and Restated 2006 Stock Incentive Plan. Incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed on April 1, 2010.

4.2†	Amended and Restated 2012 Omnibus Incentive Compensation Plan. Incorporated by reference to Annex A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed on October 6, 2016 (File No. 000-26285).

4.3	Sample Stock Certificate. Incorporated by reference to Exhibit 4.4 to the Registrant’s Amendment No. 4 to Registration Statement on Form S-1 (File No. 333-173934) filed on April 25, 2012.

4.4	Form of Restricted Share Agreement under the MYnd Analytics, Inc. Amended and Restated 2012 Omnibus Incentive Compensation Plan. Incorporated by reference to Exhibit 4.4 to the Registrant’s Annual Report on Form 10-K filed on December 22, 2016.

4.5	Form of ISO Stock Option Award Certificate under the MYnd Analytics, Inc. Amended and Restated 2012 Omnibus Incentive Compensation Plan. Incorporated by reference to Exhibit 4.5 to the Registrant’s Annual Report on Form 10-K filed on December 22, 2016.

4.6	Form of NQSO Stock Option Award Certificate under the MYnd Analytics, Inc. Amended and Restated 2012 Omnibus Incentive Compensation Plan. Incorporated by reference to Exhibit 4.6 to the Registrant’s Annual Report on Form 10-K filed on December 22, 2016.

4.7	Form of Warrant Agreement

4.8	Specimen Warrant Certificate*

4.9	Form of Underwriters’ Warrant

5.1*	Opinion of Dentons US LLP.

10.1†	Employment Agreement by and between the Registrant and George Carpenter dated October 1, 2007. Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on October 5, 2007 (File No. 000-26285).

10.2	Stock Purchase Agreement by and among Colorado CNS Response, Inc., Neuro-Therapy, P.C. and Daniel A. Hoffman, M.D. dated January 11, 2008. Incorporated by reference to Exhibit 10.9 to the Registrant’s Annual Report on Form 10-K filed on January 13, 2009.

10.3†	Employment Agreement by and between the Registrant and Paul Buck effective as of February 18, 2010. Incorporated by reference to Exhibit 10.23 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-164613) filed on July 6, 2010.

10.4	Form of Placement Agent Warrant issued to Monarch Capital Group, LLC. Incorporated by reference to Exhibit 4.3 to the Registrant’s Current Report on Form 8-K filed on October 27, 2010 (File No. 000-26285).

10.5	Form of Agreement to Amend Placement Agent Warrants, dated as of June 3, 2011, between the Registrant and the holders of the Placement Agent Warrants issued pursuant to the September 30, 2010 and January 19, 2011 engagement agreements between the Registrant and Monarch Capital Group LLC and the April 15, 2011 engagement agreement between the Registrant and Antaeus Capital, Inc. Incorporated by reference to Exhibit 10.51 to the Registrant’s Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-173934) filed on June 20, 2011.

10.6	Form of Agreement to Amend Warrants issued to staff members of Equity Dynamics for consulting and support services, dated as of June 8, 2011. Incorporated by reference to Exhibit 10.52 to the Registrant’s Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-173934) filed on June 20, 2011.

10.7	Form of Amendment to Stock Option Agreement. Incorporated by reference to Exhibit 10.53 to the Registrant’s Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-173934) filed on June 20, 2011.

10.8	Form of Employment Compensation Forfeiture and Exchange Agreement entered into as of December 16, 2013 by and among the Company and its senior employees. Incorporated by reference to Exhibit 10.86 to the Registrant’s Quarterly Report on Form 10-Q filed on February 13, 2014.

10.9	Form of Note Purchase Agreement. Incorporated by reference to Exhibit 10.89 to the Registrant’s Annual Report on Form 10-K filed on December 29, 2014.

10.10	Form of Security Agreement. Incorporated by reference to Exhibit 10.90 to the Registrant’s Annual Report on Form 10-K filed on December 29, 2014.

10.11	Form of Registration Rights Agreement made as of September 22, 2014, by and between the Company and the investor(s) signatory thereto. Incorporated by reference to Exhibit 10.91 to the Registrant’s Annual Report on Form 10-K filed on December 29, 2014.

10.12	Form of Secured Convertible Promissory Note. Incorporated by reference to Exhibit 4.4 to the Registrant’s Annual Report on Form 10-K filed on December 29, 2014.

10.13	Form of Termination Agreement by and between the Company and Equity Dynamics, Inc. Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on March 30, 2015.

10.14	Form of Termination Agreement by and between the Company and SAIL Capital Partners. Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on March 30, 2015.

10.15	Form of Director and Officer Indemnification Agreement. Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on December 10, 2015.

10.16	Form of Amended and Restated Note Purchase Agreement. Incorporated by reference to Exhibit 10.25 to the Registrant’s Annual Report on Form 10-K filed on January 5, 2016.

10.17	Form of Omnibus Amendment to Amended and Restated Note Purchase Agreement. Incorporated by reference to Exhibit 10.26 to the Registrant’s Annual Report on Form 10-K filed on January 5, 2016.

10.18	Form of Second Amended and Restated Note and Warrant Purchase Agreement. Incorporated by reference to Exhibit 10.27 to the Registrant’s Quarterly Report on Form 10-Q filed on February 17, 2016.

10.19	Form of Amended and Restated Secured Convertible Promissory Note. Incorporated by reference to Exhibit 10.28 to the Registrant’s Quarterly Report on Form 10-Q filed on February 17, 2016.

10.20	Form of Warrant to Purchase Shares. Incorporated by reference to Exhibit 10.29 to the Registrant’s Quarterly Report on Form 10-Q filed on February 17, 2016.

10.21	Form of Amended and Restated Security Agreement. Incorporated by reference to Exhibit 10.30 to the Registrant’s Quarterly Report on Form 10-Q filed on February 17, 2016.

10.22	Form of Amended and Restated Registration Rights Agreement. Incorporated by reference to Exhibit 10.31 to the Registrant’s Quarterly Report on Form 10-Q filed on February 17, 2016.

10.23	Amendment No. 1 to the Second Amended and Restated Note and Warrant Purchase Agreement. Incorporated by reference to Exhibit 10.23 to the Registrant’s Annual Report on Form 10-K filed on December 22, 2016.

10.24	Settlement Agreement and Mutual General Release, dated as of August 8, 2016, among the Company, Leonard J. Brandt and Brandt Ventures, GP. Incorporated by reference to Exhibit 10.24 to the Registrant’s Annual Report on Form 10-K filed on December 22, 2016.

10.25	Second Omnibus Amendment. Incorporated by reference to Exhibit 10.31 to the Registrant’s Current Report on Form 8-K filed on September 21, 2016.

10.26	Form of Subscription Agreement (common stock), made as of November 30, 2016, by and between the Company and the investor(s) signatory thereto. Incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed on December 6, 2016.

10.27	Common Stock Purchase Agreement, dated December 6, 2016, by and between MYnd Analytics, Inc. and Aspire Capital Fund, LLC. Incorporated by reference to Exhibit 10.2 to the Registrant's Current Report on Form 8-K filed on December 6, 2016.

10.28	Registration Rights Agreement, dated December 6, 2016, by and between MYnd Analytics, Inc. and Aspire Capital Fund, LLC. Incorporated by reference to Exhibit 10.3 to the Registrant's Current Report on Form 8-K filed on December 6, 2016.

10.29	Form of Subscription Agreement (common stock), made as of December 21, 2016, by and between the Company and the investor(s) signatory thereto. Incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed on December 22, 2016.

10.30	Subscription Agreement (common stock), made as of March 20, 2017, between the Company and RSJ. Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-k filed on March 24, 2017.

10.31	Confidential Employment Separation and Release Agreement dated as of April 24, 2017, by and between the Registrant and Paul Buck.

21.1	Subsidiaries of the Registrant. Incorporated by reference to Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K filed on December 22, 2016.

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2*	Consent of Dentons US LLP (included in Exhibit 5.1)

*	Filed herewith.
†	Management compensatory plan, contract or arrangement.